UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	PRELIMINARY PROXY STATEMENT	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS
PERMITTED BY RULE 14A-6(E)(2))
☐	DEFINITIVE PROXY STATEMENT
☐	DEFINITIVE ADDITIONAL MATERIALS
☐	SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

Acquicor Technology Inc.
(Name of Registrant as Specified in Its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, Series A Preferred Stock and Series B Preferred Stock of Jazz Semiconductor, Inc.

(2)	Aggregate number of securities to which transaction applies:

All of the issued and outstanding capital stock of Jazz Semiconductor, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to Section 14(g)(1)(A)(i) of the Securities Exchange Act of 1934, $107.00 per $1,000,000 of the proposed payment.

(4)	Proposed maximum aggregate value of transaction: $260,000,000

(5)	Total fee paid: $27,820

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Acquicor Technology Inc.
4910 Birch St., Suite 102
Newport Beach, CA 92660
(949) 759-3434

To the Stockholders of Acquicor Technology Inc.:

You are cordially invited to attend a special meeting of the stockholders of Acquicor Technology Inc., a Delaware corporation (“Acquicor”), relating to the proposed merger of Joy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquicor (“Joy”), with and into Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), and related matters. After completion of the merger, Jazz will be the surviving corporation and a wholly-owned subsidiary of Acquicor. The meeting will be held at [__]:00 [a][p].m., Pacific Time, on [___], 200[6], at [___].

At this special meeting, you will be asked to consider and vote upon the following proposals:

•
The Merger Proposal — a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, and to approve the merger contemplated thereby, pursuant to which Acquicor will acquire Jazz for total consideration of approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering;

•	The Certificate Amendment Proposals — four proposals to amend and restate the certificate of incorporation of Acquicor following the completion of the Jazz merger:

•	Name Change Proposal — to change the name of Acquicor from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.”;

•
Fifth Article Proposal — to remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination;

•	Written Consent Proposal — to restrict the Acquicor stockholders’ ability to act by written consent; and

•	Authorized Share Proposal — to increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

•	The Incentive Plan Proposal — a proposal to approve the 2006 Equity Incentive Plan; and

•
The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger proposal or any of the certificate amendment proposals.

The affirmative vote of a majority of the shares of common stock issued in Acquicor’s initial public offering (the “IPO”) voted at the meeting is required to adopt the merger proposal. The adoption of the certificate amendment proposals and the incentive plan proposal are not conditions to the merger proposal, but if a majority of the shares of Acquicor common stock issued in the IPO that are voted at the special meeting vote against the merger proposal or if the holders of 20% (5,750,000) or more of the IPO shares vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the special meeting, none of these proposals will be presented at the special meeting for adoption.

The affirmative vote of a majority of the outstanding shares of Acquicor’s common stock is required to adopt each of the certificate amendment proposals. The adoption of the incentive plan proposal and the adjournment proposal will require the affirmative vote of a majority of the shares of Acquicor’s common stock represented in person or by proxy and entitled to vote at the special meeting.

Each Acquicor stockholder who holds shares of the common stock issued as part of the units issued in the IPO has the right to vote against adoption of the merger proposal and demand that Acquicor convert such stockholder’s shares into an amount in cash equal to such stockholder’s pro rata portion of the funds held in the trust account (net of taxes payable on any interest earned thereon) into which a substantial portion of the net proceeds of the IPO was deposited. As of September 30, 2006, there was approximately $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $5.81 per share issued in the IPO. The actual conversion price will differ from $5.81 per share due to any interest earned on the funds in the trust account since September 30, 2006 (net of taxes payable and up to $375,000 of earned interest that may be released to Acquicor to fund operating expenses). These shares will be converted into cash on such basis only if the merger is completed. However, if the holders of 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against adoption of the merger proposal and demand conversion of their shares into a pro rata portion of the trust account no later than the close of the vote on the merger proposal at the special meeting, Acquicor will not complete the merger. Prior to exercising their conversion rights, Acquicor’s stockholders should verify the market price of Acquicor’s common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Acquicor’s common stock are currently listed on the American Stock Exchange under the symbol “AQR.” On [___], 200[6], the record date for the special meeting of stockholders, the last sale price of Acquicor’s common stock was $[___].

With respect to the merger proposal, all of Acquicor’s initial stockholders agreed to vote the shares of common stock held by them that they acquired prior to the IPO, other than any shares included in units purchased in the private placement consummated on March 13, 2006, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO that are voted at the meeting are voted on such proposal. In addition, our initial stockholders, officers, directors and special advisors have each agreed to vote any shares of common stock included in units purchased by them in the private placement or acquired by them in connection with or following the IPO “FOR” the adoption of the merger proposal. They have also indicated that they will vote such shares “FOR” the adoption of the certificate amendment, incentive plan and, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

After careful consideration, Acquicor’s board of directors has determined that the merger proposal is fair to and in the best interests of Acquicor and its stockholders. Acquicor’s board of directors has also determined that the certificate amendment proposals, the incentive plan proposal and the adjournment proposal are also in the best interests of Acquicor’s stockholders. Acquicor’s board of directors recommends that you vote, or give instruction to vote, “FOR” the adoption of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the merger proposal and the transactions contemplated by the merger agreement, as well as detailed information concerning each of the certificate amendment proposals, the incentive plan proposal and the adjournment proposal. We urge you to read the proxy statement and attached annexes carefully.

Your vote is important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,

Gilbert F. Amelio, Ph.D.
Chairman and Chief Executive Officer

This proxy statement is first being sent to stockholders on or about [___], 200[6].

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ACQUICOR’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ACQUICOR CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS.

SEE “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

Acquicor Technology Inc.
4910 Birch St., Suite 102
Newport Beach, CA 92660
(949) 759-3434

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [___], 200[6]

TO THE STOCKHOLDERS OF ACQUICOR TECHNOLOGY INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Acquicor Technology Inc., a Delaware corporation (“Acquicor”), will be held at [__]:00 [a][p].m. Pacific Time, on [___], 200[6], at [___] for the following purposes:

(1)
to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 26, 2006, by and among Acquicor, Joy Acquisition Corp., Jazz Semiconductor, Inc. (“Jazz”) and TC Group, L.L.C., as the Jazz stockholders’ representative, and to approve the merger contemplated thereby, pursuant to which Acquicor will acquire Jazz for total consideration of approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering;

(2)	to consider and vote upon four proposals to amend and restate the certificate of incorporation of Acquicor following the completion of the Jazz merger:

•	to change the name of Acquicor from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.”;

•	to remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination;

•	to restrict the Acquicor stockholders’ ability to act by written consent; and

•	to increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares;

(3)	to consider and vote upon the approval of the 2006 Equity Incentive Plan; and

(4)
to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement with Jazz or to approve the amendment and restatement of Acquicor’s certificate of incorporation.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of Acquicor’s common stock at the close of business on [___], 200[6] are entitled to notice of the special meeting and to have their vote counted at the special meeting and any adjournments or postponements thereof. Acquicor will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof by Acquicor’s board of directors.

A complete list of Acquicor stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for 10 days prior to the date of the special meeting at the principal executive offices of Acquicor during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The first proposal above must be approved by a majority of the votes cast by the holders of shares of common stock issued in Acquicor’s initial public offering. In addition, regardless of whether or not the merger proposal receives the requisite votes, the holders of not more than 19.99% (5,749,999) of such shares can vote against the merger and demand to convert their shares into a pro rata portion of our trust account by the close of the vote on the merger proposal at the special meeting in order for the merger proposal to be approved. Each of the four proposals to amend and restate the certficate of incorporation of Acquicor must be approved by the holders of a majority of the outstanding shares of Acquicor common stock. The third and fourth proposals above must each be approved by the holders of a majority of the shares of Acquicor common stock present in person or represented by proxy and entitled to vote at the special meeting.

All Acquicor stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Acquicor common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting “AGAINST” adoption of each of the certificate amendment proposals, but will have no effect on the vote with respect to the merger proposal, incentive plan proposal or the adjournment proposal. Abstentions will count towards the vote total for each of the certificate amendment proposals, the incentive plan proposal and the adjournment proposal and will have the same effect as “AGAINST” votes for each such proposal. Abstentions will have no effect for passing of the merger proposal.

The board of directors of Acquicor recommends that you vote “FOR” each of the proposals, which are described in detail in the accompanying proxy statement.

By Order of the Board of Directors

Gilbert F. Amelio, Ph.D.
Chairman and Chief Executive Officer

[___], 200[6]

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ACQUICOR’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ACQUICOR CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS.

i.

ii.

iii.

Annex A - Agreement and Plan of Merger
Annex B -Amended and Restated Certificate of Incorporation
Annex C - 2006 Equity Incentive Plan
Annex D - Opinion of Needham & Company, LLC

iv.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•
The parties to the merger agreement are Acquicor Technology Inc., a Delaware corporation (“Acquicor”), Joy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquicor (“Joy”), Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”) and TC Group, L.L.C., as the Jazz stockholders’ representative. See the section entitled “The Merger Proposal.”

•
Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Its principal executive offices are located in Newport Beach, California. See the section entitled “Business of Jazz.”

•
Upon completion of the merger, Joy will merge with and into Jazz, with Jazz remaining as the surviving corporation and becoming a wholly-owned subsidiary of Acquicor. See the section entitled “The Merger Proposal—General Description of the Merger.”

•
The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million. See the section entitled “The Merger Agreement—Merger Consideration.”

•
Up to $29 million of the purchase price will be placed in escrow, of which $4 million will secure any purchase price reductions to be made after the completion of the merger, $20 million will secure indemnification claims by Acquicor (as well as any purchase price reductions to be made after the completion of the merger in excess of $4 million) and up to $5 million will fund obligations of Jazz to make certain retention bonus payments following the completion of the merger to its employees. See the section entitled “The Merger Agreement—Escrow Funds.” In addition, $1 million will be paid to the Jazz stockholders’ representative at the completion of the merger to fund its expenses related to its obligations under the merger agreement following the completion of the merger.

•
Acquicor expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the IPO and payments to Acquicor stockholders who exercise conversion rights, and to fund its operations after the merger through a combination of the funds held in the trust account and the proceeds from the sale on December 19, 2006 of $145.0 million principal amount of convertible senior notes, the gross proceeds of which were placed in escrow pending completion of the merger. If the conditions to the release of the escrowed proceeds from the convertible notes, including stockholder approval of the merger proposal and the authorized share proposal, are met, then the notes will accrue interest at 8% per annum. If the conditions to the release are not met, then Acquicor would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which Acquicor has received a commitment letter from Wachovia Capital Finance Corporation (Western) and Wachovia Capital Markets, LLC (collectively, “Wachovia”) and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement. Borrowings under the senior secured credit facility would bear interest at a floating rate equal to either a base rate plus 0.75% or LIBOR plus 2.75% per annum. The stockholder financing would be available solely if available third party financing is greater than $35 million but insufficient to finance the merger and would consist of one or two tranches of secured loans bearing interest at either 20% or LIBOR plus 9.5% per annum, in each case subject to increase if the loan is not repaid within a specified time. See the sections entitled “The Merger Proposal—Financing for the Merger” and “The Merger Agreement—Stockholder Financing.”

•
In addition to voting on the merger proposal, the stockholders of Acquicor will vote on four proposals to amend and restate Acquicor’s certificate of incorporation to (i) change its name to “Jazz Technologies, Inc.,” (ii) remove the Fifth Article from Acquicor’s certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination, (iii) restrict the Acquicor stockholders’ ability to act by written consent, and (iv) increase the authorized shares from 100,000,000 shares to 200,000,000 shares. In addition, stockholders will be asked to vote on proposals to approve an equity incentive plan and to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes at the time of the special meeting to adopt the merger proposal or any of the proposals to amend and restate the certificate of incorporation. See the sections entitled “The Name Change Proposal,” “The Fifth Article Proposal,” “The Written Consent Proposal,” “The Authorized Shares Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

•
All of the current members of Acquicor’s board of directors are expected to continue to serve as directors of Acquicor following the merger. Upon completion of the merger, we expect the board of directors of Acquicor to consist of Gilbert F. Amelio, Ph.D., Ellen M. Hancock, John P. Kensey, Harold L. Clark, Ed.D., and Moshe I. Meidar. We expect the executive officers of Acquicor to be Dr. Amelio, Mrs. Hancock, Steve Wozniak, Paul Pittman, Shu Li and Allen Grogan. See section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

1.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?

A.
Acquicor and Jazz have agreed to a merger under the terms of the Agreement and Plan of Merger, dated as of September 26, 2006, which is described in this proxy statement. We refer to this agreement in this proxy statement as the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. We encourage you to review the merger agreement carefully.

In order to complete the merger, a majority of the votes cast at the special meeting by the holders of shares of our common stock issued in our initial public offering (the “IPO”) must vote to adopt the merger agreement and approve the merger. In addition, regardless of whether or not the merger proposal receives the requisite votes, the holders of not more than 19.99% (5,749,999) of such shares can vote against the merger and demand to convert their shares into a pro rata portion of our trust account by the close of the vote on the merger proposal at the special meeting in order for the merger proposal to be approved. Acquicor stockholders are also being asked to approve the amendment and restatement of our certificate of incorporation, the adoption of the 2006 Equity Incentive Plan and a proposal to adjourn the special meeting if necessary, but these approvals are not conditions to the merger. Acquicor’s amended and restated certificate of incorporation, as it will be filed with the Secretary of State of the State of Delaware if it is approved, is attached as Annex B hereto. The 2006 Equity Incentive Plan has been approved by Acquicor’s board of directors and will be effective upon completion of the merger, subject to stockholder approval of the plan. The 2006 Equity Incentive Plan is attached as Annex C hereto.

Acquicor will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed merger, the other proposals and the special meeting of Acquicor stockholders. You should read this proxy statement together with all of the annexes carefully.

You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you don’t need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. Your vote is important. Acquicor encourages you to vote as soon as possible after carefully reviewing this proxy statement.

Q.	Why is Acquicor proposing the merger?

A	.
Acquicor was organized for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. Acquicor believes that Jazz is poised to take advantage of growth opportunities for innovative specialty foundry services. Acquicor is very excited about leveraging Jazz’s specialty process technologies and working with Jazz to optimize operations and expand fabrication capacity.

Q. What is being voted on?

A.	There are seven proposals on which the Acquicor stockholders are being asked to vote. The first proposal, the merger proposal, is to adopt the merger agreement and approve the merger.

The second, third, fourth and fifth proposals, collectively referred to as the certificate amendment proposals, are to approve an amendment and restatement of the certificate of incorporation to (i) change the name of Acquicor from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.,”, the name change proposal, (ii) remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination, the fifth article proposal, (iii) restrict the Acquicor stockholders’ ability to act by written consent, the written consent proposal, and (iv) increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares, the authorized share proposal. The items being removed pursuant to the third proposal and the fifth article proposal, will no longer be operative upon completion of the merger; therefore, this amendment is being proposed to revise the amended and restated certificate of incorporation following completion of the merger. The fifth proposal, the authorized share proposal, is to approve an increase in our authorized shares of common stock from 100,000,000 to 200,000,000. Absent an increase in our authorized shares, we would have insufficient authorized shares of common stock to issue upon exercise or conversion of all of our outstanding securities. In addition, stockholder approval of the authorized share proposal is a condition to the release of the escrowed proceeds from the convertible senior notes.

2.

The sixth proposal, the incentive plan proposal, is to approve the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan has been approved by our board of directors and will be effective upon completion of the merger, subject to stockholder approval of the plan.

The seventh proposal, the adjournment proposal, is to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or approve any of the name change proposal, the fifth article proposal, the written consent proposal or the authorized shares proposal.

Q.	How are votes counted?

A.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Except with respect to the merger proposal, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “AGAINST” votes. Abstentions will not be counted towards the vote total for merger proposal. Broker non-votes will have the same effect as “AGAINST” votes with respect to the name change proposal, the fifth article proposal, the written consent proposal and the authorized shares proposal, but will not be counted towards the vote total for the merger proposal, incentive plan proposal or the adjournment proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the American Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The name change proposal, fifth article proposal and adjournment proposal are the only discretionary item being proposed at the special meeting.

Q.	What is the quorum requirement?

A.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were [___] shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q.	Who can vote at the special meeting?

A.
Only stockholders of record at the close of business on [___], 200[6] will be entitled to vote at the special meeting. On this record date, there were [___] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on [___], 200[6] your shares were registered directly in your name with Acquicor’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

3.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on [___], 200[6] your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	What vote is required in order to adopt the merger proposal?

A.
The adoption of the merger agreement will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Acquicor common stock issued in connection with the IPO outstanding on the record date. If the holders of 20% (5,750,000) or more of the shares of the common stock issued in the IPO vote against adoption of the merger proposal and demand that we convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the special meeting, then Acquicor will not complete the merger. No vote of the holders of our warrants is necessary to adopt the merger proposal, or any of the other proposals, and we are not asking the warrant holders to vote on the merger proposal or any of the other proposals. If you “Abstain” from voting on the merger proposal, it will not be counted towards the vote total and will not result in the exercise of your conversion rights). Similarly, if you do not give instructions to your broker on how to vote your shares, the shares will be treated as broker non-votes and will have no effect. If a majority of the shares of Acquicor’s common stock issued in the IPO and voted at the meeting vote against the merger proposal or if the holders of 20% (5,750,000) or more of such shares vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the special meeting, none of the other proposals will be presented for adoption.

Q.	What vote is required in order to adopt the certificate amendment proposals?

A.
The adoption of each of the certificate amendment proposals will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. If you do not vote or “Abstain” from voting on any of these proposals, it will have the same effect as an “AGAINST” vote. Broker non-votes will have the same effect as “AGAINST” votes.

Q.	What vote is required in order to adopt the incentive plan proposal?

A.
The adoption of the incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of Acquicor common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on the incentive plan proposal, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect. Acquicor is proposing the adoption of the 2006 Equity Incentive Plan to enable it to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives. The 2006 Equity Incentive Plan has been approved by our Board of Directors and will be effective upon completion of the merger, subject to stockholder approval of the plan.

Q.	What vote is required in order to adopt the adjournment proposal?

A.
The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Acquicor common stock represented in person or by proxy and entitled to vote at the special meeting. If you “Abstain” from voting on this proposal, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

4.

Q.
Does the Acquicor board recommend voting for the adoption of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal?

A.
Yes. After careful consideration of the terms and conditions of these proposals, the board of directors of Acquicor has determined that the merger and the other transactions contemplated by the merger agreement, each of the certificate amendment proposals, the incentive plan proposal and the adjournment proposal are fair to and in the best interests of Acquicor and its stockholders. The Acquicor board of directors recommends that Acquicor stockholders vote “FOR” each of these proposals. The members of Acquicor’s board of directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “The Merger Proposal—Interests of Acquicor Directors and Officers in the Merger.”

For a description of the factors considered by Acquicor’s board of directors in making its determination, see the section entitled “The Merger Proposal—Acquicor’s Board of Directors’ Reasons for Approval of the Merger.”

Q.	Did the directors and officers of Acquicor make a determination as to the value of Jazz?

A.
While they did not identify a specific value for Jazz, Acquicor’s directors and officers determined that the fair market value of Jazz is in excess of 80% of Acquicor’s net assets. For a discussion of the factors they considered in making this determination, see the section entitled “The Merger Proposal—Acquicor’s Board of Directors’ Reasons for the Approval of the Merger.”

Q.	Did Acquicor’s board obtain a fairness opinion in connection with its approval of the merger agreement?

A.
Yes. On September 25, 2006, Needham & Company, LLC (“Needham & Company”) delivered to Acquicor’s board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Acquicor pursuant to the merger agreement was fair to Acquicor from a financial point of view. The full text of this opinion is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations included in connection with the review undertaken. Needham & Company’s opinion speaks only as of the date of the opinion, is directed to Acquicor’s board of directors and addresses only the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor pursuant to the merger agreement.

Q.	What will happen in the proposed merger?

A.	As a consequence of the merger, Joy will merge with and into Jazz, with Jazz remaining as the surviving corporation and becoming a wholly-owned subsidiary of Acquicor.

Q.	How do Acquicor’s insiders intend to vote their shares?

A.
With respect to the merger proposal, all of Acquicor’s initial stockholders have agreed to vote the shares of common stock acquired by them prior to the IPO, other than any shares included in units purchased in the private placement consummated on March 13, 2006, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. In addition, our initial stockholders, officers, directors and special advisors have each agreed to vote any shares of common stock included in units purchased by them in the private placement or in connection with or following the IPO “FOR” the adoption of the merger proposal. They have also indicated that they will vote such shares for the adoption of each of the certificate amendment proposals, the incentive plan proposal and, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

5.

Q.	What will Acquicor stockholders receive in the proposed merger?

A.
Acquicor stockholders will receive nothing in the merger. Acquicor stockholders will continue to hold the shares of Acquicor common stock that they owned prior to the merger. However, if the merger proposal is adopted and the merger is completed, Acquicor will obtain 100% ownership of Jazz as a consequence of the merger.

Q.	What will Jazz stockholders receive in the proposed merger?

A.
Jazz stockholders will receive approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million. See the section entitled “The Merger Proposal—Merger Consideration.”

Q.	How will Acquicor finance the merger?

A.
Acquicor expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the IPO and payments to Acquicor stockholders who exercise conversion rights, and to fund its operations after the merger through a combination of the funds held in the trust account and the proceeds from the sale on December 19, 2006 of $145.0 million principal amount of convertible senior notes, the gross proceeds of which were placed in escrow pending completion of the merger. If the conditions to the release of the escrowed proceeds from the convertible notes, including stockholder approval of the merger proposal and the authorized share proposal, are met, then the notes will accrue interest at 8% per annum. If the conditions to the release are not met, then Acquicor would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which Acquicor has received a commitment letter from Wachovia and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement. Borrowings under the senior secured credit facility would bear interest at a floating rate equal to either a base rate plus 0.75% or LIBOR plus 2.75% per annum. The stockholder financing would be available solely if available third party financing is greater than $35 million but insufficient to finance the merger and would consist of one or two tranches of secured loans bearing interest at either 20% or LIBOR plus 9.5% per annum, in each case subject to increase if the loan is not repaid within a specified time. See the sections entitled “The Merger Proposal—Financing for the Merger” and “The Merger Agreement—Stockholder Financing.”

Q.	Do I have conversion rights?

A.
If you hold shares of common stock issued in the IPO, then you have the right to vote against adoption of the merger proposal and demand that Acquicor convert such shares into an amount in cash equal to a pro rata portion of the funds held in the trust account (net of taxes payable on the interest earned thereon) into which a substantial portion of the net proceeds of the IPO was deposited.

Q.	How do I exercise my conversion rights?

A.
If you wish to exercise your conversion rights, you must affirmatively vote against adoption of the merger proposal and demand that Acquicor convert your shares into cash prior to the close of the vote on the merger proposal at the special meeting. Any action that does not include an affirmative vote against adoption of the merger proposal will prevent you from exercising your conversion rights. You may exercise your conversion rights either by checking the appropriate box on the proxy card or by submitting your request in writing to Acquicor at the address listed at the end of this section. If you (i) initially vote for adoption of the merger proposal, but later wish to vote against adoption of the merger proposal and exercise your conversion rights or (ii) initially vote against adoption of the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Acquicor to exercise your conversion rights, or (iii) initially vote against adoption of the merger proposal but later wish to vote for the merger proposal, you may request that Acquicor send you another proxy card on which you may indicate your intended vote and, if that vote is against adoption of the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Acquicor at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by Acquicor prior to the special meeting.

6.

If, notwithstanding your vote against adoption of the merger proposal, the merger is completed, then you will be entitled to receive a pro rata portion of the funds held in the trust account (net of taxes payable on the interest earned thereon), calculated as of the date that is two days prior to the completion of the merger. If you exercise your conversion rights, then you will be exchanging your shares of Acquicor common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the merger and then tender your stock certificate.

Q.	What happens to the Acquicor warrants I hold if I vote against adoption of the merger proposal and exercise my conversion rights?

A.
Exercising your conversion rights does not result in either the conversion or loss of your warrants. Your warrants will continue to be outstanding following the conversion of your common stock. However, if Acquicor does not consummate the merger or an alternate business combination by September 17, 2007, subject to extension under certain circumstances to March 17, 2008, Acquicor will be required to commence proceedings to dissolve and liquidate and your Acquicor warrants will become worthless.

Q.	What if I object to the proposed merger? Do I have appraisal rights?

A.	Acquicor stockholders do not have appraisal rights in connection with the merger.

Q.	What happens to the funds held in the trust account after completion of the merger?

A.
Upon completion of the merger, Acquicor stockholders who voted against the merger proposal and elected to exercise their conversion rights will receive their pro rata portion of the funds in the trust account (net of taxes payable on the interest earned thereon), calculated as of the date that is two days prior to the completion of the merger. The balance of the funds in the trust account will be released to Acquicor to enable it to pay the merger consideration and certain other obligations (including deferred underwriting fees of approximately $3.5 million).

Q.	Who will manage Acquicor after the merger?

A.
All of the current members of Acquicor’s board of directors are expected to continue to serve as directors of Acquicor following the merger. Upon completion of the merger, we expect the board of directors of Acquicor to consist of Gilbert F. Amelio, Ph.D., Ellen M. Hancock, John P. Kensey, Harold L. Clark, Ed.D., and Moshe I. Meidar. We expect the executive officers of Acquicor to be Dr. Amelio, Mrs. Hancock, Steve Wozniak, Paul Pittman, Shu Li and Allen Grogan. See section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

Q.	How are directors compensated?

A.
During the fiscal year ended December 31, 2005, the directors did not receive any compensation for their service as members of the board of directors. However, our officers, directors and special advisors beneficially own, in the aggregate, 5,707,072 shares of Acquicor common stock and 666,668 warrants that they purchased prior to our IPO. On December 13, 2006, the aggregate market value of these securities (without taking into account any discount due the restricted nature of these securities) was $32,724,957.76, based on the last reported sales on the American Stock Exchange on that day.

Q.	What will the business strategy of Jazz be after the merger?

A	.
Acquicor intends to continue to pursue many of the same strategies that Jazz already has been pursuing, including initiatives to improve profit margins and efficiency, expand Jazz’s customer base and identify opportunities to obtain additional manufacturing capacity. Acquicor believes there are exciting opportunities in the next few years to grow Jazz’s business. However, Acquicor and Jazz’s business strategies may evolve and change over time.

7.

Q.	What happens if the merger is not completed?

A.
If the merger is not completed, the certificate of incorporation will not be amended and restated, the 2006 Equity Incentive Plan will not be adopted, Acquicor will be required to redeem its convertible senior notes using the escrowed proceeds from those notes and Acquicor will continue to search for a target company for a business combination. However, Acquicor may be required to commence proceedings to dissolve and liquidate if it does not consummate a business combination by September 17, 2007 (or by March 17, 2008 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by September 17, 2007). In any dissolution and liquidation, we would expect the funds held in the trust account (net of taxes payable on the interest earned thereon), plus any remaining net assets not held in trust, would be distributed pro rata to the holders of Acquicor’s common stock acquired in the IPO. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If We are Unable to Consummate a Business Combination Within the Prescribed Time Frames and are Forced to Dissolve and Distribute Our Assets, the Per-Share Distribution to Our Public Stockholders Will Be Less Than $6.00,” “Risk Factors—If We Do Not Complete A Business Combination And Dissolve, Payments From The Trust Account To Our Public Stockholders May Be Delayed” and “Other Information related to Acquicor—Plan of Dissolution and Distribution of Assets if No Business Combination.” Holders of Acquicor common stock acquired prior to the IPO, including pursuant to the units purchased in the private placement consummated on March 13, 2006, have waived any right to any liquidation distribution with respect to those shares. The Acquicor warrants currently outstanding will expire and become worthless if Acquicor is required to commence proceedings to dissolve and liquidate.

Q.	If the merger is completed, what will happen to the Acquicor common stock, units and warrants?

A.	The merger will have no effect on the Acquicor common stock, units and warrants. They will continue to remain outstanding and to trade on the American Stock Exchange.

Q.	When do you expect the merger to be completed?

A.
It is currently anticipated that the merger will be completed during the first quarter of 2007, subject to adoption of the merger agreement by Acquicor’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail in the merger agreement.

For a description of the conditions to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Closing of the Merger.”

Q.	What do I need to do now?

A.
Acquicor urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the merger will affect you as a stockholder of Acquicor. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?

A.
If you are a holder of record of Acquicor common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the special meeting and vote in person if you have already voted by proxy.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Acquicor. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

8.

Q.	What will happen if I abstain from voting or fail to vote?

A.
An abstention or failure to vote by an Acquicor stockholder will not be counted towards the vote total for the merger proposal, and your shares of common stock will not be converted into a pro rata portion of the funds in the trust account. An abstention or failure to vote will have the effect of voting against each of the certificate amendment proposals. An abstention will have the effect of voting against the incentive plan and adjournment proposals, but failure to vote will have no effect on these proposals.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?

A.
Yes. You can revoke your proxy at any time prior to the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways: (i) you may submit another properly completed proxy card with a later date; (ii) you may send a written notice that you are revoking your proxy to Acquicor’s Secretary at the address listed at the end of this section; or (iii) you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q.	Do I need to send in my stock certificates?

A.
No. Acquicor stockholders who vote against adoption of the merger proposal and elect to have their shares converted into a pro rata share of the funds in the trust account should continue to hold their shares through the completion of the merger and then tender their stock certificates in accordance with subsequent instructions received from Acquicor. Acquicor stockholders who vote in favor of the adoption of the merger proposal, or who otherwise do not elect to have their shares converted should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in connection with the merger.

Q.	What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Acquicor shares.

Q.	Who is paying for this proxy solicitation?

A.
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and officers and ThinkEquity Partners LLC, CRT Capital Group LLC, Wedbush Morgan Securities, Inc. and GunnAllen Financial, Inc., the underwriters in the IPO, and Paul A. Pittman, a financial advisor to Acquicor and formerly a partner of and the head of Merger and Acquisitions at ThinkEquity Partners LLC, may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. [[___], a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $[___] plus out-of-pocket expenses.] We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

9.

Q.	Who can help answer my questions?

A.	If you have questions about the merger or the other proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Acquicor Technology Inc. 4910 Birch St., Suite 102 Newport Beach, CA 92660 Attn: Corporate Secretary Tel: (949) 759-3434

You may also obtain additional information about Acquicor from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

10.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully. It is the legal document that governs the merger and certain other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement. Unless the context requires otherwise, the terms “we,” “us” and “our” refer to Acquicor Technology Inc. In addition “Jazz” refers to Jazz Semiconductor, Inc. and its subsidiaries and “Joy” refers to Joy Acquisition Corp., our wholly-owned subsidiary.

The Parties

Acquicor

Acquicor is a blank check company organized as a corporation under the laws of the State of Delaware. It was formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. On March 13, 2006, Acquicor completed a private placement pursuant to which the directors, officers and special advisors of Acquicor, and their affiliates (the “Acquicor Inside Stockholders”), purchased an aggregate of 333,334 units for an aggregate purchase price of $2,000,004. On March 17, 2006, Acquicor consummated an initial public offering (the “IPO”) of its equity securities from which it received net proceeds of approximately $172.5 million, including the proceeds from the exercise of the over-allotment option by the underwriters. Approximately $164.3 million of the net proceeds from the IPO and the private placement were placed into a trust account. The remainder of the net proceeds of the IPO and private placement and up to $0.8 million of interest earned on the trust account that may be released to us, or approximately $1.5 million in total, has been or will be used by Acquicor to pay the expenses incurred in its pursuit of a business combination as well as general and administrative expenses. As of September 30, 2006, Acquicor had spent approximately $0.4 million of that amount. As of September 30, 2006, Acquicor had $1.2 million of accrued expenses related to the investigation and pursuit of the business combination with Jazz. On December 19, 2006, Acquicor completed a private placement of $145.0 million principal amount of convertible senior notes. The gross proceeds from the convertible senior notes were placed in escrow pending the completion of the merger. See the section entitled “The Merger Proposal— Financing for the Merger—Convertible Senior Notes” for a description of the terms of the convertible senior notes.

If Acquicor does not consummate a business combination transaction by September 17, 2007 (or by March 17, 2008 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by September 17, 2007), it will be required to commence proceedings to dissolve and liquidate and distribute to its public stockholders the amount in its trust account (net of taxes payable) plus any of its remaining net assets.

The Acquicor common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are listed on the American Stock Exchange under the symbols AQR for the common stock, AQR.WS for the warrants and AQR.U for the units.

The current mailing address of Acquicor’s principal executive office is Acquicor Technology Inc., 4910 Birch St., Suite 102, Newport Beach, CA 92660, and its telephone number is (949) 759-3434.

Jazz

Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Process technologies are the set of design rules, electrical specifications and process steps that Jazz implements for the manufacture of semiconductors on silicon wafers. In addition to offering standard process technologies, such as digital complementary metal oxide semiconductor processes, Jazz has a strong heritage of manufacturing analog and mixed-signal semiconductors on silicon wafers using specialty process technologies, including advanced analog, radio frequency, high voltage, silicon bipolar and silicon germanium bipolar complementary metal oxide processes. Jazz’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz’s customers include Skyworks Solutions, Inc., Conexant Systems, Inc. (“Conexant”), Marvell Technology Group Ltd., RF Micro Devices, Inc., Freescale Semiconductor, Inc., Airoha Technology Corp., Xceive Corporation, RF Magic, Inc. and Mindspeed Technologies, Inc.

11.

Prior to March 12, 2002, Jazz’s business was Conexant’s Newport Beach, California semiconductor fabrication operations. Jazz’s business was formed upon Conexant’s contribution of those fabrication operations to its wholly-owned subsidiary, Newport Fab, LLC and Conexant’s contribution of Newport Fab, LLC to Jazz, together with a cash investment in Jazz by affiliates of The Carlyle Group. Conexant and affiliates of The Carlyle Group continue to be Jazz’s largest stockholders. Substantially all of Jazz’s business operations are conducted by its wholly-owned subsidiary, Newport Fab, LLC.

Since its formation in early 2002, Jazz has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry. Initially, Jazz’s only significant customers were Conexant and its spin-off, Skyworks, which are referred to as its formation customers.

Since Jazz’s formation, it has sought to grow and diversify its revenues through the acquisition of new customers, which are referred to as its post-formation customers. As a result, the percentage of its revenues from post-formation customers has grown from 9.7% of its total revenues in 2003 to 39.5% of its total revenues in 2005 and 58.7% of its total revenues in the first nine months of 2006 (which includes the effect of a charge against revenue from its formation customer, Conexant, of $17.5 million during the second quarter of 2006 associated with the termination of a wafer supply agreement with Conexant). Jazz has also experienced a significant increase in the number of “design wins”—decisions by post-formation customers to use its process technologies for the design of their future products. It typically takes eight to 26 months for a successful product design to enter into volume production, at which time a “design win” would be reclassified as a “design in volume production.” At September 29, 2006, Jazz had 238 design wins, of which 230 were from post-formation customers. As its design wins from post-formation customers continue to become designs in volume production, we expect that Jazz’s revenues from these customers will continue to grow commensurately.

Jazz’s principal executive offices are located at 4321 Jamboree Road, Newport Beach, California 92660, and its telephone number is (949) 435-8000.

The Merger Proposal`

On September 26, 2006, Acquicor and Joy entered into an Agreement and Plan of Merger with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which it is proposed that Joy will merge with and into Jazz. Upon the completion of the merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of Acquicor.

The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses Jazz were approximately $2.8 million. Acquicor expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the IPO and payments to Acquicor stockholders who exercise conversion rights, and to fund its operations after the merger through a combination of the funds held in the trust account and the proceeds from the sale on December 19, 2006 of $145.0 million principal amount of convertible senior notes, the gross proceeds of which were placed in escrow pending completion of the merger. If the conditions to the release of the escrowed proceeds from the convertible notes, including stockholder approval of the merger proposal and the authorized share proposal, are met, then the notes will accrue interest at 8% per annum. If the conditions to the release are not met, then Acquicor would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which Acquicor has received a commitment letter from Wachovia and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement. Borrowings under the senior secured credit facility would bear interest at a floating rate equal to either a base rate plus 0.75% or LIBOR plus 2.75% per annum. The stockholder financing would be available solely if available third party financing is greater than $35 million but insufficient to finance the merger and would consist of one or two tranches of secured loans bearing interest at either 20% or LIBOR plus 9.5% per annum, in each case subject to increase if the loan is not repaid within a specified time. See the sections entitled “The Merger Proposal—Financing for the Merger” and “The Merger Agreement—Stockholder Financing.”

The merger is expected to be completed during the first quarter of 2007, subject to obtaining the required adoption of the merger agreement by Acquicor’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail in the merger agreement.

12.

Acquicor’s Recommendations to Stockholders; Reasons for Approval of the Merger

After careful consideration of the terms and conditions of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal, the board of directors of Acquicor has determined that the merger and the other transactions contemplated by the merger agreement, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal are fair to and in the best interests of Acquicor and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated by the merger agreement, the board of directors of Acquicor reviewed various industry and financial data and considered the due diligence and evaluation materials provided by Jazz in order to determine that the consideration to be paid in connection with the merger was reasonable. See “The Merger Proposal—Acquicor’s Board of Director’s Reasons of the Approval of the Merger” and “The Merger Proposal—Recommendation of Acquicor’s Board of Directors.” On September 25, 2006, Needham & Company delivered to Acquicor’s board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Acquicor pursuant to the merger agreement was fair to Acquicor from a financial point of view. See “The Merger Proposal—Opinion of Needham & Company, LLC.” Accordingly, Acquicor’s board of directors recommends that Acquicor stockholders vote:

•	FOR the merger proposal;

•	FOR the name change proposal;

•	FOR the fifth amendment proposal;

•	FOR the written consent proposal;

•	FOR the authorized shares proposal;

•	FOR the incentive plan proposal; and

•	FOR the adjournment proposal.

The Certificate Amendment Proposals

There are four proposals relating to the amendment and restatement of Acquicor’s certificate of incorporation following completion of the Jazz merger. The first of these proposals is to change our name from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.” The second of these proposals is to remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination, as this article will no longer be applicable to Acquicor after completion of the merger. The third proposal is to restrict the Acquicor stockholders’ ability to act by written consent. The last of the certificate amendment proposals is to increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares. Stockholder approval of the authorized share proposal is a condition to the release of the escrowed proceeds from the convertible senior notes.

Acquicor’s amended and restated certificate of incorporation, as it will be filed with the Secretary of State of the State of Delaware if each of the certificate amendment proposals are approved, is attached as Annex B hereto.

The Incentive Plan Proposal

The 2006 Equity Incentive Plan reserves 4,700,000 shares of Acquicor common stock (representing approximately 13.6% of the outstanding Acquicor common stock upon completion of the merger) plus an annual increase to be added on the first day of each fiscal year for a period of four years, commencing with fiscal year 2008, equal to the lesser of (i) 2% of the shares of Acquicor common stock outstanding on the last day of the preceding fiscal year, (ii) 700,000 shares of common stock or (iii) such lesser number as is determined by the board of directors prior to the start of the applicable fiscal year, for issuance in accordance with the plan’s terms. The purpose of the plan is to provide the company’s employees, directors and consultants with the opportunity to receive stock-based and other long-term incentive grants in order to attract, retain and motivate key individuals and to align their interests with those of our stockholders. The 2006 Equity Incentive Plan is attached as Annex C to this proxy statement. We encourage you to read the 2006 Equity Incentive Plan in its entirety.

13.

Management of Acquicor and Jazz

All of the current members of Acquicor’s board of directors are expected to continue to serve as directors of Acquicor following the merger. Upon completion of the merger, we expect the board of directors of Acquicor to consist of Dr. Amelio, Mrs. Hancock, and Messrs. Kensey, Clark and Meidar. We expect the executive officers of Acquicor to be Dr. Amelio, Mrs. Hancock, Messrs. Wozniak and Pittman, Dr. Li and Mr. Grogan. See section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

Acquicor Inside Stockholders

As of December 13, 2006, the Acquicor Inside Stockholders, either directly or beneficially, owned and were entitled to vote 5,707,072 shares, or approximately 16.6% of Acquicor’s outstanding common stock. In connection with the IPO, Acquicor and ThinkEquity Partners LLC entered into agreements with the Acquicor Inside Stockholders pursuant to which the Acquicor Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO, other than any shares included in the units purchased in the private placement consummated on March 13, 2006, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. In addition, they have agreed to vote any shares of common stock included in units purchased by them in the private placement or in connection with or following the IPO “FOR” the adoption of the merger proposal. They have also indicated that they intend to vote their shares “FOR” all other proposals being presented at the special meeting, including, if necessary, the adjournment proposal, although there is no agreement in place with respect to these proposals.

Merger Consideration

Total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million. Under the terms of the merger agreement, the purchase price will be paid as follows: (i) $16.3 million to be paid to Conexant (a) to redeem 7,583,501 shares of Jazz’s Class B Common Stock held by Conexant and (b) as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant, which eliminates Jazz’s obligation to issue additional shares of Jazz Class B common stock to Conexant; (ii) up to $1.75 million to be paid as stay bonus payments to certain Jazz employees; (iii) up to $29 million to be paid into escrow, and (iv) the remaining amounts. The purchase price is subject to a possible decrease of up to $4.5 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the merger is completed, based on the working capital position of Jazz as of the completion of the merger. In addition, following the completion of the merger, Acquicor may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in Shanghai Hua Hong NEC Electronics Co., Ltd. (“HHNEC”) from certain specified events occurring during the first three years following the completion of the merger. In such case, Acquicor will pay an amount equal to 50% of the amount (if any) by which such proceeds exceed $10 million to Jazz’s former stockholders. Acquicor will not assume any Jazz stock options and all Jazz stock options will be canceled upon completion of the merger. See “The Merger Agreement—Merger Consideration.”

Escrow Funds

Upon completion of the merger, up to $29 million of the purchase price will be placed in escrow. Up to $4 million of the amount will be held in a working capital adjustment escrow fund to secure the possible entitlement of Acquicor to any post-closing reductions to the purchase price based on the working capital position of Jazz as of the completion of the merger. $20 million of the amount will be held in an indemnity escrow fund to secure the indemnification obligations of Jazz’s stockholders to Acquicor for any claims made by Acquicor in the 18 months following the completion of the merger for any breaches of Jazz’s representations, warranties, covenants and obligations under the merger agreement (as well as to secure the possible entitlement of Acquicor to any reductions to the purchase price following the completion of the merger in excess of $4 million based on the working capital position of Jazz as of the completion of the merger), with up to $7 million of such escrow amount subject to release to Jazz’s former stockholders following receipt by Acquicor of Jazz’s audited financial statements for the fiscal year ended December 31, 2006 and the remaining $13 million subject to release to Jazz’s former stockholders on the date 18 months after the closing of the merger, in each case subject to any indemnification claims made by Acquicor prior to such dates. Finally, up to $5 million of the amount held in escrow will be used to fund obligations by Jazz to make retention bonus payments following the closing of the merger to certain of its employees. In addition, $1 million of the amounts otherwise distributable to Jazz’s stockholders will be distributed to and held by the stockholders’ representative to fund its out-of-pocket fees and expenses in connection with its obligations under the merger agreement and the transactions contemplated by the merger agreement. See “The Merger Agreement—Escrow Funds.”

14.

Conditions to Closing

Under the merger agreement, the obligations of the parties to complete the merger are subject to certain closing conditions including, among other things, obtaining Acquicor stockholder approval and Acquicor obtaining at least $35 million of debt financing on the terms and conditions set forth in the commitment letter, dated September 26, 2006, provided to Acquicor by Wachovia. In addition, the merger agreement sets forth a number of other conditions to the obligations of each party to complete the merger, including the accuracy of the other party’s representations and warranties in the merger agreement, and the compliance by the other party with their covenants and obligations under the merger agreement. Other conditions to the obligations of the parties to complete the merger include, among other things, that no Material Adverse Effect (as defined in the merger agreement) shall have occurred and that certain ancillary agreements shall have been delivered. See “The Merger Agreement—Conditions to Closing of the Merger.” On November 3, 2006, Acquicor received notification that the merger will not be reviewed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act.

Date, Time and Place of Special Meeting of Acquicor Stockholders Meeting

The special meeting of the stockholders of Acquicor will be held at [___]:00 [a].[m]., Pacific Time, on [___], 200[6], at [___] to consider and vote upon the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Acquicor common stock at the close of business on [___], 200[6], which is the record date for the special meeting. You will have one vote for each share of Acquicor common stock you owned at the close of business on the record date. Acquicor warrants do not have voting rights. On the record date, there were [___] shares of Acquicor common stock outstanding.

Approval of Jazz Stockholders

Delaware law allows stockholders to act by written consent instead of holding a meeting, unless specifically prohibited by the company’s certificate of incorporation. Jazz’s certificate of incorporation does not prohibit stockholder action by written consent. The stockholders of Jazz holding a sufficient number of shares of Jazz’s capital stock to approve the merger and the transactions contemplated by the merger agreement have already executed a written consent voting their shares in favor of the merger. No other vote of Jazz stockholders is required or being sought.

Quorum and Vote of Acquicor Stockholders

A quorum of Acquicor stockholders is necessary to hold a valid meeting. A quorum will be present at the Acquicor special meeting if a majority of the outstanding shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

15.

•
The adoption of the merger proposal will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Acquicor common stock issued in connection with the IPO outstanding on the record date. If the holders of 20% (5,750,000) or more of the shares of the common stock issued in the IPO vote against adoption of the merger proposal and demand that Acquicor convert their shares into a pro rata portion of Acquicor’s trust account no later than the close of the vote on the merger proposal at the special meeting, then Acquicor will not complete the merger.

•	The adoption of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

•	The adoption of the fifth article proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

•	The adoption of the written consent proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

•	The adoption of the authorized shares proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

•
The adoption of the 2006 Equity Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Acquicor common stock represented in person or by proxy and entitled to vote at the special meeting.

•
The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Acquicor common stock represented in person or by proxy and entitled to vote at the special meeting.

Except with respect to the merger proposal, abstentions will have the same effect as a vote “AGAINST” each of the proposals. Abstentions will not be counted towards the vote total for merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes “AGAINST” each of the certificate amendment proposals, but will have no effect on the merger proposal, incentive plan or adjournment proposals. Please note that you cannot seek conversion of your shares unless you affirmatively vote against adoption of the merger proposal and demand that Acquicor convert your shares into cash no later than the close of the vote on the merger proposal.

Relation of Proposals

The adoption of the certificate amendment and incentive plan proposals are not conditions to the merger proposal, but if a majority of the shares of Acquicor common stock issued in the IPO vote against the merger proposal or if the holders of 20% (5,750,000) or more of such shares vote against the merger proposal and demand to convert their shares into a pro rata portion of the Acquicor trust account no later than the cost of the vote on the merger proposal at the special meeting, none of these proposals will be presented at the special meeting for adoption. The 2006 Equity Incentive Plan has been approved by Acquicor’s board of directors and will take effect upon completion of the merger, subject to stockholder approval of the plan.

16.

Conversion Rights

Pursuant to Acquicor’s amended and restated certificate of incorporation, a holder of shares of Acquicor common stock issued in the IPO may, if the stockholder affirmatively votes against the merger, demand that Acquicor convert such shares into an amount in cash equal to a pro rata portion of the funds held in Acquicor’s trust account (net of taxes payable on the interest earned thereon) calculated as of the date that is two business days prior to the completion of the merger. This demand must be made in writing prior to the close of the vote on the merger proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Acquicor at any time up to the special meeting. If properly demanded and the merger is completed, Acquicor will convert each share of common stock into a pro rata portion of the trust account as of the record date. As of September 30, 2006, there was approximately $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $5.81 per share issued in the IPO. The actual conversion price will differ from $5.81 per share due to interest earned on the funds in the trust account since September 30, 2006 (net of taxes payable and up to $375,000 of earned interest that may be released to Acquicor to fund operating expenses). If you exercise your conversion rights, then you will be exchanging your shares of Acquicor common stock for cash and will no longer own the shares after the merger. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the merger and then tender your stock certificate to Acquicor. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated. Prior to exercising their conversion rights, our stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the merger is not completed, these shares will not be converted into cash. However, if we are unable to complete the merger or an alternative business combination by September 17, 2007, subject to extension under certain circumstances to March 17, 2008, we will be required to commence proceedings to dissolve and liquidate. In such event, we expect that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the merger. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If we are unable to consummate a business combination within the prescribed time frames and are forced to dissolve and distribute our assets, the per-share distribution to our public stockholders will be less than $6.00,” “Risk Factors—If we do not complete a business combination and dissolve, payments from the trust account to our public stockholders may be delayed” and “Other Information related to Acquicor—Plan of Dissolution and Distribution of Assets if No Business Combination.”

If the holders of 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against adoption of the merger proposal and demand conversion of their shares, Acquicor will not complete the merger.

Appraisal Rights

Acquicor stockholders do not have appraisal rights in connection with the merger under the Delaware General Corporation Law (“DGCL”).

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card. ThinkEquity Partners LLC, CRT Capital Group LLC, Wedbush Morgan Securities, Inc. and GunnAllen Financial, Inc., the underwriters in the IPO, and Paul A. Pittman, a financial advisor to Acquicor and formerly a partner of and the head of Merger and Acquisitions at ThinkEquity Partners LLC, may also solicit proxies on our behalf. [[___], a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $[___] plus out-of-pocket expenses. Such fee will be paid with non-trust account funds.]

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

17.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of Acquicor Directors and Officers in the Merger

When you consider the recommendation of Acquicor’s board of directors in favor of adoption of the merger proposal, you should keep in mind that Acquicor’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

•
If we do not complete the proposed merger by March 17, 2008 or an alternative business combination by September 17, 2007 (by March 17, 2008 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by September 17, 2007), Acquicor will be required to commence proceedings to dissolve and liquidate. In such event, the 5,707,072 shares of common stock and 666,668 warrants held by the Acquicor Inside Stockholders that were acquired prior to the IPO will be worthless because the Acquicor Inside Stockholders have waived any rights to receive any liquidation proceeds. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[___] based on the closing sale prices of $ [___] and $[___], respectively on the American Stock Exchange on [___], 200[6], the record date.

•
Our current directors, officers and special advisors, either directly or beneficially, own an aggregate of 5,707,072 shares of Acquicor common stock and 666,668 warrants that they purchased prior to the IPO for a total consideration of approximately $2.0 million. In light of the amount of consideration paid, our directors and officers will likely benefit from the completion of the merger even if the merger causes the market price of Acquicor’s securities to significantly decrease. This may influence their motivation for promoting the merger and/or soliciting proxies for the adoption of the merger proposal.

•
After the completion of the merger, Mrs. Hancock, Dr. Amelio and Messrs. Clark, Kensey and Meidar will continue to serve as members of the board of directors of Acquicor and Mrs. Hancock and Dr. Amelio will continue to serve as our officers. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Acquicor board of directors so determines. Acquicor currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the merger.

•
If Acquicor dissolves and liquidates prior to the consummation of a business combination, our three officers, Dr. Amelio, Mrs. Hancock and Mr. Wozniak, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. This arrangement was entered into to reduce the risk that, in the event of our dissolution and liquidation, the trust account is reduced by claims of creditors. However, we cannot assure you that they will be able to satisfy those obligations. If the merger is completed, these indemnification obligations will terminate.

18.

Certain Other Interests in the Merger

In addition to the interests of our directors and officers in the merger, you should keep in mind that certain individuals promoting the merger and/or soliciting proxies on behalf of Acquicor have interests in the merger that are different from, or in addition to, your interests as a stockholder.

•
In connection with our IPO, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $3.5 million, until the consummation of our initial business combination. Mr. Pittman, as a result of his former position as Partner and head of mergers and acquisitions at ThinkEquity Partners LLC, the lead underwriter of our IPO, will receive 30% ($414,000) of the deferred underwriting fee payable to ThinkEquity, which we expect to pay him upon completion of the merger, and holds an option to purchase up to a total of 250,000 units. The units issuable upon exercise of this option are identical to those offered in our IPO except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the IPO). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and March 17, 2007 and expires on March 17, 2011. Mr. Pittman has served as a financial advisor to Acquicor in connection with the merger. As such, Acquicor has agreed to reimburse Mr. Pittman for any out-of-pocket expenses. In addition, Mr. Pittman will receive an additional success fee in the amount of $1.0 million, contingent upon successful completion of the merger. Mr. Pittman will also receive a restricted stock grant of 51,993 shares of Acquicor common stock if the merger is successfully completed, subject to stockholder approval of the 2006 Equity Incentive Plan. This may influence Mr. Pittman’s motivation for promoting the merger and/or soliciting proxies in favor of the merger proposal.

•
Pursuant to a consulting agreement entered into on April 14, 2006 between Acquicor and Allen Grogan, Acquicor agreed to pay Mr. Grogan $8,000 per month in consulting fees until the merger closes, subject to a cap of $100,000, plus reimbursement for out-of-pocket expenses. An additional success fee in the amount of $100,000 will be payable to Mr. Grogan upon successful completion of this merger. Mr. Grogan will also receive a restricted stock grant of 17,331 shares of Acquicor common stock if the merger is successfully completed, subject to stockholder approval of the 2006 Equity Incentive Plan. This may influence Mr. Grogan’s motivation for promoting the merger and/or soliciting proxies in favor of the merger proposal.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest. See “The Merger Proposal—Interests of Acquicor Directors and Officers in the Merger.”

Quotation or Listing

Acquicor’s outstanding common stock, warrants and units are listed on the American Stock Exchange and we expect will continue to be listed on the American Stock Exchange after the completion of the merger.

Tax Consequences of the Merger

A stockholder of Acquicor who exercises conversion rights and effects a termination of the stockholder’s interest in Acquicor will generally recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Acquicor for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Acquicor common stock; and

If the merger is completed, no gain or loss will be recognized by Acquicor stockholders with respect to their Acquicor common stock who either vote for the merger proposal or vote against adoption of the merger proposal but elect not to exercise their conversion rights.

For a description of the material federal income tax consequences of the merger, please see the information set forth in “The Merger Proposal—Material Federal Income Tax Consequences of the Merger.”

Accounting Treatment

The merger will be accounted for using the purchase method of accounting with Acquicor treated as the acquiror. Under this method of accounting, Jazz’s assets and liabilities will be recorded by Acquicor at their respective fair values as of the closing date of the merger (including any identifiable intangible assets). Any excess of purchase price over the net fair values of Jazz’s assets and liabilities will be recorded as goodwill. The financial statements of Acquicor after the merger will reflect these values. The results of operations of Jazz will be included in the results of operations of Acquicor beginning upon the completion of the merger. See “The Merger Proposal—Anticipated Accounting Treatment.”

19.

Regulatory Matters

The completion of the merger and the other transactions contemplated by the merger agreement is subject to certain federal or state regulatory requirements or approvals, including filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement. Acquicor and Jazz are in the process of complying with any federal or state regulatory requirements or approvals that may be necessary to effectuate the transactions contemplated by the merger agreement. See “The Merger Proposal—Regulatory Matters.” On November 3, 2006, Acquicor received notification that the merger will not be reviewed under the HSR Act.

Risk Factors

In evaluating the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Market Price for Acquicor Securities

Acquicor consummated the IPO in March 2006. In the IPO, Acquicor sold 28,750,000 units, which included all of the 3,750,000 units that were subject to the underwriters’ over-allotment option. Each unit consisted of one share of Acquicor’s common stock and two redeemable common stock purchase warrants, each to purchase one share of Acquicor’s common stock at an exercise price of $5.00 exercisable upon the later of Acquicor’s completion of a business combination or March 15, 2007. Acquicor common stock, warrants and units are listed on the American Stock Exchange under the symbols AQR, AQR.WS and AQR.U, respectively. Acquicor’s units commenced public trading on March 14, 2006, and its common stock and warrants commenced separate public trading on April 4, 2006. The closing prices for each share of common stock, warrant and unit of Acquicor on September 25, 2006, the last trading day before announcement of the execution of the merger agreement, as amended, were $5.46, $0.41 and $6.25, respectively.

Holders

As of December 13, 2006, there were six holders of record of the units, five holders of record of the common stock and six holders of record of the warrants.

Dividends

Acquicor has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the current intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of the company.

20.

ACQUICOR SELECTED FINANCIAL DATA

Acquicor is providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. The following selected financial and other operating data should be read in conjunction with “Acquicor Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the related notes to those statements included elsewhere in this proxy statement. The statement of operations data for the period from August 12, 2005 (inception) through December 31, 2005 and the balance sheet data as of December 31, 2005 have been derived from Acquicor's audited financial statements included elsewhere in this proxy statement. The statement of operations data for the period from August 12, 2005 (inception) through September 30, 2006 and for the nine months ended September 30, 2006 and the balance sheet data as of September 30, 2006 have been derived from Acquicor's unaudited financial statements included elsewhere in this proxy statement. Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.

Statements of Operations
(in thousands, except per share data)

	Nine months ended September 30, 2006	August 12, 2005 (date of inception) through December 31, 2005	August 12, 2005 (date of inception) through September 30, 2006
	(unaudited)		(unaudited)

Operating expenses:
Formation, general and administrative	$246	$3	$249
Consulting	127	—	127
Insurance	50	—	50
Total operating expenses	423	3	426

Other income (expense)
Interest income	3,184	—	3,184
Interest expense on note payable	(2)	(3)	(5)
Total other income (loss)	3,182	(3)	3,179
Net income (loss) before provision for income taxes	2,759	(6)	2,753
Provision for income taxes-federal	171		171
Net income (loss)	$2,588	$(6)	$2,582
Accretion of trust account relating to common stock subject to possible conversion	(528)	—	(528)
Net income (loss) attributable to other common stockholders	$2,061	$(6)	$2,055
Weighted average common shares outstanding subject to possible conversion	4,159	—
Basic and diluted net income per share subject to possible conversion	$0.13	$—
Weighted average common shares outstanding	22,258	5,374
Basic and diluted net income per share	$0.09	$0.00

21.

Balance Sheets
(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$716	$76
Cash and cash equivalents held in trust account	166,644	—
Accrued interest receivable in trust account	462	—
Prepaid insurance	89	—
Deferred offering costs	—	417
Total current assets	$167,911	493
Deferred acquisition costs	1,288	—
Total assets	$169,199	$493

Deferred underwriting fees	$3,450	$—
Other current liabilities	1,682	474
Common stock, subject to possible conversion	33,389	—
Total stockholders’ equity	130,678	19
Total liabilities and stockholders’ equity	$169,199	$493

22.

JAZZ SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Acquicor is providing the following selected consolidated historical financial information to assist you in your analysis of the financial aspects of the merger. The following selected consolidated historical financial and other operating data should be read in conjunction with “Jazz Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement. Except for the categorization of Jazz’s revenues between standard process technologies, specialty process technologies, formation customers and post-formation customers:

•
the consolidated statement of operations data for the period from March 12, 2002 (inception) to December 27, 2002 and the consolidated balance sheet data as of December 27, 2002 and December 26, 2003 have been derived from Jazz’s audited consolidated financial statements not included in this proxy statement;

•
the consolidated statement of operations data for the years ended December 26, 2003, December 31, 2004, and December 30, 2005 and the consolidated balance sheet data as of December 31, 2004 and December 30, 2005 have been derived from Jazz’s audited consolidated financial statements included elsewhere in this proxy statement; and

•
the consolidated statement of operations data for the nine month periods ended September 30, 2005 and September 29, 2006 and the consolidated balance sheet data as of September 29, 2006 have been derived from Jazz’s unaudited consolidated financial statements included elsewhere in this proxy statement.

The categorization of Jazz’s revenues between standard and specialty process technologies and between formation customers and post-formation customers is unaudited and has been derived from its accounting records. Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.

23.

Statement of Operations Data

	Period from March 12, 2002	Year Ended			Nine Months Ended
	(inception) to December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
					(unaudited)
	(in thousands)
Consolidated Statement Of Operations Data
Revenues:(1)

Standard process technologies	$95,172	$102,262	$90,232	$74,951	$57,150	$32,838
Specialty process technologies	27,905	82,923	129,303	124,079	86,570	123,560
Total revenues	123,077	185,185	219,535	199,030	143,720	156,398
Cost of revenues(2)(3)(4)	102,893	160,649	175,346	174,294	130,438	142,231

Gross profit	20,184	24,536	44,189	24,736	13,282	14,167
Operating expenses:
Research and development(3)(4)	12,606	22,815	18,691	19,707	15,019	15,004
Selling, general and administrative(3)(4)	9,722	16,410	21,573	14,956	10,942	14,324
Amortization of intangible assets	243	741	869	836	590	740
Impairment of intangible assets	—	—	—	1,642	1,642	—
Loss on disposal of equipment	—	751	—	—	—	—
Total operating expenses	22,571	40,717	41,133	37,141	28,193	30,068

Operating income (loss)	(2,387)	(16,181)	3,056	(12,405)	(14,911)	(15,901)
Interest income	514	513	786	1,315	1,001	807
Gain (loss) on investments(4)	(12,651)	9,682	(5,784)	(583)	(790)	(774)
Other income	—	—	18	206	204	30

Loss before income taxes	(14,524)	(5,986)	(1,924)	(11,467)	(14,496)	(15,838)
Income tax provision	12	12	2,348	46	19	54

Net loss	(14,536)	(5,998)	(4,272)	(11,513)	(14,515)	(15,892)
Preferred stock dividends	(4,335)	(11,708)	(13,074)	(14,210)	(10,657)	(11,723)
Net loss attributable to common stockholders	$(18,871)	$(17,706)	$(17,346)	$(25,723)	$(25,172)	$(27,615)

Other Financial Data:
Capital expenditures	$10,742	$14,249	$27,282	$23,505	$22,362	$20,496
Depreciation and amortization	$11,584	$15,170	$17,180	$20,904	$15,526	$17,256

(1)
Standard process technologies are composed of digital and standard analog complementary metal oxide semiconductor process technologies and specialty process technologies are composed of advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor process technologies and double-diffused metal oxide semiconductor process technologies. Revenues for the nine months ended September 29, 2006 include the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement.

24.

 The following table shows Jazz’s revenues from formation customers and post-formation customers (unaudited and in thousands):

	Period from March 12, 2002 (inception) to	Year Ended			Nine Months Ended
	December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
Revenues:
Formation customers	$119,762	$167,236	$163,497	$120,455	$90,570	$64,580
Post-formation customers	3,315	17,949	56,038	78,575	53,150	91,818

Total revenues	$123,077	$185,185	$219,535	$199,030	$143,720	$156,398

The following table shows Jazz’s revenues from related parties and non-related parties (in thousands):

	Period from March 12, 2002 (inception) to	Year Ended			Nine Months Ended
	December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
					(unaudited)
Revenues:
Related parties(a)	$119,762	$169,671	$66,834	$60,821	$45,411	$28,571
Non-related parties	3,315	15,514	152,701	138,209	98,309	127,827

Total revenues	$123,077	$185,185	$219,535	$199,030	$143,720	$156,398

(a)
Prior to December 26, 2003, Jazz categorized Skyworks and Mindspeed as related parties because they were part of Conexant at the time of its formation and, upon their separation from Conexant, Jazz was contractually obligated under its supply agreement with Conexant to provide them with the same terms as Conexant under Conexant’s wafer supply agreement with Jazz. During 2003, Jazz amended its respective wafer supply agreements with Skyworks and Mindspeed. Beginning in 2004, Jazz no longer considered Skyworks and Mindspeed to be related parties because the terms of the amendments to the respective wafer supply agreements were negotiated independently on an arm’s length basis.

(2)
Cost of revenues for the nine months ended September 29, 2006 includes the effect of a credit to cost of revenues in the second quarter of 2006 of $1.2 million associated with the termination of the Conexant wafer supply agreement.

(3)	Includes stock-based compensation expense (income) as follows (in thousands):

	Period from March 12, 2002 (inception) to	Year Ended			Nine Months Ended
	December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
					(unaudited)
Cost of revenues:	$149	$2,298	$(522)	$164	$53	$(134)
Research and development	273	4,243	(1,836)	(169)	(222)	(55)
Selling, general and administrative	207	3,237	(1,469)	(54)	(172)	(166)

Total	$629	$9,778	$(3,827)	$(59)	$(341)	$(355)

25.

(4)
For a discussion of stock compensation expense and gain (loss) on investments, and their relationship to one another, see “Jazz Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview” and “—Critical Accounting Policies.”

Consolidated Balance Sheet Data

	As of
	December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	As of September 29, 2006
					(unaudited)
	(in thousands)
Cash and cash equivalents	$54,552	$65,591	$5,877	$4,372	$5,035
Short-term investments	—	—	50,622	23,850	27,481
Current restricted cash	—	—	—	720	473
Working capital	60,896	85,938	65,220	48,586	44,089
Property, plant and Equipment, net	52,844	50,936	61,839	65,249	69,395
Total assets	144,002	177,733	184,595	168,757	193,335
Total stockholders’ equity	97,828	122,698	119,488	108,185	109,135

26.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquicor is providing the following summary unaudited pro forma condensed combined financial information to assist you in your analysis of the financial aspects of the merger. The merger will be accounted for under the purchase method of accounting. For a more detailed description of the purchase method of accounting, see “The Merger Proposal—Anticipated Accounting Treatment.” The following summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy. The purchase price allocations set forth in the following summary unaudited pro forma condensed combined financial information are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Acquicor’s depreciation and amortization expenses, the summary unaudited pro forma condensed combined financial information and Acquicor’s results of operations after the merger. The pro forma adjustments are preliminary, and the summary unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Acquicor or Jazz. We have included financial information taking into account the following two scenarios: (i) no stockholders of Acquicor elect to convert their shares of common stock into a pro rata share of the trust account and (ii) stockholders of Acquicor holding 5,749,999 shares of our outstanding common stock elect to convert their shares. If stockholders holding 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against the adoption of the merger proposal and elect to convert their shares, Acquicor will not complete the merger.

		Year Ended December 31, 2005						Nine Months Ended September 30, 2006
		Maximum Approval			Minimum Approval			Maximum Approval			Minimum Approval
		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues			$199,030			$199,030			$156,398			$156,398
Gross profit			12,615			12,615			5,076			5,076
Operating expenses			45,930			45,930			37,080			37,080
Operating income (loss)			(33,315)			(33,315)			(32,004)			(32,004)
Interest income (expense), net			(11,303)			(11,303)			(8,656)			(8,656)
Loss before income taxes			(44,995)			(44,995)			(41,404)			(41,404)
Net loss			(45,041)			(45,041)			(41,460)			(41,460)

Pro forma net loss per common share	Basic Diluted	$ $	(8.38 (8.38	) )	$ $	(8.38 (8.38	) )	$ $	(1.57 (1.57	) )	$ $	(1.86 (1.86	) )
Weighted-average shares outstanding	Basic Diluted		5,374 5,374			5,374 5,374			26,417 26,417			22,258 22,258

Selected Balance Sheet Data as of September 30, 2006:
Cash, cash equivalents and short-term investments									$78,844			$41,455
Total assets									392,115			358,726
Stockholders’ equity									162,817			129,428
Working capital									86,258			52,869
Property, plant and equipment and goodwill and intangibles									193,841			193,841
Funded debt									145,000			145,000

27.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal. Unless the context indicates otherwise, the term “Jazz” refers to both Jazz Semiconductor, Inc. and its subsidiaries, and the terms “we, “us” and “our” refer to Acquicor Technology Inc.

Risks Related to the Merger

If the conditions to the release of the escrowed proceeds from the convertible senior notes are not met, we may not have sufficient funds available to pay the merger consideration, transaction costs and deferred underwriting fees and fund our operations after the merger.

The gross proceeds from the sale and issuance of our convertible senior notes were placed in escrow pending stockholder approval of the merger proposal and the authorized share proposal. These escrowed proceeds will be released to us upon satisfaction of certain conditions, including the presentation of an officer’s certificate certifying that the merger proposal and the authorized share proposal have been approved. As a result, if our stockholders approve the merger proposal but not the authorized share proposal, we would not have sufficient financing to pay the merger consideration, transaction costs and deferred underwriting fees and fund our operations after the merger.

As a result, we would need to obtain additional financing to complete the merger and fund our operations after the merger. We cannot guarantee that we would be able to obtain such additional financing on satisfactory terms, if at all.

Moreover, if the holders of shares issued in the IPO exercise their conversion rights, the amount of funds available to us to make these payments and fund our operations will be further reduced. Pursuant to our amended and restated certificate of incorporation, holders of shares issued in the IPO that vote against adoption of the merger proposal may demand that we convert their shares into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. We will not complete the merger if public stockholders owning 20% or more shares of common stock issued in our IPO exercise these conversion rights. As of September 30, 2006, assuming the merger is approved by holders of a majority of our common stock and holders of less than 20% of our shares of common stock exercise their conversion rights, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights is approximately $33,389,232, or approximately 20% of the funds then held in the trust account. To the extent the merger is completed and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to pay the merger consideration, transaction costs and deferred underwriting fees and fund our operations after the merger. If we cannot obtain sufficient third party financing, we would need to use the short-term financing provided by Jazz’s current stockholders pursuant to the merger agreement, the terms of which are expensive due to the interest rates payable thereon.

If our stockholders fail to vote or abstain from voting on the adoption of the merger proposal, they may not exercise their conversion rights to convert their shares of common stock of Acquicor into a pro rata portion of the trust account.

Stockholders holding shares of Acquicor stock issued in the IPO who vote against adoption of the merger proposal may demand that we convert their shares into cash equal to a pro rata portion of the funds in the trust account (net of taxes payable on the interest earned thereon). Stockholders who seek to exercise this conversion right must vote against adoption of the merger proposal, demand that Acquicor convert their shares into cash prior to the close of the special meeting and continue to hold these shares through the completion of the merger. Any stockholder who fails to vote or who abstains from voting on the merger proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account upon conversion of such stockholder’s shares. In addition, any converting stockholder who fails to tender his or her certificates will also forfeit his or her right to receive the conversion price.

We may have insufficient time or funds to complete an alternate business combination if the merger proposal is not adopted by our stockholders or the merger is otherwise not completed.

Pursuant to our Amended and Restated Certificate of Incorporation, we must liquidate and dissolve if we do not complete the proposed merger by March 17, 2008 or an alternate business combination by September 17, 2007 (or by March 17, 2008 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by September 17, 2007). If the merger proposal is not adopted by our stockholders, we will not complete the merger and may not be able to consummate an alternate business combination within the required time frame, either due to insufficient time or insufficient operating funds. If we fail to consummate a business combination within the required time frame, we will be required to commence proceedings to dissolve and liquidate our assets. If we dissolve and liquidate before we consummate a business combination and distribute the trust account, our public stockholders will receive less than the unit offering price in the IPO of $6.00 and our warrants will expire worthless.

28.

If we are unable to consummate a business combination within the prescribed time frames and are forced to dissolve and distribute our assets, the per-share distribution to our public stockholders will be less than $6.00.

If we were to expend all of the net proceeds of the IPO and the private placement, other than the proceeds deposited in the trust account, the per share liquidation price, based on the funds in the trust account as of September 30, 2006 (net of accrued taxes), would be $5.81, or $0.19 less than the per unit offering price in our IPO of $6.00, assuming that amount was not further reduced by claims of creditors or by our withdrawal of up to an additional $375,000 to fund our operating expenses. We cannot assure you that the actual per share liquidation price will not be less than $5.81. In the event that our board of directors recommends and our stockholders approve our dissolution and the distribution of our assets and it is subsequently determined that our reserves for claims and liabilities to third parties are insufficient, stockholders who receive funds from our trust account could be liable up to such amounts to creditors. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we dissolve and liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to consummate a business combination, see the section below entitled “Other information Related to Acquicor—Plan of Dissolution and Distribution of Assets if No Business Combination.”

If we do not complete a business combination and dissolve, payments from the trust account to our public stockholders may be delayed.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames for the consummation of a business combination would proceed in approximately the following manner:

•
our board of directors will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, and at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board’s recommendation of our dissolution and the plan;

•	upon such deadline, we would file our preliminary proxy statement with the SEC;

•
if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we would mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•
if the SEC does review the preliminary proxy statement, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolutions and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than approximately $5.81 per share due to claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

29.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the proposed merger or consummate an alternate business combination, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. As a result, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders in our dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution.

The loss of key executives could adversely affect our ability to integrate our business with Jazz’s operations.

The success of our integration with Jazz will be dependent upon the continued service of a relatively small group of our key executives consisting of Dr. Amelio, our Chairman and Chief Executive Officer, Mrs. Hancock, a director and our President, Chief Operating Officer, Chief Financial Officer and Secretary, and Mr. Wozniak, our Executive Vice President and Chief Technology Officer. Although we currently intend to retain our existing management and enter into employment or other compensation arrangements with them following the proposed merger, the terms of which have not yet been determined, we cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of our current executives. The unexpected loss of the services of one or more of these executives could adversely affect our ability to integrate our business with Jazz’s operations.

Our current directors and officers either directly or beneficially own shares of common stock and warrants and have other interests in the merger that are different from and in addition to yours. If the merger is not approved the securities held by them will become worthless. Consequently, they may have a conflict of interest in determining whether particular changes to the merger or waivers of the terms thereof are appropriate.

Our current directors, officers and special advisors either directly or beneficially own an aggregate of 5,707,072 shares of Acquicor common stock and 666,668 warrants that they purchased prior to our IPO for a total consideration of approximately $2.0 million. In light of the amount of consideration paid, our directors and officers will likely benefit from the completion of the merger, even if the merger causes the market price of Acquicor’s securities to significantly decrease. This may influence their motivation for promoting the merger and/or soliciting proxies for the adoption of the merger proposal. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[___] based on the closing sale prices of $ [___] and $[___], respectively on the American Stock Exchange on [___], 200[6], the record date. These securities are subject to lock-up agreements and may not be sold, assigned or transferred until at least after we consummate a business combination, and the Acquicor Inside Stockholders have waived any rights to receive any liquidation proceeds that may be distributed upon our liquidation in respect of shares they acquired prior to our IPO. Therefore, if the merger proposal is not adopted and we are required to commence proceedings to dissolve and liquidate, the shares and warrants held directly or beneficially by our directors and officers will be worthless. In addition, if we dissolve and liquidate prior to the consummation of a business combination, our three officers, Dr. Amelio, Mrs. Hancock and Mr. Wozniak, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. These personal and financial interests of our directors and officers may have influenced their decision as members of our board of directors to approve the merger proposal. In considering the recommendations of our board of directors to vote for the merger proposal and the certificate amendment, you should consider these interests. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

30.

If we are unable to maintain a current prospectus relating to the common stock underlying our warrants, our warrants may have little or no value and the market for our warrants may be limited.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our reasonable best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable before they expire and we will not net-cash settle the warrants. Thus, our warrants may be deprived of any value. The market for our warrants may be limited, and the warrants may expire worthless. Even if warrant holders are not able to exercise their warrants because there is no current prospectus or the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we can exercise our redemption rights.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our units (including warrants issued and outstanding as a result of the exercise of the purchase option that we agreed to sell to the underwriters in the IPO and the warrants sold in the private placement) at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of the common stock.

Excluding 666,668 warrants held by the Acquicor Inside Stockholders, outstanding redeemable warrants to purchase an aggregate of 57,500,000 shares of common stock (200% of outstanding shares not held by the Acquicor Inside Stockholders) will become exercisable after the later of the completion of the merger or the consummation of another business combination, or the first anniversary of our IPO. These warrants will be exercised only if the $5.00 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. In addition, we sold to the underwriters in the IPO an option to purchase up to 1,250,000 units at $7.50 per unit. The exercise of this option, and the exercise of the warrants included in the units issuable upon the exercise of this option, would lead to further dilution and a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

31.

If the posting of our roadshow presentation on NetRoadshow.com and RetailRoadshow.com in connection with the IPO were held to be a violation of the Securities Act of 1933, as amended, we could be required to repurchase securities sold in the IPO.

The roadshow presentation for the IPO was posted on NetRoadshow.com and RetailRoadshow.com, two Internet web sites, between January 19 and February 4, 2006. Because we are deemed to be a “shell company” under the rules of the Securities Act that became effective in December 2005, we were not eligible to use the provisions of these rules that permit the Internet posting of roadshow presentations. If a court were to conclude that the posting of the roadshow presentation on these web sites constitutes a violation of Section 5 of the Securities Act, we could be required to repurchase the shares sold in the IPO at the original purchase price, plus statutory interest from the date of purchase, for claims brought during the one year period following the date of the violation. In that event, we would likely be forced to use funds available in our trust account to repurchase shares, which would reduce the amount available to us to pay the merger consideration, transaction cost, deferred underwriting fees, make payments to Acquicor stockholders who exercise conversion rights and fund our operations after the merger or, if we do not complete the merger or an alternate business combination within the period prescribed by this prospectus, the amount available to our public stockholders upon our dissolution and liquidation. In any case, we would not have sufficient funds to repurchase all of the shares sold in the IPO. We would contest vigorously any claim that a violation of the Securities Act occurred. However, we could incur considerable expense in contesting any such claim, which would similarly result in a reduction in the amounts available for other purposes.

If the private placement prior to the IPO was not conducted in compliance with applicable law, the Acquicor Inside Stockholders may have the right to rescind the units purchased in the private placement.

On March 13, 2006, we consummated a private placement of 333,334 units to the Acquicor Inside Stockholders. Although we believe that we conducted the private placement in accordance with applicable law, there is a risk that the units, and shares and warrants underlying the units, should have been registered under the Securities Act of 1933, as amended, and applicable blue sky laws, in which case the securities may have been issued in violation of Section 5 of the Securities Act of 1933, as amended, and such applicable blue sky laws. Although the Acquicor Inside Stockholders have waived their respective rights, if any, to rescind their unit purchases as a remedy to our failure to register these securities, their waiver may not be enforceable in light of the public policy underlying federal and state securities laws. If the existing stockholders bring a claim against us and successfully assert rescission rights, we may be required to refund an aggregate of $2.0 million, plus interest, to them, thereby reducing the amount in the trust account available to us to pay the merger consideration, transaction costs and deferred underwriting fees, make payments to Acquicor stockholders who exercise conversion rights and fund our operations after the merger, or, in the event we do not complete the merger, an alternate business combination within the period prescribed by the IPO, the amount available to our public stockholders upon our dissolution and liquidation.

Acquicor and Jazz expect to incur significant costs associated with the merger, whether or not the merger is completed, which will reduce the amount of cash otherwise available for other corporate purposes.

Both Acquicor and Jazz expect to incur significant costs associated with the merger, whether or not the merger is completed. These costs will reduce the amount of cash otherwise available for other corporate purposes. Although Jazz’s transaction costs will be subtracted from the merger consideration payable by Acquicor, Acquicor’s transaction costs will be expensed by Acquicor regardless of whether or not the merger is not completed. Acquicor estimates that it will incur direct transaction costs of approximately $4.9 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes if the merger is completed. There is no assurance that the actual costs may not exceed these estimates. In addition, the combined company may incur additional material charges reflecting additional costs associated with the merger in fiscal quarters subsequent to the quarter in which the merger was completed. There is no assurance that the significant costs associated with the merger will prove to be justified in light of the benefits ultimately realized.

32.

Acquicor does not have any operations and Jazz has never operated as a public company. Fulfilling Jazz’s obligations as a public company after the merger will be expensive and time consuming.

Jazz, as a private company, has not been required to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Jazz does not currently have an internal audit group. In addition, the Chief Financial Officer of Jazz recently resigned and its corporate controller will serve as the interim Chief Financial Officer until completion of the merger. Although Acquicor has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its activities, Acquicor has not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the American Stock Exchange, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a public company after the merger, Jazz’s operating income as a percentage of revenue is likely to be lower.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test our internal controls over financial reporting beginning with the fiscal year ending December 15, 2007, and will require an independent registered public accounting firm to report on its assessment as to the effectiveness of these internal controls over financial reporting. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price.

After the merger, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year ending December 31, 2007 and subsequent years. In addition, an independent registered public accounting firm will be required to test, evaluate and report on the completeness of management’s assessment. We may incur significant costs to comply with these requirements.

We may in the future discover areas of internal controls over financial reporting that need improvement, particularly with respect to any businesses acquired in the future. There can be no assurance that remedial measures will result in adequate internal controls over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 could potentially subject the company to sanctions or investigation by the SEC or other regulatory authorities.

The completion of the merger could result in disruptions in business, loss of customers or contracts or other adverse effects.

The completion of the merger may cause disruptions, including potential loss of customers and other business partners, in the business of Jazz, which could have material adverse effects on the combined company’s business and operations. Although we believes that Jazz’s business relationships are and will remain stable following the merger, Jazz’s customers, manufacturing suppliers and other business partners, in response to the completion of the merger, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the business of Jazz or the combined company following the merger.

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The pro forma financial statements are not an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement are not an indication of the combined company’s financial condition or results of operations following the merger. The pro forma financial statements have been derived from the historical financial statements of Acquicor and Jazz and many adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the actual earnings per share, which is referred to as EPS, of the combined company following the merger may decrease below that reflected in the pro forma financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the merger. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The price of the common stock after the merger may be volatile and less than what you originally paid for your shares of common stock prior to the merger.

The price of the common stock after the merger may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	mergers, consolidations and strategic alliances in the semiconductor industry;

•	market conditions in the semiconductor industry;

•	our earnings estimates and those of our publicly held competitors; and

•	the general state of the stock markets.

The semiconductor industry has been highly unpredictable and volatile. The market for common shares of companies in this industry may be equally volatile. Our common stock after the merger may trade at prices lower than what you originally paid for your corresponding shares of our common stock prior to the merger.

To complete the proposed merger, we will incur a large amount of debt, which will limit our ability to fund general corporate requirements and obtain additional financing, limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic and industry conditions.

We have incurred a substantial amount of indebtedness to finance the proposed merger, transaction costs, deferred underwriting fees and our operations after the merger. On December 19, 2006, we issued $145.0 million principal amount of convertible senior notes in a private placement, the gross proceeds of which were placed in escrow pending stockholder approval of the merger proposal and the authorized share proposal. In addition, we have obtained a commitment letter from Wachovia on September 26, 2006, with respect to a three-year senior secured revolving credit facility in the amount of $65 million. Moreover, if the conditions to the release of the escrowed proceeds from the convertible senior notes are not met, we would likely need to use the short-term financing provided by Jazz’s current stockholders, the terms of which are expensive due to the interest rates payable thereon, in order to complete the merger. As a result of the substantial fixed costs associated with these debt obligations, we expect that:

•	a decrease in revenues will result in a disproportionately greater percentage decrease in earnings;

•	we may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase;

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•	we may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures; and

•	we may not have sufficient liquidity to respond to business opportunities, competitive developments and adverse economic conditions.

These debt obligations may also impair our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business. We expect that our indebtedness under the senior secured revolving credit facility will be secured by substantially all of our assets, leaving us with limited collateral for additional financing. Moreover, we expect that the terms of our indebtedness under the senior secured revolving credit facility will restrict our ability to take certain actions, including the incurrence of additional indebtedness, mergers and acquisitions, investments and asset sales. Our ability to pay the fixed costs associated with our debt obligations will depend on our operating performance and cash flow, which in turn depend on general economic conditions and the semiconductor market. A failure to pay interest or indebtedness when due could result in a variety of adverse consequences, including the acceleration of our indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness or otherwise cover our fixed costs.

Significant changes in Jazz’s stockholder composition will jeopardize its ability to use some or all of its net operating loss carryforwards following the completion of the merger.

As of September 29, 2006, Jazz had federal tax net operating loss, or NOL, carryforwards of approximately $98.5 million available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2022, unless previously utilized. Jazz also had state NOL carryforwards at September 29, 2006 of approximately $84.4 million, which will begin to expire in 2013, unless previously utilized. At September 29, 2006, Jazz had a $39.3 million deferred tax asset related to these net operating loss carryforwards. Due to uncertainty as to its ability to realize these deferred tax assets, Jazz recorded a full valuation allowance. Upon completion of the merger, Jazz's ability to utilize its NOL carryforwards will become subject to substantial annual limitations because the merger will result in an ownership change as defined under Section 382 of the Internal Revenue Code. Section 382 imposes an annual limitation on the amount of net operating loss carryforwards that a corporation may use to offset future taxable income. Any unused annual limitation may be carried over to later years until the applicable expiration of the respective NOL carryforwards. The merger may jeopardize Jazz’s ability to use some or all of its NOL carryforwards following the completion of the merger.

Risks Related to Business and Operations Following the Merger with Jazz

The value of your investment in Acquicor following completion of the merger will be subject to the significant risks inherent in the semiconductor business. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, the business and financial results of the combined company could be materially adversely affected. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. In addition, if the merger’s benefits do not meet the expectations of financial or industry analysts, the trading price of our common stock may decline.

Risks Related to Jazz’s Business and Industry

Jazz currently depends on its formation customers, Conexant Systems, Inc. and Skyworks Solutions, Inc., for a significant majority of its revenues. A reduction in business from either one of these customers would adversely affect Jazz’s revenues and could seriously harm its business.

For 2005 and the first nine months of 2006, Conexant Systems, Inc. and Skyworks Solutions, Inc., an entity that resulted from the spin-off of Conexant’s wireless division and subsequent merger with Alpha Industries, Inc., Jazz’s formation customers, together accounted for 60.5% and 41.3% of Jazz’s revenues, respectively (which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement described further below). We expect that Jazz will continue to be dependent upon these formation customers for a significant portion of its revenues for the foreseeable future. Jazz entered into wafer supply agreements with Conexant and Skyworks; however, the minimum purchase requirements under those agreements terminated in March 2005. Jazz and Conexant agreed to terminate Conexant’s wafer supply agreement as of June 26, 2006. The initial term of the Skyworks wafer supply agreement expires in March 2007. We expect that as Conexant and Skyworks transition from their current designs to next generation designs, particularly with respect to designs based on standard process technologies, their business with Jazz will decline significantly unless Jazz captures a significant portion of their new designs based on specialty process technologies. Jazz has licensed back to Conexant certain patent and intellectual property rights to make Conexant products. Conexant may use this license to have its products produced for it by third party manufacturers, rather than Jazz. Revenues from each of Conexant and Skyworks declined in 2005 and we expect that they will continue to decline over the long term. In connection with the termination of the Conexant wafer supply agreement, Jazz agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to Jazz by Conexant for reimbursement of property taxes previously paid by Jazz. In addition, Jazz agreed, under certain circumstances to issue additional shares of its common stock so that the aggregate value of the common stock received by Conexant equaled $16.3 million. This wafer supply termination agreement was subsequently amended in connection with the execution of the merger agreement to provide for the repurchase of such shares immediately prior to the completion of the merger and the termination of the obligation to issue additional shares for an aggregate consideration of $16.3 million in cash. Loss or cancellation of business from, significant changes in deliveries to, or decreases in the prices of services sold to, either one of these customers has, in the past, significantly reduced Jazz’s revenues for a reporting period and could, in the future, harm its margins, financial condition and business.

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Jazz may not be successful in continuing to add new customers or in securing significant volume from new and existing customers.

In order to be successful under its business plan, Jazz needs to continue to add new customers whose products use its specialty process technologies and to generate significant revenues from those customers. We cannot assure you that Jazz will be able to attract new customers or generate significant revenues from existing or new customers in the future. The sales cycle for Jazz’s services is long and requires Jazz to invest significant resources as it works with each potential customer, without assurance of sales to that potential customer. Currently none of Jazz’s significant customers has an obligation to purchase a minimum number of wafers from Jazz.

When a new or existing customer decides to design a specific semiconductor using one of Jazz’s processes, Jazz defines this as a design win. The period between design win and volume production for a successful product design often takes between eight and 26 months. Due in part to the length of this process, we cannot assure you that a given design will actually be implemented in Jazz’s customer’s product and result in commercial orders or generate any revenues. The customer may decide to put on hold or abandon a product incorporating a design win for one or a combination of reasons such as lack of market demand, budgetary or resource constraints, and development of a superior, competitive product. If Jazz is not successful in adding new customers who use its specialty process technologies, does not secure new design wins with new or existing customers, or does not convert design wins with new and existing customers into revenue generating products, its revenues and results of operations will be harmed.

Jazz’s business plan is premised on the increasing use of outsourced foundry services by both fabless semiconductor companies and integrated device manufacturers for the production of semiconductors using specialty process technologies. Jazz’s business will not be successful if this trend does not continue to develop in the manner we expect.

Jazz operates as an independent semiconductor foundry focused primarily on specialty process technologies. Jazz’s business model assumes that demand for these processes within the semiconductor industry will grow and will follow the broader trend towards outsourcing foundry operations. Although the use of foundries is established and growing for standard complementary metal oxide semiconductor processes, the use of outsourced foundry services for specialty process technologies is less common and may never develop into a significant part of the semiconductor industry. If fabless companies and vertically integrated device manufacturers opt not to, or determine that they cannot, reduce their costs or allocate resources and capital more efficiently by accessing independent specialty foundry capacity, the manufacture of specialty process technologies may not follow the trend of standard complementary metal oxide semiconductor processes. If the broader trend to outsourced foundry services does not prove applicable to the specialty process technologies we intend to target, Jazz’s business and results of operations will be harmed.

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If Jazz cannot compete successfully in the highly competitive foundry segment of the semiconductor industry, its business will suffer.

Jazz competes internationally and domestically with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Chartered Semiconductor Manufacturing Ltd., which, in addition to providing leading edge complementary metal oxide semiconductor process technologies, also have capacity for some specialty process technologies. Jazz also competes with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM. In addition, several new dedicated foundries have commenced operations and may compete directly with Jazz. Many of Jazz’s competitors have higher capacity, longer operating history, longer or more established relationships with their customers, superior research and development capability and greater financial and marketing resources than Jazz. As a result, these companies may be able to compete more aggressively over a longer period of time than Jazz.

IBM competes in both the standard complementary metal oxide semiconductor segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Taiwan Semiconductor Manufacturing Company publicly announced in 2001 that it planned to use the 0.18 micron or greater silicon germanium bipolar complementary metal oxide semiconductor process technologies that it licensed from Conexant at that time to accelerate its own foundry processes for the networking and wireless communications markets. In the event Taiwan Semiconductor Manufacturing Company or other dedicated foundries determine to focus their business on these processes, they will compete directly with Jazz in the specialty process market, and such competition could harm Jazz’s business.

As Jazz’s competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on Jazz’s services, and underutilization of Jazz’s capacity may result. Any significant increase in competition or pricing pressure may erode Jazz’s profit margins, weaken its earnings or increase its losses.

In addition, some semiconductor companies have advanced their complementary metal oxide semiconductor designs to 90 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz’s specialty processes will therefore compete with these processes for customers and some of Jazz’s potential and existing customers could elect to design these advanced complementary metal oxide semiconductor processes into their next generation products. Jazz is not currently capable, and does not currently plan to become capable, of providing complementary metal oxide semiconductor processes at these smaller geometries. If Jazz’s potential or existing customers choose to design their products using these advanced complementary metal oxide semiconductor processes, Jazz’s business may suffer.

Jazz’s ability to compete successfully may depend to some extent upon factors outside of its control, including general industry and economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If Jazz cannot compete successfully in its industry, its business and results of operations will be harmed.

Decreases in demand and average selling price for end-user applications of Jazz’s customers’ products may decrease demand for Jazz’s services and may result in a decrease in its revenues and results of operations.

The vast majority of Jazz’s revenues are derived from customers who use its services to produce semiconductors for use in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Any significant decrease in the demand for end-user applications within these end markets will also result in decreased demand for Jazz’s customers’ products. Jazz’s customer base is highly concentrated and variations in orders from these customers, including its formation and post-formation customers, tend to vary significantly by customer based upon that customer’s inventory levels of electronic systems and semiconductors, changes in end-user demand for that customer’s product, product obsolescence and new product development cycles. If demand for semiconductors manufactured using Jazz’s services decreases, the demand for Jazz’s services will also decrease, which may result in a decrease in Jazz’s revenues and earnings. In addition, the historical and continuing trend of declining average selling prices of end-user applications places pressure on the prices of the components that go into these end-user applications. If the average selling prices of end-user applications continue to decrease, the pricing pressure on components produced by Jazz for its customers may lead to a reduction of Jazz’s revenues and earnings.

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If Jazz is not able to continue transitioning its product mix from standard complementary metal oxide semiconductor process technologies to specialty process technologies, its business and results of operations may be harmed.

Since Jazz’s separation from Conexant, it has focused its research and development and marketing efforts primarily on specialty process technologies and adding new customers. These specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes and double-diffused metal oxide semiconductor processes. We anticipate that any growth in Jazz’s business will primarily result from these technologies, particularly from post-formation customers. During 2005 and the first nine months of 2006, Jazz derived 37.7% and 21.0%, respectively, of its revenues from standard complementary metal oxide semiconductor processes and 62.3% and 79.0%, respectively, of its revenues from specialty process technologies (which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement). To be competitive, reduce its dependence on standard process technologies and successfully implement its business plan, Jazz will need to increase its percentage of revenues derived from specialty processes technologies. In order to expand and diversify its customer base, Jazz needs to identify and attract customers who will use the specialty process technologies it provides. We cannot assure you that demand for Jazz’s specialty process technologies will increase or that Jazz will be able to attract customers who use them. Some of the large dedicated foundries offer standard process technologies that support 90 nanometer or smaller geometries that may provide customers with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. If Jazz is not able to increase its percentage of revenues from specialty process technologies, its business and results of operations may be harmed.

In addition, there are significantly more providers of foundry services for standard complementary metal oxide semiconductor processes than specialty process technologies, and consequently much greater competition. Because Jazz intends to continue to focus on specialty process technologies, we do not plan to invest in the research and development of more advanced standard complementary metal oxide semiconductor processes. As standard complementary metal oxide semiconductor process technologies continue to advance, Jazz will not remain competitive in these process technologies. If Jazz’s current customers switch to another foundry for standard complementary metal oxide semiconductor process technologies at a rate that is greater than Jazz’s ability to increase its revenues from its specialty process technologies, Jazz’s business and results of operations will be harmed.

Jazz is dependent on the highly cyclical semiconductor market, which has experienced significant and sometimes prolonged downturns and overcapacity. A significant or prolonged downturn in this industry would cause Jazz’s revenues, earnings and margins to decline, potentially more significantly than declines for integrated device manufacturers, because such manufacturers may reduce their purchases from foundries before reducing their own internal capacity and they may make additional capacity available on a foundry basis.

Jazz’s business is dependent upon market conditions in the highly cyclical semiconductor industry. Downturns in this industry may lead to reduced demand for Jazz’s services, increased pricing pressure and variations in order levels from our customers that may directly result in volatility in Jazz’s revenues and earnings. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns. Historically, companies in the semiconductor industry have aggressively expanded their manufacturing capacity during periods of increased demand, as was the case in 2000. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. Starting in the first quarter of 2001, the semiconductor industry experienced a significant downturn due to a number of factors, including a slowdown in the global economy, oversupply and overcapacity in the semiconductor industry and a worldwide inventory adjustment. Due to the significant downturn in the industry, most, if not all, integrated device manufacturers that had previously begun purchasing wafer fabrication services from foundries reduced purchases from such foundries, and many integrated device manufacturers allocated a portion of their internal capacity to contract production of semiconductor wafers for others, particularly fabless companies that Jazz also targets as customers.

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Any increase in the portion of internal capacity allocated to contract production of semiconductor wafers for others by integrated device manufacturers or any significant downturn in Jazz’s customers’ markets or in general economic conditions would also likely result in a reduction in demand for Jazz’s services. Any reduction in demand for Jazz’s services may force Jazz to operate at significantly less than full capacity or idle its fab for a period of time. This would reduce our margins and harm Jazz’s financial condition and results of operations. We cannot assure you that any of Jazz’s customers will continue to place orders with Jazz in the future at the same levels as in prior periods.

Jazz has experienced net losses during its limited history operating as an independent company and it may not be able to sustain profitability.

Since the inception of Jazz’s business on March 12, 2002, it has incurred cumulative net losses through September 29, 2006 of approximately $52.2 million. While Jazz achieved net income for some quarters, it has predominantly incurred net losses in its reported results of operations and may continue to do so in the future. We cannot assure you that Jazz will be able to sustain profitability on a quarterly or annual basis in the future. If Jazz is not able to sustain profitability, our stock price may decline.

Jazz’s historical financial performance may not be indicative of its future results.

Since Jazz’s inception, a significant majority of its revenues have been derived from its formation customers, and a large percentage of its revenues have primarily been derived from products manufactured using standard complementary metal oxide semiconductor processes that are no longer the focus of its business. As customers design their next generation products for smaller geometry complementary metal oxide semiconductor processes, they may look to other foundries to provide their requisite manufacturing capacity. As a result, it is unlikely that Jazz will continue to generate the same level of revenues from its standard complementary metal oxide semiconductor processes in the future as it shifts its focus and operations to its more specialized processes: advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes and double-diffused metal oxide semiconductor processes.

We expect Jazz’s operating results to fluctuate from quarter-to-quarter and year-to-year, which may make it difficult to predict Jazz’s future performance and could cause our stock price to fluctuate and decline.

Jazz’s revenues, expenses and results of operations are difficult to predict, have varied significantly in the past and will continue to fluctuate significantly from quarter-to-quarter and year-to-year in the future due to a number of factors, many of which are beyond Jazz’s control. A significant portion of Jazz’s overall costs are fixed, so reductions in demand for its services or changes in the mix of products towards standard complementary metal oxide semiconductor products, which typically have lower selling prices, or a greater weighting of revenues from its formation customers, which typically have lower margins than revenues from new customers, can have a negative effect on Jazz’s results of operations, as Jazz has limited ability to reduce costs to respond to revenue declines. We expect fluctuations in Jazz’s revenues, expenses and results of operations to continue for a number of reasons, including:

•	the level of utilization and yield of Jazz’s manufacturing facility;

•	slow or negative growth in the markets served by Jazz’s customers;

•	the loss of a key customer or a significant portion of its business;

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•	the rescheduling or cancellation of large orders by Jazz’s customers, the deferral of shipment of Jazz’s finished products to customers, or the failure of a customer to pay Jazz in a timely manner;

•	unanticipated delays or problems in introducing new products by Jazz or its customers;

•	shifts by integrated device manufacturers between internal and outsourced production;

•	Jazz’s or its competitors’ new product, service or technological offerings;

•	changes in Jazz’s pricing policies or the pricing policies of its competitors;

•	the mix of process technologies used at Jazz’s and its manufacturing suppliers’ facilities;

•	rescheduling or cancellation of planned capital expenditures, or actual capital expenditures exceeding planned capital expenditures;

•	costs related to possible acquisitions of technologies or businesses;

•	customer concessions, or returns of wafers due to quality or reliability issues; and

•	changes in foreign currency exchange rates.

Due to the factors noted above and other risks discussed in this section, many of which are beyond Jazz’s control, you should not rely on quarter-to-quarter or year-over-year comparisons to predict Jazz’s future financial performance. Unfavorable changes in any of the above factors may seriously harm Jazz’s business, financial condition and results of operations.

Most of Jazz’s customers do not place purchase orders far in advance, which makes it difficult for Jazz to predict its future revenues, adjust production costs and allocate capacity efficiently on a timely basis.

Most of Jazz’s customers generally place purchase orders only three to four months before shipment. Most of Jazz’s customers are also generally able to cancel or delay the delivery of orders on short notice. In addition, due to the cyclical nature of the semiconductor industry, Jazz’s customers’ purchase orders have varied significantly from period to period. As a result, Jazz does not typically operate with any significant backlog. The lack of significant backlog and the limited certainty of customer orders can make it difficult for Jazz to forecast its revenues in future periods and allocate its capacity efficiently. Moreover, Jazz’s expense levels are based in part on its expectations of future revenues and Jazz may be unable to adjust costs in a timely manner to compensate for revenue shortfalls.

Jazz’s ability to achieve and maintain profitability depends significantly on its ability to obtain high capacity utilization and fab yields at its Newport Beach, California fab.

Jazz’s ability to achieve and maintain profitability depends significantly on its ability to:

•	obtain high capacity utilization at its Newport Beach, California fab, which is measured by the level of its production activity in relation to its available production capacity;

•	continuously maintain and improve its fab yield, which is the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafers started; and

•	continuously maintain and improve its manufacturing yield, which is the percentage of functioning die on a wafer, expressed as a percentage of total die per wafer.

During periods of lower capacity utilization, fab yield and manufacturing yield, Jazz manufactures and sells fewer wafers over which to allocate its fixed costs. Because a large percentage of its costs are fixed, this can significantly and adversely affect Jazz’s gross margins and its ability to achieve and maintain profitability. For example, since the beginning of 2004, in each of the fiscal quarters in which Jazz achieved profitability, it also experienced capacity utilization rates in excess of 95%. While high capacity utilization rates are a significant contributor to Jazz’s ability to achieve profitability, numerous other factors also affect its operating results and its ability to achieve profitability. Accordingly, we cannot assure you that if Jazz achieves high capacity utilization rates it will be profitable. For example, despite having achieved capacity utilization rates in excess of 95% in the first two fiscal quarters of 2006, Jazz experienced a net loss in each of those quarters.

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Jazz’s Newport Beach, California fab yields and manufacturing yields also directly affect its ability to attract and retain customers, as well as the price of its services. If Jazz is unable to achieve high capacity utilization and continuously maintain or improve its yields, its margins may substantially decline and its business and results of operations may be harmed.

Jazz may not be able independently to develop or secure on commercially reasonable terms critical process technology, which may result in its loss of customers and market share and may cause Jazz to incur an investment obligation or give up rights.

Enhancing its manufacturing process technologies is critical to Jazz’s ability to provide services for its customers. The semiconductor industry and the process technologies used are constantly changing. If Jazz does not anticipate these changes in process technologies and rapidly develop innovative technologies, or secure on commercially reasonable terms the rights to use critical process technology developed by others, it may not be able to provide specialty foundry services on competitive terms. If Jazz is unable to maintain the ability to provide specialty foundry services on competitive terms, some of its customers may use the services of its competitors instead of Jazz’s services.

In addition, Jazz’s research and development efforts are focused primarily on upgrading its specialty process technologies and developing advanced specialty process technologies for new applications. Many other foundries continue to invest significant amounts in the research and development of standard process technologies. For example, some foundries have developed standard process technologies of 90 nanometer or smaller geometries that may provide customers with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz is not currently capable, and does not currently plan to become capable, of providing complementary metal oxide semiconductor processes at 90 nanometer or smaller geometries. As a result, Jazz expects that it will need to offer, on an ongoing basis, increasingly advanced and cost-effective specialty process technologies prior to these or comparable technologies and processes being offered by its competitors. If Jazz is unable to continue transitioning its product mix from standard process technologies to specialty process technologies and its standard process technologies are unable to compete in the marketplace, Jazz will lose market share and its revenues are likely to decline.

Jazz intends to expand its operations, which may strain its resources and increase its operating expenses, and if Jazz expands its business through acquisitions or strategic relationships it may not be able to integrate them successfully in a cost-effective and non-disruptive manner.

Jazz’s success depends on its ability to expand its operating capacity and to enhance its process technologies in response to changing customer demands, competitive pressures and technologies. Jazz may expand its capacity and enhance its process technologies, both domestically and internationally, through internal growth, strategic relationships or acquisitions. As Jazz expands its capacity, broadens its customer base or increases the breadth of specialty process technologies that it offers, its management resources may become constrained, it may not adequately be able to service its customers and its business may be harmed. Acquicor may determine that it is necessary to grow Jazz’s business through acquisitions and strategic relationships. We cannot assure you that Jazz will be successful in reaching agreements to acquire other businesses or to enter into strategic relationships or, if such agreements are reached, that their terms will be favorable to Jazz. Even if Jazz completes acquisitions or enters into strategic relationships it may not be successful in integrating the acquisition or adapting its business to the strategic relationship. Integrating any business or technology Jazz acquires could be expensive and time consuming, disrupt its ongoing business and distract its management. If Jazz is unable to integrate any acquired businesses or technologies effectively, its business will suffer. We also expect that any expansion of Jazz’s business will strain its systems and operational and financial controls. In addition, Jazz is likely to incur significantly higher operating costs. To manage its growth effectively, Jazz must continue to improve and expand its systems and controls. If it fails to do so, Jazz’s growth will be limited. Jazz’s officers have limited experience in managing large or rapidly growing businesses. Further, Jazz’s officers have limited experience managing companies through acquisitions. If Jazz fails to effectively manage its planned expansion of operations, its business and results of operations may be harmed.

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If Jazz fails to adequately protect its intellectual property rights, it may lose valuable assets, experience reduced revenues and incur costly litigation to protect its rights.

Jazz depends in part on patents and other intellectual property rights covering its design and manufacturing processes. Jazz holds patents and patent licenses and it intends to continue to seek patents on its inventions relating to product designs and manufacturing processes. The process of seeking patent protection can be long and expensive, however, and we cannot guarantee that all of Jazz’s currently pending or future applications will result in issued patents. Even if patents are issued, they may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage. Because patent and other intellectual property litigation is costly and unpredictable, Jazz’s attempts to protect its rights or to defend itself against claims made by others could impose high costs and risks on its business. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm Jazz’s business and results of operations.

A portion of Jazz’s intellectual property is also used by its manufacturing suppliers in China, a country in which Jazz currently has no issued patents. In addition, effective intellectual property enforcement may be unavailable or limited in some foreign countries. It may be difficult for Jazz to protect its intellectual property from misuse or infringement by other companies in these countries. We expect this to become a greater risk for Jazz as Jazz seeks to increase its use of manufacturing capacity in China, which provides less protection for intellectual property than does the United States. Jazz’s inability to enforce its intellectual property rights, and the inability of its manufacturing suppliers to enforce their intellectual property rights in some countries, especially China, may harm Jazz’s business and results of operations.

If Jazz is subject to a protracted infringement claim or one that results in significant damage awards, its results of operations may be adversely affected.

Jazz’s ability to compete successfully depends on its ability to operate without infringing the proprietary rights of others. Jazz has no means of knowing what patent applications have been filed in the United States until they are either published or granted. Due to the complexity of the technology used and the multitude of patents, copyrights and other overlapping intellectual property rights, the semiconductor industry is characterized by frequent litigation regarding patent, trade secret, copyright and other intellectual property rights. It is common for patent owners to assert their patents against semiconductor manufacturers. From time to time Jazz receives communications from third parties asserting that their patents cover certain of Jazz’s technologies and alleging infringement of their intellectual property rights. We expect that Jazz will continue to receive such communications in the future. As a result, Jazz engages in discussions from time to time concerning the licensing of third party technology or cross-licensing such technology and its technology. We cannot assure you that Jazz will be successful in reaching agreements to license or cross-license a third party’s intellectual property or, if such agreements are reached, that their terms will be favorable to Jazz. In the event any third party were to make a successful claim against Jazz or its customers that Jazz or its customers have misappropriated their trade secrets or infringed on their patents, copyrights or other intellectual property rights, Jazz or its customers could be required to:

•	seek to acquire licenses, which may not be available on commercially reasonable terms, if at all;

•	discontinue using certain process technologies, which could cause Jazz to stop manufacturing selling, offering to sell, using or importing certain products;

•	pay substantial monetary damages; and

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•	seek to develop non-infringing technologies, which may not be feasible.

In addition, third parties, some of which are potential competitors, may initiate litigation against Jazz’s manufacturing suppliers, alleging infringement of their proprietary rights with respect to existing or future materials, processes or equipment. In the event of a successful claim of infringement and the failure or inability to license or independently develop alternative, non-infringing technology on a timely basis by Jazz or its manufacturing suppliers, Jazz may be unable to obtain sufficient manufacturing capacity or offer competitive products. As a result, Jazz’s product portfolio would be limited, and Jazz would experience increased expenses.

Any one of these developments could place substantial financial and administrative burdens on Jazz and hinder its business. Jazz may not have sufficient resources to defend itself or its customers against litigation. If Jazz fails to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could hurt Jazz’s reputation in our industry and prevent Jazz from manufacturing particular products or applying particular process technologies, which could reduce its opportunities to generate revenues. As a result, Jazz’s business, operating results and financial condition could be significantly harmed.

The international nature of Jazz’s business exposes Jazz to financial and regulatory risks.

A significant portion of Jazz’s planned manufacturing capacity, as well as its ability to provide assembly and test services through subcontractors, is derived from its international relationships with manufacturers and others, particularly in Asia. Jazz has an established office in Asia and it is seeking to expand its global presence by opening additional offices, particularly in Asia and Europe. To date, Jazz does not have significant sales in foreign countries. If Jazz is successful in expanding its global presence, it will be more significantly exposed to risks associated with international operations. International operations are subject to a number of risks, including the following:

•	political and economic instability, international terrorism and anti-American sentiment;

•	laws and business practices favoring local companies;

•
withholding tax obligations on license revenues that Jazz may not be able to offset fully against its U.S. tax obligations, including the further risk that foreign tax authorities may re-characterize license fees or increase tax rates, which could result in increased tax withholdings and penalties;

•	the timing and availability of export licenses and permits;

•	tariffs and other trade barriers;

•	difficulties in collecting accounts receivable;

•	currency exchange risks;

•	burdens and costs of compliance with a variety of foreign laws;

•	less effective protection of intellectual property than is afforded to us in the United States; and

•	difficulties and costs of staffing and managing foreign operations.

In addition, the United States or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that Jazz will not experience any serious harm in connection with its international operations.

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Failure to comply with governmental regulations by Jazz, its manufacturing suppliers or its customers could reduce its sales or require design modifications.

The semiconductors Jazz produces and the export of technologies used in its manufacturing processes may be subject to U.S. export control and other regulations as well as various standards established by authorities in other countries. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates could materially harm Jazz’s business by reducing its production capacity, requiring modifications to its processes that it licenses to its foreign manufacturing suppliers, or requiring unacceptable modifications to the products of its customers. If controlled, neither Jazz nor its customers may export such products without obtaining an export license. In addition, Jazz depends on its manufacturing suppliers in China for a significant portion of its planned manufacturing capacity, and export licenses may be required in order for Jazz to transfer technology related to its manufacturing processes to its foreign manufacturing suppliers. These restrictions may make foreign competitors facing less stringent controls on their processes and their customers’ products more competitive in the global market than Jazz or its customers are. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.

Jazz’s manufacturing suppliers in China are subject to extensive government regulation, which can lead to uncertainty.

Advanced Semiconductor Manufacturing Corporation, or ASMC, and HHNEC, which we refer to as Jazz’s manufacturing suppliers, are located in China. Jazz currently relies on ASCM and HHNEC for approximately 10% of its manufacturing capacity and expects that it could be dependent upon these manufacturers for approximately 10% to 20% of its future manufacturing capacity in the next two years. The Chinese government has broad discretion and authority to regulate the technology industry in China. China’s government has also implemented policies from time to time to regulate economic expansion in China. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. New regulations or the readjustment of previously implemented regulations could require Jazz and its manufacturing suppliers to change their business plan, increase their costs or limit their ability to sell products and conduct activities in China, which could adversely affect Jazz’s business and operating results.

In addition, the Chinese government and provincial and local governments have provided, and continue to provide, various incentives to domestic companies in the semiconductor industry, including Jazz’s manufacturing suppliers and competitors, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives currently provided to Jazz or its manufacturing suppliers could adversely affect Jazz’s business and operating results.

Jazz depends on key personnel, and Jazz may not be able to retain, hire and integrate sufficient qualified personnel to maintain and expand its business.

Jazz’s success depends to a significant extent upon its key senior executives and research and development, engineering, finance, marketing, sales, manufacturing, support and other personnel, in particular its Chief Executive Officer, Shu Li. Dr. Li will be an executive officer of Acquicor following the completion of the merger. The loss of the services of Dr. Li could significantly delay or prevent the achievement of Jazz’s business objectives. In connection with the merger agreement, certain key employees of Jazz, including Dr. Li, executed employment agreements that will become effective upon completion of the merger. Jazz’s Chief Financial Officer recently resigned and its corporate controller will serve as interim Chief Financial Officer until completion of the merger. Jazz does not carry key person insurance on any of its executives or other key personnel. Jazz’s success also depends upon its ability to continue to attract, retain and integrate qualified personnel, particularly engineers and finance personnel. The competition for these employees is intense and we cannot assure you that Jazz will be able to secure the services of enough qualified personnel, or do so at a reasonable cost, for its business to succeed. If Jazz fails to retain, hire, train and integrate qualified employees, it will not be able to maintain and expand its business.

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A significant portion of Jazz’s workforce is unionized, and its operations may be adversely affected by work stoppages, strikes or other collective actions which may disrupt its production and adversely affect the yield of its fab.

A significant portion of Jazz’s employees at its Newport Beach, California fab are represented by a union and covered by a collective bargaining agreement that expires in 2008. We cannot predict the effect that continued union representation or future organizational activities will have on Jazz’s business. Conexant experienced a work stoppage at Jazz’s Newport Beach, California fab in 1998. We cannot assure you that Jazz will not experience a material work stoppage, strike or other collective action in the future, which may disrupt its production and adversely affect its customer relations and operational results.

If Jazz is unable to collaborate successfully with electronic design automation vendors and third-party design service companies to meet its customers’ design needs, its business could be harmed.

Jazz has established relationships with electronic design automation vendors and third-party design service companies. Jazz works together with these vendors to develop complete design kits that its customers can use to meet their design needs using Jazz’s process technologies. Jazz’s ability to meet its customers’ design needs successfully depends on the availability and quality of the relevant services, tools and technologies provided by electronic design automation vendors and design service providers, and on whether Jazz, together with these providers, are able to meet customers’ schedule and budget requirements. Difficulties or delays in these areas may adversely affect Jazz’s ability to attract customers, and thereby harm Jazz.

Risks Related to Jazz’s Manufacturing

Jazz’s manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions that can significantly increase its costs and delay product shipments to its customers.

Jazz’s manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified to improve fab and manufacturing yields and product performance. Impurities or other difficulties in the manufacturing process or defects with respect to equipment or supporting facilities can lower manufacturing yields, interrupt production or result in losses of products in process. As system complexity has increased and process technology has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. From time to time Jazz has experienced production difficulties that have caused delivery delays and quality control problems. In the past, Jazz has encountered manufacturing and related problems, including:

•	capacity constraints due to changes in product mix;

•	the delayed delivery or qualification of equipment critical to its production, including steppers and chemical stations;

•	delays during expansions and upgrades of its clean rooms and other facilities;

•	difficulties in increasing production at its Newport Beach, California fab and at its manufacturing suppliers;

•	difficulties in changing or upgrading its process technologies at its Newport Beach, California fab and at its manufacturing suppliers;

•	raw materials shortages and impurities;

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•	required unscheduled maintenance or repairs;

•	malfunctions of its wafer production equipment or that of its manufacturing suppliers; and

•	other operational and engineering problems resulting in reduced product yields for its customers.

We cannot guarantee you that Jazz will be able to maintain its efficiency or avoid impurities in the manufacturing process or avoid other manufacturing disruptions in the future, to the same extent as in the past. In addition, we cannot guarantee you that Jazz manufacturing suppliers will not experience production difficulties.

If Jazz is unable to obtain raw materials and equipment in a timely manner, its production schedules could be delayed and it may lose customers.

Jazz depends on its suppliers of raw materials. To maintain competitive manufacturing operations, Jazz must obtain from its suppliers, in a timely manner, sufficient quantities of materials at acceptable prices. Although Jazz sources most of its raw materials from several suppliers, it obtains its silicon wafers only from Wacker Siltronic Corporation because of the consistent quality of their wafers, the long working history of Conexant and its predecessor, Rockwell International Corporation, with this supplier and its sales arrangement with this supplier. Siltronic maintains an approximately six week supply of inventory at Jazz’s fab. We believe that qualification of a second wafer supplier could take from six months to one year. Jazz also uses single suppliers for photomasks and certain photoresists used in its processes. For example, Photronics Inc. is the sole-service supplier of Jazz’s photomasks. We believe it would take between ten and twelve months to qualify a new supplier if Photronics was unable or unwilling to continue as a supplier. Jazz receives EKC 652, a chemical used in the etch process, from E.I. du Pont de Nemours and Company. DuPont is the sole producer of this chemical, and its chemistry is unique. We believe that it would take between five and six months to replace this chemical if DuPont was unable or unwilling to continue as a supplier. Jazz does not have long-term contracts with most of its suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to Jazz because of capacity constraints. Consequently, Jazz has experienced difficulty in obtaining the quantities of raw materials it needs on a timely basis.

From time to time Jazz may reject materials that do not meet its specifications, resulting in a decline in manufacturing or fab yields. We cannot assure you that Jazz will be able to obtain sufficient quantities of raw materials and other supplies in a timely manner. If the supply of materials is substantially diminished or if there are significant increases in the costs of raw materials, Jazz may not be able to obtain raw materials at all or it may be forced to incur additional costs to acquire sufficient quantities of raw materials to sustain its operations, which may increase its marginal costs and reduce profitability.

Jazz also depends on a limited number of manufacturers and vendors that make and maintain the complex equipment it uses in its manufacturing processes. Jazz relies on these manufacturers and vendors to improve its technology to meet its customers’ demands as technology improves. In periods of volatile market demand or with respect to the procurement of unique tools, the lead times from order to delivery of this equipment can be as long as six to 12 months. Following delivery, installation and qualification of its processes on this equipment can also be time consuming and difficult. If there are delays in the delivery, installation or qualification of equipment, it could cause Jazz to delay its introduction of new manufacturing capacity or process technologies and delay product deliveries, which may result in the loss of customers and revenues.

Jazz relies on ASMC and HHNEC, manufacturing suppliers over whom it has limited control, for a significant portion of its future manufacturing capacity, and these manufacturing suppliers may not deliver sufficient production capacity or quality to allow Jazz to meet its customers’ needs.

Jazz operates one semiconductor fabrication facility in Newport Beach, California, in which it currently produces the majority of its products. Jazz has entered into manufacturing supply agreements with ASMC and HHNEC that are designed to allow it to utilize production capacity at two additional fabrication facilities in China. Jazz expects to use its Newport Beach, California fab to develop and implement new specialty process technologies required to meet the needs of its customers, and to use the foundry capacity of ASMC and HHNEC to support higher volume production for its customers once process implementation and part qualification are complete. Jazz is dependent on these arrangements to achieve the capacity levels needed for its business to continue to grow. However, Jazz has limited control over ASMC’s and HHNEC’s production and quality control systems, and these companies have limited manufacturing experience using Jazz’s specialty process technologies. Jazz relies on its third-party manufacturers to implement successfully its specialty process technologies at their facilities. This has in the past, and may in the future, require more time than Jazz anticipates. Jazz began to utilize volume production capacity at ASMC in the first quarter of 2004 and it has not fully tested its ability to access capacity at acceptable quality levels of ASMC and HHNEC. Jazz is aware of certain instances where the yield of product produced by ASMC and HHNEC has been below that of Jazz’s Newport Beach fab, although still sufficient to meet customers’ demands. Jazz believes that ASMC and HHNEC have periodically experienced increased demands for their available capacity. While these suppliers have substantially met its requests for wafers to date, if Jazz had a sudden significant increase in demand for their services, it is possible that they would not be able to satisfy Jazz’s increased demand in the short term and that from time to time may be unable to provide all of the manufacturing capacity Jazz may desire to utilize, including amounts that are within the capacity they have contractually agreed to provide Jazz. Should Jazz fail to maintain and expand its manufacturing supply agreements or fail to implement its specialty processes at a manufacturing supplier’s facility in a timely manner, or if its manufacturing suppliers do not continue to deliver the capacity that it requires in a timely manner or do not produce wafers to specifications and at costs acceptable to its customers, Jazz’s ability to meet its customers’ needs could be seriously harmed and its customers may turn to its competitors to satisfy their requirements, causing Jazz to lose significant sources of revenues.

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If the semiconductor wafers Jazz manufactures are used in defective products, Jazz may be subject to product liability or other claims and its reputation could be harmed.

Jazz provides custom manufacturing to its customers who use the semiconductor wafers it manufacture as components in their products sold to end users. If these products are used in defective or malfunctioning products, Jazz could be sued for damages, especially if the defect or malfunction causes physical harm to people. The occurrence of a problem could result in product liability claims as well as a recall of, or safety alert or advisory notice relating to, the product. We cannot assure you that Jazz’s insurance policies will cover specific product liability issues or that they will be adequate to satisfy claims made against Jazz in the future. Also, Jazz may be unable to obtain insurance in the future at satisfactory rates, in adequate amounts, or at all. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on Jazz’s business, financial condition and on its ability to attract and retain customers.

Jazz occasionally manufactures wafers based on forecasted demand, rather than actual orders from customers. If Jazz’s forecasted demand exceeds actual demand it may have obsolete inventory, which could have a negative impact on its gross margin.

Jazz initiates production of a majority of its wafers once it has received an order from a customer. Jazz generally does not carry a significant inventory of finished goods unless it receives a specific customer request or if it decides to produce wafers in excess of customer orders, because it forecasts future excess demand and capacity constraints. If Jazz’s forecasted demand exceeds actual demand, it may be left with excess inventory that ultimately becomes obsolete and must be scrapped when it cannot be sold. Significant amounts of obsolete inventory could have a negative impact on Jazz’s gross margin and results of operations.

Jazz may be subject to the risk of loss due to fire because materials it uses in its manufacturing processes are highly flammable and its insurance coverage may not be sufficient to cover all of its potential losses.

Jazz uses highly flammable materials such as silane and hydrogen in its manufacturing processes and may therefore be subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. Jazz maintains insurance policies to reduce losses caused by fire, including business interruption insurance. Jazz’s insurance coverage is subject to deductibles and would not be sufficient to cover all of its potential losses such as the full replacement of its fab. If Jazz’s fab or its manufacturing suppliers’ fabs were to be damaged or cease operations as a result of a fire, the time to repair or rebuild the fab would be significant and it would reduce Jazz’s manufacturing capacity, delay the manufacture of its customers’ products, reduce its revenues and profits, cause Jazz to lose important customers and would have a material adverse effect on Jazz’s results of operations.

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Jazz’s production yields and business could be significantly harmed by natural disasters, particularly earthquakes.

Jazz’s Newport Beach, California fab is located in southern California, a region known for seismic activity. In addition, substantially all of Jazz’s manufacturing suppliers’ capacity is located in a geographically concentrated area in China, where disruptions from natural disasters may affect the region. Due to the complex and delicate nature of our manufacturing processes, Jazz and its manufacturing suppliers’ facilities are particularly sensitive to the effects of vibrations associated with even minor earthquakes. Jazz’s business operations depend on its ability to maintain and protect its facilities, computer systems and personnel. We cannot be certain that precautions Jazz has taken to seismically upgrade its fab will be adequate to protect its facilities in the event of a major earthquake, and any resulting damage could seriously disrupt Jazz’s production and result in reduced revenues.

Jazz’s production may be interrupted if it cannot maintain sufficient sources of fresh water and electricity.

The semiconductor manufacturing process requires extensive amounts of fresh water and a stable source of electricity. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict Jazz’s access to these utilities in the areas in which its fabs are located. In particular, Jazz’s Newport Beach, California fab is located in an area that is susceptible to water and electricity shortages. If there is an insufficient supply of fresh water or electricity to satisfy Jazz’s requirements, it may need to limit or delay its production, which could adversely affect its business and operating results. Increases in utility costs would also increase Jazz’s operating expenses. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production and a deterioration in Jazz’s manufacturing yields, and substantial downtime to reset equipment before resuming production.

Failure to comply with environmental regulations could harm Jazz’s business.

Jazz uses hazardous materials and substances in the manufacturing and testing of products and in the development of its technologies in its research and development laboratories. Jazz is subject to a variety of local, state and federal regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous materials and substances. Failure to comply with environmental regulations could result in revocation of operating permits, the imposition of substantial fines or penalties on Jazz, interruption of production, alteration of Jazz’s manufacturing processes or cessation of operations. In addition, Jazz must obtain and comply with operating permits in a timely manner to support its product development and product ramp or its production may be delayed or halted. Compliance with environmental regulations could require Jazz to pay increased fees, acquire expensive pollution control equipment or to incur other substantial expenses. Jazz could also be required to incur costs associated with the investigation and remediation of contamination at currently or formerly owned, operated or used sites, or at sites at which its hazardous waste was disposed. Any failure by Jazz to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject Jazz to significant liabilities, including joint and several liability under certain statutes. The imposition of these liabilities could significantly harm Jazz’s business.

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FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or Jazz in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the merger proposal and seeking conversion;

•	the amount of cash on hand available to the surviving company after the merger;

•	Jazz’s and Acquicor’s business strategy;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Jazz and/or Acquicor is engaged;

•	fluctuations in customer demand;

•	management of rapid growth; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Acquicor, Jazz or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Acquicor and Jazz undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on the business, prospects, financial condition or operating results of Acquicor and/or Jazz.

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SPECIAL MEETING OF ACQUICOR STOCKHOLDERS

General

We are furnishing this proxy statement to the Acquicor stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of Acquicor stockholders to be held on [___], 200[6], and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about [___], 200[6] in connection with the vote on the merger proposal, the certificate amendment proposals, the incentive plan proposal and the adjournment proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting. Unless the context requires otherwise, the terms “we,” “us,” and “our” refer to Acquicor Technology Inc.

Date, Time and Place

The special meeting of stockholders will be held on [___], 200[6], at [___]:00 [a][p].m., Pacific Time, at [___].

Purpose of the Acquicor Special Meeting

At the special meeting, we are asking holders of Acquicor common stock to approve the following proposals:

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The Merger Proposal — a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C. as the Jazz stockholders’ representative, and to approve the merger contemplated thereby, pursuant to which Acquicor will acquire Jazz for total consideration of approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering;

•	The Certificate Amendment Proposals — four proposals to approve an amendment and restatement of the certificate of incorporation of Acquicor to:

•	change the name of Acquicor from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.”;

•	remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination;

•	restrict the Acquicor stockholders’ ability to act by written consent; and

•	increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

•	The Incentive Plan Proposal — a proposal to approve the 2006 Equity Incentive Plan; and

•
The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger proposal or any of the certificate amendment proposals.

Recommendation of Acquicor Board of Directors

Our board of directors:

•
has determined that each of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and adjournment proposal is fair to and in the best interests of us and our stockholders;

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•
has approved the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and adjournment proposal;

•
recommends that our common stockholders vote “FOR” each of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and adjournment proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on [___], 200[6], as the “record date” for determining Acquicor stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on [___], 200[6], there were [___] shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of December 13, 2006, the Acquicor Inside Stockholders, either directly or beneficially, owned and were entitled to vote 5,707,072 shares, or approximately 16.6% of Acquicor’s outstanding common stock. In connection with the IPO, Acquicor and ThinkEquity Partners LLC entered into agreements with the Acquicor Inside Stockholders pursuant to which the Acquicor Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO, other than any shares included in the units purchased in the private placement consummated on March 13, 2006, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO are voted on such proposal. In addition, the Acquicor Inside Stockholders have agreed to vote any shares of common stock included in units purchased by them in the private placement or in connection with or following the IPO “FOR” the adoption of the merger proposal. They have also indicated that they intend to vote their shares “FOR” all other proposals being presented at the special meeting, including, if necessary, the adjournment proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock will constitute a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the American Stock Exchange, your broker may not vote your shares on the merger proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal. Since a stockholder must affirmatively vote against adoption of the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the merger proposal may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the adoption of the merger proposal may exercise their conversion rights. See the information set forth in “Special Meeting of Acquicor Stockholders—Conversion Rights.”

Vote of Our Stockholders Required

The adoption of each of the certificate amendment proposals will require the affirmative vote of holders of a majority of Acquicor common stock outstanding on the record date. The adoption of the merger proposal will require the affirmative vote of the holders of a majority of the shares of our common stock issued in the IPO voting at the special meeting; provided, however, that if 20% (5,750,000) or more of the shares purchased in our IPO vote against adoption of the merger proposal and demand conversion then the merger will not be completed. Because abstentions are not votes, they will have no effect on the approval of the merger agreement. The certificate of amendment proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote. As a result, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote “AGAINST” these proposals.

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The adoption of the incentive plan proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the special meeting in person or by proxy. Abstentions are deemed entitled to vote on the proposals. Therefore, they have the same effect as a vote “AGAINST” the proposal. Broker non-votes are not deemed entitled to vote on these proposals and, therefore, they will have no effect on the vote on these proposals.

Voting Your Shares

Each share of Acquicor common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to vote your shares of Acquicor common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ACQUICOR’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ACQUICOR CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call [___], our proxy solicitor, at [___], or our corporate secretary at (949) 759-3434.

52.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the merger proposal, the name change proposal, the fifth article proposal, the written consent proposal, the authorized shares proposal, the incentive plan proposal and the adjournment proposal. Under our by-laws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Pursuant to Acquicor’s amended and restated certificate of incorporation, a holder of shares of Acquicor common stock issued in the IPO may, if the stockholder affirmatively votes against the merger, demand that Acquicor convert such shares into an amount in cash equal to a pro rata portion of the funds held in Acquicor’s trust account (net of taxes payable on the interest earned thereon) calculated as of the date that is two business days prior to the completion of the merger. This demand must be made in writing prior to the close of the vote on the merger proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Acquicor at any time up to the special meeting. If properly demanded and the merger is completed, Acquicor will convert each share of common stock into a pro rata portion of the trust account as of the record date. As of September 30, 2006, there was approximately $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes), or approximately $5.81 per share issued in the IPO. The actual conversion price will differ from $5.81 per share due to interest earned on the funds in the trust account since September 30, 2006 (net of taxes payable and up to $375,000 of earned interest that may be released to Acquicor to fund operating expenses). If you exercise your conversion rights, then you will be exchanging your shares of Acquicor common stock for cash and will no longer own the shares after the merger. You will be entitled to receive cash for these shares only if you continue to hold these shares through the completion of the merger and then tender your stock certificate to Acquicor. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated. Prior to exercising conversion rights, our stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the merger is not completed, these shares will not be converted into cash. However, if we are unable to complete the merger, we may be required to commence proceedings to dissolve and liquidate. In such event, we cannot guarantee that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we had completed the merger. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If We Are Unable To Consummate A Business Combination Within The Prescribed Time Frames And Are Forced To Dissolve And Distribute Our Assets, The Per-Share Distribution To Our Public Stockholders Will Be Less Than $6.00,” “Risk Factors—If We Do Not Complete A Business Combination And Dissolve, Payments From The Trust Account To Our Public Stockholders May Be Delayed” and “Other Information related to Acquicor—Plan of Dissolution and Distribution of Assets if No Business Combination.”

If the holders of 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against adoption of the merger proposal and demand conversion of their shares, we will not complete the merger.

Appraisal Rights

Stockholders of Acquicor do not have appraisal rights in connection the merger under the DGCL.

53.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card. ThinkEquity Partners LLC, CRT Capital Group LLC, Wedbush Morgan Securities, Inc. and GunnAllen Financial, Inc., the underwriters in the IPO, and Paul A. Pittman, a financial advisor to Acquicor and formerly a partner of and the head of Merger and Acquisitions at ThinkEquity Partners LLC, may also solicit proxies on our behalf. [[___], a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $[___] plus out-of-pocket expenses. Such fee will be paid with non-trust account funds.]

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Acquicor Inside Stockholders

As of December 13, 2006, the Acquicor Inside Stockholders, either directly or beneficially, owned and were entitled to vote 5,707,072 shares or approximately 16.6% of Acquicor’s outstanding common stock. In connection with the IPO, Acquicor and ThinkEquity Partners LLC, entered into agreements with the Acquicor Inside Stockholders pursuant to which the Acquicor Inside Stockholders agreed to vote the shares owned by them immediately prior to the IPO, other than any shares included in the units purchased in the private placement consummated on March 13, 2006, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. In addition, the Acquicor Inside Stockholders have agreed to vote any shares of common stock included in units purchased by them in the private placement or in connection with or following the IPO “FOR” the adoption of the merger proposal. They have also indicated that they intend to vote their shares “FOR” all other proposals being presented at the special meeting, including, if necessary, the adjournment proposal.

54.

THE MERGER PROPOSAL

The discussion in this document of the merger and the principal terms of the Agreement and Plan of Merger, dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C. as the Jazz stockholders’ representative, is subject to, and is qualified in its entirety by reference to, the merger agreement. The description of the merger agreement in this proxy statement is qualified in its entirety by reference to the full text of the merger agreement attached hereto as Annex A, which is incorporated by reference herein. The merger agreement contains representations and warranties Jazz, Acquicor and Joy made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract among Jazz, Acquicor and Joy and may be subject to important qualifications and limitations agreed to by Jazz, Acquicor and Joy in connection with negotiating its terms and pursuant to confidential schedules delivered by the parties.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among Jazz, Acquicor and Joy rather than establishing matters as facts.

General Description of the Merger

On September 26, 2006, Acquicor and Joy entered into an Agreement and Plan of Merger with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy will merge with and into Jazz. Upon the completion of the merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of Acquicor. It is anticipated that Acquicor will be renamed “Jazz Technologies, Inc.” after completion of the merger. Total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million. Under the terms of the merger agreement, the purchase price will be paid as follows: (i) $16.3 million to be paid to Conexant to redeem 7,583,501 shares of Jazz’s Class B common stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant eliminating Jazz’s obligation to issue additional shares of Jazz Class B common stock to Conexant; (ii) up to $1.75 million to be paid as stay bonus payments to certain Jazz employees; (iii) up to $29 million to be paid into escrow, and (iv) the remaining amounts to be paid to the Jazz stockholders or the Jazz stockholder representative. The purchase price is subject to a possible decrease of up to $4.5 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing, based on the working capital position of Jazz as of the closing as further described under “The Merger Agreement-Merger Consideration”. In addition, following the closing, Acquicor may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events occurring during the first three years following the closing as further described under “The Merger Agreement-Merger Consideration”. In such case, Acquicor will pay an amount equal to 50% of the amount (if any) by which such proceeds exceed $10 million to Jazz’s former stockholders. Acquicor will not assume any Jazz stock options and any Jazz stock options will be canceled at the closing.

The merger is expected to be completed during the first quarter of 2007, subject to obtaining the required adoption of the merger agreement by Acquicor’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail below.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Acquicor, Jazz and The Carlyle Group and funds under its management (collectively, “Carlyle”), the most significant group of Jazz stockholders prior to the completion of merger. The following is a brief discussion of the background of these negotiations, the merger and related transactions. Acquicor’s management and its consultants have no relationship with Jazz or Carlyle other than as disclosed in this proxy statement.

Acquicor is a blank check company organized for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. In March 2006, Acquicor consummated the IPO and a concurrent private placement from which it received gross proceeds of approximately $174.5 million and net proceeds of approximately $165.1 million. Approximately $164.3 million of the net proceeds of the IPO and the private placement were placed in a trust account pending the consummation of a business combination. As of September 30, 2006, there was approximately $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes).

55.

As disclosed in the prospectus for the IPO, at no time prior to the consummation of the IPO did Acquicor or any officers, directors, consultants or affiliates of Acquicor identify, contact, or engage in any discussions regarding a business combination with any potential target on behalf of Acquicor.

During the period from April 2006 through September 2006, Acquicor was involved in sourcing and evaluating prospective businesses regarding potential business combinations. As a preliminary matter, in April 2006, Acquicor engaged Paul A. Pittman, formerly a partner and the head of mergers and acquisitions at ThinkEquity Partners LLC, one of the underwriters in the IPO, and George Lauro as business and financial consultants to assist in the business combination process In addition, Acquicor engaged Allen Grogan in April 2006 as a legal consultant to assist in the business combination process and day-to-day legal matters and Luca Fabbri in May 2006 as an additional business and financial consultant.

In April 2006, Mr. Lauro, working with Acquicor management, created a database of potential targets for a business combination, consisting of companies that currently had Form S-1 registration statements relating to initial public offerings on file with the SEC, private companies with more than $150 million in revenues, large public companies seeking to divest divisions, transactions proposed by investment bankers and private equity firms and undervalued public companies. At a meeting on April 5, 2006 in Palo Alto, Dr. Amelio, Mrs. Hancock and Messrs. Pittman and Lauro met to review the preliminary database and establish criteria for identifying companies of particular interest. Following that meeting, each person in attendance at that meeting, as well as the members of the Board of Directors of Acquicor, were asked to cull from that database a short list of companies that he or she considered to be the most interesting prospects. These lists were then cross-checked against each other to assess the extent to which selections overlapped. This resulted in a prioritized list of potential candidates for a business combination.

Using this list and the underlying database as a guide, Acquicor management attempted to initiate conversations (i) directly with third-party companies they believed could make attractive combination partners, (ii) with professional service providers (lawyers, accountants, consultants and bankers), (iii) with their own network of business associates and friends, and (iv) with third-party intermediaries, including investment bankers. Acquicor also responded to inquiries or solicitations from (i) companies looking for capital or investment alternatives, and (ii) investment bankers or other similar professionals who represented companies engaged in sale or fund-raising processes. From time to time the database of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

As a result of these efforts, Acquicor contacted, either directly or through a third party intermediary, approximately 12 potential targets and held detailed discussions with 7 potential target companies, including Jazz. Acquicor signed non-disclosure agreements relating to six of these potential business combination opportunities. Acquicor also had extensive discussions with one potential target company with which a non-disclosure agreement was not signed. Acquicor was still in discussions with a potential target company other than Jazz as late as September 20, 2006, six days before the merger agreement was signed. With respect to each of these business combination opportunities, discussions included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and discussions of management objectives, business plans and projections. Each of the seven potential target companies with which Acquicor engaged in detailed discussions was either in the initial database created by the Acquicor team or in a subsequent version of that database as updated. None of the discussions with the potential target companies, other than Jazz, resulted in a definitive agreement regarding a potential business combination.

Based on their experience in sourcing investment opportunities, the Acquicor management assessed the competition for quality companies that could be a potential target for a business combination and determined that a company that Acquicor’s management identified as a suitable potential business combination partner would typically have several alternatives to any potential business combination with Acquicor, including remaining independent or selling itself to another third party, as well as sourcing capital either privately or publicly. Additionally, in many cases, Acquicor management had to spend time educating a prospective business combination partner about ‘‘blank check” companies and explain, from Acquicor management’s perspective, the benefits Acquicor may be able to offer versus other alternatives they may be considering. The reasons varied for why Acquicor did not reach agreement with potential business combination partners other than Jazz. For example, after preliminary discussions with one potential target, the lead investor made it clear that it was not ready to pursue the sale of such potential target business and terminated further negotiations. In another case, Acquicor determined that the potential target business was too risky because it was dependent on a single customer for a substantial majority of its business. With another company, Acquicor was unable to reach agreement on the terms of a nondisclosure agreement that would permit discussions to proceed to a more advanced stage. Negotiations with another company proceeded to quite an advanced stage, but the negotiations ultimately were terminated by the other party when it became apparent that Acquicor and the other company were too far apart on price.

56.

In the course of meeting with various third parties regarding potential candidates for a business combination, Dr. Amelio and Messrs. Lauro and Pittman met with representatives from one of the co-lead underwriters for Jazz’s second proposed initial public offering on April 25, 2006. At that meeting, a managing director of the investment bank inquired whether Acquicor would consider discussing a possible business combination with Jazz. Jazz had filed a registration statement on Form S-1 with the SEC on January 21, 2004 relating to a proposed initial public offering of its common stock in 2004, which it withdrew in June 2005 prior to becoming effective. Jazz filed a subsequent registration statement on Form S-1 with the SEC on April 24, 2006 relating to another proposed initial public offering of its common stock. Although Acquicor was generally familiar with Jazz, and Jazz was in Acquicor’s database of potential business combination partners, Acquicor was not aware prior to this meeting with the investment bank that Jazz had filed its April 24, 2006 registration statement on Form S-1 for a proposed initial public offering with the SEC, and Acquicor was not aware prior to this meeting that Jazz might consider a business combination.

Following the April 25, 2006 meeting, Acquicor was put in contact with representatives from Carlyle to initiate discussions about a potential business combination between Jazz and Acquicor. On May 4, 2006, Carlyle sent to Acquicor a proposed form of mutual nondisclosure agreement, which was negotiated and revised over the course of several days. The mutual nondisclosure agreement was signed on May 8, 2006. Thereafter, Acquicor began due diligence based on publicly available documents, including Jazz’s registration statement on Form S-1 and materials supplied to Acquicor by Carlyle. Carlyle specifically requested that Acquicor not contact anyone at Jazz directly until authorized to do so by Carlyle and Jazz management was not informed of the discussions between Acquicor and Carlyle.

A dinner meeting was held on May 10, 2006 among Dr. Amelio, Mr. Pittman and Claudius (Bud) Watts IV and Todd Newnam, managing directors of Carlyle. At that initial meeting, Acquicor and Carlyle determined that there was mutual interest in continuing discussions and evaluating the merits of a possible business combination.

Based on publicly available documents and materials supplied by Carlyle, Messrs. Pittman, Fabbri and Lauro, in consultation with Dr. Amelio and Mrs. Hancock, began to develop a valuation analysis of Jazz, taking into account comparable acquisitions of private companies, public company valuations, discounted cash flow and other factors. Acquicor’s initial conclusion in internal discussions in late May and early June 2006 was that the appropriate purchase price for Jazz was somewhere in the range of $240 million to $290 million. In a telephone conversation on June 5, 2006, Dr. Amelio communicated this range to Mr. Watts, who responded that the low end of the range needed to be not lower than $260 million, and the high end of the range needed to be $300 million. After further discussions on June 5 and 6, Dr. Amelio agreed that Acquicor would be willing to pursue negotiations in a range of between $260 million and $290 million, with the merger consideration structured as 70% cash and 30% equity.

On June 7, 2006, Carlyle informed Acquicor that it had informed Conexant Systems, Inc., another significant Jazz stockholder, of the discussions that had taken place between Carlyle and Acquicor regarding a possible business combination and that Carlyle intended to have discussions with Jazz management regarding a possible business combination. On June 12, 2006, Acquicor sent to Carlyle a preliminary due diligence questionnaire regarding Jazz. On June 16, 2006, a nondisclosure agreement was negotiated and signed between Jazz and Acquicor. On June 19 and 20, 2006, Mr. Grogan visited Jazz’s headquarters in Newport Beach to undertake preliminary due diligence. On June 20, 2006, Dr. Amelio, Mrs. Hancock and Messrs. Pittman, Fabbri and Grogan met with Dr. Li, Brent Jensen, Jazz’s Chief Financial Officer at that time, and Carolyn Follis, Jazz’s General Counsel, to review financial materials and projections and discuss intellectual property due diligence. Further diligence meetings between Messrs. Fabbri and Lauro and Jazz management occurred on June 26 and 27, 2006. On June 26, 2006, Dr. Amelio and Messrs. Pittman, Fabbri and Lauro were given a guided tour of Jazz’s manufacturing facility in Newport Beach by Theodore Zhu, Vice President Sales and Chief Marketing Officer of Jazz.

57.

On June 23, 2006, Acquicor sent a preliminary draft of a letter of intent and term sheet to Carlyle. The parties then proceeded to involve their respective counsel, Cooley Godward Kronish LLP for Acquicor and Latham & Watkins LLP for Jazz and Carlyle, to review and revise the term sheet and to help negotiate the key terms of the term sheet and the proposed business combination. There were extensive discussions regarding key deal terms between June 30, 2006 and July 10, 2006 in multiple telephone conversations and emails among Messrs. Pittman, Newnam and Watts and Dr. Amelio. On July 5, 2006, Mr. Watts proposed to Dr. Amelio three alternative structures for the proposed cash and stock transaction: (a) a purchase price of $290 million, including the purchase of Jazz’s interest in HHNEC, (b) a purchase price of $270 million, with Jazz’s interest in HHNEC to be transferred to the current Jazz stockholders or (c) a purchase price of $280 million, including Jazz’s interest in HHNEC, with an earn-out provisions that would give the Jazz stockholders 50% of the proceeds from any sale of Jazz’s interest in HHNEC after the completion of the merger. On July 7, 2006, Dr. Amelio responded that Acquicor would be willing to pay $265 million for Jazz, including Jazz’s interest in HHNEC. In further discussions on July 8, 2006, Mr. Watts and Dr. Amelio agreed that the merger would be structured as an all cash transaction. Dr. Amelio proposed on July 8, 2006, a $260 million purchase price with $185 million payable at closing and the remaining $75 million payable one year later, with the deferred payment accruing interest at 8%, with the Jazz stockholders also to receive 50% of amounts in excess of $10 million received from a liquidity event related to Jazz’s interest in HHNEC within three years after the completion of the merger. Mr. Watts responded the same day that a structure involving a deferred payment was not acceptable. In telephone conversations and emails on July 9, 2006, Dr. Amelio and Mr. Watts agreed on a basic price structure involving a purchase price of $260 million in cash, with the Jazz stockholders also to receive 50% of amounts in excess of $10 million received from a liquidity event related to Jazz’s interest in HHNEC within three years after the closing, and an adjustment to the $260 million purchase price based on deviations from Jazz’s September 29, 2006 financial statements.

After continued negotiations, on July 21, 2006, a non-binding term sheet was signed by Acquicor, Jazz and Carlyle outlining the principal terms of a possible business combination. On July 21, 2006, counsel to Acquicor distributed to Jazz, Carlyle and their counsel the first draft of the merger agreement. Thereafter, the parties engaged in extensive negotiations and the exchange of multiple drafts of definitive transaction documents. In addition, during this period, there were frequent communications among Acquicor, Jazz, Carlyle and their respective counsel, including emails regarding the negotiation of transaction terms, due diligence materials and supplemental due diligence requests, drafts of various transaction documents, and updates on the financial performance of Jazz.

In July 2006, Acquicor also engaged Meridian Executive Partners, LLC, a third party consulting firm with experience in the computer and semiconductor industries, to conduct business and technical due diligence on Jazz. Representatives of Meridian met with key members of Jazz management several times during July 2006. The firm provided a preliminary oral presentation of their analysis and recommendations regarding marketing and sales, technology, manufacturing operations, intellectual property and general business concerns to Acquicor management on July 26, 2006, followed by a written report dated July 28, 2006 and a presentation to Acquicor’s board of directors on August 1, 2006. Acquicor engaged BDO Seidman, LLP (“BDO”) to review and discuss with Ernst & Young LLP, Jazz’s independent public accountant, the work papers for their audit of Jazz’s financial statements for the fiscal year ended December 30, 2005. BDO’s engagement for such services was pre-approved by Acquicor’s audit committee on July 15, 2006, the field work was undertaken between July 15, 2006 and July 28, 2006 and a formal engagement letter was entered into on July 31, 2006.

In addition, Acquicor contacted several investment banking firms in July 2006 regarding providing a fairness opinion to Acquicor’s board of directors with respect to the proposed business combination with Jazz. In evaluating these investment banking firms, Acquicor considered the firms’ respective reputations generally, in the high technology industry and in the particular area of providing fairness opinions. One of the firms contacted by Acquicor, Needham & Company, LLC, acted as the co-lead underwriter in Jazz’s second proposed initial public offering and was more familiar than the other firms with Jazz’s business. Needham & Company informed Jazz that if engaged by Acquicor to render a fairness opinion, it would withdraw as an underwriter from Jazz’s proposed initial public offering. Based in part on Needham & Company’s reputation as well as its knowledge of Jazz, in late July 2006, Acquicor negotiated an engagement letter, which was signed on August 1, 2006, with Needham & Company to provide to the Acquicor board of directors an opinion as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor in the proposed merger with Jazz.

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On August 1, 2006 the Acquicor board of directors met to discuss Jazz. The Acquicor board ratified the execution of the non-binding term sheet, authorized the engagement of Needham & Company to act as financial advisor to the Company in connection with the proposed merger and, in connection therewith, render an opinion as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor in the merger, and authorized the negotiation of the terms of a definitive merger agreement and related agreements generally consistent with the term sheet. In addition, the Acquicor board received a presentation from Dr. Amelio on Jazz’s business and opportunities, from Mr. Pittman on the proposed transaction structure and valuation analysis, from BDO on its accounting diligence, from Mr. Grogan on general legal diligence and from Meridian on its business and technical diligence.

Negotiations and the exchange of draft transaction documents continued through August culminating with all-day meetings on August 29 and 30, 2006 among Acquicor and Carlyle and their respective counsel to negotiate the merger agreement. At the end of these meetings, Carlyle made a proposal that, subject to the satisfaction of certain conditions, would provide for financing by Jazz stockholders if needed by Acquicor to complete the merger in recognition of the agreement between the parties that the completion of the merger should not be contingent upon or delayed for finalization of third-party financing, but no terms were agreed to at that time. Further negotiations continued after those meetings primarily surrounding the working capital-based purchase price adjustments and conditions related to Acquicor’s financing of the proposed merger, including the stockholder financing terms. In a September 14, 2006 telephone call, Mr. Pittman and Mr. Newnam discussed several proposals for the stockholder financing but failed to reach agreement. On September 15, 2006, Mr. Pittman had telephone calls with Mr. Newnam and Mr. Watts and an email exchange in which he proposed a purchase price adjustment based on a working capital target that would result in a purchase price of between $255 million and $265 million, and proposed specific interest rates and terms for stockholder financing of up to $80 million. There were several additional email exchanges between Mr. Pittman and Mr. Watts on September 16 and 17, 2006 that culminated in Carlyle and Acquicor reaching agreement on September 17, 2006 on the principal terms of a purchase price adjustment based on a working capital target that would result in a purchase price of between $255.5 million and $264.5 million and on the principal terms of stockholder financing of up to $80 million if needed by Acquicor to complete the proposed merger. The details of the stockholder financing and working capital adjustment mechanism were finalized during the subsequent week with all parties working to finalize the transaction documents the weekend prior to September 25, 2006.

On September 21, 2006, the Acquicor board of directors met to discuss the proposed merger with Jazz and the status of discussions relating to another potential business combination in lieu of the proposed merger with Jazz. Dr. Amelio and Mrs. Hancock gave the board of directors a report on the status of discussions relating to the other potential business combination and reported that such discussions had ceased due to an inability to agree on price. Dr. Amelio and Messrs. Pittman and Grogan then proceeded to give the board of directors an update of negotiations with and diligence on Jazz, including the status and terms of the transaction documents. The Acquicor board of directors authorized the continued negotiation of the terms of a definitive merger agreement and related agreements with Jazz.

On September 25, 2006, the Acquicor board of directors met again to authorize the proposed merger with Jazz. Acquicor counsel reviewed the terms of the merger agreement and related agreements and answered questions directed by members of the Acquicor board of directors. Needham & Company rendered to the Acquicor board of directors an opinion as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor in the merger. Acquicor’s independent directors also determined that Jazz had a fair market value equal to at least 80% of Acquicor’s net assets. The Acquicor board of directors then approved the merger and related transactions by a vote of four to zero (with one board member not present for the meeting).

On September 26, 2006 Acquicor and Jazz entered into the definitive merger agreement and related agreements and publicly announced their agreement through a joint press release. Also, on September 26, 2006, Jazz received written consents approving the merger from a sufficient number of its stockholders required under its certificate of incorporation and the DGCL for such approval. On September 27, 2006, Jazz withdrew its registration statement on Form S-1 related to its second proposed initial public offering.

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Acquicor’s Board of Directors’ Reasons for the Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. Acquicor’s board of directors considered various industry and financial data, including certain valuation analyses and metrics compiled by Acquicor’s management, in order to determine that the merger transaction was fair, from a financial perspective, and in the best interests of Acquicor and its stockholders.

Acquicor conducted a due diligence review of Jazz that included an industry analysis, a description of Jazz’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration to be paid by Acquicor. During its negotiations with Jazz, Acquicor did not receive services from any financial advisor other than Mr. Pittman and the services provided by Needham & Company in connection with their fairness opinion. Prior to approving the merger agreement, the Acquicor board of directors obtained an opinion from Needham & Company as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor in the merger.

Acquicor’s board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, Acquicor’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of Acquicor’s board of directors may have given different weight to different factors. Acquicor’s board of directors determined that the merger agreement with Jazz and the transactions contemplated thereby are fair to Acquicor’s stockholders, from a financial perspective, and in the best interests of Acquicor and its stockholders.

In considering the merger, the Acquicor board of directors gave considerable weight to the following factors:

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Jazz’s products and services in the area of specialty analog and mixed signal semiconductors are targeted toward key areas of the convergence of networking, computing and content, including cell phones, wi-fi, videogames and set-top boxes.

•
Acquicor management believes that within Jazz’s market segment, Jazz is well known, has a strong brand and is perceived as a leader in specialized process technology for high speed analog and mixed signal products.

•	Jazz has intellectual property in the area of specialty processes, offering potential differentiation from competitors.

•
Acquicor management believes there are opportunities to grow Jazz’s business, improve efficiencies, cut costs and extend the business into product segments with potentially higher revenue growth and gross margins.

•	Jazz’s geographic location in California is desirable because of the density of innovative companies and their labor pools and proximity to the Pacific Rim.

Satisfaction of 80% Test

It is a requirement that any business acquired by Acquicor have a fair market value equal to at least 80% of Acquicor’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of Jazz generally used to approve the transaction, Acquicor’s board of directors, including a majority of Acquicor’s independent directors, determined that this requirement was met. The Acquicor board of directors believes, because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of Jazz met this requirement.

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Other Factors

The board of directors of Acquicor also considered potentially negative factors. Among the potentially negative factors considered by the Acquicor board of directors, which are more fully described in the “Risk Factors” section of this proxy statement, are the following: Jazz’s current dependence on its formation customers, Conexant Systems, Inc. and Skyworks Solutions, Inc., for a significant majority of its revenues; Jazz’s competition internationally and domestically with companies that have significant financial and marketing resources; the cyclical semiconductor market, which has experienced significant and sometimes prolonged downturns and overcapacity; potential risks and expenses associated with litigation in the semiconductor industry regarding intellectual property rights; Jazz’s reliance for a significant portion of its future manufacturing capacity on suppliers over which Jazz has limited control that are located in China, a country in which the technology industry may be subject to broad discretionary regulation by the Chinese government; and the potential that compliance with environmental regulations could require Jazz to incur substantial expenses.

The foregoing discussion of the information and factors considered by the Acquicor board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Acquicor board of directors.

Recommendation of Acquicor’s Board of Directors

After careful consideration, Acquicor’s board of directors, including the majority of its independent directors in a separate vote, determined that the merger is fair to and in the best interests of Acquicor and its stockholders. On the basis of the foregoing, Acquicor’s board of directors has approved and declared advisable the merger and recommends that you vote or give instructions to vote “FOR” the adoption of the merger proposal.

Interests of Acquicor Directors and Officers in the Merger

When you consider the recommendation of Acquicor’s board of directors in favor of adoption of the merger proposal, you should keep in mind that Acquicor’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

•
If we do not complete the proposed merger by March 17, 2008 or an alternative business combination by September 17, 2007 (by March 17, 2008 if a letter of intent, agreement in principle or definitive agreement relating to the business combination in question is executed by September 17, 2007), Acquicor will be required to commence proceedings to dissolve and liquidate. In such event, the 5,707,072 shares of common stock and 666,668 warrants held by the Acquicor Inside Stockholders that were acquired prior to the IPO will be worthless because the Acquicor Inside Stockholders have waived any rights to receive any liquidation proceeds. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $[___] based on the closing sale prices of $ [___] and $[___], respectively on the American Stock Exchange on [___], 200[6], the record date.

•
Our current directors, officers and special advisors, either directly or beneficially, own an aggregate of 5,707,072 shares of Acquicor common stock and 666,668 warrants that they purchased prior to the IPO for a total consideration of approximately $2.0 million. In light of the amount of consideration paid, our directors and officers will likely benefit from the completion of the merger even if the merger causes the market price of Acquicor’s securities to significantly decrease. This may influence their motivation for promoting the merger and/or soliciting proxies for the adoption of the merger proposal.

•
After the completion of the merger, Mrs. Hancock, Dr. Amelio and Messrs. Clark, Kensey and Meidar will continue to serve as members of the board of directors of Acquicor and Mrs. Hancock and Dr. Amelio will continue to serve as our officers. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the Acquicor board of directors so determines. Acquicor currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the merger.

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•
If Acquicor dissolves and liquidates prior to the consummation of a business combination, our three officers, Dr. Amelio, Mrs. Hancock and Mr. Wozniak, pursuant to certain written agreements executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. This arrangement was entered into to reduce the risk that, in the event of our dissolution and liquidation, the trust account is reduced by claims of creditors. However, we cannot assure you that they will be able to satisfy those obligations. If the merger is completed, these indemnification obligations will terminate.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Opinion of Needham & Company, LLC

Acquicor retained Needham & Company to render an opinion as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor in the merger. On September 25, 2006, Needham & Company delivered to the Acquicor board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Acquicor pursuant to the merger agreement was fair to Acquicor from a financial point of view. The Needham & Company opinion is addressed to the Acquicor board of directors, relates only to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor as of the date of the opinion, and does not constitute a recommendation to any Acquicor stockholder as to how that stockholder should vote or act on any matter relating to the merger.

The complete text of the September 25, 2006 Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Annex D. The summary of the Needham & Company opinion set forth in this proxy statement is qualified in its entirety by reference to the Needham & Company opinion. Acquicor stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated September 22, 2006;

•
reviewed certain publicly available information concerning Acquicor and Jazz and certain other relevant financial and operating data of Acquicor and Jazz furnished to Needham & Company by Acquicor and Jazz;

•	reviewed certain financial forecasts with respect to Jazz prepared by management of Jazz and held discussions with members of the management of Jazz concerning those forecasts;

•	held discussions with members of management of Acquicor and Jazz concerning the current and future business prospects of Jazz;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Jazz;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

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•	performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by or discussed with it for purposes of rendering its opinion, and Needham & Company neither attempted to verify independently nor assumed responsibility for verifying any of such information. Needham & Company also assumed that the merger will be completed upon the terms and subject to the conditions set forth in the draft merger agreement dated September 22, 2006 without material alteration or waiver thereof, that the financing for the merger will be completed upon the terms and subject to the conditions set forth in the financing commitments set forth in the merger agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Acquicor, Jazz or the contemplated benefits of the merger. Needham & Company considered the manner in which the merger will be financed and the proposed terms of the financings contemplated as of the date of Needham & Company’s opinion, although Needham & Company noted that those terms were not finalized as of the date of Needham & Company’s opinion. With respect to the financial forecasts for Jazz provided to Needham & Company by the management of Jazz, Needham & Company assumed, based upon discussions with the management of Jazz, that those forecasts have been prepared on bases representing the best currently available estimates and judgments of that management, at the time of preparation, of the future operating and financial performance of Jazz. Needham & Company expresses no opinion with respect to any of those forecasts or the assumptions on which they were based. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Acquicor or Jazz. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to the prices at which Acquicor common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Acquicor’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for Acquicor.

In connection with rendering its opinion, Needham & Company was not requested to, and did not, participate in the negotiation or structuring of the merger. The merger consideration was determined through arm’s length negotiations between Acquicor and Jazz and not by Needham & Company. No limitations were imposed by Acquicor on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to September 25, 2006, and is not necessarily indicative of current or future market conditions.

Selected Company Analysis. Needham & Company compared selected historical and projected financial and market data ratios for Jazz to the corresponding data and ratios of publicly traded RF and analog semiconductor companies that Needham & Company deemed relevant because they have lines of business may be considered similar to certain lines of business of Jazz. These companies, referred to as the selected RF/analog semiconductor companies, consisted of the following:

ANADIGICS, Inc.
Maxim Integrated Products, Inc.
RF Micro Devices, Inc.
Skyworks Solutions, Inc.
Supertex, Inc.

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Needham & Company also compared selected historical and projected financial and market data ratios for Jazz to the corresponding data and ratios of publicly traded semiconductor foundry companies that Needham & Company deemed relevant because they have lines of business may be considered similar to certain lines of business of Jazz. These companies, referred to as the selected semiconductor foundry companies, consisted of the following:

Advanced Semiconductor Manufacturing Corporation Limited
Chartered Semiconductor Manufacturing Ltd.
Semiconductor Manufacturing International Corporation
Taiwan Semiconductor Manufacturing Company Ltd.
Tower Semiconductor Ltd.
United Microelectronics Corporation

The following tables set forth information concerning the following multiples for the selected companies and for Jazz:

•	Enterprise value as a multiple of last 12 months, or LTM, revenues;
•	Enterprise value as a multiple of projected calendar year 2006 revenues;
•	Enterprise value as a multiple of projected calendar year 2007 revenues;
•	Enterprise value as a multiple of projected calendar year 2006 earnings before interest, taxes, depreciation and amortization, or EBITDA;
•	Enterprise value as a multiple of projected calendar year 2007 EBITDA;
•	Price as a multiple of projected calendar year 2006 earnings per share, or EPS;
•	Price as a multiple of projected calendar year 2007 EPS; and
•	Market value as a multiple of book value.

Needham & Company used publicly available information for historical information, I/B/E/S consensus data for projected data for the selected companies. To calculate LTM EBITDA, EBIT and EPS multiples, Needham & Company added back non-recurring charges, such as goodwill and asset impairment charges and restructuring and acquisition-related charges, net of taxes. Needham & Company calculated price to EPS multiples for the selected companies based on the closing stock prices of those companies on September 22, 2006 and for Jazz based on the transaction value of $260.0 million and projected net income for calendar 2006 and 2007 based on Jazz management forecasts, excluding non-recurring charges.

Selected RF/Analog Semiconductor Companies
	High	Low	Mean	Median	Jazz Merger
Enterprise value to LTM revenues	4.5x	1.2x	2.8x	2.2x	1.0x
Enterprise value to projected calendar year 2006 revenues	4.0x	1.2x	2.4x	1.8x	1.0x
Enterprise value to projected calendar year 2007 revenues	3.4x	1.1x	2.1x	1.5x	0.8x
Enterprise value to projected calendar year 2006 EBITDA	12.9x	9.7x	11.3x	11.2x	8.4x
Enterprise value to projected calendar year 2007 EBITDA	7.7x	5.1x	6.8x	7.6x	5.2x
Price as a multiple of projected calendar year 2006 EPS	31.4x	17.7x	23.0x	21.4x	38.8x
Price as a multiple of projected calendar year 2007 EPS	21.0x	15.8x	18.1x	16.7x	11.6x
Market value to book value	3.7x	1.0x	2.7x	3.1x	2.4x

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Selected Semiconductor Foundry Companies
	High	Low	Mean	Median	Jazz Merger
Enterprise value to LTM revenues	4.8x	1.5x	3.0x	2.7x	1.0x
Enterprise value to projected calendar year 2006 revenues	4.1x	1.2x	2.6x	2.5x	1.0x
Enterprise value to projected calendar year 2007 revenues	3.8x	1.1x	2.2x	1.8x	0.8x
Enterprise value to projected calendar year 2006 EBITDA	15.3x	2.7x	7.0x	6.0x	8.4x
Enterprise value to projected calendar year 2007 EBITDA	7.3x	2.1x	4.9x	5.7x	5.2x
Price as a multiple of projected calendar year 2006 EPS	35.1x	12.2x	23.0x	21.7x	38.8x
Price as a multiple of projected calendar year 2007 EPS	43.2x	9.2x	20.0x	13.8x	11.6x
Market value to book value	3.4x	0.7x	1.6x	1.5x	2.4x

Selected Transaction Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions announced since January 1, 2000 that involved targets that were RF or analog semiconductor companies:

Target	Acquirer

Freescale Semiconductor, Inc.	Private Equity Consortium
Advanced Power Technology, Inc.	Microsemi Corporation
Agilent Technologies, Inc. (Semiconductor Products Group)	Kohlberg Kravis Roberts & Co. and Silver Lake Partners
Conexant Systems, Inc. (Wireless Communications Business)	Alpha Industries, Inc.
STMicroelectronics N.V. (Mixed Signal ASIC Business of Alcatel Microelectronics NV)	AMI Semiconductor, Inc.
Clare, Inc.	IXYS Corporation
Sawtek Inc.	TriQuint Semiconductor, Inc.
Dallas Semiconductor Corporation	Maxim Integrated Products, Inc.
Japan Energy Corporation (AMI Semiconductor, Inc.)	Francisco Partners / Citigroup Venture Capital Equity Partners

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for the proposed merger with Jazz,

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•	enterprise value as a multiple of LTM revenues;
•	enterprise value as a multiple of LTM EBIT;
•	enterprise value as a multiple of LTM EBITDA; and
•	transaction value as a multiple of LTM net income.

Needham & Company calculated multiples for Jazz based on the transaction value of $260.0 million and enterprise value of $227.7 million.

The following table sets forth information concerning the multiples of enterprise value to LTM revenues, EBIT and EBITDA and the multiple of transaction value to LTM net income for the selected transactions and the same multiples implied by the merger.

Selected RF/Analog Semiconductor Transactions
	High	Low	Mean	Median	Acquicor / Jazz Merger
Enterprise value to LTM revenues	8.8x	0.6x	2.9x	2.2x	1.0x
Enterprise value to LTM EBIT	93.0x	18.0x	41.5x	35.4x	NM
Enterprise value to LTM EBITDA	20.5x	9.6x	15.7x	16.3x	11.8x
Transaction value to LTM net income	93.0x	21.7x	45.7x	34.0x	NM

Needham & Company also analyzed publicly available financial information for the following transaction, which represents the only transaction with publicly available financial information announced since January 1, 2000 that involved a target that was a semiconductor foundry company:

Target	Acquirer

CSMC Technologies Corporation	China Resources Logic Ltd.

In examining this semiconductor foundry transaction, Needham & Company analyzed, for this transaction and for the proposed merger with Jazz,

•	enterprise value as a multiple of LTM revenues;
•	enterprise value as a multiple of LTM EBIT;
•	enterprise value as a multiple of LTM EBITDA; and
•	transaction value as a multiple of LTM net income.

Needham & Company calculated multiples for Jazz based on the transaction value of $260.0 million and enterprise value of $227.7 million.

The following table sets forth information concerning the multiples of enterprise value to LTM revenues, EBIT and EBITDA and the multiple of transaction value to LTM net income for the semiconductor foundry transaction and the same multiples implied by the merger.

	Selected Semiconductor Foundry Transaction	Acquicor / Jazz Merger
Enterprise value to LTM revenues	2.0x	1.0x
Enterprise value to LTM EBIT	NM	NM
Enterprise value to LTM EBITDA	9.0x	11.8x
Transaction value to LTM net income	NM	NM

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No company, transaction or business used in the “Selected Company Analysis” or “Selected Transaction Analysis” as a comparison is identical to Acquicor, Jazz or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Acquicor and Jazz. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by Acquicor’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Acquicor’s board of directors or management with respect to the consideration to be paid by Acquicor pursuant to the merger agreement or the merger.

Under the terms of its engagement letter with Needham & Company, Acquicor has paid or agreed to pay Needham & Company a nonrefundable fee of $350,000 for rendering the Needham & Company opinion. Needham & Company’s fee is not contingent on completion of the merger. Acquicor has agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company in rendering its opinion.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Acquicor board of directors to render an opinion in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with Jazz and the technology industry generally. Needham & Company acted as a co-lead underwriter in connection with Jazz’s proposed initial public offering that was abandoned upon the signing of the merger agreement, but Needham & Company did not receive any compensation in that role. Needham & Company acted as one of the initial purchasers for Acquicor’s private placement of $145.0 million principal amount of 8% convertible senior notes due 2011, for which Needham & Company will receive customary compensation if the merger is completed. Needham & Company has had no other investment banking relationship with Jazz or Acquicor during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Acquicor and Jazz unrelated to the proposed merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Acquicor for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

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Material Federal Income Tax Consequences of the Merger

The following section is a summary of the material United States federal income tax consequences of the merger to holders of Acquicor common stock. This discussion addresses only those Acquicor stockholders that hold their Acquicor common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Acquicor common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

This summary is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

No gain or loss will be recognized by Acquicor as a result of the merger.

Neither Acquicor nor Jazz intends to request any ruling from the Internal Revenue Service or opinion of counsel as to the United States federal income tax consequences of the merger.

No gain or loss will recognized or by the stockholders of Acquicor if their conversion rights are not exercised.

A stockholder of Acquicor who exercises conversion rights and effects a termination of the stockholder’s interest in Acquicor will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Acquicor for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Acquicor common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the shares of Acquicor common stock is more than one year.

Long-term capital gains of individuals are generally taxed at a maximum federal rate of 15%. Short-term capital gains are generally taxed at a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

This discussion is not a complete analysis or description of all potential United States federal tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

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Anticipated Accounting Treatment

The merger will be accounted for using the purchase method of accounting with Acquicor treated as the acquiror. Under this method of accounting, Jazz’s assets and liabilities will be recorded by Acquicor at their respective fair values as of the closing date of the merger (including any identifiable intangible assets). Any excess of purchase price over the net fair values of Jazz’s assets and liabilities will be recorded as goodwill. Financial statements of Acquicor after the merger will reflect these values. The results of operations of Jazz will be included in the results of operations of Acquicor beginning on the effective date of the merger.

Regulatory Matters

The merger and the other transactions contemplated by the merger agreement are subject to certain federal or state regulatory requirements or approvals, including filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement. Acquicor and Jazz are in the process of complying with any federal or state regulatory requirements or approvals that may be necessary to effectuate the transactions contemplated by the merger agreement, including the proceeds from $145.0 million principal amount of 8% convertible senior notes due 2011 issued by Acquicor on December 19, 2006, and a $65 million senior secured revolving credit facility provided through Wachovia. On November 3, 2006, Acquicor received notification that the merger will not be reviewed under the HSR Act.

Financing for the Merger

The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million.

Acquicor expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the IPO and payments to Acquicor stockholders who exercise conversion rights, and fund its operations after the merger, through a combination of the funds held in the trust account and the proceeds from the sale on December 19, 2006 of $145.0 million principal amount of convertible senior notes, the gross proceeds of which were placed in escrow pending completion of the merger. If the conditions to the release of the escrowed proceeds from the convertible notes, including stockholder approval of the merger proposal and the authorized share proposal, are not met, then Acquicor would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which Acquicor has received a commitment letter from Wachovia and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement.

Convertible Senior Notes

On December 19, 2006, Acquicor completed the private placement of $145.0 million principal amount of 8% convertible senior notes due 2011. The notes were issued pursuant to an Indenture, dated December 19, 2006, among the Company and U.S. Bank National Association, as trustee. Pending the completion of the merger, the gross proceeds from the sale of the notes were placed in an escrow account and will only be invested in specified securities such as a money market fund meeting the criterion of Rule 2a-7 under the Investment Company Act of 1940, as amended, or in securities that are direct obligations of, or obligations guaranteed as to principal and interest by, the United States.

If the merger proposal and the authorized share proposal are approved prior to May 31, 2007, the funds placed in escrow will be released to the Company immediately prior to the completion of the merger, less an amount equal to $5.1 million payable to the initial purchasers of the notes. Prior to the completion of the merger, the notes will be Acquicor’s senior obligations secured by a first priority security interest in the escrow account. After the completion of the merger, the notes will be Acquicor’s senior unsecured obligations and all of Acquicor’s existing and future domestic subsidiaries will unconditionally guarantee on a joint and several basis Acquicor’s obligations under the notes. If the merger proposal or the authorized share proposal is rejected by the stockholders or not approved by the stockholders on or before May 31, 2007, then Acquicor will be required to redeem the notes at 100% of the principal amount plus any interest income earned on the funds in the escrow account.

Unless the notes are redeemed as a result of the merger proposal or the authorized share proposal not being approved, the notes will bear interest from the date of issuance at a rate of 8% per annum payable semi-annually on each June 30 and December 31, beginning on June 30, 2007. Acquicor may redeem the notes on or after December 31, 2009 at the following redemption prices, plus accrued and unpaid interest to the redemption date:

Period	Redemption Price
Beginning on December 31, 2009 through December 30, 2010	102%
Beginning on December 31, 2010 and thereafter	100%

At any time after the completion of the merger and prior to the maturity of the notes, unless the notes have previously been redeemed or repurchased by Acquicor, the notes will be convertible into shares of Acquicor’s common stock at an initial rate of 136.426 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $7.33 per share. Upon conversion, Acquicor has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock to satisfy its conversion obligation. If Acquicor elects to deliver cash or a combination of cash and common stock to satisfy its conversion obligation, the amount of such cash and common stock, if any, will be based on the trading price of Acquicor’s common stock during the 20 consecutive trading days beginning on the third trading day after proper delivery of a conversion notice.

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Upon the occurrence of certain specified fundamental changes, the holders of the notes will have the right, subject to various conditions and restrictions, to require Acquicor to repurchase the notes, in whole or in part, at par plus accrued and unpaid interest to, but not including, the repurchase date. In addition, if Acquicor undergoes certain fundamental changes prior to December 31, 2009, it will pay a make whole premium on notes converted in connection with such fundamental change by issuing additional shares of common stock upon conversion of the notes.

If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any), may be declared immediately due and payable, subject to certain conditions set forth in the Indenture.

In connection with the sale of the notes, Acquicor agreed to file with the SEC a shelf registration statement with respect to the resale of the notes and the sale of the shares of common stock issuable upon conversion of the notes within 90 calendar days of an affirmative stockholder vote on the merger proposal and the authorized share proposal. Acquicor also agreed to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 180 calendar days of such affirmative stockholder vote. In the event that the Company fails to satisfy certain of its registration obligations, it will be required to pay additional interest to the holders of the notes.

Senior Secured Revolving Credit Facility

On September 26, 2006, Acquicor received a commitment letter from Wachovia with respect to a three year senior secured revolving credit facility in the amount of $65 million, subject to borrowing base restrictions and other terms and conditions described in the commitment letter. Up to $5 million of the facility, subject to borrowing base restrictions and other terms described in the commitment letter, will be available for the issuance of letters of credit. The borrower will be Jazz under the terms of the facility. The term of the facility will be three years from the closing date of the facility. Loans under the facility will bear interest, at our option, either at above rate plus 0.75% or LIBOR plus 2.75%. As consideration for the commitment letter, Acquicor has agreed to pay Wachovia expense reimbursement deposits of $150,000 upon the negotiation of the initial draft loan documentation. In addition, if the revolving credit facility has not closed by March 31, 2007 (other than as a result of a failure by Wachovia to perform its duties under the commitment letter), Acquicor has agreed to pay Wachovia a fee of $150,000 (less any amounts in the expense reimbursement deposits not used for expenses incurred). Acquicor has not entered into any agreements, or obtained any commitments, in respect of any such financing and can make no assurances that it will be able to obtain such financing on these terms, or at all.

Stockholder Financing

If the conditions to the release of the escrowed proceeds from the convertible senior notes are not met then Acquicor may utilize financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement. Pursuant to the merger agreement, in the event that Wachovia or one or more other third parties provides at least $35 million of debt or equity financing to Acquicor at the closing of the merger, and the proceeds of all available third party financing together with the proceeds available to Acquicor from its trust account are less than the amount payable by Acquicor at the closing of the merger, after using all cash on Jazz’s balance sheet immediately prior to the closing of the merger in excess of $20 million, then the current stockholders of Jazz have agreed to fund such shortfall in an amount not to exceed $80 million on the terms set forth in the merger agreement. See the section entitled “The Merger Agreement—Stockholder Financing.”

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THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General; Structure of Merger

On September 26, 2006, Acquicor and Joy entered into an Agreement and Plan of Merger with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy will merge with and into Jazz. Upon the completion of the merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of Acquicor.

The merger is expected to be completed during the first quarter of 2007, subject to obtaining the required adoption of the merger agreement by Acquicor’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail below.

Closing of the Merger

The completion of the merger will take place on a date to be mutually agreed to by Acquicor and Jazz, which shall be no later than the fifth business day following the satisfaction or waiver of the conditions described below under “The Merger Agreement—Conditions to Closing of the Merger.”

Name; Headquarters

After completion of the merger, the corporate headquarters and principal executive offices of both Acquicor and Jazz will be at 4321 Jamboree Road, Newport Beach, California 92660 and their telephone number will be (949) 435-8000.

Merger Consideration

Total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering. As of September 29, 2006, such transaction expenses were approximately $2.8 million. Under the terms of the merger agreement, the purchase price will be paid as follows: (i) $16.3 million to be paid to Conexant to redeem 7,583,501 shares of Jazz’s Class B common stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant eliminating Jazz’s obligation to issue additional shares of Jazz Class B common stock to Conexant; (ii) up to $1.75 million to be paid as stay bonus payments to certain Jazz employees; (iii) up to $29 million to be paid into escrow, and (iv) the remaining amounts to be paid to the Jazz stockholders or the Jazz stockholder representative. The purchase price is subject to a possible decrease of up to $4.5 million to the extent the working capital of Jazz as of the closing is less than $193 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing to the extent the working capital of Jazz as of the closing is greater than $198 million. For example, if Jazz’s working capital as of the closing is $200 million, there would be an upward adjustment in the purchase price of $2 million, whereas if Jazz’s working capital as of the closing is $190 million, there would be a downward adjustment of $3 million.

In addition, following the completion of the merger, Acquicor may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events set forth below (the “HHNEC Recognition Events”) occurring following the completion of the merger. In such case, Acquicor will pay to Jazz’s former stockholders an amount equal to 50% of the amount (if any) by which such proceeds exceed $10 million. The HHNEC Recognition Events include the following:

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an initial public offering by HHNEC that closes during the three-year period following the completion of the merger and in which some or all of the shares of common stock of HHNEC held by Acquicor, Jazz or any affiliate of Acquicor or Jazz (the “HHNEC Entities”), are Freely-Tradable Securities (as defined in the merger agreement) at any time thereafter;

•
the receipt of proceeds by an HHNEC Entity from the sale or other disposition by such HHNEC Entity of equity securities of HHNEC, whether by way of direct sale of such securities, merger involving HHNEC or otherwise that closes during the three-year period following the completion of the merger; and

•
the receipt of proceeds by an HHNEC Entity that holds equity securities of HHNEC as a dividend or distribution to such HHNEC Entity from HHNEC in respect of such HHNEC Entity’s ownership interest in HHNEC, but only where the record date for such dividend or distribution occurred during the three-year period following the completion of the merger.

In the event that in connection with any sale or distribution described above any HHNEC Entity receives property or securities other than cash or Freely-Tradable Securities, Acquicor’s obligation to make the payment in respect of the HHNEC Recognition Event shall be delayed and the value of such property or securities shall not be determined until the earlier of (1) the date on which such consideration becomes Freely-Tradable Securities or (2) the date that is one year from the date of such event. In 2003 and 2004, Jazz invested approximately $10 million in HHNEC and contributed certain licensed process technologies in return for an approximate 10% equity ownership interest in HHNEC.

Acquicor will not assume any Jazz stock options and any Jazz stock options that are not converted into the right to receive a portion of the merger consideration in connection with the merger will be canceled at the closing of the merger.

Escrow Funds

At the completion of the merger up to $29 million of the purchase price will be placed in escrow. Up to $4 million of the amount will be held in a working capital adjustment escrow fund to secure the possible entitlement of Acquicor to any reductions to the purchase price following completion of the merger based on the working capital position of Jazz as of the completion of the merger. $20 million of the amount will be held in an indemnity escrow fund to secure the indemnification obligations of Jazz’s stockholders to Acquicor for any claims made by Acquicor within 18 months of the completion of the merger for any breaches of Jazz’s representations, warranties, covenants and obligations under the merger agreement (as well as to secure the possible entitlement of Acquicor to any reductions to the purchase price following the completion of the merger in excess of $4 million based on the working capital position of Jazz as of the completion of the merger), with up to $7 million of such escrow amount subject to release to Jazz’s former stockholders following receipt by Acquicor of Jazz’s audited financial statements for the fiscal year ended December 29, 2006 and the remaining $13 million subject to release to Jazz’s former stockholders on the date 18 months after the completion of the merger, in each case subject to any indemnification claims made by Acquicor prior to such dates. In addition, up to $5 million of the amount held in escrow will be used to fund obligations by Jazz to make retention bonus payments following the completion of the merger to certain of its employees. To the extent these retention bonus payments are forfeited as a result of employee departures, the funds would be released to Jazz’s stockholders. Finally, $1 million of the amounts otherwise distributable to Jazz’s stockholders will be distributed to and held by the stockholders’ representative to fund its out-of-pocket fees and expenses in connection with its obligations under the merger agreement and the transactions contemplated by the merger agreement. In the event that the Stockholder Loan (as defined below) is made, the amount to be held in the indemnity escrow fund shall be reduced by the amount of the Stockholder Loan. In the event that, and at such time as, Acquicor would otherwise have become entitled to receive a distribution out of the indemnity escrow fund, the indemnity obligation to Acquicor will first be satisfied by reducing the principal amount of the Stockholder Term B Loan (as defined below) up to the lesser of (x) the principal amount of the Stockholder Term B Loan then outstanding or (y) the amount of the distribution from the indemnity escrow fund then owing to Acquicor, and any remaining portion of such distribution shall be satisfied by reducing the principal amount of the Stockholder Mezzanine Loan (as defined below) up to the lesser of (1) the principal amount of the Stockholder Mezzanine Loan then outstanding or (2) the remaining amount of the distribution from the indemnity escrow fund then owing to Acquicor. To the extent that at any time a proposed repayment by Acquicor of all or a portion of the Stockholder Loan would have the effect of reducing the aggregate principal amount outstanding under all Stockholder Loans remaining below an amount equal to the excess (if any) of (A) $20 million over (B) the aggregate amount of all prior reductions in the principal amount of the Stockholder Loans as a result of distributions to Acquicor from the indemnity escrow fund, the amount of such repayment shall not be paid to the payees of the Stockholder Loan, but instead shall be deposited in the indemnity escrow fund.

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Employment Agreements

Certain key employees of Jazz have entered into employment agreements with Jazz providing for substantially the same compensation, bonus structure and benefits as such key employees received prior to the date of the merger agreement, except that the employment agreements provide that if the key employee is terminated without cause, or resigns for good reason (or in the case of Jazz’s CEO, any reason), within one year of the closing of the merger, such key employee shall receive as a severance benefit (i) a one time payment equal to the sum of such key employee’s annual salary (twice the annual salary in the case of Jazz’s CEO) and the aggregate bonus payments received by such key employee in the preceding twelve months and (ii) reimbursement of any COBRA premiums paid by such key employee to continue health insurance coverage for twelve months for such key employee’s termination or resignation (eighteen months in the case of Jazz’s CEO plus payment of an amount equal to six additional months of COBRA premiums).

Noncompetition Agreements

Certain key employees of Jazz have entered into noncompetition agreements and non solicitation agreements terminating two years from the date of the closing of the merger or one year from the date of such key employee’s termination or resignation, whichever is less.

Stockholder Support Agreements and General Releases

On September 26, 2006, following the execution and delivery of the merger agreement, certain key stockholders of Jazz holding a sufficient number of shares to approve the adoption of the merger agreement under Delaware law executed and delivered a written consent adopting the merger agreement and approving the merger. In connection with the execution of the merger agreement, such key stockholders also entered into a stockholder support agreement in favor of Acquicor, (a) restricting their ability to transfer their shares, (b) restricting their ability to deposit their shares into a voting trust or enter into any similar agreement, (c) requiring such stockholders to support the merger, (d) requiring such stockholders to vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Jazz in the merger agreement, and (d) requiring such stockholders to vote against any competing acquisition transaction or other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger.

Directors and Executive Officers

Pursuant to the merger agreement, all of the current members of Acquicor’s board of directors are expected to continue to serve as directors of Acquicor following the merger. Upon completion of the merger, we expect the board of directors of Acquicor to consist of Dr. Amelio, Mrs. Hancock, Dr. Clark and Messrs. Kensey and Meidar. We expect the executive officers of Acquicor to be Dr. Amelio, Mrs. Hancock, Messrs. Wozniak and Pittman, Dr. Li and Mr. Grogan. See section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

Acquicor’s directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock awards as determined by the board of directors of Acquicor following the merger.

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Representations and Warranties

The merger agreement contains representations of Jazz relating to:

• proper corporate organization, subsidiaries and similar corporate matters;

• organizational documents and records;

• capital structure;

• financial statements and financial controls;

• absence of certain changes from March 31, 2006 to September 26, 2006;

• assets necessary for the conduct of the business;

• bank accounts, receivables, customers and suppliers;

• holding of equipment and real property leases;

• intellectual property rights;

• contracts;

• absence of undisclosed liabilities;

• compliance with legal requirements and governmental authorization;

• compliance with laws governing business practices;

• taxes;

• employee and employee benefits matters;

• environmental matters;

• insurance;

• related party transactions;

• absence of litigation;

• authority, binding nature of the merger agreement;

• non-contravention of laws and Jazz’s material agreements;

• vote required in connection with the merger;

• financial advisory fees;

• transaction expenses; and

• information provided for Acquicor’s proxy statement disclosure.

The merger agreement also contains representations of Acquicor relating to:

• authority and binding nature of the merger agreement;

• valid existence;

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• non-contravention of Acquicor’s organizational documents and applicable legal requirements;

• vote required in connection with the merger;

• financial advisors; and

• financing letters.

The representations and warranties set forth in the merger agreement by the parties thereto are made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Accordingly, stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Acquicor’s public disclosures.

Covenants

Acquicor and Jazz have each agreed in the merger agreement to take such actions as are necessary, proper or advisable to complete the merger. Jazz has also agreed:

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during the period from September 26, 2006 through the earlier of the completion of the merger or the termination of the merger agreement in accordance with its terms (the “Pre-Closing Period”), to provide to Acquicor or its representatives reasonable access during normal business hours, in such a manner as to not interfere unreasonably with the operations of Jazz, to the senior management, personnel and assets of the Jazz and to all existing books, records, tax returns, work papers, contracts and other documents and information relating to Jazz; and to provide Acquicor and its representatives with copies of such existing books, records, tax returns, work papers, contracts and other documents and information relating to Jazz, and with such additional financial, operating and other data and information regarding Jazz, as Acquicor may reasonably request;

•
during the Pre-Closing Period, to, permit Acquicor’s senior officers to meet with the Controller of Jazz and other officers of Jazz responsible for Jazz’s financial statements, the internal controls of Jazz and the disclosure controls and procedures of Jazz to discuss such matters as Acquicor may reasonably deem necessary or appropriate for Acquicor to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto;

•
during the Pre-Closing Period, within 25 days after the end of each calendar month that is not the last month of a fiscal quarter, to deliver to Acquicor (a) a consolidated balance sheet of the Jazz and its consolidated subsidiaries as of the last day of such calendar month, and (b) consolidated statements of income and to the extent reasonably requested by Acquicor (on behalf of lenders to, and/or equity investors in, Acquicor) cash flows for such calendar month;

•
during the Pre-Closing Period, within 45 days after the end of each fiscal quarter, to deliver to Acquicor (a) a consolidated balance sheet of Jazz and its consolidated subsidiaries as of the last day of such fiscal quarter, and (b) consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter;

•
during the Pre-Closing Period, to cooperate with, and provide reasonable assistance to, Acquicor and it’s representatives in the preparation of projections including forecasted consolidated and consolidating balance sheets and statements of income and cash flows for Jazz, together with explanations of the assumptions on which such forecasts are based as reasonably requested by Acquicor for the purpose of providing such information to potential lenders to, and/or equity investors in, Acquicor or the surviving corporation following the merger;

•
during the Pre-Closing Period, to promptly notify Acquicor in the event that any error is identified in the financial statements of Jazz or other information included in this proxy statement which would require Acquicor to mail a supplement or amendment to this proxy statement to Acquicor’s stockholders; and

•
during the Pre-Closing Period, to provide to Acquicor any new or revised forecasts given to Jazz by certain customers on a monthly basis or to the extent not previously required to be provided, no fewer than two business days prior to the completion of the merger.

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Jazz has further agreed that during the Pre-Closing Period it shall:

•	conduct its business and operations in the ordinary course, in substantially the same manner as such business and operations have been conducted prior to September 26, 2006;

•
conduct its business and operations consistent with Jazz’s 2006 balance sheet and cash flow projections as of June 20, 2006 delivered by Jazz to Acquicor prior to September 26, 2006 and Jazz’s income statement forecasts for 2006, 2007 and 2008 delivered by Jazz to Acquicor prior to September 26, 2006;

•
use reasonable efforts to, as a whole, preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, labor organizations, governmental bodies, and other persons having business relationships with Jazz;

•	keep in full force certain insurance policies;

•
promptly notify Acquicor of (a) any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the merger, or (b) any legal proceeding commenced, or, to the knowledge of Jazz, overtly threatened in writing against Jazz; and

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pay (in a timely manner) any amounts due and owing to an unrelated third party under a license agreement dated July 1, 2004, and shall not exercise the option under the license agreement to designate a third “have-made sublicensee” without Acquicor’s prior written consent, not to be unreasonably withheld.

Finally, Jazz has agreed that during the Pre-Closing Period, subject to certain exceptions, it shall not, except as consented to by Acquicor:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
sell, issue or authorize the issuance of any capital stock or other security, any option or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security;

•
amend or waive any of its rights under, or permit the acceleration of vesting under, any provision of Jazz’s stock appreciation rights plan or any provision of any agreement evidencing any outstanding stock appreciation rights;

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(a) establish, adopt or materially amend any employee benefit plan, employment agreement or pension plan, (b) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (c) hire any new officer or any new employee whose annual base compensation is greater than $100,000, or (d) terminate any existing officers or employees at the level of director or above;

•	decrease quarterly contributions to Jazz’s pension plan below $260,000 per quarter for the quarters ended September 29, 2006 and December 29, 2006 and thereafter below actuarially determined amounts;

•	amend its organizational documents, or effect or become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

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make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made by or on behalf of Jazz since July 1, 2006, do not exceed, in the aggregate: (a) $20.2 million through September 29, 2006, (b) $30.2 million through March 31, 2007 (provided that Acquicor shall not unreasonably withhold its consent to any proposal by Jazz to increase the amount of permitted capital expenditures for the period from December 31, 2006 through March 31, 2007 by an amount not in excess of $1.75 million); or (c) $33.45 million through May 31, 2007 (provided that Acquicor shall not unreasonably withhold its consent to any proposal by Jazz to increase the permitted amount of capital expenditures for the period from March 31, 2007 through May 31, 2007 by an amount not in excess of $1.75 million);

•
subject to certain exceptions, enter into any contract that is or would constitute a Material Contract (as defined in the merger agreement), or amend, renew or prematurely terminate, or (except in the ordinary course of business) knowingly waive any material right or remedy under, any Material Contract;

•
(a) acquire any asset for a purchase price exceeding $250,000 or assets for an aggregate purchase price exceeding $1 million, (b) sell or otherwise dispose of any asset other than the sale of finished goods inventory in the ordinary course of business consistent with past practice, scrapped inventory and the disposal of obsolete equipment consistent with past practice, (c) enter into a license or lease for any asset involving the payment by Jazz of, or the receipt by Jazz of payments, greater than $100,000 in any twelve month period or $250,000 over the term of the lease or license, or (d) knowingly waive or relinquish any material rights outside of the ordinary course of business;

•	lend money to any person or incur or guarantee any indebtedness for borrowed money;

•	change any of its methods of accounting or accounting practices in any material respect, except as required by U.S. generally accepted accounting principles;

•	make any material tax election; or

•
commence any legal proceeding seeking amounts in excess of $100,000 or seeking any non-monetary relief or settle any material legal proceeding except for settlements involving solely monetary consideration.

The merger agreement also contains additional covenants of the parties, including covenants providing:

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during the Pre-Closing Period, for each party to promptly notify the other party in writing of (a) the discovery by the first party of any event, condition, fact or circumstance that occurred or existed on or prior to September 26, 2006 and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of the first party contained in the merger agreement, (b) any event, condition, fact or circumstance that occurs, arises or exists after September 26, 2006 that would cause or constitute a material inaccuracy in or breach of any representation or warranty of the first party contained in the merger agreement if such representation or warranty was given as of the date of discovery and (c) any material breach of any covenant or obligation of the first party;

•
during the Pre Closing Period, for each party to promptly notify the other in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in the merger agreement impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect (as defined in the merger agreement);

•
during the Pre Closing Period, that Jazz shall not, subject to certain exceptions, (a) solicit, knowingly facilitate or knowingly encourage the initiation of any inquiry, proposal or offer from any person relating to a possible acquisition transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non public information to, any person relating to or in connection with a possible acquisition transaction; or (c) consider, entertain or accept any proposal or offer from any person relating to a possible acquisition transaction;

•	that Jazz shall immediately cease any and all activities in connection with its initial public offering;

•
during the Pre-Closing Period, that Acquicor shall, subject to certain exceptions, (a) cease all ongoing discussions and negotiations concerning any business combination, (b) cease all ongoing substantive negotiations concerning any Tack-On Transaction (as defined in the merger agreement); and (c) terminate any letter of intent or term sheet contemplating any Tack-On Transaction or business combination that is in effect as of September 26, 2006;

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that subject to certain exceptions and except as required by applicable legal requirements and in the case of Acquicor, except for any filings required to be made with the SEC or other actions that Acquicor in good faith deems to be necessary or appropriate in connection with seeking to obtain the required consent of the holders of Acquicor’s capital stock, during the Pre-Closing Period, Acquicor and Jazz shall not issue any press release or make any public statement regarding the merger without the prior written consent of the other party;

•
that promptly following the completion of the merger, Acquicor shall establish a pool of options to acquire 4,700,000 shares of Acquicor’s common stock, a portion of which shall be subject to issuance to members of management and other selected employees of Jazz, as determined by Acquicor in its sole discretion;

•	certain indemnification rights to current and former directors and officers of Jazz;

•	for the termination or amendment of certain agreements prior to the completion of the merger to which Jazz is a party;

•
that, subject to certain exceptions, Acquicor will extend to each Jazz employee an offer of employment that, if accepted, would contemplate that such employee would commence employment with Acquicor effective as of the closing date of the merger and would provide, for one year following the closing date, such employee with compensation, benefits and terms of employment that in the aggregate are substantially comparable to the compensation, benefits and terms of employment provided by Jazz to such employee as of September 26, 2006;

•
that, at or prior to the completion of the merger, Jazz shall consummate the transactions contemplated by the Wafer Supply Termination Agreement Amendment and immediately after the completion of the merger, Acquicor shall fund the related payment to Conexant in accordance with the terms of the Conexant Supply Termination Agreement Amendment; and

•
that Acquicor shall use commercially reasonable efforts to consummate the transactions contemplated by the commitment letter received from Wachovia and to obtain additional third party financing such that it will have sufficient funds to pay all amounts required to be paid by Acquicor upon the completion of the merger.

Conditions to Closing of the Merger

Under the merger agreement, the obligations of the parties to consummate the merger are subject to certain closing conditions including, among other things, obtaining Acquicor’s stockholder approval, the expiration of any waiting period under the HSR Act and Acquicor obtaining at least $35 million of debt financing on the terms and conditions set forth in the commitment letter, dated September 26, 2006, provided to Acquicor by Wachovia. See “The Merger Proposal—Financing for the Merger” for a description of the material terms of the commitment letter with Wachovia. In addition, the merger agreement sets forth a number of other conditions to the obligations of each party to consummate the merger, including the accuracy of the other party’s representations and warranties in the merger agreement that would not in the case of Jazz reasonably be expected to involve damages in excess of $20 million in the aggregate or that in the case of Acquicor would not reasonably be expected to have a material adverse effect on Acquicor’s ability to consummate the merger, and the compliance in all material respects by the other party with their covenants and obligations under the merger agreement. Other conditions to the obligation of Acquicor to consummate the merger include, among other things:

•	that neither any payment made, nor any options granted to any person in connection with or in contemplation of the merger shall constitute a Section 280G Payment (as defined in the merger agreement);

•
that Jazz shall have filed a certificate of amendment to its certificate of incorporation (substantially in the form attached to the merger agreement as Exhibit D) and that such amendment is in effect prior to the closing;

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that no more than 2% of the aggregate number of shares of Jazz’s capital stock outstanding on the closing date shall be Dissenting Shares (as defined in the merger agreement) or shall have the right under the DGCL to become Dissenting Shares;

•	that since September 26, 2006 there has been no Material Adverse Effect (as defined in the merger agreement);

•
that Acquicor shall have received certain agreements or other investments set forth in the merger agreement, including, but not limited to, a legal opinion of Latham & Watkins LLP, counsel to Jazz, dated as of the closing date and addressed to Acquicor covering certain agreed upon matters set forth in the disclosure schedules to the merger agreement;

•
that no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal; and

•
that neither any governmental body nor the American Stock Exchange shall have commenced or be a party to, or shall, to the knowledge of Jazz, have threatened in writing to commence or to become a party to, any legal proceeding, (a) seeking a material amount of damages in connection with the merger, (b) seeking to prohibit or limit the exercise by Acquicor of any material right pertaining to its ownership of stock of Merger Sub or the surviving corporation following the completion of the merger, (c) challenging, or that may have the effect of preventing, making illegal or otherwise materially interfering with, the completion of the merger, (d) seeking to compel any of Jazz, Acquicor or any Subsidiary of Acquicor to dispose of or hold separate any material assets as a result of the merger; or (e) seeking to impose any criminal sanctions or criminal liability on Jazz in connection with the merger.

Other conditions of the obligation of Jazz to complete the merger include, among other things,

•	that the Jazz stockholders’ representative shall have received certain agreements set forth in the merger agreement, each of which shall be in full force and effect; and

•
that no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued against Jazz by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to Jazz and the merger that makes completion of the merger by Jazz illegal.

Stockholder Financing

If Wachovia or one or more other third parties provides at least $35 million of debt or equity financing to Acquicor at the closing, and the proceeds of all available third party financing together with the proceeds available to Acquicor from the trust account are less than the amount payable by Acquicor at the closing, after using all cash on Acquicor’s balance sheet immediately prior to the closing in excess of $20 million, then the current stockholders of Jazz have agreed to provide debt financing to fund such shortfall in an initial principal amount not to exceed $80 million on the terms set forth in the merger agreement. If the aggregate amount funded by Jazz’s stockholders is less than $40 million, the amounts funded will be structured as a “Stockholder Mezzanine Loan” as described below. If the aggregate amount funds exceeds $40 million, then $30 million of the amount will be structured as a “Stockholder Mezzanine Loan” and the remaining amount will be structured as a “Stockholder Term B Loan” as described below.

The “Stockholder Mezzanine Loan” will be secured by a third-lien on all assets of Acquicor and Jazz and subordinated to any first or second lien loans, with an initial interest rate of 20% per annum, increasing by 1% per annum upon the twelve month anniversary of the closing date and by an additional 1% every three months thereafter. One half of interest will be payable quarterly in cash and one half will be payable quarterly in kind.

The “Stockholder Term B Loan” will be secured by a second-lien on all assets of Acquicor and Jazz and subordinated to any first lien loans (but senior to the “Stockholder Mezzanine Loan”), with an adjustable annual interest rate equal to LIBOR plus an initial margin of 9.5%, increasing by 2% upon six month anniversary of the closing date and an additional 2% every three months thereafter.

79.

Both loans will mature three and a half years following the closing date and, to the extent not specified in the merger agreement, would contain terms and conditions customary for commercial mezzanine “third-lien” (in the case of the Stockholder Mezzanine Loan) or “second-lien” bridge loans (in the case of the Stockholder Term B Loan).

In addition, Acquicor will be required to prepay first the Stockholder Term B Loan, and once repaid, the Stockholder Mezzanine Loan with the proceeds of any debt or equity financing or assets sale (subject to limited exceptions) and with excess operating cash flow. Acquicor will also be prohibited from declaring any dividends, making any distributions or other payments to its stockholders or otherwise redeeming any equity securities so long as the loans remain outstanding.

Acquicor does not expect to use the stockholder financing unless the conditions to the release of the escrowed proceeds from the convertible notes are not met. See “The Merger—Financing for the Merger—Convertible Senior Notes.”

Indemnification

The merger agreement provides that the representations, warranties, covenants and obligations of Jazz under the merger agreement will survive the closing until the date that is eighteen months after the closing. The Merger Agreement further provides that after the closing, except in the case of fraud, Acquicor’s sole remedy for any breach of Jazz’s representations, warranties, covenants and obligations under the merger agreement shall be its rights to indemnification from the $20 million indemnity escrow fund established under the merger agreement. Subject to limited exceptions, Acquicor will only be entitled to receive damages based on claims for indemnification once such damages exceed $1.7 million in the aggregate, at which time all damages (including the first $1.7 million of such damages) will be required to be paid to Acquicor, up to the entire amount then remaining in the indemnity escrow fund. The merger agreement also provides that Acquicor may become entitled to indemnity for certain matters without regard to the $1.7 million threshold.

Termination

The merger agreement may be terminated prior to the closing, as follows:

•	by mutual consent of Acquicor and Jazz;

•
subject to certain limitations, by either Acquicor or Jazz if (i) the SEC has notified Acquicor that it has no further comments to Acquicor’s proxy statement on or before February 14, 2007 and the closing has not occurred on or prior to March 31, 2007, (ii) the SEC has notified Acquicor that it has no further comments on Acquicor’s proxy statement after February 14, 2007 but on or before March 15, 2007 and the closing has not occurred on or before April 30, 2007 or (iii) the SEC has notified Acquicor that it has no further comments on Acquicor’s proxy statement after March 15, 2007 and the closing has not occurred on or before May 31, 2007;

•
subject to certain limitations, by either Acquicor or Jazz if: (i) Acquicor’s stockholders’ meeting (including any adjournments and postponements thereof) has been held and completed and Acquicor’s stockholders have taken a final vote on the proposal to adopt the merger agreement, and (ii) the merger agreement is not adopted at Acquicor’s stockholders’ meeting (and has not been adopted at any adjournment or postponement thereof) by the required vote;

•
by Jazz, if, prior to the merger agreement having been adopted at Acquicor’s special stockholders’ meeting (or at any adjournment or postponement thereof) by the required vote of Acquicor’s stockholders, (i) Acquicor receives a written communication from Needham & Company, LLC, withdrawing or adversely modifying its fairness opinion, or (ii) Acquicor’s board of directors withdraws its recommendation that the stockholders of Acquicor vote for the adoption of the merger agreement or adversely modifies its recommendation in certain aspects;

•
by Acquicor if: (i) any representation or warranty of Jazz contained in the merger agreement is inaccurate or has been breached as of the date of the merger agreement, or becomes inaccurate or is breached as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), such that Acquicor’s closing condition associated with the accuracy of Jazz’s representations and warranties would not be satisfied; or (ii) any of the covenants or obligations of Jazz contained in the merger agreement has been breached in any material respect, subject to certain cure provisions set forth in the merger agreement;

80.

•
by Jazz if: (i) any representation or warranty of Acquicor contained in the merger agreement is inaccurate or has been breached as of the date of the merger agreement, or becomes inaccurate or is breached as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), such that Jazz’s closing condition associated with the accuracy of Acquicor’s representations and warranties would not be satisfied; or (ii) if any of Acquicor’s or Merger Sub’s covenants or obligations contained in the merger agreement has been breached in any material respect, subject to certain cure provisions set forth in the merger agreement;

•
by Acquicor if: (i) any Material Adverse Effect (as defined in the merger agreement) with respect to Jazz has occurred; or (ii) any event has occurred or circumstance exists that, in combination with any other events or circumstances, would reasonably be expected to have or result in such a Material Adverse Effect;

•
by either Acquicor or Jazz if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•
by Jazz during the 15-day period commencing on the date 21 days after the date on which the commitment letter provided by Wachovia is terminated, revoked or amended such that the aggregate amount of financing contemplated by the commitment letter to be loaned to Acquicor or Jazz at the closing decreases below $40 million, if on or prior to the date of such termination, Acquicor has failed to obtain one or more replacement financing commitments resulting in the aggregate amount of financing contemplated by all of Acquicor’s outstanding financing commitments (other than loans of current Jazz stockholders to be lent to Acquicor or Jazz at closing) being at least $40 million; or

•
by Jazz if Acquicor’s preliminary proxy statement is not filed with the SEC in a form that substantially complies with Regulation 14A promulgated under the Securities Exchange Act of 1934 on or before October 24, 2006, provided that the failure to file the preliminary proxy statement is not the result of certain factors beyond the control of Acquicor (please note that this condition has been satisfied by the filing of this preliminary proxy statement).

If the merger agreement is terminated, all further obligations of the parties under the merger agreement shall terminate and no party shall have any further liability under the merger agreement, except that neither party shall be relieved of any obligation or liability arising from any intentional breach by such party of any covenant or obligation set forth in the merger agreement occurring after September 26, 2006. No break-up or penalty fees are payable upon the termination of the merger agreement.

Fees and Expenses

Except as otherwise provided in the merger agreement, each party to the merger agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the merger.

Amendments

The merger agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties thereto; provided, however, that (a) any such amendment, modification, alteration or supplement adopted or entered into prior to the completion of the merger must be duly authorized by the respective boards of directors of each of Jazz and Joy, and (b) unless any required approval of the stockholders of Jazz is obtained, no amendment, modification, alteration or supplement shall (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any shares of any class of Jazz’s capital stock or any shares of Joy, (ii) alter or change any term of the certificate of incorporation of the surviving corporation after the completion of the merger to be effected by the merger, or (iii) alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of shares of any class of Jazz’s capital stock or the holder of shares of Joy.

81.

Extension; Waiver

No failure on the part of any person to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under the merger agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

No person shall be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Governing Law

The merger agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

Subject to certain exceptions, any action, suit or proceeding relating to the merger agreement or the enforcement of any provision of the merger agreement may be brought or otherwise commenced only in any state or federal court located in the State of California. Each party to the merger agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that the merger agreement or the subject matter of the merger agreement may not be enforced in or by such court; and (iv) waives such party’s right to trial by jury.

82.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial statements for the year ended December 31, 2005 and the nine months ended September 30, 2006 and at September 30, 2006 reflect the historical results of Jazz and Acquicor, adjusted to give effect to the merger.
We are providing this information to assist you in your analysis of the financial aspects of the merger. We derived this information from (i) the audited consolidated financial statements of Jazz as of, and for the year ended, December 30, 2005, (ii) the unaudited consolidated financial statements of Jazz as of, and for the nine months ended, September 29, 2006, (iii) the audited financial statements of Acquicor as of, and for the period from August 12, 2005 (inception) to, December 31, 2005, and (iv) the unaudited financial statements of Acquicor as of, and for the nine months ended, September 30, 2006. This information should be read together with the Jazz consolidated financial statements and related notes included elsewhere in this proxy statement and the Acquicor financial statements and related notes included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements combine (i) the historical balance sheets of Acquicor as of September 30, 2006 and Jazz as of September 29, 2006 giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on September 30, 2006, (ii) the historical statements of operations of Acquicor and Jazz for the nine months ended September 30, 2006 and September 29, 2006, respectively, giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on January 1, 2006, and (iii) the historical statements of Acquicor for the period from August 12, 2005 (inception) to December 31, 2005 and Jazz for the year ended December 30, 2005 giving pro forma effect to the merger of Acquicor and Jazz as if it had occurred on January 1, 2005.

The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Acquicor or Jazz. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Acquicor is determining the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (‘‘SFAS No. 141’’). The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Acquicor’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Acquicor’s results of operations after the merger.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumptions with respect to the number of outstanding shares of Acquicor stock, as follows:

•	assuming maximum approval-this presentation assumes that no stockholders of Acquicor elect to convert their shares into a pro rata share of the trust account; and

•	assuming minimum approval-this presentation assumes stockholders of Acquicor holding 5,749,999 of Acquicor’s outstanding common stock elect to convert their shares.

If stockholders holding 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against the adoption of the merger proposal and elect to convert their shares, Acquicor will not complete the merger. The unaudited pro forma condensed combined financial statements should be read in conjunctions with the notes thereto.

83.

Unaudited Pro Forma Condensed Combined Balance Sheet
With Maximum Approval

September 30, 2006
(in thousands)

	Acquicor	Acquisition Financing		Jazz Semiconductor	Closing Transaction		Combined Total
Assets
Current assets:
Cash and cash equivalents	$716	$139,925	a	$5,035	$(98,313)	e	$47,363
Cash and cash equivalents held in Trust Account	166,644	-		-	(166,644)	e	-
Short-term investments	-			27,481	-		27,481
Restricted cash	-	-		473	-		473
Receivables from related parties, net of allowance for doubtful accounts	-	-		10,263	-		10,263
Receivables, net of allowance for doubtful accounts	-	-		34,049	-		34,049
Inventories	-	-		22,129	-		22,129
Other current assets	551	-		4,277	(612)	e, f	4,216
Total current assets	167,911	139,925		103,707	(265,569)		145,974
Property, plant and equipment, net	-	-		69,395	60,605	g	130,000
Investments	-	-		10,065	27,500	g	37,565
Restricted cash	-	-		2,681	-		2,681
Other assets	1,288	5,075	b	7,487	(1,796)	h	12,054
Intangible assets	-	-		-	34,500	g	34,500
Goodwill	-	-		-	29,341	g	29,341
Total assets	$169,199	$145,000		$193,335	$(115,419)		$392,115

Liabilities and stockholders’ equity
Current liabilities:
Deferred underwriting fees	$3,450	$-		$-	$(3,450)	i	$-
Accrued acquisition expenses	1,179	-		-	(1,179)	j	-
Revolving credit facility	-	-		-	-		-
Accounts payable	-	-		28,758	-	j	28,758
Accrued compensation, benefits and other	-	-		3,493	-		3,493
Deferred revenues	-	-		9,042	-		9,042
Other current liabilities	503	-		18,325	(405)	k	18,423
Total current liabilities	5,132	-		59,618	(5,034)		59,716
Convertible senior notes	-	145,000	c	-	-		145,000
Deferred revenues, wafer credits	-	-		11,266	-		11,266
Stock appreciation rights, net	-	-		36	-		36
Pension and retirement medical plan obligations	-	-		12,030	-		12,030
Other long term liabilities	-	-		1,250	-		1,250
Total liabilities	5,132	145,000		84,200	(5,034)		229,298
Commitments and contingencies:
Common stock, subject to possible conversion	33,389	(33,389)	d	-	-		-

Stockholders’ equity:
Preferred stock	-	-		113	(113)	l	-
Common stock	3	-		12	(12)	l	3
Additional paid in capital	128,093	33,389	d	162,259	(162,259)	l	161,482
Deferred stock compensation	-	-		(413)	413	l	-
Accumulated other comprehensive loss	-	-		(625)	625	l	-
Retained earnings (deficit)	2,582	-		(52,211)	50,961	m	1,332
Total stockholders’ equity	130,678	33,389		109,135	(110,385)		162,817
Total liabilities and stockholders’ equity	$169,199	$145,000		$193,335	$(115,419)		$392,115

See notes to the unaudited pro forma condensed combined financial statements.

84.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Maximum Approval

Year Ended December 31, 2005
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro forma Adjustments		Pro forma Combined
Revenues from related parties	$-	$60,821			$60,821
Revenues from non-related parties	-	138,209			138,209
Net revenues	-	199,030			199,030
Cost of revenues	-	174,294	12,121	n	186,415
Gross profit	-	24,736	(12,121)		12,615
Operating expenses:
Research and development	-	19,707			19,707
Selling, general and administrative	3	14,956			14,959
Amortization of intangible assets	-	836	8,786	o	9,622
Impairment of intangible assets	-	1,642			1,642
Total operating expenses	3	37,141	8,786		45,930
Operating loss	(3)	(12,405)	(20,907)		(33,315)
Interest income (expense), net	(3)	1,315	(12,615)	p	(11,303)
Loss on investments	-	(583)			(583)
Other income	-	206			206
Loss before income taxes	(6)	(11,467)	(33,522)		(44,995)
Income tax provision	-	46			46
Net loss	$(6)	$(11,513)	$(33,522)		$(45,041)

Net loss per common share	Basic				$(8.38)
	Diluted				$(8.38)

Weighted-average shares outstanding	Basic				5,374
	Diluted				5,374

See notes to the unaudited pro forma condensed combined financial statements.

85.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Maximum Approval

Nine Months Ended September 30, 2006
(in thousands, except share and per share data)

	Acquicor	Jazz Semiconductor	Pro forma Adjustments		Pro forma Combined
Revenues from related parties	$-	$28,571	$-		$28,571
Revenues from non-related parties	-	127,827	-		127,827
Net revenues	-	156,398	-		156,398
Cost of revenues	-	142,231	9,091	n	151,322
Gross profit	-	14,167	(9,091)		5,076
Operating expenses:
Research and development	-	15,004	-		15,004
Selling, general and administrative	423	14,324	-		14,747
Amortization of intangible assets	-	740	6,589	o	7,329
Total operating expenses	423	30,068	6,589		37,080
Operating income (loss)	(423)	(15,901)	(15,680)		(32,004)
Interest income (expense), net	3,182	807	(12,645)		(8,656)
Loss on investments	-	(774)	-	p	(774)
Other income	-	30	-		30
Income (loss) before income taxes	2,759	(15,838)	(28,325)		(41,404)
Income tax provision	171	54	(169)		56
Net income (loss)	$2,588	$(15,892)	$(28,156)	q	$(41,460)

Net loss per common share	Basic				$(1.57)
	Diluted				$(1.57)

Weighted-average shares outstanding	Basic				26,417
	Diluted				26,417

See notes to the unaudited pro forma condensed combined financial statements.

86.

Unaudited Pro Forma Condensed Combined Balance Sheet
With Minimum Approval

September 30, 2006
(in thousands)
	Acquicor	Acquisition Financing		Jazz Semiconductor	Closing Transaction		Combined Total
Assets
Current assets:
Cash and cash equivalents	$716	$106,536	a	$5,035	$(98,313)	e	$13,974
Cash and cash equivalents held in Trust Account	166,644	-		-	(166,644)	e	-
Short-term investments	-	-		27,481	-		27,481
Restricted cash	-	-		473	-		473
Receivables from related parties, net of allowance for doubtful accounts	-	-		10,263	-		10,263
Receivables, net of allowance for doubtful accounts	-	-		34,049	-		34,049
Inventories	-	-		22,129	-		22,129
Other current assets	551	-		4,277	(612)	e, f	4,216
Total current assets	167,911	106,536		103,707	(265,569)		112,585
Property, plant and equipment, net	-	-		69,395	60,605	g	130,000
Investments	-	-		10,065	27,500	g	37,565
Restricted cash	-	-		2,681	-		2,681
Other assets	1,288	5,075	b	7,487	(1,796)	h	12,054
Intangible assets	-	-		-	34,500	g	34,500
Goodwill	-	-		-	29,341	g	29,341
Total assets	$169,199	$111,611		$193,335	$(115,419)		$358,726

Liabilities and stockholders’ equity
Current liabilities:
Deferred underwriting fees	$3,450	$-		$-	$(3,450)	i	$-
Accrued acquisition expenses	1,179	-		-	(1,179)	j	-
Revolving credit facility	-	-		-	-		-
Accounts payable	-	-		28,758	-		28,758
Accrued compensation, benefits and other	-	-		3,493	-		3,493
Deferred revenues	-	-		9,042	-		9,042
Other current liabilities	503	-		18,325	(405)	k	18,423
Total current liabilities	5,132	-		59,618	(5,034)		59,716
Convertible senior notes	-	145,000	c	-	-		145,000
Deferred revenues, wafer credits	-	-		11,266	-		11,266
Stock appreciation rights, net	-	-		36	-		36
Pension and retirement medical plan obligations	-	-		12,030	-		12,030
Other long term liabilities	-	-		1,250	-		1,250
Total liabilities	5,132	145,000		84,200	(5,034)		229,298
Commitments and contingencies:				-
Common stock, subject to possible conversion	33,389	(33,389)	d	-	-		-

Stockholders’ equity:
Preferred stock	-	-		113	(113)	l	-
Common stock	3	-		12	(12)	l	3
Additional paid in capital	128,093	-		162,259	(162,259)	l	128,093
Deferred stock compensation	-	-		(413)	413	l	-
Accumulated other comprehensive loss	-	-		(625)	625	l	-
Retained earnings (deficit)	2,582	-		(52,211)	50,961	m	1,332
Total stockholders’ equity	130,678	-		109,135	(110,385)		129,428
Total liabilities and stockholders’ equity	$169,199	$111,611		$193,335	$(115,419)		$358,726

See notes to the unaudited pro forma condensed combined financial statements.

87.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Minimum Approval

Year Ended December 31, 2005
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro forma Adjustments		Pro forma Combined
Revenues from related parties	$-	$60,821			$60,821
Revenues from non-related parties	-	138,209			138,209
Net revenues	-	199,030			199,030
Cost of revenues	-	174,294	12,121	n	186,415
Gross profit	-	24,736	(12,121)		12,615
Operating expenses:
Research and development	-	19,707			19,707
Selling, general and administrative	3	14,956			14,959
Amortization of intangible assets	-	836	8,786	o	9,622
Impairment of intangible assets	-	1,642			1,642
Total operating expenses	3	37,141	8,786		45,930
Operating loss	(3)	(12,405)	(20,907)		(33,315)
Interest income (expense), net	(3)	1,315	(12,615)	p	(11,303)
Loss on investments	-	(583)			(583)
Other income	-	206			206
Loss before income taxes	(6)	(11,467)	(33,522)		(44,995)
Income tax provision	-	46			46
Net loss	$(6)	$(11,513)	$(33,522)		$(45,041)

Net loss per common share	Basic				$(8.38)
	Diluted				$(8.38)

Weighted-average shares outstanding	Basic				5,374
	Diluted				5,374

See notes to the unaudited pro forma condensed combined financial statements.

88.

Unaudited Pro Forma Condensed Combined Statement of Operations
With Minimum Approval

Nine Months Ended September 30, 2006
(in thousands, except per share data)

	Acquicor	Jazz Semiconductor	Pro forma Adjustments		Pro forma Combined
Revenues from related parties	$-	$28,571	$-		$28,571
Revenues from non-related parties	-	127,827	-		127,827
Net revenues	-	156,398	-		156,398
Cost of revenues	-	142,231	9,091	n	151,322
Gross profit	-	14,167	(9,091)		5,076
Operating expenses:
Research and development	-	15,004	-		15,004
Selling, general and administrative	423	14,324	-		14,747
Amortization of intangible assets	-	740	6,589	o	7,329
Total operating expenses	423	30,068	6,589		37,080
Operating loss	(423)	(15,901)	(15,680)		(32,004)
Interest income (expense), net	3,182	807	(12,645)	p	(8,656)
Loss on investments	-	(774)	-		(744)
Other income	-	30	-		30
Income (loss) before income taxes	2,759	(15,838)	(28,325)		(41,404)
Income tax provision	171	54	(169)	q	56
Net income (loss)	$2,588	$(15,892)	$(28,156)		$(41,460)

Net loss per common share	Basic				$(1.86)
	Diluted				$(1.86)

Weighted-average shares outstanding	Basic				22,258
	Diluted				22,258

See notes to the unaudited pro forma condensed combined financial statements.

89.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On September 26, 2006, Acquicor, and its wholly-owned subsidiary, Joy, entered into the merger agreement with Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, pursuant to which Joy will merge with and into Jazz. At the effective time of the merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of Acquicor. The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering.

For purposes of these unaudited pro forma condensed combined financial statements, Acquicor has assumed the total cash payments by Acquicor or Jazz at the completion of the merger to be $270.3 million:

(in thousands)
Merger consideration	$260,000
Jazz transaction costs (a)	(2,785)
Merger consideration payable at closing (b)	$257,215
Estimated fees and expenses of acquicor (c)	9,660
Deferred underwriting fees (d)	3,450
Total	$270,325

(a)   Pursuant to the merger agreement, transaction expenses incurred by Jazz in connection with the merger and its terminated public offering will be subtracted from the $260 million in total consideration to Jazz stockholders. As of September 30, 2006, such transaction expenses in connection with the merger and its terminated public offering were approximately $2.8 million.

(b) Under the terms of the merger agreement, the cash purchase price will be paid as follows:

(in thousands)
Consideration payable directly to Jazz stockholders	$209,165
Payment to Jazz stockholder representative (1)	1,000
Payments to Conexant (2)	16,300
Stay bonus payments to be made to certain Jazz employees (3)	1,750
Payments in escrow (4)	29,000
Total	$257,215

(1) Represents amount otherwise distributable to Jazz’s stockholders that will be distributed to and held by the stockholders’ representative to fund its out-of-pocket fees and expenses in connection with its obligations under the merger agreement and the transactions contemplated by the merger agreement.

(2) Represents a $16.3 million payment to be made to Conexant to redeem 7,583,501 shares of Jazz Class B common stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between Jazz and Conexant.

(3) Represents up to $1.8 million payable by Jazz on or prior to the merger to Jazz employees in connection with certain stay bonus payments.

90.

(4) Upon completion of the merger, up to $29 million of the purchase price will be placed in escrow to secure the possible entitlement of Acquicor to any post-closing reductions to the purchase price based on Jazz’s working capital position and the indemnification obligations of Jazz’s stockholders to Acquicor and to fund obligations by Jazz to make retention bonus payments following the closing of the merger to certain of its employees. See “The Merger Agreement—Escrow Funds.”
The purchase price will be subject to possible decrease of up to $4.5 million to the extent the working capital of Jazz as of the closing is less than $193 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing to the extent the working capital of Jazz as of the closing is greater than $198 million. For purposes of the pro forma financial statements, we have assumed that Jazz’s working capital as of the closing will neither be less than $193 million or greater than $198 million. To the extent Jazz’s working capital as of the closing exceeds $198 million, the purchase price may increase by as much as $7.6 million. We would expect to finance such additional payments from the proceeds from the sale of the convertible senior notes or borrowings under the senior secured revolving credit facility to be arranged by Wachovia. See “The Merger Proposal - Financing for the Merger.” In addition, following the completion of the merger, Acquicor may become obligated to pay additional amounts to former stockholders of Jazz if Jazz realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events. See “The Merger Agreement - Merger Consideration.” For purposes of the pro forma financial statements, we have assumed that no such specified events have occurred during the periods presented. To the extent Acquicor becomes obligated to make these payments to Jazz’s former stockholders, the merger consideration would be adjusted by the amount of such payments.

(c)    Estimated fees and expenses include fees of consultants, legal fees and expenses, printing and mailing costs for this proxy statement, SEC and HSR filing fees, financial advisor fees and expenses, financing fees, including debt issuance costs in connection with the convertible senior notes, and related expenses, and other miscellaneous expenses directly related to the merger and the transactions contemplated thereby.

(d) In connection with the IPO, Acquicor agreed to pay the underwriters additional deferred underwriting discounts and commissions of $3.5 million upon the completion of the merger.

Acquicor has assumed that the cash payments to be made upon the completion of the merger will be funded as follows:

	Maximum Approval	Minimum Approval
	(in thousands)
Amounts in the trust account (a)	$166,937	$133,548
Convertible senior notes (b)	103,388	136,777
Total	$270,325	$270,325

(a)
Based on $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes) as of September 30, 2006 and assumes no additional withdrawals of interest earned on the funds in the trust account to cover Acquicor’s operating expenses. Acquicor has the right to withdraw up to $750,000 of interest (net of taxes payable) earned on the funds in the trust account to cover operating expenses prior to the completion of the merger. In September 2006, Acquicor withdrew $375,000 of such funds.

(b)
On December 19, 2006, Acquicor completed the private placement of $145 million principal amount of convertible senior notes. The gross proceeds from the convertible senior notes due 2011 were placed in escrow pending completion of the merger. If the conditions to the release of the escrowed proceeds from the convertible notes, including stockholder approval of the merger proposal and the authorized share proposal, are met, then the notes will accrue interest at 8% per annum. If the conditions to the release are not met, then Acquicor would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which Acquicor has received a commitment letter from Wachovia and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the merger agreement. Borrowings under the senior secured credit facility would bear interest at a floating rate equal to either a base rate plus 0.75% or LIBOR plus 2.75% per annum. The stockholder financing would be available solely if available third party financing is greater than $35 million but insufficient to finance the merger and would consist of one or two tranches of secured loans bearing interest at either 20% or LIBOR plus 9.5% per annum, in each case subject to increase if the loan is not repaid within a specified time. See the sections entitled “The Merger Proposal—Financing for the Merger” and “The Merger Agreement—Stockholder Financing.”

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NOTE 2. PRO FORMA ADJUSTMENTS

Adjustments made to the historical financial statements include the following:

a.	Reflects the gross proceeds from the issuance of the convertible senior notes by Acquicor, net in the case of the minimum approval, of $33.4 million of conversion payments to Acquicor’s stockholders.

	Maximum Approval	Minimum Approval
	(in thousands)
Convertible senior notes	$145,000	$145,000
Conversion payments	—	(33,389)
Total	$145,000	$111,611

b.	Reflects debt issuance costs associated with the issuance of the convertible senior notes. Acquicor would amortize such costs over the life of the convertible senior notes (see note p).

c.	Reflects the issuance of the convertible senior notes as described in Note 1 above.

d.
In the case of maximum approval, after the completion of the merger, no common stock will be subject to conversion. Accordingly, $33.4 million of such common stock is reclassified as additional paid in capital.

In the case of minimum approval, the adjustment reflects the maximum possible conversion of 5,749,999 shares by holders of Acquicor’s common stock issued in the IPO into cash upon completion of the merger. After the conversion, these shares will no longer be outstanding. If the stock holders holding 20% (5,750,000) or more of the shares of common stock issued in the IPO vote against the merger proposal and demand conversion of their shares, Acquicor will not consummate the merger.

e.	Reflects payment of merger consideration and other cash payments made upon the completion of the merger as described in Note 1 from the following sources:

92.

(in thousands)
Cash provided by convertible senior notes	$103,388
Cash and cash equivalents from the trust account	166,644
Accrued interest on the funds in the trust account, net of $169,000 in taxes payable	293
Total	$270,325

f.
Reflects the write-off of prepaid management fees by Jazz and the conversion of accrued interest receivable on the funds in the trust account into the cash and cash equivalent held in the Trust Account upon liquidation thereof in connection with the merger:

(in thousands)
Jazz prepaid management fees	$(150)
Acquicor accrued interest	(462)
Pro forma adjustment	$(612)

g.
Reflects purchase accounting adjustments to property, plant and equipment, net, investments, intangible assets and goodwill based on preliminary valuation estimates of certain tangible and intangible assets received by Acquicor on December 13, 2006. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Acquicor is determining the estimated fair values of certain assets and liabilities with the assistance of third party valuation specialists and has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with SFAS No. 141. For purposes of these pro forma condensed combined financial statements, Acquicor has used the average of the high and low ranges of preliminary fair value estimates provided by the third party appraiser. The purchase price allocations set forth in these unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz’s tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected herein. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Acquicor’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Acquicor’s results of operations after the merger. The portion of the purchase price allocated to goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired.

h.
Reflects a write-off in connection with the termination of Jazz's $35 million line of credit with Wachovia, which will be terminated upon the closing of the merger, and the transfer of deferred acquisition costs to purchase allocation and goodwill upon close of the transaction:

(in thousands)
Termination of Jazz line of credit	$(508)
Transfer of Acquicor deferred acquisition costs	(1,288)
Pro forma adjustment	$(1,796)

i.
Reflects payment of deferred underwriting fees. Pursuant to the underwriting agreement entered into by Acquicor in connection with the IPO, Acquicor agreed to pay to the underwriters a deferred underwriting fee of approximately $3.5 million upon the consummation of a business combination.

j	Reflects the payment of accrued acquisition fees related to this merger at closing.

k.
Reflects the removal of liability for common stock subject to repurchase from Jazz’s other current liabilities and the removal of income taxes payable relating to accrued interest receivables in respect of the funds in the trust account:

(in thousands)
Jazz liability for common stock subject to repurchase	$(236)
Acquicor income tax payable	(169)
Pro forma adjustment	$(405)

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l.	Reflects the elimination of Jazz historical equity accounts upon the completion of the merger.

m.	Reflects the elimination of Jazz historical deficit, offset by the write-off of the preliminary valuation of in process research and development intangible asset:

(in thousands)
Elimination of Jazz historical deficit	$52,211
Write-off of preliminary valuation of in-process research and development intangible asset	(1,250)
Pro forma adjustment	$50,961

n.
Reflects adjustment for increased depreciation expense resulting from the preliminary valuation of property, plant and equipment, amortized over a five year period. Jazz has historically depreciated its property, plant and equipment over useful lives between 3 and 8 years. For purposes of the unaudited pro forma condensed combined financial statements, Acquicor has assumed five years as an average of the useful lives for all property, plant and equipment.

o.	Reflects adjustment for increased amortization expense resulting from the preliminary valuation of intangible assets, amortized as follows:

Intangible Assets	Increased Value (1)	Useful Life	Year ended December 31, 2005	Nine Months ended September 30, 2006
Existing technology	$9,250	7	$1,321	$991
Patents /core technology rights	12,500	7	1,786	1,339
In-process research and development	1,250
Customer relationships	3,000	7	429	321
Customer backlog	2,250	1	2,250	1,688
Trade name	4,500	3	1,500	1,125
Non-compete agreements	3,000	2	1,500	1,125
Total	$35,750		$8,786	$6,589

(1)	Represents the amount by which the valuation estimates exceeds the amounts set forth on Jazz’s consolidated balance sheet as of September 30, 2006.

(2)	Purchased in-process research and development is considered a one-time non-recurring charge and hence was not reflected in the unaudited pro forma condensed combined statement of operations.

The final valuations may result in reclassifications of the allocated amounts, which may materially impact operating expenses.

p.
Reflects interest expense in connection with the financing for the merger, based on the financing terms described in Note 1 and the elimination of $3.2 million of interest income on the funds in the trust account, as the trust account would not have existed if the transaction had been consummated on the first day of the period. Interest expense reflects $145.0 million principal amount of convertible senior notes outstanding in the case of both maximum approval and minimum approval.

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	Interest Adjustments
	Maximum Approval		Minimum Approval
	Year ended December 31, 2005	Nine months ended Sept. 30, 2006	Year ended December 31, 2005	Nine months ended Sept. 30, 2006
		(in thousands)
Estimated interest on convertible senior notes	$(11,600)	$(8,700)	$(11,600)	$(8,700)
Adjustment for interest earned on trust account	—	(3,184)	—	(3,184)
Adjustment for amortization of senior convertible note financing fees	(1,015)	(761)	(1,015)	(761)

Total	$(12,615)	$(12,645)	$(12,615)	$(12,645)

q.
Reflects elimination of $0.2 million in income tax expenses in respect of interest earned on the funds in the trust account. Management has not determined the impact of the merger on Jazz’s deferred tax assets. Accordingly, no other adjustment has been made to deferred tax assets or income tax provision.

In addition, as of September 29, 2006, Jazz had federal tax net operating loss, or NOL, carryforwards of approximately $98.5 million available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2022, unless previously utilized. Jazz also had state NOL carryforwards at September 29, 2006 of approximately $84.4 million, which will begin to expire in 2013, unless previously utilized. At September 29, 2006, Jazz had a $39.3 million deferred tax asset related to these net operating loss carryforwards. Due to uncertainty as to its ability to realize these deferred tax assets, Jazz recorded a full valuation allowance. Jazz's ability to utilize its NOL carryforwards will become subject to substantial annual limitations if it undergoes an ownership change as defined under Section 382 of the Internal Revenue Code. The merger will result in an ownership change of Jazz as defined under Section 382, which may jeopardize Jazz's ability to use some or all of its NOL carryforwards following the completion of the merger. However, management has not made a determination of the impact of the merger on Jazz's ability to use its NOL carryforwards.

95.

THE NAME CHANGE PROPOSAL

Acquicor is proposing to change its corporate name from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.” upon completion of the merger. In the judgment of our board of directors, the change of our corporate name is desirable to reflect our merger with Jazz. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amended and restated certificate of incorporation is adopted. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

The adoption of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

The Board of Directors recommends a vote FOR approval of the adoption of the name change proposal.

96.

THE FIFTH ARTICLE PROPOSAL

Acquicor is proposing to remove the Fifth Article of Acquicor’s amended and restated certificate of incorporation. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

In the judgment of our board of directors, the fifth article proposal is desirable because the Fifth Article relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination. Among the Fifth Article’s sections, it requires that IPO proceeds be held in a trust account until a business combination or liquidation of the Acquicor has occurred and also requires that the terms of a proposed business combination be submitted for approval by Acquicor’s stockholders. Such sections will not be applicable upon completion of the merger.

The adoption of the fifth article proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

The Board of Directors recommends a vote FOR approval of the adoption of the fifth article proposal.

97.

THE WRITTEN CONSENT PROPOSAL

Acquicor is proposing to restrict its stockholders’ ability to act by written consent. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

Under the DGCL, stockholders may act by written consent in lieu of a vote at a stockholder meeting. The DGCL permits a corporation to prohibit such actions by written consent in its certificate of incorporation. Elimination of such stockholder written consents will prevent a controlling stockholder or group of stockholders from amending Acquicor’s certificate of incorporation or bylaws or removing directors without calling a special meeting of the stockholders and complying with the notice periods set forth in the bylaws prior to taking any such action. Also, requiring actions to be taken at meetings helps ensure that stockholders have sufficient time to weigh the arguments presented by both sides in connection with any contested vote.

The adoption of the written consent proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

The Board of Directors recommends a vote FOR approval of the adoption of the written consent proposal.

98.

THE AUTHORIZED SHARES PROPOSAL

Acquicor is requesting stockholder approval to increase the authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares. The additional common stock to be authorized by adoption of this proposal would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of Acquicor, except for effects incidental to increasing the number of shares of Acquicor common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not adopted, the certificate amendment proposals, including this proposal, will not be presented at the special meeting.

As of December 13, 2006, the Company had outstanding 34,457,072 shares and warrants and unit purchase options, which if exercised, would result in the issuance of an additional 61,916,668 shares. Absent approval of the authorized share proposal, the Company would be able to issue without stockholder approval, after reservation for all common stock underlying outstanding warrants and the unit purchase options, solely 3,626,260 shares, and Acquicor would have insufficient authorized shares of common stock to issue upon exercise or conversion of all of its outstanding securities, including the convertible senior notes. As a result, stockholder approval of the authorized share proposal is a condition to the release of the escrowed proceeds from the convertible senior notes. If our stockholders approve the merger proposal but not the authorized share proposal, Acquicor will be required to redeem the convertible senior notes, in which case, it would need to obtain additional financing to complete the merger. In addition, the additional shares of common stock that would become available for issuance if the proposal is adopted would allow the Company to issue the full amount of reserved shares under the 2006 Equity Incentive Plan (if the incentive plan proposal is approved by the stockholders) and the flexibility to issue additional shares in connection with future financing or acquisition transactions.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by Acquicor to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Acquicor. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at Acquicor), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by Acquicor to deter or prevent changes in control of Acquicor, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The adoption of the authorized shares proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Acquicor common stock on the record date.

The Board of Directors recommends a vote FOR approval of the adoption of the authorized shares proposal.

99.

THE INCENTIVE PLAN PROPOSAL

APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN

We are requesting that the stockholders approve the adoption of the Acquicor Technology Inc. 2006 Equity Incentive Plan (the “Plan”).

On October 11, 2006, the Board adopted the Plan, subject to stockholder approval and the completion of the merger, to provide a means to continue to offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors, and consultants of Acquicor and its affiliates, to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards and to thereby align the long-term compensation and interests of those individuals with the stockholders.

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote at the special meeting, will be required to approve the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, except with respect to the merger proposal. Abstentions will not be counted towards the vote total for merger proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. Should the stockholders fail to approve the Plan, the Plan will not go into effect.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ADOPTION OF THE INCENTIVE PLAN PROPOSAL.

The terms and provisions of the Plan are summarized below. This summary, however, does not purport to be a complete description of the Plan. The Plan has been filed with the SEC as an Appendix to this proxy statement and may be accessed from the SEC’s homepage at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Acquicor Technology Inc., 4910 Birch Street, Suite 102, Irvine, California 92660, Tel: (949) 435-1215.

General

The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards, collectively, the “stock awards.”

Incentive stock options granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of stock awards.

Administration

Subject to the provisions of the Plan, the board of directors has the authority to determine what type of stock award will be granted, the provisions of each stock award granted, the number of shares subject to each stock award, and the time or times a participant is permitted to receive stock pursuant to a stock award. The board has the power to accelerate the vesting and exercisability of a stock award. As administrator of the Plan, the board has the authority to construe and interpret its provisions. The board has the power to suspend or terminate the Plan at any time, to amend the Plan in any respect the board deems necessary or advisable, to submit any amendment to the Plan for stockholder approval, to approve forms of award agreements for use under the Plan, to exercise such powers and to perform such acts as the board deems necessary or expedient to promote the best interests of Acquicor and that are not in conflict with the provisions of the Plan or awards, and to adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees, directors or consultants who are foreign nationals or employed outside the United States.

100.

The board of directors has the authority to delegate some or all of the administration of the Plan to a committee or committees composed of one or more members of the board. In the discretion of the board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Plan also permits delegation of administration of the plan to one or more officers with respect to grants to employees other than officers of Acquicor. In accordance with the provisions of the Plan, the board has delegated administration of the Plan to the compensation committee. As used herein with respect to the Plan, the “board” refers to any committee appointed by the board of directors, any subcommittee thereof, as well as the board of directors itself.

The Board does not have the authority to (a) reprice any outstanding options or stock appreciation rights under the Plan, or (b) cancel and re-grant any outstanding options or stock appreciation rights under the Plan, unless the stockholders have approved such an action within a 12 month period preceding such an event.

Eligibility

Incentive stock options may be granted only to employees of Acquicor or a parent corporation or subsidiary corporation (including officers). Employees, directors, and consultants of Acquicor and its affiliates are eligible to receive all other types of stock awards under the Plan. Approximately 850 of the employees, officers, directors and consultants of Acquicor and its affiliates are eligible to participate in the Plan.

No incentive stock option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Acquicor or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan and any other equity plans of Acquicor and its affiliates) may not exceed $100,000 (any excess of such amount is treated as nonstatutory stock options). In addition, no more than 4,700,000 shares of common stock that may be issued pursuant to the exercise of incentive stock options.

No person may be granted stock awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the fair market value of the common stock on the date of grant (such as options and stock appreciation rights) covering more than 1,644,542 shares of common stock during any calendar year. In addition, no person may be granted performance stock awards covering more than 1,644,542 shares of common stock during any calendar year. Finally, no person may be granted performance cash awards with a value exceeding $9,867,253 during any calendar year. Stockholder adoption of this Proposal will also constitute approval of the two respective 1,644,542 share and the $9,867,253 cash award limitations for purposes of Section 162(m) of the Code. These limitations are designed so that any deductions to which we would otherwise be entitled upon the exercise or payment of options, stock appreciation rights and performance-based awards granted under the Plan or upon the subsequent sale of the shares acquired under those stock awards will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

Stock Subject to the Plan

Subject to this Proposal, the maximum number of shares of common stock available for issuance under the Plan is 4,700,000, plus an additional number of shares to be added on the first day of each fiscal year for a period of four (4) years, commencing in 2008, equal to the lesser of (i) two percent (2%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year (rounded down to the nearest whole share); (ii) 700,000 shares of common stock or (iii) such lesser number of shares of common stock as the Board will determine.

101.

If stock awards granted under the Plan expire or otherwise terminate without being exercised in full or are settled in cash, the shares of common stock not acquired pursuant to those awards become available for subsequent issuance under the Plan. If any shares of common stock issued pursuant to a stock award are forfeited because of a failure to vest in those shares, the forfeited shares will become available for subsequent issuance under the Plan. In addition, shares withheld in satisfaction of applicable withholding taxes or reacquired as consideration for the exercise of an option will become available for subsequent issuance under the Plan.

Terms of Options

Options may be granted under the Plan pursuant to stock option agreements adopted by the Board. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options generally may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options generally may not be less than 100% of the fair market value of the stock on the date of grant.

Consideration. The exercise price of options granted under the Plan may, at the discretion of the Board, be paid in (a) cash, check, bank draft or money order payable to Acquicor, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of common stock, (d) by a “net exercise” arrangement, or (e) in any other form of legal consideration acceptable to the Board.

Vesting. Options granted under the Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionee’s continued service with Acquicor or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the Plan may be subject to different vesting terms.

Term. The maximum term of options granted under the Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the Plan generally terminate three (3) months after termination of a participant’s service or as set forth in the option agreement, unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within six (6) months of termination; (b) the participant dies within a specified period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within eighteen (18) months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. Except as otherwise provided in the applicable stock option agreement, options under the Plan are not transferable other than by will or the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Board may grant nonstatutory stock options that are transferable in certain limited instances. An option may be transferred pursuant to a domestic relations order. A participant may also designate a beneficiary who may exercise an option and receive the shares following the participant’s death.

Terms of Restricted Stock Awards

Restricted stock awards will be granted under the Plan pursuant to restricted stock award agreements adopted by the Board. Individual agreements may be more restrictive as to any or all of the permissible terms described below.

102.

Consideration. The Board may grant restricted stock awards in consideration for (a) past or future services rendered to Acquicor or an affiliate, or (b) any other form of legal consideration acceptable to the Board in its sole discretion and permissible under applicable law.

Vesting. Shares of common stock awarded under the restricted stock award agreement may be subject to forfeiture to Acquicor in accordance with a vesting schedule to be determined by the Board. Generally, except for restricted stock awards (a) granted to non-employee directors, or (b) that vest based on the satisfaction of performance goals, no restricted stock award will vest at a rate more favorable to the participant than over a three (3)-year period (or, for a newly-hired employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired employees) except in the event of death or disability, upon a corporate transaction in which such restricted stock award is not assumed or continued, or upon a change in control; provided, however, that restricted stock awards which do not meet these vesting guidelines, together with the number of shares subject to restricted stock unit awards and other stock awards which do not meet the applicable minimum vesting guidelines, will be limited to ten percent (10%) of authorized shares under the Plan.

Termination of Service. Upon termination of a participant’s service, any or all of the unvested shares of common stock held by the participant as of the date of such termination may be forfeited by the participant and reacquired by Acquicor, as provided under the terms of the applicable restricted stock award agreement.

Restrictions on Transfer. Rights to acquire shares under a restricted stock award agreement may be transferred only upon such terms and conditions as set forth in the restricted stock award agreement, as determined by the Board in its sole discretion.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards will be granted under the Plan pursuant to restricted stock unit award agreements adopted by the Board. Individual agreements may be more restrictive as to any or all of the permissible terms described below.

Consideration. At the time of grant of a restricted stock unit award, the Board will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

Vesting. At the time of the grant of a restricted stock unit award, the Board may impose such restrictions or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate. Generally, except for restricted stock unit awards (a) granted to non-employee directors, or (b) that vest based on the satisfaction of performance goals, no restricted stock unit award will vest at a rate more favorable to the participant than over a three (3)-year period (or, for a newly-hired employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired employees) except in the event of death or disability, upon a corporate transaction in which such restricted stock unit award is not assumed or continued, or upon a change in control; provided, however, that restricted stock unit awards which do not meet these vesting guidelines, together with the number of shares subject to restricted stock awards and other stock awards which do not meet the applicable minimum vesting guidelines, will be limited to ten percent (10%) of authorized shares under the Plan.

Payment. A restricted stock unit award may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the applicable restricted stock unit award agreement.

Additional Restrictions. At the time of the grant of a restricted stock unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after the vesting of such restricted stock unit award.

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Dividend Equivalents. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the Board and contained in the restricted stock unit award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the Board. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying restricted stock unit award agreement to which they relate.

Termination of Service. Upon termination of a participant’s service, the unvested portion of the restricted stock unit award will be forfeited by the participant and reacquired by Acquicor unless otherwise provided in the restricted stock unit award agreement.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Plan pursuant to stock appreciation rights agreements adopted by the Board. Stock appreciation rights may be granted as stand-alone stock awards or in tandem with other stock awards. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below.

Term. No stock appreciation right will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the stock appreciation right agreement.

Strike Price. Each stock appreciation right will be denominated in shares of common stock equivalents. The strike price of each stock appreciation right will generally not be less than one hundred percent (100%) of the fair market value of the common stock equivalents subject to the stock appreciation right on the date of grant.

Calculation of Appreciation. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of (a) the aggregate fair market value (on the date of the exercise of the stock appreciation right) of a number of shares of common stock equal to the number of common stock equivalents in which the participant is vested under such stock appreciation right, and with respect to which the participant is exercising the stock appreciation right on such date, over (b) the strike price that will be determined by the Board at the time of grant of the stock appreciation right.

Vesting. At the time of the grant of a stock appreciation right, the Board may impose such restrictions or conditions to the vesting of such stock appreciation right as it, in its sole discretion, deems appropriate.

Exercise. To exercise any outstanding stock appreciation right, the participant must provide written notice of exercise to Acquicor in compliance with the provisions of the stock appreciation right agreement evidencing such stock appreciation right.

Payment. The appreciation distribution in respect to a stock appreciation right may be paid in common stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and described in the applicable stock appreciation right agreement.

Termination of Service. Upon termination of a participant’s service, the participant may exercise his or her stock appreciation right (to the extent that the participant was entitled to exercise such stock appreciation right as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the participant’s service (or such longer or shorter period specified in the stock appreciation right agreement), or (b) the expiration of the term of the stock appreciation right as set forth in the stock appreciation right agreement. If, after termination, the participant does not exercise his or her stock appreciation right within the time specified herein or in the stock appreciation right agreement (as applicable), the stock appreciation right will terminate.

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Terms of Performance Based Stock Awards

Performance Stock Awards. A performance stock award is a stock award that may be granted, may vest, or may be exercised based upon the attainment during a performance period of certain performance goals. A performance stock award may, but need not, require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board in its sole discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board may determine that cash may be used in payment of performance stock awards.

Performance Cash Awards. A performance cash award is a cash award that may be granted upon the attainment during a performance period of certain performance goals. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the committee in its sole discretion. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a participant to elect for, the payment of any performance cash award to be deferred to a specified date or event. The committee may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board may determine that common stock authorized under this Plan may be used in payment of performance cash awards, including additional shares in excess of the performance cash award as an inducement to hold shares of common stock.

Terms of Other Stock Awards

The Board may grant other incentive awards based in whole or in part by reference to the value of Acquicor’s common stock. Subject to the provisions of the Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the Plan.

Generally, except for other stock awards (a) granted to non-employee directors, or (b) that vest based on the satisfaction of performance goals, no other stock award will vest at a rate more favorable to the participant than over a three (3)-year period (or, for a newly-hired employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired employees) except in the event of death or disability, upon a corporate transaction in which such other stock award is not assumed or continued, or upon a change in control; provided however, that other stock awards which do not meet these vesting guidelines, together with the number of shares subject to restricted stock awards and restricted stock unit awards which do not meet the applicable minimum vesting guidelines, will be limited to ten percent (10%) of authorized shares under the Plan.

Miscellaneous Provisions

Tax Withholding. The Board may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash; or (iv) by such other method as may be set forth in the award agreement.

Changes to Capital Structure

In the event any change is made in the shares subject to the Plan or any stock award granted thereunder, whether through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise without the receipt of consideration by the company, the Board will appropriately adjust: (a) the class(es) and maximum number of securities subject to the Plan, (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and stock appreciation rights), and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

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Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, outstanding stock awards under the Plan may be assumed, continued, or substituted by any surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals performing services for Acquicor or its affiliates at the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction.

A significant corporate transaction will be deemed to occur in the event of (a) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of Acquicor and its subsidiaries; (b) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of Acquicor; (c) a merger, consolidation or similar transaction following which Acquicor is not the surviving corporation; or (d) a merger, consolidation or similar transaction following which Acquicor is the surviving corporation but the shares of common stock outstanding immediately before the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between Acquicor or any affiliate and the participant. In the absence of such a provision, no such acceleration will occur.

A change in control transaction will be deemed to occur in the event (a) tender offer in which more than 50% of the combined voting power of the outstanding securities is acquired, (b) a merger in which the stockholders of Acquicor cease to own more than 50% of the combined outstanding voting power of the surviving corporation, (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Acquicor, other than a sale to an affiliate of Acquicor, or (d) a majority of the membership of the board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the current Board members or their approved successors.

The acceleration of stock awards in connection with significant corporate transactions and changes in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Acquicor.

Duration, Termination and Amendment

The Board may suspend or terminate the Plan at any time. The Plan is scheduled to terminate immediately prior to the 10th anniversary of the date it was adopted by the Board. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

The Board may amend or modify the Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, and except as otherwise provided in the Plan, stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the Plan, (b) materially expands the class of individuals eligible to receive stock awards under the Plan, (c) materially increases the benefits accruing to the participants under the Plan or materially reduces the price at which shares of common stock may be issued or purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of awards available for issuance under the Plan.

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Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Acquicor with respect to participation in the Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the Plan are intended to qualify for the favorable federal income tax treatment accorded “Incentive Stock Options” under the Code. There generally are no federal income tax consequences to the participant or Acquicor by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Acquicor will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Acquicor will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Acquicor will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards. Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Acquicor will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by Acquicor in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Acquicor’s repurchase right lapses, an amount equal to the excess of: (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of: (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Acquicor will be required to satisfy certain tax withholding requirements applicable to such income. Acquicor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant, generally in the taxable year in which such ordinary income is recognized by the participant.

107.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock (if any) plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards. No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the shares subject to that restricted stock unit vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Acquicor will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Acquicor is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Acquicor will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Acquicor, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. It is intended that options and stock appreciation rights granted under the Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or vests) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the compensation committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied, and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal). It is intended that the Board may grant restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards granted under the Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

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New Plan Benefits

As of December 13, 2006, no stock awards had been granted and no shares of common stock had been issued under the Plan as the effectiveness of the Plan is dependent on receiving stockholder approval and the completion of the merger. As of December 13, 2006, the closing price of our common stock was $5.65 per share. Since benefits under the Plan will depend on the effectiveness of the Plan, the individuals selected at the discretion of the Board to receive awards, the number of shares to be awarded, and the fair market value of our common stock at various future dates, it is not possible at this time to determine the benefits that will be received under the Plan by all eligible employees, officers, directors or consultants. However, the board of directors has discussed granting Paul Pittman and Allen Grogan awards covering approximately 51,993 shares and 17,331 shares, respectively, of restricted stock under the Plan, contingent upon completion of the merger and the approval of the Plan. The table below sets forth information on benefits to be provided under the Plan only to the extent as can reasonably be anticipated as of December 13, 2006.

NEW PLAN BENEFITS

2006 Equity Incentive Plan

Name & Position	Dollar Value ($)[1]	Number of Shares
Gilbert G. Amelio, CEO	unknown at this time	unknown at this time
Ellen M. Hancock, President, COO & Secretary	unknown at this time	unknown at this time
Steve Wozniak, EVP and CTO	unknown at this time	unknown at this time
Paul A. Pittman, CFO[2]	$293,760.45	51,993
Shu Li, SVP and Divisional CEO	unknown at this time	unknown at this time
Allen Grogan, CLO[2]	$97,920.15	17,331
Executive Group	$391,680.60	69,324
Non-Executive Director Group	unknown at this time	unknown at this time
Non-Executive Officer Employee Group	unknown at this time	unknown at this time

The Board of Directors recommends a vote FOR approval of the incentive plan proposal.

1   Calculated based on $5.65 per share closing price in December 13, 2006
2    The Board has discussed but not approved these awards conditional upon the completion of the merger and the effectiveness of the Plan.

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ADJOURNMENT PROPOSAL

In the event there are not sufficient votes at the time of the special meeting to adopt the merger proposal or any of the certificate amendment proposals, the Board of Directors may submit a proposal to adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies.

The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of common stock voting on the proposal.

The Board of Directors recommends a vote FOR adoption of the adjournment proposal.

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OTHER INFORMATION RELATED TO ACQUICOR

Business of Acquicor

We were organized as a Delaware blank check company in August 2005 by Dr. Amelio, Mrs. Hancock and Mr. Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors, specifically on businesses that develop or provide technology-based products and services in the software, semiconductor, wired and wireless networking, consumer multimedia and information technology-enabled services segments. Acquicor management believes that following a merger with Jazz Semiconductor, there will be opportunities for Acquicor to extend its business into product segments complementary to Jazz Semiconductors products and services, with the potential for higher revenue growth and gross margins.

Initial Public Offering

In March 2006, we consummated a private placement to the Acquicor Inside Stockholders with proceeds of $2 million and the IPO resulting in net proceeds of approximately $163.1 million, after payment of underwriters’ commission and offering costs, for total net proceeds of approximately $165.1 million. We placed net proceeds of $164.3 million in the trust account and invested them in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or securities issued or guaranteed by the United States. Such funds, with the interest earned thereon, will be released to us upon completion of the proposed merger, less any amount payable to Acquicor stockholders that vote against adoption of the merger proposal and elect to exercise their conversion rights. In connection with the IPO, we agreed to pay the underwriters approximately $3.5 million upon consummation of our initial business combination. The proceeds of the offering not held in the trust account have been used by us to pay offering expenses and operating expenses, including expenses incurred in connection with our pursuit the merger and other potential business combinations. Except for up to $750,000 of interest earned on the funds in the trust account, which may be released to us to fund operating expenses and expenses (and of which $375,000 was released to us in September 2006), and amounts released to pay taxes on interest earned on the trust account, the funds in the trust account will not be released until the earlier of the completion of the merger or an alternate business combination or our dissolution and liquidation. As of September 30, 2006, there was approximately $166.9 million in the trust account, including accrued interest on the funds in the trust account (net of accrued taxes).

We evaluated a number of candidates before moving forward with Jazz. If the merger with Jazz is not consummated, we may not have enough time or resources to continue searching for an alternative target business. In such event, we would, if able, continue to conduct a search for a possible candidate in accordance with the criteria as previously disclosed in our publicly available filings with the SEC.

Convertible Senior Notes

On December 19, 2006, Acquicor completed the private placement of $145.0 million principal amount of convertible senior notes. The gross proceeds from the convertible senior notes were placed in escrow pending stockholder approval of the merger proposal and the authorized share proposal. See the section entitled “The Merger Proposal— Financing for the Merger—Convertible Senior Notes” for a description of the terms of the convertible senior notes.

Plan of Dissolution and Distribution of Assets if No Business Combination

If the merger is not completed, we will promptly adopt a plan of dissolution and distribution of our assets and initiate procedures for our dissolution if we do not complete another business combination by September 17, 2007 (or by March 17, 2008 if a letter of intent, agreement in principal or definitive agreement relating to the business combination in question is executed by September 17, 2007). Upon our dissolution, we will distribute our assets, including the trust account, and after reserving amounts sufficient to cover our liabilities and obligations and the costs of dissolution, solely to our public stockholders.

We currently believe that our dissolution and any plan of distribution subsequent to the expiration of the required time frames would proceed in approximately the following manner:

•
our board of directors will, consistent with our obligation in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of distribution, which it will then vote to recommend to our stockholders, at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board’s recommendation of our dissolution and the plan;

111.

•	upon such deadline, we would file our preliminary proxy statement with the SEC;

•
if the SEC does not review the preliminary proxy statement, then, 10 days following the passing of such deadline, we would mail the proxy statements to our stockholders, and 30 days following the passing of such deadline we would convene a meeting of our stockholders, at which they will either approve or reject our dissolution and plan of distribution; and

•
if the SEC does review the preliminary proxy statement, we currently estimate that we would receive such comments within approximately 30 days following the passing of such deadline. We would mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we would convene a meeting of our stockholders at which they will either approve or reject our dissolutions and plan of distribution.

In the event we seek stockholder approval for our dissolution and plan of distribution and do not obtain such approval, we would nonetheless continue to pursue stockholder approval for our dissolution. These procedures, or a vote to reject our dissolution and any plan of distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our dissolution and plan of distribution.

We cannot assure you that third parties will not seek to recover from the assets distributed to our public stockholders any amounts owed to them by us. Creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and senior to claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with DGCL procedures and federal securities laws and regulations.

Under the DGCL, our stockholders could be liable for any claims against the corporation to the extent of the distribution received by them after dissolution. The Acquicor Inside Stockholders, including all of our officers and directors, have waived their rights to participate in any distributions occurring upon our failure to consummate a business combination with respect to shares of common stock acquired by them prior to the IPO and have agreed to vote all their shares of common stock in favor of our dissolution. We estimate that, in the event we liquidate the trust account and distribute those assets to our public stockholders, based on the funds in the trust account as of September 30, 2006, including accrued interest on such funds (net of accrued taxes and up to $750,000 that may still be released to us to fund a portion of our operating expenses, of which $375,000 was released to us in September 2006), each public stockholder would receive approximately $5.79 per share. We expect that all costs associated with implementing our dissolution and plan for the distribution of our assets, including payments to any creditors, would be funded by the proceeds of the IPO that was not placed in the trust account and the amounts that may have been released to us to fund a portion of its operating expenses, but if we do not have sufficient funds for those purposes or to cover our liabilities and obligations, the amounts distributed to our public stockholders may be less than $5.79 per share. If we dissolve and liquidate prior to the consummation of a business combination, our three officers, Dr. Amelio, Mrs. Hancock and Mr. Wozniak, pursuant to the certain written agreement executed in connection with the IPO, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold to us and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. We cannot assure you that they will be able to satisfy those obligations. As a result, the indemnification described above may not effectively mitigate the risk of creditors’ claims reducing the amounts in the trust account.

As of September 30, 2006, we had $716,240 of available cash outside of the trust account and had accrued offering costs of $199,198 related to our IPO in March 2006 and accrued acquisition costs of $1,179,135 related to our proposed acquisition of Jazz. Since then, we have incurred substantial additional expenses in connection with the proposed merger. We currently believe a significant portion of the accounts payable and accrued offering costs and acquisition costs reflected on our balance sheet would be considered vendor claims for purposes of the indemnification provided by our officers. We estimate that our total costs and expenses for implementing and completing our dissolution and stockholder approved plan of distribution of our assets will be in the range of $50,000 to $75,000. This amount includes all costs of our certificate of dissolution in the State of Delaware, the winding up of our company and the cost of a proxy statement and meeting relating to the approval by our stockholders of our plan of dissolution. We expect that the indemnification provided by our officers would cover these costs to the extent the dissolution and liquidation expenses relate to vendor claims.

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Facilities

We do not own any real estate or other physical properties. Our headquarters are located at 4910 Birch Street, Suite 102, Newport Beach, California 92660. Acquicor Management LLC has agreed to provide this space to us at no charge until we consummate a business combination. We believe that our office facilities are suitable and adequate for our business as it is presently conducted. After completion of the merger, the corporate headquarters and principal executive offices of Acquicor will be at 4321 Jamboree Road, Newport Beach, California 92660, the current headquarters for Jazz.

Employees

We currently have three officers, two of whom are also members of our board of directors. We have no other employees. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect that each of them will devote on average between ten and forty hours per week to our business. As a result of the proposed merger with Jazz, management has devoted, and expects to devote, additional time as necessary. We do not intend to have any full-time employees prior to the completion of the merger. However, we have engaged various consultants, including Messrs. Pittman and Grogan, both of whom we expect to hire as employees and elect as officers after the merger, to assist in the completion of the merger and other matters.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements in conformity with United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective businesses as part of the proxy solicitation materials sent to stockholders to assist them in assessing a business combination. The requirement of having available audited financial statements may limit the pool of potential target businesses available for acquisition.

Directors and Executive Officers

All of the current members of Acquicor’s board of directors are expected to continue to serve as directors of Acquicor following the merger. Upon completion of the merger, we expect the board of directors of Acquicor to consist of Dr. Amelio, Mrs. Hancock, Dr. Clark and Messrs. Kensey and Meidar. We expect the executive officers of Acquicor to be Dr. Amelio, Mrs. Hancock, Messrs. Wozniak and Pittman, Dr. Li and Mr. Grogan. See section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

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Executive Officer and Director Compensation

No executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash or equity compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our officers, directors, stockholders or special advisors, or any of their respective affiliates, for services rendered prior to or in connection with the merger. However, our officers, directors and special advisors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as participating in the offering process with respect to our IPO, identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement by us. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination.

Number and Terms of Directors

Our board of directors has five directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Dr. Clark and Mr. Meidar, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Kensey, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Dr. Amelio and Mrs. Hancock, will expire at the third annual meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a charter for each of the three committees. All three committees are comprised of Dr. Clark and Messrs. Kensey and Meidar.

The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems. Each member of our Audit Committee is financially literate under the current listing standards of the American Stock Exchange, and our board of directors has determined that each of Dr. Clark and Messrs. Kensey and Meidar qualify as an “audit committee financial expert,” as such term is defined by SEC rules.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange. You may obtain a copy of Acquicor’s code of conduct and ethics, free of charge, by contacting our corporate secretary at 4910 Birch Street, Suite 102, Newport Beach, California 92660. Acquicor intends to disclose amendments to or waivers from a required provision of its code on Form 8-K.

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ACQUICOR MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on August 12, 2005 for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors, focusing specifically on businesses that develop or provide technology-based products and services in the software, semiconductor, wired and wireless networking, consumer multimedia and information technology-enabled services segments. Our initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of net assets at the time of such acquisition. We intend to use cash derived from the proceeds of the IPO and concurrent private placement and third-party financing debt, to pay the merger consideration, transaction costs and deferred underwriting fees and fund our operations after the merger.

Results Of Operations

Net Income

For the nine months ended September 30, 2006, we had net income of approximately $2,588,000 derived primarily from interest income related to the cash held in our trust account. For the period from August 12, 2005 (inception) through September 30, 2006, we had net income of approximately $2,582,000, derived primarily from interest income related to the cash held in our trust account.

Until the consummation of our initial business combination, we expect interest earned on the funds held in our trust account to be our primary source of income. From inception to March 31, 2006, we incurred very little in expenses. Prior to January 1, 2006, we spent approximately $2,800 in general operating costs and $3,400 in interest expense. In the first quarter ended March 31, 2006, out of the approximately $57,000 in operating costs, $40,000 was spent on travel expenses in pursuit of an acquisition. In the three months ended June 30, 2006, we spent an additional $49,000 in travel-related expenses, $57,000 in consulting fees and $23,000 in insurance expense. In the three months ended September 30, 2006, we spent an additional $36,000 in travel-related expenses, $79,000 in consulting fees and $23,000 in insurance expense. For the nine months ended September 30, 2006, we incurred $125,000 in travel-related expenses, $138,000 in consulting fees, $50,000 in insurance expense and $50,000 in legal fees. Additionally, as of September 30, 2006, we had incurred and deferred approximately $1,288,000 in costs related to the acquisition of Jazz.

Interest earned on the funds in the trust account is generally not available to fund our operations and will continue to be held in the trust account until the consummation of a business combination or will be released to investors upon exercise of their conversion rights or upon liquidation. In accordance with the trust agreement between us and Continental Stock Transfer & Trust Company, the trustee may release to us (i) any amount required to pay income taxes relating to the property in the trust account and (ii) up to $750,000 of the interest earned on the trust account (net of taxes payable on such interest), provided that only up to $375,000 of such interest may be released in any fiscal quarter. As of September 30, 2006, $375,000 of interest previously earned on the trust account had been released to us and there was approximately $2,629,000 of interest received and receivable remaining in the trust account that was not available to be released to us.

Changes In Financial Condition

Liquidity and Capital Resources

On March 13, 2006, we consummated a private placement of 333,334 units with Acquicor Management LLC and certain of our directors. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $2,000,004. Approximately $280,398 of the proceeds from the private placement were used to repay a loan from Acquicor Management LLC, a holder of more than 10% of our outstanding shares of common stock.

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On March 17, 2006, we consummated our initial public offering of 25,000,000 units and, on March 21, 2006, we consummated the exercise in full of the underwriters’ over-allotment option of 3,750,000 units. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $172,500,000. We paid a total of $8,625,000 in underwriting discounts and commissions in connection with our initial public offering. We have also agreed to pay the underwriters additional deferred underwriting discounts and commissions of $3,450,000 upon the consummation of our initial business combination.

$164,308,004 of the proceeds from our initial public offering and the private placement were deposited in a trust account at Lehman Brothers, maintained by Continental Stock Transfer & Trust Company acting as trustee. Except as described above, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. We expect to use the proceeds held in the trust account, together with third party financing, to pay the merger consideration, transaction costs and $3,450,000 in deferred underwriting fees, make payments to our stockholders who exercise conversion rights and fund our operations after the merger.

As of September 30, 2006, the funds in the trust account were invested approximately 80% in the California Municipal Cash Trust money market fund (NasdaqSC: CAIXX) and approximately 20% in U.S. treasury bills with a maturity of three months or less.

The net proceeds of our initial public offering and the private placement not held in the trust account and the up to $750,000 of interest earned on the trust account that may be released to us is being used to fund our operations and to consummate a business combination, including legal, accounting and due diligence expenses in connection with structuring and negotiating the proposed merger. As of September 30, 2006, we had approximately $716,000 of cash and cash equivalents available for such uses (excluding all amounts in the trust account, including up to $375,000 of additional interest earned on the trust account that may be released to us). Interest earned on the trust account and not disbursed to us as described above will be held in the trust account for use in completing a business combination or released to stockholders upon exercise of their conversion rights or upon liquidation. As of September 30, 2006, we had incurred approximately $1,288,000 of acquisition costs, of which approximately $1,179,000 were unpaid. We believe we will be able to defer a portion of these expenses until the consummation of the merger. As a result, we believe that the funds available to us outside of the trust account will be sufficient to allow us to operate until the completion of the merger in early 2007. This estimate may prove inaccurate, especially if the transaction costs incurred in connection with the merger are higher than currently anticipated or if we are required to make a deposit or pay fees in connection with obtaining third party financing. In addition, if the merger is not completed, we will not have sufficient funds available outside of the trust account to pay the expenses incurred in connection with the merger or to fund the search for an alternate business combination or otherwise continue operations until March 17, 2008. If the merger is not completed or if we do not have sufficient proceeds available to cover our operating expenses pending the merger, we will be forced to obtain additional financing, either from our management, our existing stockholders or third parties. We may not be able to obtain additional financing, and neither our management nor any of our existing stockholders is obligated to provide any additional financing (except as described below). If we do not have sufficient proceeds and cannot find additional financing, we may be required to commence proceedings to dissolve and liquidate prior to consummating the merger or an alternate business combination.

Our three officers, pursuant to certain written agreements executed in connection with our initial public offering, are liable to ensure that the proceeds in the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or products sold and target business who have entered into written agreements, such as a letter of intent or confidentiality agreement, with us and who have not waived all of their rights to make claims against the proceeds in the trust account. However, we cannot give any assurances that our officers will be able to satisfy those obligations.

If we are unable to complete the merger with Jazz by March 17, 2008 or consummate an alternate business combination by September 17, 2007 (or March 17, 2008 if a letter of intent, agreement in principle or a definitive agreement relating to the business combination in question has been executed by September 17, 2007), we will be required to commence proceedings to dissolve and liquidate. If we dissolve and liquidate, the per-share liquidation will be less than the price at which public stockholders purchased their shares because of the expenses related to our initial public offering, our general and administrative expenses, the costs incurred in connection with the merger and other costs incurred in connection with seeking a business combination and costs incurred in connection with our dissolution and liquidation. Additionally, if third parties make claims against us, the offering proceeds held in the trust account could be subject to those claims, resulting in a further reduction to the per-share liquidation price. Under Delaware law, our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims are not been paid by us. Furthermore, our warrants will expire worthless if we liquidate before the completion of a business combination.

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Off-Balance Sheet Arrangements

Other than contractual obligation incurred in the normal course of business, we do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity.

Contractual Obligations

In connection with our initial public offering, we agreed to pay the underwriters deferred underwriting fees of $3,450,000 upon the consummation of our initial business combination. We expect that such discounts and commissions will be paid out of the proceeds in the trust account.

On September 26, 2006, we entered into the merger agreement with Jazz. Upon the completion of the merger, Jazz will be the surviving corporation and will become our wholly-owned subsidiary. The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the merger and its terminated initial public offering.

On September 26, 2006, we received a commitment letter from Wachovia with respect to a three-year senior secured revolving credit facility in the amount of $65 million, subject to borrowing base restrictions and other terms and conditions described in the commitment letter. As consideration for the commitment letter, we have agreed to pay Wachovia expense reimbursement deposits of $150,000 upon the negotiation of the initial draft loan documentation. In addition, if the revolving credit facility has not closed by March 31, 2007 (other than as a result of a failure by Wachovia to perform its duties under the commitment letter), we have agreed to pay Wachovia a fee of $150,000 (less any amounts in the expense reimbursement deposits not used for expenses incurred).

As of September 30, 2006, we had incurred approximately $1,179,000 of unpaid acquisition costs. Although we believe we will be able to defer a portion of these costs until the consummation of the merger, we are contractually obligated to pay these costs.

On December 19, 2006, Acquicor completed the private placement of $145.0 million principal amount of convertible senior notes in a private placement. The gross proceeds from the convertible senior notes were placed in escrow pending stockholder approval of the merger proposal and the authorized share proposal.

Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. Our exposure to market risk is limited to interest income sensitivity with respect to the funds placed in the trust account. However, the funds held in our trust account have been invested only in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or securities issued or guaranteed by the United States. Due to the nature of our short-term investments, we do not believe we are subject to any material interest rate risk exposure. We are not and, until such time as we consummate a business combination, we will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices.

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BUSINESS OF JAZZ

Overview

Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz believes its specialty process technologies attract customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz’s customers include Skyworks Solutions, Inc., Conexant Systems, Inc., Marvell Technology Group Ltd., RF Micro Devices, Inc., Freescale Semiconductor, Inc., Airoha Technology Corp., Xceive Corporation, RF Magic, Inc. and Mindspeed Technologies, Inc.

Jazz’s Industry

Semiconductors are the building blocks of a broad range of electronic systems such as personal computers, telecommunications equipment, wireless devices, consumer electronics, automotive electronics and industrial electronics. Although global semiconductor sales have experienced significant cyclical variation in annual growth rates, they have increased significantly over the long term. As electronic systems have become more sophisticated and integrated, satisfying the demand for semiconductors used in these systems has required advances in semiconductor design, manufacturing and packaging technologies.

Desegregation of the Semiconductor Industry and the Success of Foundries

In the past, most semiconductor companies were vertically integrated. They internally designed, fabricated, packaged, tested and marketed their own semiconductors. These vertically integrated semiconductor companies are known as integrated device manufacturers, or IDMs. As the complexity of semiconductor designs has increased, semiconductors have become increasingly challenging to manufacture, requiring both sophisticated manufacturing expertise and significant investment in fabrication facilities, or fabs and the development of leading-edge process technologies.

As the cost and skills required for designing and manufacturing complex semiconductors have increased, the semiconductor industry has become increasingly disaggregated. This disaggregation has fueled the growth of three segments of the semiconductor industry, which together perform the significant functions of an IDM. These are:

•	fabless semiconductor companies that design and market semiconductors;

•	foundries that manufacture semiconductor wafers; and

•	packaging and test companies that encapsulate and test semiconductors.

Fabless semiconductor companies are gaining an increasing share of the semiconductor market. According to the Fabless Semiconductor Association, a trade organization, sales of semiconductors by fabless companies as a percentage of worldwide sales more than doubled from approximately 8% in 2000 to approximately 18% in 2005. At the same time, many IDMs have announced that they have reduced their investment in their existing and next-generation manufacturing facilities and process technologies as they seek to increase their flexibility to reallocate their resources and capital expenditures. Jazz believes that IDMs that have adopted this “fab-lite” strategy will continue to outsource an increasing percentage of their manufacturing requirements to foundry service providers. Jazz believes that utilizing foundry service providers allows fabless semiconductor companies and IDMs to reduce their manufacturing costs, more efficiently allocate capital, research and development and management resources, and gain access to manufacturing process technologies and production capacity they do not possess.

Independent foundries have traditionally focused on standard complementary metal oxide semiconductor, or CMOS, processes that are primarily used for digital semiconductor applications. The proliferation of fabless semiconductor companies and the increasing use of outsourcing by many IDMs for a portion of their production have driven the growth of the CMOS foundry industry, including the growth of global Foundry revenues derived from the manufacture of analog and mixed signal semiconductors. Jazz believes that many of these analog and mixed signal semiconductors are manufactured using specialty process technologies. In addition, according to estimates of Semico Research Corporation, a semiconductor marketing and consulting research company, the percentage of total semiconductor device revenues manufactured by third-party foundries has increased from 5.6% in 1995 to 14.1% in 2005, highlighting the increasing role foundries are playing in the semiconductor supply chain.

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Proliferation of Analog and Mixed-Signal Semiconductors and the Growing Need for Specialty Process Technologies

The two basic functional technologies for semiconductor products are digital and analog. Digital semiconductors perform arithmetic functions on data represented by a series of ones and zeroes. Digital semiconductors provide critical processing power and have helped enable many of the computing and communication advances of recent years. Analog semiconductors monitor and manipulate real world signals such as sound, light, pressure, motion, temperature, electrical current and radio waves, for use in a wide variety of electronic products such as personal computers, cellular handsets, telecommunications equipment, consumer electronics, automotive electronics and industrial electronics. There is a growing need for analog functionality to enable digital systems to interface with the real world. Analog-digital, or mixed-signal, semiconductors combine analog and digital devices on a single chip to process both analog and digital signals.

Integrating analog and digital components on a single, mixed-signal semiconductor enables smaller and more highly integrated, power-efficient, feature-rich and cost-effective semiconductor devices but presents significant design and manufacturing challenges. For example, combining high-speed digital circuits with sensitive analog circuits on a single, mixed-signal semiconductor can increase electromagnetic interference and power consumption, both of which cause a higher amount of heat to be dissipated and decrease the overall performance of the semiconductor. Challenges associated with the design and manufacture of mixed-signal semiconductors increase as the industry moves toward finer, more advanced process geometries. Standard electronic design automation, or EDA, tools used in the design of digital circuits have limited use in predicting the performance of certain analog and mixed-signal designs. As a result, analog and mixed-signal semiconductors can be complex to manufacture and typically require sophisticated design expertise and strong application specific experience and intellectual property. Analog and mixed-signal semiconductor engineers typically require several years of practical experience and application knowledge to become proficient in the design of complex analog and mixed-signal semiconductors. Manufacturers may also need to make a significant investment in specialty process technologies to manufacture these semiconductors.

Specialty process technologies enable greater analog content and can reduce the die size of an analog or mixed-signal semiconductor, thereby increasing the number of die that can be manufactured on a wafer and reducing final die cost. In addition, specialty process technologies can enable increased performance, superior noise reduction and improved power efficiency of analog and mixed-signal semiconductors compared to traditional standard CMOS processes. These specialty process technologies include advanced analog CMOS, radio frequency CMOS, or RF CMOS, high voltage CMOS, bipolar CMOS, or BiCMOS, silicon germanium BiCMOS, or SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor, or BCD.

For many applications in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets, the performance characteristics of specialty process technologies can lead customers to select them over digital CMOS process technologies. As semiconductor performance needs continue to increase in these end markets, Jazz believes the demand for specialty process technologies will also increase. For example, Semico Research Corporation estimates that silicon germanium bipolar complementary metal oxide semiconductor usage in wireless, wireline and consumer electronic products will grow at compound annual growth rates of 16%, 12% and 27%, respectively, from 2005 to 2010.

Emerging Trend to Outsource Specialty Process Manufacturing Requirements

Jazz believes that many of the factors and conditions that have driven growth in the outsourcing of manufacturing using standard process technologies will fuel continued growth in the outsourcing of manufacturing using specialty process technologies. There can be no assurance, however, that the factors and conditions that have fueled growth in the outsourcing of manufacturing using standard process technologies will also fuel growth in the outsourcing of manufacturing using specialty process technologies or that any future growth rate in global foundry revenues derived from specialty process technologies will be the same as the growth rate for global foundry revenues derived from standard process technologies. As many IDMs reduce their investment in their existing and next-generation standard CMOS process technologies and manufacturing facilities, it may become less cost-effective for these IDMs to develop, maintain and operate specialty process technology manufacturing lines. Jazz believes these IDMs will increasingly choose to also outsource their specialty process technologies. In addition, Jazz believes that fabless semiconductor companies are increasingly seeking access to specialty process technologies to produce analog and mixed-signal semiconductors.

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To date, most independent foundries have focused primarily on standard CMOS processes instead of specialty process technologies. While some IDMs have provided outsourced specialty process technologies, Jazz believes that competing IDMs and fabless design companies may be reluctant to work with and provide confidential information to IDMs that also manufacture products competitive with theirs. Consequently, Jazz believes that there is significant growth potential for independent foundries with a broad platform of specialty process technologies, advanced design and support capabilities and product application expertise that focus primarily on the specialty foundry opportunity.

Jazz’s Solution

Jazz is an independent semiconductor foundry, providing specialty process technologies, design solutions and application knowledge for the manufacture of analog and mixed-signal semiconductors. Key elements of its solution are as follows:

•
Jazz offers an independent and focused source for the manufacture of semiconductors using specialty process technologies. Most other independent foundries focus on standard process technologies, rather than specialty process technologies. Some IDMs offer specialty process foundry services but also manufacture their own semiconductor products, which may be competitive with the products of their potential customers who seek these services. Jazz combines the benefits of independence with a focus on specialty process technologies.

•
Jazz offers a specialized design platform for analog and mixed-signal semiconductors. Jazz’s design engineering support team assists its customers with their advanced designs by leveraging Jazz’s application knowledge and experience to help guide their technology selection and design implementation. Jazz’s sophisticated design tools and services are specifically tailored to meet analog and mixed-signal design needs, and include specialized device modeling and characterization features that allow simulation of a variety of real world situations, including different temperatures, power levels and speeds.

•
Jazz offers a broad range of specialty process technologies. Jazz’s specialty process technology portfolio includes advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS processes. In addition to these specialty process technologies, Jazz has recently begun to offer BCD processes optimized for analog semiconductors such as power management, high efficiency audio amplification, and optical driver integrated circuits. The breadth of Jazz’s portfolio allows it to offer its customers a wide range of solutions to address their high-performance, high-density, low-power and low-noise requirements for analog and mixed-signal semiconductors. These semiconductor devices are used in products such as cellular phones, digital TVs, set-top boxes, gaming devices, wireless local area networking devices, digital cameras, switches, routers and broadband modems. Jazz benefits from the development of specialty process technologies by Conexant and its predecessor, Rockwell Semiconductor Systems, over a period of 35 years.

•
Jazz is a leader in high-performance SiGe process technologies. Jazz offers high performance 150 GHz 0.18 micron SiGe BiCMOS technology, which Jazz believes is one of the most advanced SiGe process technologies in production today. In addition, Jazz recently announced the availability of 200 GHz 0.18 micron SiGe BiCMOS technology. Analog and mixed-signal semiconductors manufactured with SiGe BiCMOS process technologies can be smaller, require less power and provide higher performance than those manufactured with standard CMOS processes. Moreover, SiGe BiCMOS process technologies allow for higher levels of integration of analog and digital functions on the same mixed-signal semiconductor device.

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Jazz’s Strategy

Key elements of Jazz’s strategy are as follows:

•
Further strengthen Jazz’s position in specialty process technologies for the manufacture of analog and mixed-signal semiconductors. Jazz is continuing to invest in its portfolio of specialty process technologies to address the key product attributes that make its customers’ products more competitive.

•
Target large, growing and diversified end markets. Jazz targets end markets characterized by high growth and high performance for which it believes its specialty process technologies have a high value proposition, including the wireless and high-speed wireline communications, consumer electronics, automotive and industrial markets. For example, Jazz believes that its specialty process technologies can provide performance and cost advantages over current CMOS solutions in the integration of power amplifiers with RF transceivers for wireless local area networking applications.

•
Continue to diversify Jazz’s customer base. Since its formation in early 2002, Jazz has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry with 105 post-formation customers as of June 2006. Jazz intends to continue to grow and diversify its business through the acquisition of new customers. For example, under a technology transfer agreement Jazz entered into with Polar Semiconductor, Inc., or PolarFab, PolarFab agreed to help facilitate the transfer of certain of its third party customers that currently use its BCD process technologies. Jazz expects that PolarFab will transfer to it approximately 25 of its customers. Because Jazz’s post-formation customers primarily use its specialty process technologies, Jazz expects that its continued acquisition of new customers will result in a continuing increase in the percentage of its revenues that are derived from specialty process technologies.

•
Maintain capital efficiency by leveraging its capacity and manufacturing model. Jazz seeks to maximize the utilization of its Newport Beach, California manufacturing facility and leverage its manufacturing suppliers’ facilities in China to meet increased capacity requirements cost-effectively. Jazz can typically increase its specialty process technology capacity and meet its customer performance requirements using adapted semiconductor process equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment. This typically allows Jazz to acquire lower-cost semiconductor process equipment to operate its Newport Beach, California fab. Jazz is also able to access and adapt existing capacity cost-effectively through supply and licensing agreements, such as those with ASMC and HHNEC.

Process Technologies

Process technologies are the set of design rules, electrical specifications and process steps that Jazz implements for the manufacture of semiconductors on silicon wafers. In addition to offering standard process technologies, Jazz has a strong heritage of manufacturing analog and mixed-signal semiconductors using specialty process technologies, including advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS process technologies. These analog and mixed-signal semiconductors are used in products targeting the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz also now offers BCD process technologies optimized for analog semiconductors such as power management, high-efficiency audio amplification and optical driver integrated circuits.

Jazz’s Standard Process Technologies

Jazz refers to its digital CMOS and standard analog CMOS process technologies as standard process technologies. Digital CMOS process technologies are the most widely used process technologies in the semiconductor industry because they require less power than other technologies for digital functions and allow for the dense placement of digital circuits onto a single semiconductor, such as a graphics or baseband processor. Jazz currently has digital CMOS processes in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These digital CMOS process technologies form the baseline for Jazz’s standard analog CMOS processes.

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Standard analog CMOS process technologies have more features than digital CMOS process technologies and are well suited for the design of low-frequency analog and mixed-signal semiconductors. These process technologies generally incorporate basic passive components, such as capacitors and resistors, into a digital CMOS process. Jazz currently has standard analog CMOS processes in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These standard analog CMOS process technologies form the baseline for Jazz’s specialty process technologies.

While other foundries may offer standard analog processes, most do not offer specialty process technologies. Other foundries, however, offer standard analog processes at more advanced geometries than Jazz offers, such as 90 nanometer CMOS process technologies. In certain circumstances, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required, a customer may choose to design a product in a standard analog CMOS process technology at an advanced geometry, such as 90 nanometer CMOS, instead of choosing a specialty process technology at a larger geometry.

Jazz’s Specialty Process Technologies

Jazz refers to its advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD process technologies, as specialty process technologies. Most of Jazz’s specialty process technologies are based on CMOS processes with added features to enable improved size, performance and cost characteristics for analog and mixed-signal semiconductors. Products made with Jazz’s specialty process technologies are typically more complex to manufacture than products made using standard process technologies employing similar line widths. Generally, customers who use Jazz’s specialty process technologies cannot easily move designs to another foundry because the analog characteristics of the design are dependent upon its implementation of the applicable process technology. The relatively small engineering community with specialty process know-how has also limited the number of foundries capable of offering specialty process technologies. In addition, the specialty process design infrastructure is complex and includes design kits and device models that are specific to the foundry in which the process is implemented and to the process technology itself.

Jazz’s advanced analog CMOS process technologies have more features than standard analog CMOS process technologies and are well suited for higher performance or more highly integrated analog and mixed-signal semiconductors, such as high-speed analog-to-digital or digital-to-analog converters and mixed-signal semiconductors with integrated data converters. These process technologies generally incorporate higher density passive components, such as capacitors and resistors, as well as improved active components, such as native or low voltage devices, and improved isolation techniques, into standard analog CMOS process technologies. Jazz currently has advanced analog CMOS process technologies in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced the availability of a 0.13 micron process. These advanced analog CMOS processes form the baseline for Jazz’s other specialty process technologies.

Jazz’s RF CMOS process technologies have more features than advanced analog CMOS process technologies and are well suited for wireless semiconductors, such as highly integrated wireless transceivers, power amplifiers, and television tuners. These process technologies generally incorporate integrated inductors, high performance variable capacitors, or varactors, and RF laterally diffused metal oxide semiconductors into an advanced analog CMOS process technology. In addition to the process features, Jazz’s RF offering includes design kits with RF models, device simulation and physical layouts tailored specifically for RF performance. Jazz currently has RF CMOS process technologies in 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These RF CMOS process technologies form the baseline for Jazz’s other specialty process technologies.

Jazz’s high voltage CMOS and BCD process technologies have more features than advanced analog CMOS processes and are well suited for power and driver semiconductors such as voltage regulators, battery chargers, power management products and audio amplifiers. These process technologies generally incorporate higher voltage CMOS devices such as 5V, 8V, 12V and 40V devices, and, in the case of BCD, bipolar devices, into an advanced analog CMOS process. Jazz currently has high voltage CMOS offerings in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron, and BCD offerings in 0.5 micron. Jazz is working on extending the high voltage options to include a 0.35 micron BCD process technology and 60V and 120V capabilities in the future to enable higher levels of analog integration at voltage ranges that are suitable for automotive electronics and line power conditioning for consumer devices.

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Jazz’s BiCMOS process technologies have more features than RF CMOS process technologies and are well suited for RF semiconductors such as wireless transceivers and television tuners. These process technologies generally incorporate high-speed bipolar transistors into an RF CMOS process. The equipment requirements for BiCMOS manufacturing are specialized and require enhanced tool capabilities to achieve high yield manufacturing. Jazz currently has BiCMOS process technologies in 0.35 micron.

Jazz’s SiGe BiCMOS process technologies have more features than BiCMOS processes and are well suited for more advanced RF semiconductors such as high-speed, low noise, highly integrated multi-band wireless transceivers, television tuners and power amplifiers. These process technologies generally incorporate a silicon germanium bipolar transistor, which is formed by the deposition of a thin layer of silicon germanium within a bipolar transistor, to achieve higher speed, lower noise, and more efficient power performance than a BiCMOS process technology. It is also possible to achieve speeds using SiGe BiCMOS process technologies equivalent to those demonstrated in standard CMOS processes that are two process generations smaller in line-width. For example, a 0.18 micron SiGe BiCMOS process is able to achieve speeds comparable to a 90 nanometer RF CMOS process. As a result, SiGe BiCMOS makes it possible to create analog products using a larger geometry process technology at a lower cost while achieving similar or superior performance to that achieved using a smaller geometry standard CMOS process technology. The equipment requirements for SiGe BiCMOS manufacturing are similar to the specialized equipment requirements for BiCMOS. Jazz has developed enhanced tool capabilities in conjunction with large semiconductor tool suppliers to achieve high yield SiGe manufacturing. Jazz believes this equipment and related process expertise makes Jazz one of the few silicon manufacturers with demonstrated ability to deliver SiGe BiCMOS products. Jazz currently has SiGe BiCMOS process technologies at 0.35 micron and 0.18 micron and is developing a 0.13 micron SiGe BiCMOS process.

Jazz continues to invest in technology that helps improve the performance, integration level and cost of analog and mixed-signal products. This includes improving the density of passive elements such as capacitors and inductors, improving the analog performance and voltage handling capability of active devices, and integrating advanced features in Jazz’s specialty CMOS processes that are currently not readily available. Examples of such features currently under development include technologies aimed at integrating micro-electro-mechanical devices with CMOS for higher quality passive elements, manufacturing tools that can increase the density of Jazz’s capacitors with improved dielectric films, and scaling the features Jazz offers today to the 0.13 micron process technology.

Manufacturing

Jazz has placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. Jazz seeks to enhance its production capacity for its high-demand specialty process technologies and to design and implement manufacturing processes that produce consistently high manufacturing yields. Jazz’s production capacity in each of its specialty process technologies enables Jazz to provide its customers with volume production, flexibility and quick-to-market manufacturing services. All of Jazz’s process research and development is performed in its manufacturing facility in Newport Beach, California.

Capacity

Jazz currently has the capacity to commence the fabrication process for approximately 17,000 eight-inch wafers per month, depending on process technology mix, in its Newport Beach, California fab. Jazz’s fab generally operates 24 hours per day, seven days per week. Jazz provides a variety of services in Newport Beach, California from full scale production to small engineering qualification lot runs to probe services. Jazz has the ability to rapidly change the mix of production processes in use in order to respond to changing customer needs and maximize utilization of the fab. Jazz has made, and is continuing to make, capital investments in its Newport Beach, California fab to shift capacity from standard CMOS process technologies to specialty process technologies and to expand overall capacity.

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Jazz also plans to seek opportunities to add manufacturing capacity outside of this facility as needed by expanding its existing manufacturing supply relationships, entering into new relationships with other manufacturers or acquiring existing manufacturing facilities. Consistent with this strategy, Jazz has entered into supply agreements with each of ASMC and HHNEC, two of China’s leading silicon semiconductor foundries. These agreements are designed to provide Jazz with low-cost, scalable production capacity and multiple location sourcing for its customers. To date, Jazz has not utilized significant capacity from its manufacturing suppliers. While these suppliers have substantially met its requests for wafers to date, if Jazz had a sudden significant increase in demand for their services, it is unlikely that they would be able to satisfy its increased demand in the short term.

Equipment

Jazz’s policy is to qualify the vendors from which it purchases equipment to assure process consistency, expedite installation and production release, reduce consumable inventories, combine equipment support resources and maximize supplier leverage. The principal equipment Jazz uses to manufacture semiconductor wafers are scanners, steppers, track equipment, etchers, furnaces, automated wet stations, implanters and metal sputtering, chemical vapor deposition and chemical mechanical planarization equipment. Jazz can expand its specialty process manufacturing capacity by purchasing lower-cost equipment because it is able to meet its customers’ performance requirements using adapted digital CMOS equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment.

Jazz’s Newport Beach, California fab is organized into bays based on function with manufacturing operations performed in clean rooms in order to maintain the quality and integrity of wafers that it produces. Clean rooms have historically been rated on the number of 0.5 micron particles allowable within a cubic foot of air and Jazz generally refers to them as class-1, 10, 100, 1,000, 10,000, or 100,000 on that basis. A significant majority of Jazz’s current clean rooms operate at a class-10 level.

Raw Materials

Jazz’s manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, Jazz often selects one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, Jazz generally also seeks to identify, and in some cases qualify, alternative sources of supply.

Jazz generally maintains sufficient stock of principal raw material for two-weeks’ production based on historical usage at its Newport Beach, California fab. Jazz’s vendors also generally keep four to six weeks of pre-approved material at their local warehouse in order to support changes that may occur in Jazz’s requirements and to respond to quality issues. Although some of Jazz’s blanket purchase order contracts contain price and capacity commitments, these commitments tend to be short term in nature. However, Jazz has agreements with several key material suppliers under which they hold similar levels of inventory at Jazz’s warehouse and fab for its use. Jazz is not under any obligation under these agreements to purchase raw material inventory that is held by its vendors at its site until Jazz actually uses it, unless Jazz holds the inventory beyond specified time limits.

Some of Jazz’s material providers are its sole source for those materials. The most important raw material used in its production processes is silicon wafers, which is the basic raw material from which integrated circuits are made. The sole supplier of Jazz’s wafers is Wacker Siltronic Corporation. Siltronic supplies Jazz’s wafer requirements from three separate facilities, providing redundancy in the event a facility’s operations are interrupted. In addition, Siltronic maintains an approximately six week supply of inventory at Jazz’s fab. Through Conexant and Rockwell, Jazz has had a long-term supply relationship with Siltronic. Jazz believes that qualification of a second wafer supplier could take from six months to one year.

Photronics, Inc. is the sole-source supplier of photomasks for use in Jazz’s Newport Beach, California fab. Jazz has entered into a supply agreement with Photronics that provides it with guaranteed pricing for photomasks through 2008, but allows Jazz to negotiate with Photronics annually to obtain reductions in the base price of the masks. Photronics maintains manufacturing facilities in the United States, Singapore and Taiwan. Jazz believes it would take between ten and 12 months to qualify a new supplier if Photronics was unable or unwilling to continue as a supplier.

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Jazz receives one of its liquid chemicals, EKC 652, which is used in the etch process from E.I. du Pont de Nemours and Company. DuPont is the sole source supplier of this chemical and its chemistry is unique. Jazz believes that it would take between four and six months to replace this chemical in the event DuPont were unable or unwilling to continue as a supplier.

Jazz uses a large amount of water in its manufacturing process. Jazz obtains water supplies from the local municipality. Jazz also uses substantial amounts of electricity supplied by Southern California Edison in the manufacturing process. Jazz maintains back-up generators that are capable of providing adequate amounts of electricity to maintain vital life safety systems, such as toxic gas monitors, fire systems, exhaust systems and emergency lighting in case of power interruptions, which it has experienced from time to time.

Quality Control

Jazz seeks to attract and retain leading international and domestic semiconductor companies as customers by establishing and maintaining a reputation for high quality and reliable services and products. Jazz’s Newport Beach, California fab has achieved ISO9001:2000 certification and has also been certified as meeting the standards of ISO 14001 and ISO/IEC 27001:2005. ISO9001:2000 sets the criteria for developing a fundamental quality management system. This system focuses on continuous improvement, defect prevention and the reduction of variation and waste. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system. ISO/IEC 27001:2005 replaces the previous BS7799 standard, and is the new global certification that focuses on security information management activities associated with the reduction of security breaches.

Jazz’s policy is to implement quality control measures that are designed to ensure high yields at its facilities. Jazz tests and monitors raw materials and production at various stages in the manufacturing process before shipment to customers. Quality assurance also includes on-going production reliability audits and failure tracking for early identification of production problems.

Jazz also conducts routine quality audits of ASMC and HHNEC with respect to the manufacture of semiconductors for it. These quality audits involve Jazz’s engineers and management meeting with representatives of ASMC and HHNEC, reviewing and assessing their quality controls and procedures and implementing changes and enhancements designed to ensure that each entity has adopted quality control standards similar to Jazz’s.

Jazz’s Services

Jazz primarily manufactures semiconductor wafers for its customers. Jazz focuses on providing a high level of customer service in order to attract customers, secure production from them and maintain their continued loyalty. Jazz emphasizes responsiveness to customer needs, flexibility, on-time delivery, speed to market and accuracy. Jazz’s customer-oriented approach is evident in two prime functional areas of customer interaction: customer design development and manufacturing services. Throughout the customer engagement process, Jazz offers services designed to provide its customers with a streamlined, well-supported, easy to monitor product flow. Jazz believes that this process enables its customers to get their products to market quickly and efficiently.

Wafer manufacturing requires many distinct and intricate steps, each of which must be completed accurately in order for finished semiconductor devices to work as intended. After a design moves into volume production, Jazz continues to provide ongoing customer support through all phases of the manufacturing process.

The processes required to take raw wafers and turn them into finished semiconductor devices are generally accomplished through five steps: circuit design, mask making, wafer fabrication, probe, and assembly and test. The services Jazz offers to its customers in each of the five steps are described below.

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Circuit Design

Jazz interacts closely with customers throughout the design development and prototyping process to assist them in the development of high performance and low power consumption semiconductor designs and to lower their final die, or individual semiconductor, costs through die size reductions and integration. Jazz provides engineering support and services as well as manufacturing support in an effort to accelerate its customers’ design and qualification process so that they can achieve faster time to market. Jazz has entered into alliances with Cadence Design Systems, Inc., Synopsys, Inc. and Mentor Graphics Corp., leading suppliers of electronic design automation tools, and also licensed technology from ARM Holdings plc and Synopsys, Inc., leading providers of physical intellectual property components for the design and manufacture of semiconductors. Through these relationships, Jazz provides its customers with the ability to simulate the behavior of its processes in standard electronic design automation, or EDA, tools. To provide additional functionality in the design phase, Jazz offers its customers standard and proprietary models within design kits that it has developed. These design kits, which collectively comprise its design library, or design platform, allow Jazz’s customers quickly to simulate the performance of a semiconductor design in Jazz’s processes, enabling them to refine their product design before actually manufacturing the semiconductor.

The applications for which Jazz’s specialty process technologies are targeted present challenges that require an in-depth set of simulation models. Jazz provides these models as an integral part of its design platform. At the initial design stage, Jazz’s customers’ internal design teams use Jazz’s proprietary design kits to design semiconductors that can be successfully and cost-effectively manufactured using Jazz’s specialty process technologies. Jazz’s engineers, who typically have significant experience with analog and mixed-signal semiconductor design and production, work closely with Jazz’s customers’ design teams to provide design advice and help them optimize their designs for Jazz’s processes and their performance requirements. After the initial design phase, Jazz provides its customers with a multi-project wafer service to facilitate the early and rapid use of Jazz’s specialty process technologies, which allows them to gain early access to actual samples of their designs. Under this multi-project wafer service, Jazz schedules a bimonthly multi-project wafer run in which it manufactures several customers’ designs in a single mask set, providing its customers with an opportunity to reduce the cost and time required to test their designs. Jazz believes its circuit design expertise and its ability to accelerate its customers’ design cycle while reducing their design costs represents one of its competitive strengths.

Photomask Making

Jazz’s engineers generally assist its customers to design photomasks that are optimized for its specialty process technologies and equipment. Actual photomask production occurs at independent third parties that specialize in photomask making.

Wafer Fabrication

Jazz provides wafer fabrication services to its customers using specialty process technologies, including advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD processes, as well as using standard CMOS process technologies. During the wafer fabrication process, Jazz performs procedures in which a photosensitive material is deposited on the wafer and exposed to light through a mask to form transistors and other circuit elements comprising a semiconductor. The unwanted material is then etched away, leaving only the desired circuit pattern on the wafer. By using Jazz’s ebizz web site, customers are able to access their lot status and work-in-process information via the Internet.

Probe

After a visual inspection, individual die on a wafer are tested, or “probed,” electrically to identify die that fail to meet required standards. Die that fail this test are marked to be discarded. Jazz generally offers wafer probe services at the customer’s request and conduct those services internally in order more quickly to obtain accurate data on manufacturing yield rates. At times when wafers are ordered in excess of Jazz’s probe capacity in its Newport Beach, California fab, Jazz may offer to coordinate shipping of completed wafers to third-party vendors for probe services.

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Assembly and Test

Following wafer probe, wafers go through the assembly and test process to form finished semiconductor products. Jazz typically refers its customers to third-party providers of assembly and test services.

Sales and Marketing

Jazz seeks to establish and maintain relationships with its customers by providing a differentiated process technology portfolio, effective technical services and support and flexible manufacturing. Jazz’s sales process is a highly technical and lengthy process. The entire cycle from design win to volume production typically takes between eight and 26 months. During this cycle, Jazz’s customers typically dedicate anywhere from three to 12 engineers to support the design, prototype and evaluation phases of their products.

Jazz’s Sales Process

The following chart portrays Jazz’s sales process.

Design Win Acquisition Phase. Jazz’s sales personnel work closely with current and potential customers to identify opportunities for them to pursue product designs using Jazz’s process technologies. The customer’s decision to design a semiconductor product using one of Jazz’s process technologies is based upon several technical and economic factors, including choosing the optimal process technology to achieve a cost-effective solution for their semiconductor device.

The decision to use a specialty process technology also generally requires the customer to select Jazz’s specialty process foundry. Customers do not typically move a given design between foundries until the next generation of that design is evaluated because of the highly sensitive and variable nature of specialty process production. The same semiconductor design produced at different specialty process foundries, or even at different times in the same foundry, may have materially different performance characteristics. As a result, customers place significant value upon a given foundry’s ability to produce devices that consistently meet specifications, and may be reluctant to shift to another foundry once the process has been stabilized. Given the high switching costs associated with specialty process devices, the design decision process represents a significant commitment by the customer, consuming between one and 12 months and often involving the customer’s product architects, design engineers, purchasing personnel and executive management. Jazz’s customers will often install Jazz’s proprietary design platform, which runs on industry standard EDA tools. The customer will often design a test circuit for Jazz’s process in order to evaluate how the circuit performs in an actual silicon implementation. Jazz refers to a potential customer’s decision to design a specific semiconductor using one of its processes as a design win. As of any particular date, Jazz defines a customer as any party from whom it has recognized revenues in the prior twelve months. As of September 29, 2006, Jazz had approximately 238 design wins from over 107 customers. A design win commences the design phase.

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Design Phase. The design phase typically involves from three to 12 of Jazz’s customer’s design engineers and one of Jazz’s technical support engineers. This phase generally takes from four to 12 months, after which time the customer provides a circuit data file for which Jazz purchases mask reticles for the manufacture of the semiconductor and commence manufacturing of the customer’s design, which is considered a “tape-in,” at which point the prototype phase commences.

Prototype Phase. During the prototype phase, Jazz manufactures the customer’s prototype semiconductor and ship the silicon wafers to the customer for functional testing and verification. The customer may test the devices at the wafer or die level, or may package and test the prototype semiconductor devices. Once the customer tests its product design in an actual silicon implementation, the customer may need to make modifications to its design in order to increase performance, add features or correct a design error. The prototype phase typically requires two to 12 months, depending on the number of design modifications required. Once the customer determines that the semiconductors they have developed are ready to ship to its end-customers for evaluation, the evaluation phase commences.

Evaluation Phase. After the customer receives functioning semiconductors, it typically provides them to its own end-customers for evaluation. These semiconductors are generally application specific devices targeted for products such as cellular phones, digital TVs, set-top boxes, gaming devices, wireless local area networking devices, digital cameras, switches, routers and broadband modems. If Jazz’s customer successfully wins a sub-system or system level design with its customers, which typically takes from two months to 12 months, it in turn places orders with Jazz to satisfy its customer’s requirements, and production manufacturing commences. Once 100 wafers incorporating a particular design have been ordered, the evaluation phase is complete, the design is classified as being in volume production and it is removed from the design win total.

Of Jazz’s design wins as of September 29, 2006, approximately 22% are in the design phase, approximately 42% are in the prototype phase and approximately 36% are in the evaluation phase. If at any time during the process Jazz’s customer determines to abandon its design effort, Jazz considers the design a “lost design win” and no longer counts it towards its total number of design wins. Once the design cycle is complete and the customer has ordered 100 wafers based on the design, the design is reclassified as a design in volume production, and is no longer considered a design win.

Sales Contracts

Jazz’s major customers purchase services and products from it on a contract basis. Most other customers purchase from Jazz using purchase orders. Jazz prices its products for these customers on a per wafer or per die basis, taking into account the complexity of the technology, the prevailing market conditions, volume forecasts, the strength and history of its relationship with the customer and its current capacity utilization.

Most of its customers usually place their orders only two to four months before shipment; however its major customers are obligated to provide Jazz with longer forecasts of their wafer needs.

Marketing

Jazz advertises in trade journals, organizes technology seminars, publishes press releases, opinion editorials and whitepapers, performs presentations and speeches at industry conferences, participates in panel sessions, holds a variety of regional and international technology conferences, and attends and exhibits at a number of industry trade fairs to promote its products and services. Jazz discusses advances in its process technology portfolio and progress on specific relevant programs with its prospective and major customers as well as industry analysts and research analysts on a regular basis.

Customers, Markets and Applications

Jazz’s customers use its processes to design and market a broad range of digital, analog and mixed-signal semiconductors for diverse end markets including wireless and high-speed wireline communications, consumer electronics, automotive and industrial. Jazz manufactures products that are used for high-performance applications such as transceivers and power management for cellular phones; transceivers and power amplifiers for wireless local area networking products; power management, audio amplifiers and driver integrated circuits for consumer electronics; tuners for digital televisions and set-top boxes; modem chipsets for broadband access devices and gaming devices; serializer/deserializers, or SerDes, for fiber optic transceivers; focal plan arrays for imaging applications; and wireline interfaces for switches and routers.

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Conexant and Skyworks were Jazz’s largest customers during 2005 and the first nine months of 2006, together accounting for approximately 60.5% and 41.3% of its revenues, respectively (which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement). Conexant and Jazz entered into a wafer supply agreement as part of the formation of Jazz. The wafer supply agreement contained, among other terms and conditions, minimum purchase requirements and provided Conexant with wafer credits applicable to discount the price of future wafers orders. Conexant’s minimum purchase requirements under this agreement terminated in March 2005. Jazz and Conexant agreed to terminate Conexant’s wafer supply agreement as of June 26, 2006 because the agreement, which was entered into at the time of Jazz’s formation, no longer reflected the terms and conditions on which the parties wished to conduct business. In connection with the termination of the Conexant wafer supply agreement, as consideration for wafer credits that had not be used by Conexant under this agreement at the time of its termination, Jazz agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to Jazz by Conexant for reimbursement of property taxes previously paid by Jazz. In addition, Jazz agreed, under certain circumstances to issue additional shares of its common stock so that the aggregate value of the common stock received by Conexant equaled $16.3 million. This wafer supply termination agreement was subsequently amended in connection with the execution of the merger agreement to provide for the repurchase of such shares immediately prior to the completion of the merger and the termination of the obligation to issue additional shares for an aggregate consideration of $16.3 million in cash. Because Conexant did not have any minimum purchase obligations under the wafer supply agreement at the time it was terminated, there was no change in Conexant’s obligation to place orders with Jazz. Jazz also entered into a wafer supply agreement Skyworks. The initial term of the Skyworks wafer supply agreement expires in March 2007; however, the minimum purchase requirements under this agreement also terminated in March 2005. Jazz is currently focused on developing and broadening its relationships with its other post-formation customers.

Jazz’s backlog, which represents the aggregate purchase price of orders received from customers, but not yet recognized as revenues, was approximately $41.1 million, $63.6 million and $79.3 million at December 31, 2004, December 30, 2005 and September 29, 2006, respectively. Jazz expects to fill a significant majority of orders in backlog at September 29, 2006, within the current fiscal year. All of Jazz’s orders, however, are subject to possible rescheduling by its customers. Rescheduling may relate to quantities or delivery dates, but sometimes relates to the specifications of the products it is shipping. Jazz’s supply contracts with its largest customers provide for penalties if firm orders are cancelled. Other customers do business with Jazz on a purchase order basis, and some of these orders may be cancelled by the customer without penalty. Jazz also may elect to permit cancellation of orders without penalty where management believes it is in its best interests to do so. Consequently, Jazz cannot be certain that orders on backlog will be shipped when expected or at all. For these reasons, as well as the cyclical nature of its industry, Jazz believes that its backlog at any given date is not a meaningful indicator of its future revenues.

Jazz’s Major Customers

Skyworks Solutions, Inc. is an industry leader in radio solutions and precision analog semiconductors servicing a diversified set of mobile communications customers. Skyworks was formed upon the spin-off of Conexant’s wireless communications division and subsequent merger with Alpha Industries, Inc. Jazz works closely with Skyworks to define the process technologies it requires to design certain of its next-generation products for its target markets. The products that Jazz manufactures for Skyworks include semiconductors used in RF transceivers and power control devices for cellular phone applications. Jazz has also entered into a wafer supply agreement with Skyworks.

Conexant Systems, Inc. is a leading semiconductor supplier providing system solutions that enable digital information and entertainment networks. Conexant’s product portfolio includes the building blocks required for bridging cable, satellite, and terrestrial data, digital video networks and wireless local area networks. Jazz continues to produce a significant percentage of Conexant’s wafer requirements. Conexant remains a large and important customer for it and Jazz continues to work closely with Conexant to capture its new design opportunities. The products that Jazz manufactures for Conexant include semiconductors used in analog, DSL and cable modems, personal computers, set-top boxes and gaming devices.

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Marvell Technology Group Ltd. specializes in the design of high performance, mixed-signal and digital semiconductors aimed at the high-speed computer, storage, communications and multimedia markets. Marvell has designed semiconductors utilizing Jazz’s SiGe BiCMOS process technology for use in its wireless local area networking products for the portable and fixed gaming console markets, as well as the cellular handset market.

RF Micro Devices, Inc. designs, develops, manufactures and markets proprietary radio frequency integrated circuits, or RFICs, primarily for wireless communications products and applications such as cellular phones and base stations, wireless local area networking devices and cable modems. RF Micro Devices offers a broad array of products, including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers that represent a substantial majority of the RFICs required in wireless handsets. RF Micro Devices formed a strategic relationship with Jazz in October 2002, which included a wafer supply agreement, a master development agreement and an equity investment in Jazz. As of September 29, 2006, Jazz’s strategic relationship with RF Micro Devices has resulted in 17 pre-volume production design wins and four designs in volume production. These design wins are for products including cellular transceivers, power controllers and wireless infrastructure components.

Freescale Semiconductor, Inc. designs and manufactures embedded semiconductors for the automotive, consumer, industrial, network and wireless markets. In June 2005, Jazz entered into a wafer supply and foundry agreement with Freescale. The products that Jazz manufactures for Freescale under this agreement include RF transceivers for cellular products and ultra wideband transceivers.

Airoha Technology Corp. is a leading wireless communication integrated circuit design company in Taiwan, which produces highly integrated RF mixed-signal integrated circuits for wireless communication applications. Airoha has designed semiconductors using Jazz’s SiGe BiCMOS process technology for use in its wireless LAN and personal handy phone system products.

Xceive Corporation is a fabless semiconductor company that produces RF-to-baseband transceiver integrated circuits for TVs and set-top boxes. Xceive has designed semiconductors using Jazz’s 0.18 micron SiGe BiCMOS process technology for use in its personal computer and mobile television tuner products.

RF Magic, Inc. is a fabless semiconductor company that provides a diversified portfolio of RF Systems on a Chip ICs for consumer electronic applications. RF Magic has designed semiconductors using Jazz’s 0.35 micron BiCMOS and 0.35 micron SiGe BiCMOS process technology for use in its wireless transceivers and silicon television tuner products.

Mindspeed Technologies, Inc. designs, develops and sells semiconductor solutions for communications applications in enterprise, access, metropolitan and wide area networks. Mindspeed has designed semiconductors using Jazz’s analog CMOS, advanced analog CMOS, BiCMOS and SiGe BiCMOS process technologies for use in its high-speed networking integrated circuits and video products.

New Customer Development

Through Jazz’s focus on developing new customer relationships, at September 29, 2006, Jazz had secured approximately 230 design wins with over 105 post-formation customers across a broad range of end markets. In addition, at September 29, 2006, approximately 52 post-formation customer designs had moved to designs in volume production. Jazz believes its continuous focus on achieving design wins as well as on ramping up production volumes of its current design wins will allow it to continue to diversify and grow its revenue base. The following table provides a summary of end-user applications as well as representative products addressed by its design wins and designs in volume production:

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	Wireless Communications	Consumer Electronics	Wireline Communications	Other Markets
Representative end market products	• Cellular phones • Wireless networking systems	• Digital TVs • DVD players • Cordless phones • Gaming devices • Set-top boxes	• Switches • Optical transceivers • Broadband modems • Analog modems	• Imaging products • Military products • Automotive radar • Sensors
Representative semiconductors	• GSM/GPRS/ EDGE transceivers • Power amplifiers • WCDMA transceivers • Ultra wideband transceivers	• DSL and cable modem chipsets • Digital and mobile TV tuners • DVD laser drivers • Power management	• SerDes for transceiver modules • Analog to digital converters	• Image sensors • Focal plane arrays
Representative publicly-announced customers	• Airoha • Freescale • Marvell Technology • RF Micro Devices • Skyworks	• Conexant • Xceive • Micro Linear • RF Magic	• Conexant • Mindspeed • Texas Instruments	• DRS Systems • Rockwell Scientific

Jazz recently entered into a technology license agreement and a technology transfer agreement with PolarFab pursuant to which Jazz acquired, directly and by license, certain process technologies that it intends to incorporate into its BCD process technologies. PolarFab is obligated to cooperate with Jazz to transfer at least 50% of its foundry services, including its third-party customers utilizing the acquired technologies, to Jazz by June 2007, and 95% of these foundry services to Jazz by February 2008. Jazz will be required to make certain royalty payments based on a percentage of revenues from sales of devices manufactured for PolarFab’s customers, to pay fees based on certain thresholds of production volume of wafers Jazz manufactures using the acquired process technologies and to make payments based on certain milestones related to the qualification and production of wafers using the acquired processes. The technology license agreement restricts Jazz from manufacturing more than 250 wafers per quarter for certain current customers of PolarFab until May 2007. This restriction does not apply to the manufacture and sale of analog devices to current customers of either PolarFab or Jazz if such devices are of a type that have not been previously manufactured by PolarFab for the respective customer.

Competition

Jazz competes internationally and domestically with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Chartered Semiconductor Manufacturing Ltd., which, in addition to providing leading edge complementary metal oxide semiconductor process technologies, also have capacity for some specialty process technologies. Jazz also competes with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM. In addition, several new dedicated foundries have commenced operations and may compete directly with Jazz. Many of Jazz’s competitors have higher capacity, longer operating history, longer or more established relationships with their customers, superior research and development capability and greater financial and marketing resources than Jazz. As a result, these companies may be able to compete more aggressively over a longer period of time than Jazz.

IBM competes in both the standard CMOS segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Jazz believes that most of the large dedicated foundry service providers compete primarily in the standard CMOS segment, but they also have capacity for specialty process technologies. Prior to Jazz’s separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant’s then existing 0.18 micron or greater SiGe BiCMOS process technologies. Jazz does not believe that Taiwan Semiconductor Manufacturing Company has focused its business on the SiGe BiCMOS market to date. However, Taiwan Semiconductor Manufacturing Company publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. Since Jazz’s formation, it has continued to make improvements in its SiGe BiCMOS process technology. Jazz has not licensed any of these improvements to Taiwan Semiconductor Manufacturing Company. Jazz does not believe that the license of SiGe BiCMOS process technology by Taiwan Semiconductor Manufacturing Company has had any significant effect on its business or competitive position. In the event Taiwan Semiconductor Manufacturing Company determines to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it in 2001 to compete directly with Jazz in the specialty market, and such competition may harm Jazz’s business.

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As Jazz’s competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on Jazz’s services, and underutilization of its capacity may result. Any significant increase in competition or pricing pressure may erode its profit margins, weaken Jazz’s earnings or increase its losses.

Additionally, some semiconductor companies have advanced their complementary metal oxide semiconductor designs to 90 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz’s specialty process technologies will therefore compete with these advanced CMOS processes for customers and some of its potential and existing customers could elect to design these advanced CMOS processes into their next generation products. Jazz is not currently capable, and does not currently plan to become capable, of providing CMOS processes at these smaller geometries. If Jazz’s existing customers or new customers choose to design their products using these CMOS processes Jazz’s business may suffer.

The principal elements of competition in the semiconductor foundry industry include:

• technical competence;

• production speed and cycle time;

• time-to-market;

• research and development quality;

• available capacity;

• fab and manufacturing yields;

• customer service;

• price;

• management expertise; and

• strategic relationships.

There can be no assurance that Jazz will be able to compete effectively on the basis of all or any of these elements. Jazz’s ability to compete successfully may depend to some extent on factors outside of its control, including industry and general economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If Jazz cannot compete successfully in its industry, its business and results of operations will be harmed.

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Research and Development

The semiconductor industry is characterized by rapid changes in technology. As a result, effective research and development is essential to Jazz’s success. Jazz invested approximately $22.8 million in 2003, $18.7 million in 2004, $19.7 million in 2005 and $15.0 million in the first nine months of 2006 in research and development, which represented 12.3%, 8.5%, 9.9% and 9.6% of its revenues in each period, respectively. Jazz plans to continue to invest significantly in research and development activities to develop advanced process technologies for new applications. As of September 29, 2006, Jazz employed 79 professionals in its research and development department, approximately 24 of whom hold Ph.D. degrees.

Jazz’s research and development activities seek to upgrade and integrate manufacturing technologies and processes. Although Jazz emphasizes firm-wide participation in the research and development process, it maintains a central research and development team primarily responsible for developing cost-effective technologies that can serve the manufacturing needs of its customers. A substantial portion of Jazz’s research and development activities are undertaken in cooperation with its customers and equipment vendors.

Intellectual Property

Jazz’s success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. To that end, Jazz has acquired certain patents and patent licenses and intend to continue to seek patents covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. As of September 29, 2006, Jazz had 133 patents in force in the United States and 11 patents in force in foreign countries. Jazz also had 20 pending patent applications in the United States, 30 pending patent applications in foreign countries and three pending patent applications in the Patent Cooperation Treaty.

The Patent Cooperation Treaty permits Jazz to simultaneously seek protection for an invention in over one hundred member countries. Under this treaty, Jazz’s application is first subjected to a search for published documents that could affect the patentability of the invention. After the search, Jazz may request a preliminary examination on patentability, or submit an application in elected countries. Jazz may also request a preliminary examination that will result in a Patent Cooperation Treaty written opinion on patentability before it submits an application in elected countries. Upon submitting an application in elected countries, the search result or the written opinion on patentability will be used by each country to determine patentability of the invention. The Patent Cooperation Treaty process is an optional formal and preliminary process to reduce costs by centralizing the search and preliminary examination that each country would otherwise have to perform. Furthermore, the Patent Cooperation Treaty process permits Jazz to avoid translation costs and patent office costs associated with filing an application in a member country before making a preliminary examination of whether the patent application is likely to be accepted.

Jazz’s issued patents have expiration dates ranging from 2006 to 2024. Jazz considers its patent portfolio to be important to its business, but does not view any single patent as material in relation to its overall revenues. Jazz believes that its SiGe and BiCMOS portfolios are material to its business. Patents within its SiGe portfolio expire at various times from 2020 to 2024. Patents within its RF CMOS portfolio expire at various times from 2018 to 2024. Patents within its BiCMOS portfolio expire at various times from 2008 to 2024.

Jazz’s expired patents generally related to legacy technologies that were developed by its predecessors, namely Rockwell. Due to the rapid pace of technological changes and advancement in the field of semiconductor fabrication and processing, Jazz does not believe that the expiration of these patents materially affected its competitive position.

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Jazz has entered into patent licenses. For example, Jazz entered into a technology license agreement under which it licensed to ASMC, without the right to sublicense, CMOS, RF CMOS, BiCMOS and SiGe BiCMOS process technologies and engineering assistance, for use in connection with its manufacture of wafers for Jazz. Jazz also licensed its process technologies, patents and know how relating to the production of certain CMOS and RF CMOS wafers to HHNEC for its own use and certain RF CMOS and SiGe BiCMOS process technologies for use solely in connection with the manufacture of wafers for Jazz, in each case without the right to sublicense.

Jazz has entered into a technology license agreement that grants to it worldwide perpetual license rights from PolarFab regarding certain process technologies that it intends to incorporate into its BCD process technologies for the manufacture of wafers by Jazz for its customers and customers of PolarFab. Jazz also entered into an associated technology transfer agreement for such processes. Jazz is able to adapt, prepare derivatives based on, or otherwise exploit the licensed technology, however, Jazz is restricted from using certain licensed BCD process technologies with respect to motor controllers for hard disk drives. Jazz is also able to sublicense the process technologies to ASMC, HHNEC and any of its future manufacturing suppliers to manufacture for Jazz and its customers.

During 2004, Jazz entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to Jazz’s manufacturing process. In exchange for the license and release, Jazz agreed to make certain payments through 2007. Jazz may choose to obtain additional patent licenses or enter into additional patent cross-licenses in the future. However, there can be no assurance as to whether future agreements will be reached or as to the terms of any agreement that is consummated.

In connection with Jazz’s separation from Conexant, Conexant contributed to Jazz a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. Jazz agreed to license intellectual property rights relating to the owned intellectual property contributed to Jazz by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products, but must obtain Jazz’s prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

In connection with Jazz’s formation, Conexant granted to Jazz non-exclusive, royalty-free licenses:

•	in patents and process technology materials for use at its facilities in order to produce, sell, develop and improve semiconductor wafers and devices;

•	to use the design kits that Jazz offers to its customers; and

•	to certain other intellectual property used in Jazz’s business.

The agreement provides that in no event will Jazz’s or Conexant’s aggregate liability exceed $5.0 million, nor will Jazz or they be liable for consequential or incidental damages. Because the amount of Conexant’s indemnity obligation to Jazz is capped, it may not be sufficient to cover all damages Jazz might have to pay, or other costs Jazz may incur in connection with the agreement.

In September of 2006, Jazz and Conexant entered into a letter settlement agreement that provides for the settlement of a dispute that had arisen between them with respect to the indemnification obligations of Conexant owed to Jazz under the contribution agreement pursuant to which Jazz was formed. The contribution agreement requires Conexant to indemnify Jazz for up to 60% of any money paid by Jazz to a third party with respect to certain intellectual property contributed by Conexant to Jazz at its formation. Under the letter settlement agreement, Jazz and Conexant agreed that Conexant’s total indemnification obligation with respect to a certain license agreement entered into between Jazz and a certain third party related to such intellectual property would be satisfied in full through the offset of royalties otherwise payable by Jazz to Conexant for the sale of SiGe products of an aggregate amount equal to $2.6 million. The parties also acknowledged in the settlement letter agreement that, in connection with this dispute and in accordance with the terms of the contribution agreement, Jazz had previously withheld royalties owed to Conexant for the sale of SiGe products to parties other than Conexant and its spun-off entities in the amount of approximately $2.7 million. As such, Jazz agreed to refund the difference to Conexant and the parties released each other from all additional future claims related to the dispute.

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Prior to Jazz’s separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant’s then existing 0.18 micron or greater SiGe BiCMOS process technologies.

Jazz’s ability to compete depends on its ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. As is the case with many companies in the semiconductor industry, Jazz has from time to time received communications from third parties asserting that their patents cover certain of its technologies or alleging infringement of their other intellectual property rights. Jazz expects that it will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, Jazz could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm its company. There is no material litigation involving an infringement claim currently pending against Jazz.

In order to minimize its risks from claims based on its manufacture of semiconductor devices or end-use products whose designs infringe on others’ intellectual property rights, Jazz generally accepts orders only from companies that it believes have a satisfactory reputation and for products that are not identified as at risk for potential infringement claims.

Environmental Matters

Semiconductor manufacturing processes generate solid, gaseous, liquid and other industrial wastes in various stages of the manufacturing process. Jazz has installed various types of pollution control equipment in its fab to reduce, treat and, where feasible, recycle the wastes generated in its manufacturing process. Jazz’s operations are subject to strict regulation and periodic monitoring by the United States Environmental Protection Agency along with several state and local environmental agencies.

Jazz has implemented an environmental management system that assists Jazz in identifying applicable environmental regulations, evaluating compliance status and establishing timely waste preventive measures. The systems Jazz implemented have been certified as meeting the ISO 14001 standard. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system.

Jazz believes that it has adopted pollution measures for the effective maintenance of environmental protection standards substantially consistent with U.S. federal, state and local environmental regulations. Jazz also believes that it is currently in material compliance with applicable environmental laws and regulations.

Litigation

Jazz is not currently involved in material litigation or other proceedings. As is the case with many companies in the semiconductor industry, Jazz has from time to time received notices alleging infringement of intellectual property rights of others and breach of warranties.

Employees

As of September 29, 2006, Jazz had 815 employees, which included 685 employees in manufacturing, 79 employees in research and development and 51 employees performing sales, marketing and administrative functions.

As of September 29, 2006, 346 of Jazz’s employees are covered by a collective bargaining agreement and are members of the International Brotherhood of Electrical Workers. Jazz believes that it has a good relationship with all of its employees.

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Risk Management and Insurance

As part of its risk management program, Jazz surveyed its buildings and fab for resistance to potential earthquake damage. As a result of this survey, Jazz implemented additional measures to minimize its fab’s exposure to potential damage caused by future earthquakes and seismically qualified its fab for a high magnitude earthquake.

Jazz maintains industrial special risk insurance for its facilities, equipment and inventories that covers physical damage and consequential losses from natural disaster and certain other risks up to the policy limits and except for exclusions as defined in the policies. Jazz also maintains public liability insurance for losses to others arising from its business operations and carries insurance for business interruption resulting from such events and if its suppliers are unable to provide Jazz with supplies. While Jazz believes that its insurance coverage is adequate and consistent with industry practice, significant damage to any of its or its manufacturing suppliers’ production facilities, whether as a result of fire or other causes, could seriously harm its business and results of operations.

Properties

Jazz’s headquarters and manufacturing facilities are located in Newport Beach, California. Jazz leases the use of these facilities from Conexant under leases that expire March 12, 2017 and it has the option to extend each lease for two consecutive five-year periods after March 12, 2017. Pursuant to the merger agreement, Jazz and Conexant have executed amendments to the leases, which will be effective upon completion of the merger. Under the amendments, Jazz’s headquarters office may be relocated one time no earlier than 12 months from the completion of the merger to another building within one mile of its current location at Conexant’s option and expense, subject to certain conditions. Jazz also leases from third-parties warehouse facilities in Irvine, California and office facilities in Shanghai, China.

The following table provides certain information as to Jazz’s principal general offices, manufacturing and warehouse facilities:

Property Location	Use	Floor Space
Newport Beach, California	Headquarters office	68,227 square feet
Newport Beach, California	Manufacturing facility	320,510 square feet
Irvine, California	Warehouse	10,064 square feet
Shanghai, China	Research and development facility	8,813 square feet

Jazz expects these office and warehouse facilities to be adequate for its business purposes through 2006 and Jazz expects additional space to be available to use on commercially reasonable terms at that time. Consistent with Jazz’s manufacturing strategy, Jazz plans to add manufacturing capacity as needed by expanding its existing manufacturing supply relationships, entering into new manufacturing supply relationships or acquiring existing manufacturing facilities.

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JAZZ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with Jazz’s selected consolidated financial information and its consolidated financial statements and the related notes included elsewhere in this proxy statement. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. Jazz’s actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors, including those discussed under “Risk Factors—Risks Related to Business and Operations Following the Merger with Jazz” and elsewhere in this proxy statement. See “ Forward Looking Statements.”

General

Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz believes its specialty process technologies attract customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz’s customers include Skyworks Solutions, Inc., or Skyworks, Conexant Systems, Inc., or Conexant, Marvell Technology Group Ltd., RF Micro Devices, Inc., Freescale Semiconductor, Inc., Airoha Technology Corp., Xceive Corporation, RF Magic, Inc. and Mindspeed Technologies, Inc.

Business Overview

Jazz’s Formation

Prior to Jazz’s inception on March 12, 2002, its business was the Newport Beach, California semiconductor fabrication, or fab, operations and related research and development activities of Conexant. Conexant and its predecessor, Rockwell International Corporation, developed these operations through an investment of approximately $1 billion in manufacturing assets since 1995 and the development of process technologies over more than 35 years. Following a decision by Conexant to outsource all of its manufacturing needs, Jazz was formed through a cash investment by affiliates of The Carlyle Group, one of the largest U.S. private equity funds, and a contribution by Conexant of:

• its Newport Beach, California semiconductor fabrication and probing operations;

• research and development and other support operations;

• software licenses, patents and intellectual property rights;

• other assets required to operate its business; and

• a warrant to purchase 2,900,000 shares of Conexant’s common stock.

Jazz accounted for its formation using the purchase method of accounting.

Conexant also granted Jazz a perpetual, non-exclusive, royalty-free license of intellectual property for the design, development and improvement of semiconductor wafers and devices. Under the contribution agreement pursuant to which Jazz was formed, Jazz agreed to pay to Conexant a percentage of its gross revenues derived from the sale of silicon germanium, or SiGe, products to parties other than Conexant and its spun-off entities during its first 10 years of operation.

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Jazz leases its headquarters and the Newport Beach, California fab from Conexant. These leases expire on March 12, 2017 and Jazz has the option to extend the leases for two consecutive five-year terms. Jazz’s rent under these leases consists of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings, including property taxes, building insurance, depreciation and common area maintenance. Jazz is not permitted to sublease space that is subject to these leases without Conexant’s prior consent. The equipment contained in these buildings generally is owned by Jazz and is not covered by the lease agreements. Pursuant to the merger agreement, Jazz and Conexant have executed amendments to the leases, which will be effective upon completion of the merger. Under the amendments, Jazz’s headquarters office may be relocated one time no earlier than 12 months from the completion of the merger to another building within one mile of its current location at Conexant’s option and expense, subject to certain conditions.

At formation, Jazz also entered into management agreements with Carlyle and Conexant, pursuant to which Carlyle and Conexant are each entitled to be, and have been, paid a management fee of $300,000 per year for advisory services each party performs in connection with the operations, strategic planning, marketing and financial oversight of Jazz. These management agreements and the obligation to pay these management fees will terminate upon the completion of the merger.

Prior to Jazz’s formation, its Newport Beach, California fab was a manufacturing cost center of Conexant and was not a segment, division or other separately identifiable line of business. The cost center did not sell or market its products. Rather, it manufactured products for use by Conexant based on Conexant’s demand requirements. The semiconductor wafers produced by the fab were only one component in the end semiconductor products sold by Conexant. Conexant did not provide a transfer pricing mechanism between its Newport Beach, California fab operations and its business units and did not allocate general functional expenses to the fab because it was only one of multiple elements of the cost of producing the products it sold to its customers. The fab participated in Conexant’s cash management system wherein all cash disbursements associated with fab activities were funded by Conexant. As a result, Jazz’s business did not have revenues prior to its separation from Conexant, and Jazz is unable to determine actual historical costs that would have been incurred by Jazz if services performed by Conexant had been purchased from independent third parties. For this reason, Jazz is unable to present historical financial information for periods prior to March 12, 2002, the inception of its business as a stand-alone entity, and it does not believe that such historical financial information would be useful or meaningful to potential investors in Jazz.

Factors Affecting Jazz’s Operating Results

Period to Period Fluctuations

Jazz manufactures semiconductor wafers that are used by its fabless and integrated device manufacturer customers to produce finished semiconductor products for electronics systems such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz believes demand for these electronics systems and the semiconductor products that comprise them will continue to grow significantly over the long-term but that its quarterly revenues will vary significantly. This fluctuation is due to several factors, but occurs primarily because Jazz’s customer base is highly concentrated and production volume from its largest customers, including its formation and key post-formation customers, tend to vary significantly based upon changes in end-user demand for the customer’s products, product obsolescence, new product development cycles and the particular customer’s inventory levels of electronics systems and semiconductors.

Formation Customers

Jazz refers to Conexant and Skyworks as its formation customers. In connection with Jazz’s formation, it entered into a wafer supply agreement with Conexant. The initial price for wafers under the agreement, up to the minimum annual volume commitment, was fixed at an amount equal to Conexant’s historical cost to manufacture wafers at Jazz’s Newport Beach, California fab, assuming the same levels of production immediately prior to Jazz’s formation. During each of the first three years of the agreement Conexant was obligated to purchase a declining minimum number of wafers. Conexant’s minimum purchase obligations, which expired in March 2005, were $33.8 million in 2004 and $6.8 million for the first quarter of 2005. Conexant’s actual purchases were $62.2 million and $12.5 million during 2004 and the first quarter of 2005, respectively. Jazz was permitted to increase the price for non-specialty wafers at incremental rates between April 2004 and April 2005, based on market conditions. Under the agreement, Jazz provided Conexant with $60.0 million of credits to be used during the term of the agreement to offset any increase in the contract price for each wafer purchased by Conexant through March 30, 2007. Due to market conditions during this time period, Jazz did not increase prices for non-specialty wafers and it reduced prices for some widely available process technologies to retain Conexant’s high volume products. Through the term of its supply agreement with Conexant, Jazz was required to adjust wafer prices every six months to the best price it provided to any customer for similar volumes and schedules or, if lower, the price offered by leading foundries for similar technologies, volumes and schedules. Conexant did not use any of the credits provided to it because Jazz did not increase the contract prices of wafers it sold to Conexant pursuant to the agreement. In addition, following the expiration of the agreement Conexant had the right to apply up to an aggregate of $20 million of credits to wafer purchases, limited in amount to $400 per wafer, regardless of price. The wafer supply agreement also provided Conexant with the right to assign its credits and pricing to entities that it spins-off; however, it did not do so with respect to the credits. These spun-off entities also had the right to enter into separate wafer supply agreements with Jazz on substantially the same terms as Jazz’s wafer supply agreement with Conexant.

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In June 2006, Jazz and Conexant agreed to terminate the wafer supply and services agreement. In connection with the termination agreement and in consideration of the cancellation of the wafer credits, Jazz agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to it by Conexant for a refund of property taxes previously paid by Jazz for the 2003 property tax year. The number of shares that Jazz issued to Conexant will be adjusted, up or down, in the future if Jazz engages in a liquidity event prior to June 26, 2007 that values the price per share of its common stock at a price higher or lower than $2.16, such that Conexant will have received shares with an aggregate value of $16.3 million, based on the value of a share of common stock in the liquidity event. A liquidity event includes Jazz's issuance of equity securities for cash consideration in a public offering and also includes a merger or similar transaction in which Jazz undergoes a change of control. As a result of the termination of the wafer supply agreement, Conexant is no longer entitled to use any wafer credits provided to it under the agreement.

In accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer and EITF No. 98-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the fair value of the 7,583,501 shares of common stock Jazz issued to Conexant in connection with the termination of the wafer supply agreement, which was $17.5 million, and Jazz's forgiveness of the $1.2 million owed to Jazz by Conexant for reimbursement of property taxes in connection with the termination of the wafer supply agreement had the effect of reducing Jazz's revenues by $17.5 million and reducing Jazz's cost of revenues by $1.2 million in the second quarter of 2006. Under EITF Issue No. 01-9 cash consideration, including credits the customer can apply against trade amounts owed to the vendor as a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s statement of operations. In addition, under EITF 98-18, consideration in the form of equity instruments is recognized in the same period and in the same manner as if the customer had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments. Therefore, the $17.5 million fair value of the common stock issued to Conexant was reflected as a reduction to Jazz’s revenues for the second quarter of 2006. The forgiveness of the property tax reimbursement owed to Jazz by Conexant was an expense reduction to Jazz because the amounts owed to Jazz related to the 2003 property tax year and all costs from that period have expired and were previously expensed.

This wafer supply termination agreement was subsequently amended on September 16, 2006 in connection with the execution of the Merger Agreement to provide for the repurchase of the 7,583,501 shares previously issued by Jazz to Conexant immediately prior to the completion of the merger and the termination of Jazz’s obligation to issue any additional shares to Conexant for an aggregate consideration of $16.3 million in cash.

In June 2002, Conexant spun-off and merged its wireless communications division with Alpha Industries, Inc., a manufacturer of radio frequency and microwave semiconductor products, primarily for wireless communications, to form Skyworks. In accordance with the terms of Jazz’s wafer supply agreement with Conexant regarding its spin-offs, Skyworks entered into a separate wafer supply agreement with Jazz. This agreement, as amended, is due to expire on March 30, 2007, and may be renewed for additional one-year terms upon agreement of both parties. Under its wafer supply agreement with Jazz, as amended, Skyworks must provide Jazz with rolling forecasts of its projected wafer requirements and must purchase a percentage of its forecast. In order to meet its manufacturing obligations to Skyworks, Jazz may utilize capacity at its Newport Beach, California fab or, subject to certain conditions, those of its manufacturing suppliers. Prior to November 2005, Jazz manufactured wafers incorporating specified product designs that were in production in May 2003 for Skyworks at set prices. Prior to November 2005, for all wafers incorporating product designs that were not in production in May 2003, and beginning in November 2005, for specified wafers incorporating product designs that were in production on that date, it is obligated to charge prices that are equal to the lower of listed contract prices or the best price Jazz provides to any customer for similar technologies and volumes, or, if lower, the price offered by leading foundries for similar technologies and volumes. Jazz reviews and update the prices offered by leading foundries quarterly. Jazz also agreed to certain probe yield guarantees and pricing adjustments to reflect variation in probe yield. Skyworks did not receive credits for the purchase of wafers under the wafer supply agreement. Skyworks was obligated to purchase a declining minimum number of wafers annually through March 2005. Skyworks’ minimum purchase obligation was approximately $30.6 million in 2004 and $6.1 million in the first quarter of 2005. Skyworks actual purchases were $101.3 million and $21.2 million in 2004 and the first quarter of 2005, respectively.

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For the years ended December 26, 2003, December 31, 2004, and December 30, 2005 and the nine months ended September 29, 2006, revenues from Jazz’s formation customers accounted for 90.3%, 74.5%, 60.5% and 41.3%, respectively, of its revenues, which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the wafer supply agreement with Conexant. Jazz expects revenues from these customers to continue to decline as a percent of its total revenues as it continues to add new customers and shift its product from standard complementary metal oxide semiconductor, or CMOS, process technologies to specialty process technologies. Jazz also expects actual revenues from its formation customers to continue to decline over the long term.

Post-formation Customers

Using Jazz’s specialty process technologies, Jazz intends to continue to pursue aggressively business opportunities with new customers in order to continue to grow and diversify its customer base in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz defines a customer as a person or business from whom it has recognized revenues in the twelve months preceding the date of determination.

Jazz’s sales personnel work closely with current and potential customers to identify opportunities for them to pursue product designs using its processes. Prior to selecting a foundry, a potential customer will evaluate various process technologies for the manufacture of its product. If the customer selects Jazz as its foundry and decides to design a specific product using one of its process technologies, Jazz refers to this customer decision as a “design win.” The entire cycle from design win to volume production typically takes eight to 26 months. At any time in this process, the customer may decide to abandon its design effort. If this occurs, Jazz considers the design a “lost design win” and removes it from its design win total. Obtaining a customer or achieving a design win does not necessarily mean that Jazz will realize any production revenues from a customer. Once the design cycle is complete and the customer has ordered 100 wafers based on the design, Jazz reclassifies the design as a “design in volume production,” and the design is no longer considered a design win.

Jazz’s relationships with its post-formation customers have progressed substantially since its inception and a significant portion of its design win pipeline now consists of designs from post-formation customers. At September 29, 2006, Jazz had 238 design wins, of which 230 were from post-formation customers. As its post-formation customers’ design wins continue to become designs in volume production, Jazz expects that its revenues from these customers will continue to grow commensurately. For the reasons described above, however, there can be no assurance that Jazz’s post-formation customers or their current designs will result in significant revenues, that it will retain these customers or that it will continue successfully attracting new customers.

The following table shows the growth in Jazz’s revenues from post-formation customers for the periods indicated (unaudited and in millions):

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	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
Revenues from post-formation customers	$17.9	$56.0	$78.6	$53.2	$91.8
Percent of total revenues	9.7%	25.5%	39.5%	37.0%	58.7%
Revenues from formation customers (1)	$167.3	$163.5	$120.4	$90.6	$64.6
Percent of total revenues	90.3%	74.5%	60.5%	63.0%	41.3%

(1)	Includes the effect of a charge against revenue from Conexant during the second quarter of 2006 of $17.5 million associated with the termination of the Conexant wafer supply agreement

Jazz expects that it will generally continue to be reliant upon a small number of large customers for a significant portion of its revenues, particularly its formation customers. Jazz expects revenues from its formation customers to continue to decline as its formation customers primarily utilize its standard process technologies and may transfer those products to other foundries as it continues to transition from standard process technologies to specialty process technologies.

Migration to Specialty Process Technologies

The price of wafers manufactured with different process technologies varies significantly depending on the complexity of the manufacturing process associated with the applicable process technology and the price Jazz is able to charge with respect to each step within that process. Jazz typically obtains higher average selling prices per wafer on its specialty process technologies as compared to its standard process technologies, particularly from post-formation customers. These higher prices, in part, reflect the additional complexity and manufacturing costs associated with specialty process technologies. To a lesser extent, the higher prices reflect the value provided by Jazz’s specialty process technologies, its expertise in the manufacture of wafers using specialty process technologies and less competition in foundry services for specialty processes as compared to competition in the manufacture of wafers using standard process technologies. Although Jazz does not calculate separate gross margins for standard and specialty process technologies, Jazz believes that, on the whole, its ability to charge higher prices for wafers manufactured using specialty process technologies exceeds the amount of its additional costs associated with using specialty process technologies, such that it generally achieves higher gross margins on its specialty process technology wafers. Accordingly, the percentage of wafers that Jazz produces using its specialty process technologies is one of the factors that affects its revenues and profitability. Jazz’s strategy is to continue to increase its revenues derived from wafers manufactured using its specialty process technologies—advanced analog CMOS, radio frequency CMOS, or RF CMOS, high voltage CMOS, bipolar CMOS, or BiCMOS, SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor, or BCD, processes—as a percentage of its total revenues to diminish the share of revenues derived from wafers employing digital CMOS and standard analog process technologies, which are its standard process technologies. Most of Jazz’s post-formation customers design products using its specialty process technologies. Jazz believes that specialty process technologies will comprise a greater percentage of revenues if it is successful in continuing to diversify its customer base. Jazz believes its experience in the specialty process arena, particularly in SiGe BiCMOS process technology, provides it with a competitive advantage in its target markets. Each year since its inception through September 29, 2006, the percentage of Jazz’s revenues from specialty process technologies has increased, while the percentage of its revenues from standard process technologies has decreased. The following table shows the growth in Jazz’s revenues from its specialty process technologies and the decline in its revenues from standard process technologies for the periods indicated (unaudited and in millions):

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	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
Revenues from specialty process technologies	$82.9	$129.3	$124.1	$86.6	$123.6
Percent of total revenues	44.8%	58.9%	62.3%	60.2%	79.0%
Revenues from standard process technologies (1)	$102.3	$90.2	$74.9	$57.1	$32.8
Percent of total

(1)	Includes a reduction in revenue in the second quarter of 2006 of $17.5 million associated with the termination of the Conexant wafer supply agreement.

Capacity

Jazz currently has the capacity to commence the fabrication process for up to 17,000 eight-inch wafers per month, depending on process technology mix, in its Newport Beach, California fab. During the first nine months of 2006 Jazz invested $20.5 million from operating and financing activities at its Newport Beach, California fab to support its continued ramp of specialty process technologies. Jazz will also continue to seek opportunities to add capacity outside of this facility through relationships with other foundries to allow it to provide multiple fab sources for high volume production on a cost-effective basis. Consistent with this strategy, Jazz has entered into supply agreements with each of Advanced Semiconductor Manufacturing Corporation, or ASMC, and HHNEC, two of China’s leading silicon semiconductor foundries. These agreements are designed to provide Jazz with low-cost, scalable production capacity and multiple location sourcing for its customers. To date, Jazz has not utilized significant capacity from its manufacturing suppliers and currently relies on these suppliers for only approximately 10% of its wafer production volume. While these suppliers have substantially met its requests for wafers to date, if Jazz had a sudden significant increase in demand for their services, it is unlikely that they would be able to satisfy its increased demand in the short term.

Advanced Semiconductor Manufacturing Corporation, Limited. In September 2002, Jazz entered into a manufacturing supply agreement with ASMC. This relationship presently provides Jazz with access to additional production capacity for BiCMOS and SiGe BiCMOS wafers. Under this agreement, as amended, ASMC agreed to manufacture wafers for Jazz utilizing its process technologies at set contract prices. Jazz began to utilize volume production capacity at ASMC in the first quarter of 2004. While it is obligated to provide ASMC with rolling forecasts of its projected wafer requirements, Jazz does not have a minimum purchase obligation with ASMC. ASMC has agreed to exercise commercially reasonable efforts to decrease the set contract prices on an annual basis. Either party may, however, request to renegotiate pricing based on changing market conditions. ASMC manufactured approximately 16,260, 9,300 and 15,193 wafers for Jazz in 2004, 2005 and the first nine months of 2006, respectively. The variability during these periods is the result of Jazz’s varying needs for outsourcing due in part to its efforts to maximize utilization of its Newport Beach, California fab during these periods. Periodic declines could also result in part due to a decline in demand for a design being produced at ASMC’s facility.

Shanghai Hua Hong NEC Electronics Co., Ltd. In August 2003, Jazz entered into a manufacturing supply agreement with HHNEC, in which it has an approximate 10% ownership interest. This relationship provides Jazz with access to additional production capacity for CMOS, RF CMOS, BiCMOS and SiGe BiCMOS wafers. HHNEC manufactures wafers for Jazz utilizing its process technologies at commercially competitive prices, not to exceed set contract prices through the end of 2006. Either party may, however, request to renegotiate pricing based on changing market conditions. As of January 2006, HHNEC is obligated to manufacture all wafers ordered by Jazz upon advance notice for fixed six-month periods, provided that HHNEC is not obligated to manufacture at a rate that exceeds the average rate of wafers manufactured in the three-month period prior to the commencement of the relevant six-month period. In addition, it is required to purchase a minimum of 50% of the wafers determined by the rate of wafer manufacturing in the three-month period prior to the commencement of the relevant six-month period. HHNEC has also agreed to use its commercially best efforts to provide additional production capacity to Jazz provided Jazz commits to purchase 50% of the additional loading it requests. HHNEC has not yet manufactured a significant amount of wafers for Jazz in any time period and consequently does not currently have a significant capacity commitment to Jazz.

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Capacity Utilization

Operating results, as they relate to Jazz’s Newport Beach, California fab, are characterized by relatively high fixed costs. Increases and decreases in Jazz’s utilization of available production capacity at the Newport Beach, California fab result in the allocation of fixed manufacturing costs over a larger or reduced number of wafers, which yields lower or higher per unit costs, respectively. As a result, Jazz’s capacity utilization in a quarter can significantly affect its gross margin in that and future quarters. For example, if Jazz has low utilization of its available production capacity at its Newport Beach, California fab in a particular quarter, the cost per wafer produced in that quarter will likely increase as compared to the cost per wafer produced in periods of higher utilization. If wafers produced in low utilization periods are not sold until subsequent periods, this may result in a decrease in gross margins for those subsequent periods. If Jazz increases the production capacity of its Newport Beach, California fab through capital expenditures or otherwise, it will experience lower capacity utilization rates in subsequent periods unless it increases production activity by at least a commensurate amount. However, despite such a decline in capacity utilization, gross margin may actually increase because the incremental revenue resulting from the increased production activity may be greater than any increased fixed cost of capacity. Factors affecting capacity utilization include the level of customer orders, the complexity and mix of wafers produced, changes in its available production capacity and disruption in fab operations, including mechanical failures, disruptions in the supply of power, scheduled facility or equipment maintenance and the relocation of equipment for production process adjustments.

Beginning in 2005, Jazz early adopted Statement of Financial Accounting Standards No. 151, Inventory Costs, or SFAS No. 151. SFAS No. 151 provides that if factory utilization rates fall significantly below historical utilization levels, Jazz is required to recognize the abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current-period charges and not capitalize them into its inventory. This has the effect of negatively impacting gross margins in the current period and positively impacting gross margins in future periods. Jazz evaluates its utilization rates for purposes of SFAS No. 151 on a monthly basis and has made adjustments under SFAS No. 151 in three months of 2005, none of which had a significant effect on its quarterly or annual results in 2005.

Jazz determines its production capacity based on the capacity ratings given by manufacturers of the equipment used in the fab, adjusted for, among other factors, actual output during uninterrupted trial runs, expected down time due to set up for production runs and maintenance, expected product mix and other assumptions made by Jazz. Because these factors include subjective elements, Jazz’s measurement of factory utilization is unlikely to be comparable to those of its competitors. Jazz uses a consistent methodology to determine capacity utilization for all fiscal periods presented in order to allow for analysis of utilization trends.

Jazz seeks to move products to production with its manufacturing suppliers if its Newport Beach, California fab is operating at or near capacity. Jazz normally seeks to keep capacity in its Newport Beach, California fab at or near capacity prior to moving products to production with its manufacturing suppliers so that it spreads its fixed operating costs over the greatest number of wafers possible. When it is operating at or near capacity in its Newport Beach, California fab, the cost to produce one additional wafer produced in that fab is generally lower than the cost to purchase a wafer from ASMC or HHNEC, even though the average cost over an extended period to purchase a wafer from ASMC or HHNEC is generally lower than the average cost over an extended period to produce a similar wafer at its Newport Beach fab. Other considerations for loading wafers at Jazz’s manufacturing suppliers’ fabs include the particular process technology, customer requirements, its capacity obligations to those suppliers and its assessment of the relative cost between manufacturing locations. Except for contractual minimum volume purchase commitments, if any, Jazz bears no responsibility for under-utilized, fixed costs of its production at ASMC or HHNEC. Costs associated with products delivered by Jazz’s manufacturing suppliers are therefore variable to Jazz.

Fab and Manufacturing Yield

Fab yield is defined as the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafer starts. Manufacturing yield is defined as the number of functioning die on a wafer, expressed as a percentage of total die per wafer. Jazz’s ability to achieve and maintain high levels of fab and manufacturing yields is a key requirement for its customers’ and its business operations.

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Jazz expenses, to cost of revenues, defective inventory caused by fab yield loss or manufacturing yields that are below customer requirements. Recognition of these expenses can cause its gross margins to fluctuate. Future decreases in Jazz’s fab or manufacturing yields could result in delays in delivering products to its customers and could have a material adverse effect on its ability to attract or retain customers, which would significantly reduce Jazz’s revenues and decrease its gross margins.

Payment of SiGe Royalties

The contribution agreement entered into between Jazz and Conexant in connection with the formation of Jazz, requires Conexant to indemnify Jazz for up to 60% of any damages incurred by Jazz with respect to certain intellectual property contributed by Conexant to Jazz at its formation. In September 2004, Jazz entered into a license agreement pursuant to which it agreed to pay royalties to a third party for the license of intellectual property purportedly covered by the contribution agreement with Conexant. Conexant acknowledged that Jazz’s license agreement with a third party gave rise to an indemnification obligation by Conexant. From October 2004 to June 2006, Jazz withheld royalties otherwise owed to Conexant for the sale of SiGe products to offset these indemnification obligations. In September of 2006, Jazz and Conexant agreed that Conexant’s total indemnification obligation with respect the third party license agreement would be satisfied in full through the offset of royalties otherwise payable by Jazz to Conexant of an aggregate amount equal to $2.6 million. The parties also acknowledged that Jazz had previously withheld royalties owed to Conexant in the amount of approximately $2.7 million. As such, Jazz agreed to refund the $0.1 million difference to Conexant, the parties released each other from all additional future claims and Jazz began paying SiGe related royalties to Conexant in the third quarter of 2006. Jazz’s total SiGe royalty payments to Conexant for the third quarter of 2006 was $0.9 million.

Financial Operations Overview

Fiscal Year

Jazz maintains a 52- or 53-week fiscal year ending on the Friday on or preceding December 31. Each of the first three quarters of its fiscal year ends on the last Friday in each of March, June and September. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks each and the fourth quarter consists of 14 weeks. Fiscal year 2003 consists of 52 weeks, fiscal year 2004 consists of 53 weeks and fiscal year 2005 and fiscal year 2006 each consist of 52 weeks.

Revenues

Jazz generates revenues primarily from the manufacture and sale of semiconductor wafers. Jazz also derives a portion of its revenues from the resale of photomasks and engineering services. Jazz records revenues net of estimates of potential product returns, allowances and contractual wafer credits, if applicable.

Cost of Revenues

Cost of revenues for wafers manufactured at Jazz’s Newport Beach, California fab consists primarily of purchased manufacturing materials, including the cost of raw wafers, gases and chemicals, shipping costs, labor and manufacturing-related overhead associated with the engineering services, design and manufacture of products. Jazz’s cost of revenues for wafers manufactured by its manufacturing suppliers includes the purchase price and shipping costs that it pays for completed wafers. Cost of revenues also includes the purchase of photomasks and the provision of test services. Jazz expenses to cost of revenues defective inventory caused by fab and manufacturing yields as incurred. Jazz also reviews its inventories for indications of obsolescence or impairment and provides reserves as deemed necessary. Royalty payments Jazz makes in connection with certain of its process technologies are also included within the cost of revenues.

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Research and Development

Research and development costs are expensed as incurred and primarily consist of salaries and wages for process and technology research and development activities, fees incurred in connection with the license of design libraries and the cost of wafers used for research and development purposes. As Jazz recognizes revenues in connection with certain engineering services, it reclassifies research and development expenses associated with obtaining those revenues to cost of revenues.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries and benefits for Jazz’s selling and administrative personnel, including the human resources, executive, finance and legal departments. Selling, general and administrative expenses also include fees for professional services and other administrative expenses.

Amortization of Intangibles

Amortization of intangible expenses includes amortization of intellectual property acquired upon Jazz’s formation and of technology cross-licenses rights acquired since its formation.

Stock Compensation Expense

Stock Appreciation Rights. At the time of Jazz’s separation from Conexant, the substantial majority of Conexant’s employees working in the Newport Beach, California fab became Jazz’s employees. In connection with their employment, Conexant had granted some of these employees options to purchase Conexant common stock. The terms of the options generally provided that they would expire within three months following an employee’s termination of employment by Conexant. Conexant and Jazz decided to provide employees transferred to Jazz that had held Conexant options with a continuing economic interest in Conexant common stock. Accordingly, Jazz issued stock appreciation rights to these employees that entitle the holders to receive, upon exercise, a cash settlement for the excess, if any, of the fair market value of a share of Conexant common stock over the reference price of the stock appreciation right. On March 12, 2002, Jazz granted 2,979,456 stock appreciation rights with a reference price of $13.05. The number of shares relating to, and the reference price of, the stock appreciation rights is subject to adjustment for, among other things, distributions of securities by Conexant to holders of its common stock. The stock appreciation rights vested at a rate of 25% at the end of each six-month period after the date of grant, such that the stock appreciation rights became fully vested on March 12, 2004. The unexercised stock appreciation rights were initially due to expire on December 31, 2004.

To offset substantially the economic effect on Jazz of the stock appreciation rights, Conexant granted Jazz a warrant to purchase 2,900,000 shares of its common stock at an exercise price of $13.05 per share that was initially due to expire on January 20, 2005. The warrant is subject to adjustment for, among other things, subsequent distributions of securities by Conexant to holders of its common stock. The warrant is fully vested. Adjustments were made to the stock appreciation rights and the warrant in connection with Conexant’s spin-off of its wireless division and subsequent merger with Alpha Industries, Inc. to form Skyworks in June 2002, and Conexant’s spin-off of Mindspeed Technologies, Inc. in June 2003. The per share exercise price and the number of shares subject to the warrant granted to Jazz by Conexant were equitably adjusted to take into account the economic effect of each transaction. In connection with these transactions, Jazz also received warrants to purchase Mindspeed common stock and Skyworks common stock that expired on January 20, 2005. Jazz’s board of directors has extended the expiration of the term of the stock appreciation rights related to Conexant common stock to December 31, 2006. In connection with this action, Conexant extended expiration of the warrant to purchase Conexant common stock to January 20, 2007.

Upon a holder’s exercise of a stock appreciation right, Jazz exercises a corresponding portion of the applicable warrant and sell the underlying securities received upon exercise such that the transactions are cash neutral to Jazz. The number of stock appreciation rights outstanding has decreased through employee attrition and other forfeits prior to exercise such that Jazz now is able to acquire sufficient shares upon the exercise of warrants to offset fully cash payments it is required to make to holders of stock appreciation rights upon the exercise of such stock appreciation rights.

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For the year ended December 26, 2003, approximately 178,000 and 194,000 stock appreciation rights were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $931,000. To offset the effect of the exercised underlying stock appreciation rights, Jazz exercised an equivalent number of warrants to purchase Conexant and Mindspeed common stock and sold the underlying shares of common stock of Conexant and Mindspeed for net proceeds of approximately $931,000. For the year ended December 31, 2004, approximately 369,000 and 843,000 stock appreciation rights were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $3,250,000. Concurrently, Jazz exercised an equivalent number of warrants to purchase Conexant and Mindspeed common stock and sold the underlying shares for net proceeds of approximately $3,250,000. As of December 31, 2004, all stock appreciation rights related to the Skyworks common stock expired and were cancelled and all stock appreciation rights related to Mindspeed common stock had been exercised. No stock appreciation rights or warrants for Skyworks common stock were exercised prior to their expiration. For the year ended December 30, 2005 and the nine months ended September 29, 2006, no stock appreciation rights were exercised for Conexant common stock and Jazz did not exercise any warrants to purchase Conexant common stock.

The issued and outstanding warrant and stock appreciation rights as of September 29, 2006 were as follows:

Associated Common Stock	Warrant	Stock Appreciation Rights	Exercise/Reference Price Per Share
Conexant	2,309,604	2,038,382	$3.76

Upon Jazz’s separation from Conexant, Jazz recorded an asset equal to the fair value of the Conexant warrant and a liability equal to the fair value of the granted stock appreciation rights on its consolidated balance sheet. In addition, Jazz recorded on its consolidated balance sheet, as part of the purchase price allocation, deferred compensation for the fair value of the stock appreciation rights granted to employees. The stock appreciation right liability was offset by the deferred compensation, resulting in a net amount of zero for the stock appreciation right liability on its consolidated balance sheet as of March 12, 2002 (inception). The deferred compensation was amortized over the vesting period of the stock appreciation rights such that, as portions of the outstanding stock appreciation rights vested, a corresponding portion of the deferred compensation amount was recorded as a stock compensation expense in its consolidated statement of operations as a charge and the net difference between the remaining amount of deferred compensation and the stock appreciation right liability was reflected on the consolidated balance sheet.

Jazz reflects subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments in its consolidated statement of operations. Jazz reflects subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in compensation expense in its consolidated statement of operations. Jazz amortized deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights, which ended on March 12, 2004. The full amount of the stock appreciation right liability is reflected as a liability on its consolidated balance sheet as of December 30, 2005. During the period from March 12, 2002 until their expiration, changes in the fair value of these instruments affect operating income but do not have a significant effect on net income or net loss. This is because any increase or decrease in stock compensation expense will substantially be offset by a corresponding change in the value of the warrants, which is accounted for as a gain or loss on investments. Jazz does not expect the warrants or stock appreciation rights to have a significant effect on net income or loss for any future period.

Stock Options. Through December 30, 2005, Jazz accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and related interpretations and had adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS No. 123. Through December 30, 2005, Jazz also disclosed pro forma net loss and the related pro forma loss per share information that is required by SFAS No. 123 in Note 2 to Jazz’s consolidated financial statements. This pro forma net loss and related pro forma loss per share information has been determined as if Jazz had accounted for its employee stock options under the minimum value method of computing fair value under SFAS No. 123 and SFAS No. 148, Accounting for Stock Based Compensation Costs Transition and Disclosure, or SFAS No. 148.

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In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004) Share Based Payment, or SFAS No. 123R, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS No. 123R became effective for Jazz beginning December 31, 2005 and eliminates its ability to account for share based compensation using the intrinsic value based method under APB No. 25 for stock options granted on or after December 31, 2005. SFAS No. 123R requires Jazz to recognize in its financial statements equity based compensation expense for stock options granted to employees based on the fair value of the equity instrument on the date of grant for stock options granted on or after December 31, 2005.

As of December 31, 2005, Jazz adopted SFAS No. 123R using the prospective method. Under the prospective method, beginning December 31, 2005, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 30, 2005, based on the intrinsic value in accordance with the provisions of APB No. 25 and (b) compensation cost for all share-based payments granted subsequent to December 30, 2005, based on the fair value on the date of grant estimated in accordance with the provisions of SFAS No. 123R. In accordance with SFAS No. 123R, Jazz will not continue to provide pro forma disclosures of net loss and net loss per share.

Under APB No. 25, stock-based compensation expense, which is a non-cash charge, results from stock option grants at exercise prices that, for financial reporting purposes, are deemed to be below the estimated fair value of the underlying common stock on the date of grant, such that Jazz does not recognize compensation expense when it issues stock options to employees unless the exercise price is below the fair market value of the underlying common stock on the date of grant.

During 2005 and the first nine months of 2006, Jazz granted options to employees to purchase a total of 1,378,085 and 1,212,232 shares of common stock, respectively, all at an exercise price of $2.50 per share. Jazz did not obtain contemporaneous valuations from an unrelated valuation specialist during 2005 but did obtain a valuation from an unrelated valuation specialist as of March 31, 2006. Jazz also relied on the compensation committee of its board of directors, the members of which have extensive experience in the semiconductor industry and are non-employee directors, to determine a reasonable estimate of the then current value of its common stock. Given the absence of an active market for its common stock, the compensation committee determined the fair value of its common stock on the date of grant based on several factors, including:

• its historical and forecasted operating results and cash flows;

• the value of Jazz discussed by Jazz and its underwriters in its previous attempt to complete an initial public offering;

• independent valuations of Jazz and the changes in its business since the date of those valuations;

• that the grants involved illiquid securities in a private company;

• that the options are subject to vesting ratably;

• increases and decreases in its total net revenues and gross margins;

• decreases in net revenues from formation customers and increases in net revenues from post-formation customers;

• the likelihood of achieving a liquidity event for the shares of common stock, such as an initial public offering or sale of Jazz, given prevailing market conditions at the time of the grants; and

• the market prices of various publicly held semiconductor companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions.

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During 2004 and 2003, Jazz issued stock options to employees with exercise prices below the deemed fair market value of its common stock at the date of grant, as subsequently determined by the compensation committee of its board of directors in connection with the preparation of its financial statements relating to its prior attempts to complete a public offering. In accordance with the requirements of APB No. 25, Jazz has recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of its stock at date of grant. These stock options were immediately exercisable but provided Jazz with a right to repurchase shares received upon exercise that lapsed over the vesting period of the option, generally four years. The deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which its right to repurchase the stock lapses or the options become vested. During 2003, 2004, and 2005 Jazz recorded deferred stock compensation related to these options in the amounts of $2.4 million, $0.2 million and $(0.5 million), net of cancellations, respectively, of which $0.1 million, $0.7 million and $0.5 has been amortized to expense during 2003, 2004 and 2005, respectively.

At September 29, 2006, the amount of unearned stock-based compensation currently estimated to be expensed in the remainder of 2006 through 2010 related to unvested share-based payment awards granted on or after December 31, 2005 was $0.6 million.

Jazz accounts for stock compensation arrangements with non-employees in accordance, with SFAS No. 123, as amended by SFAS No. 148, and Emerging Issues Task Force, or EITF, No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. To date, Jazz has issued a limited number of shares of common stock to non-employees and it has not issued stock options to non-employees.

Stock-based compensation expense is recognized over the period of expected service by the non-employee. As the service is performed, Jazz is required to update these assumptions and periodically revalue unvested options and make adjustments to the stock-based compensation expense using the new valuation. These adjustments may result in additional or less stock-based compensation expense than originally estimated or recorded, with a corresponding increase or decrease in compensation expense in the statement of operations. Ultimately, the final compensation charge for each option grant to non-employees is unknown until those options have vested or services have been completed or the performance of services is completed.

The issuance of equity instruments to non-employees did not have a material impact on Jazz’s consolidated financial statements for 2003. The issuance of equity securities in 2004 to non-employees resulted in compensation expense of $53,000, $39,000 and zero in 2004, 2005 and the first nine months of 2006, respectively.

Deferred Tax Assets

Jazz determines deferred tax assets and liabilities at the balance sheet date based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Jazz then assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, unless Jazz believes that recovery is more likely than not, it establishes a valuation allowance to reduce the deferred tax assets to the amounts expected to be realized. Jazz periodically reviews the adequacy of the valuation allowance and recognizes these benefits if a reassessment indicates that it is more likely than not that these benefits will be realized. In addition, Jazz evaluates its tax contingencies and recognizes a liability when it believes that it is probable that a liability exists.

Jazz’s formation and contribution of assets by Conexant and concurrent investment by Carlyle was accounted for as a purchase in accordance with the provisions of SFAS No. 141 Business Combinations, or SFAS No. 141. For tax purposes, Jazz’s formation was effected as a transaction under Section 351 of the Internal Revenue Code that was not subject to federal income tax under Section 351 of the Internal Revenue Code. Jazz received the tax bases of the assets contributed to it, which exceeded the book bases of those assets at its formation. Based on this difference, Jazz established net deferred tax assets of $58.2 million. Due to uncertainty as to its ability to realize the deferred tax assets, Jazz recorded a full valuation allowance. In addition, under SFAS No. 141, the value of the contributed assets and investment in connection with Jazz’s formation was allocated to the tangible and intangible assets based upon their relative fair values as of the date of its formation. As a result, $3.9 million was allocated to non-current intangible assets, which were amortized on a straight-line basis over 3 to 10 years, reducing these assets to $2.9 million and zero at December 26, 2003 and December 31, 2004, respectively.

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As a result of its net losses from inception through 2004, the net deferred tax assets and valuation allowance increased to $65.0 million at December 31, 2004. Jazz continued to conclude that a full valuation allowance against the net deferred tax assets was appropriate as a result of its cumulative losses. Despite a $1.9 million net loss before tax for book purposes in 2004, Jazz recognized taxable income for that year of $9.0 million. The difference between book loss and tax income resulted from timing differences between the recognition and measurement of revenues and expense for book purposes and tax purposes. Jazz accordingly reduced both its deferred tax assets and the associated valuation allowance related to the contributed assets in an amount sufficient to offset the 2004 tax liability. SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109, requires the benefit of this reduction to be applied first to reduce goodwill and then to reduce non-current intangible assets before the benefit can be applied to reduce income tax expense. As a result, Jazz reduced the remaining $2.2 million non-current intangibles to zero, and applied the balance of the benefit to offset the current tax expense, resulting in a tax provision of approximately $2.3 million in 2004.

At December 30, 2005 and September 29, 2006, its net losses had increased net deferred tax assets to $69.4 million and $75.6 million, respectively, and Jazz continued to apply a full valuation allowance at each of these dates. If or when recognized, the tax benefits resulting from the reversal of this valuation allowance will be accounted for as a $75.2 million reduction of income tax expense and $0.4 million increase in stockholders’ equity. The increase to stockholders’ equity primarily relates to tax deductions from employee stock options and unfunded pension liability included in other comprehensive income pursuant to SFAS No. 87, Employers Accounting for Pensions.

For income tax purposes, the utilization of its net operating losses and deferred tax assets may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code. This limitation will occur as a result of change in ownership in Jazz following this merger. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities.

For additional information regarding Jazz’s deferred tax assets and determination of taxes payable, see “—Critical Accounting Policies—Accounting for Income Taxes” below.

Results of Operations

The following table presents its historical operating results for the periods indicated as a percentage of revenues:

		Year Ended		Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Revenues:
Standard process technologies (1)	55.2%	41.1%	37.6%	39.8%	21.0%
Specialty process technologies	44.8	58.9	62.4	60.2	79.0
Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues (1)	86.8	80.0	87.6	90.8	90.9
Gross profit	13.2	20.0	12.4	9.2	9.1
Operating expenses:
Research and development	12.3	8.5	9.9	10.5	9.6
Selling, general and administrative	8.9	9.8	7.5	7.6	9.2
Amortization of intangible assets	0.4	0.4	0.4	0.4	0.5
Impairment of intangible assets	—	—	0.8	1.1	—
Loss on disposal of equipment	0.4	—	—	—	—
Total operating expenses	22.0	18.7	18.7	19.6	19.2
Operating income (loss)	(8.8)	1.3	(6.3)	(10.4)	(10.2)
Interest income	0.3	0.4	0.7	0.7	0.5
Gain (loss) on investments	5.2	(2.6)	(0.3)	(0.5)	(0.5)
Other income	—	—	0.1	0.1	—
Loss before income taxes	(3.3)	(0.9)	(5.7)	10.1	(10.1)
Income tax provision	—	1.1	—	—	—
Net loss	(3.3)%	(2.0)%	(5.7)%	(10.1)%	(10.2)%

(1)
Includes a charge against revenue from Conexant of $17.5 million and a credit to cost of revenues of $1.2 million in the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement.

149.

Nine Months Ended September 29, 2006 Compared with Nine Months Ended September 30, 2005

Revenues. Revenues of $156.4 million for the nine months ended September 29, 2006 include a charge against revenue from Conexant of $17.5 million in connection with the termination of the Conexant wafer supply agreement (see “—Factors Affecting Jazz’s Operating Results—Formation Customers”), and reflect an increase of $12.7 million or 8.8% from $143.7 million for the nine months ended September 29, 2005. The $12.7 million increase in revenues resulted from a $38.7 million increase in revenues from post-formation customers, offset by a $26.0 million decrease in revenues from formation customers, which includes the $17.5 million charge against revenues from Conexant during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement. The increase in revenues from Jazz’s post-formation customers primarily resulted from a 134.5% increase in wafer volume as manufacturing of designs in volume production increased and new designs entered volume production, offset in part by a 13.1% decline in average wafer selling price. The increase in revenues from post-formation customers also included a $1.4 million increase in non-wafer revenues, primarily related to fees billed for engineering services in support of preparing design wins for volume production and qualifying a customer’s specialty process to enable volume production using that process at Jazz’s Newport Beach, California fab.

The decrease in revenues from Jazz’s formation customers was primarily due to the termination of the Conexant wafer supply agreement and a 12.0% decline in wafer volume from these customers, partially offset by a 3.3% increase in average wafer selling price, as a result of a shift in mix to a higher percentage of wafers manufactured using specialty process technology sold to these customers. Revenues from Skyworks declined $8.2 million, primarily due to a decline in orders for a specialty process product nearing the end of its life cycle as Skyworks transitioned to a newer product generation that also uses Jazz’s specialty process technology but that had not reached similar production levels and, to a lesser extent, to Skyworks’ transition of certain standard process products to smaller geometries not offered by Jazz.

As a result of the increase in revenues from post-formation customers and the decline in revenues from formation customers, including the charge against revenues from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement, revenues from post-formation customers grew to 58.7% of total revenues in the first nine months of 2006 compared to 37.0% of total revenues in the first nine months of 2005.

Including the charge against revenues from Conexant of $17.5 million associated with the termination of the Conexant wafer supply agreement, specialty process revenues in the first nine months of 2006 increased by $37.0 million, or 42.7%, compared to the first nine months of 2005, while standard process revenues in the first nine months of 2006 decreased by $24.3 million, or 42.5%, compared to first nine months of 2005, such that specialty process revenues in the first nine months of 2006 comprised 79.0% of total revenues, up from 60.2% of total revenues in the first nine months of 2005.

Gross Profit. Gross profit as a percentage of revenues, or gross margin, increased by 8.3 percentage points for the first nine months of 2006 compared to the first nine months of 2005, offset by an 8.4 percentage point decrease in gross margin attributable to the charge against revenues from Conexant of $17.5 million associated with the termination of the Conexant wafer supply agreement and an offsetting credit to cost of revenues of $1.2 million for property tax refund due from Conexant, also associated with the termination of the Conexant wafer supply agreement. As a result, gross margin was 9.1% for the first nine months of 2006 as compared to 9.2% for the first nine months of 2005, including such effect of the termination of the Conexant wafer supply agreement. See “—Factors Affecting Jazz’s Operating Results—Formation Customers.” Stock compensation expense for the nine months of 2006 and the corresponding period in 2005 had no effect on gross margin. The aggregate increase in gross margin was primarily attributable to:

150.

•
an increase in production activity at Jazz’s Newport Beach, California fab, primarily due to an increase in wafer sales volume to its post-formation customers, partially offset by a decrease in wafer sales volume to formation customers, resulting in an increase in capacity utilization to 98.6% in the first nine months of 2006 compared to 86.2% in the first nine months of 2005 and the allocation of fixed manufacturing costs over a larger number of wafers produced; and

•
an approximate 6.8% increase in the average selling price of wafers, as the effect of the decrease in average wafer selling prices to post-formation customers was more than offset by the effect of the higher wafer sales volume to these customers and marginally offset by an increase in the average selling price to formation customers.

Research and Development. Research and development expenses were $15.0 million for the first nine months of both 2006 and 2005, and as a percentage of revenues were 9.6% and 10.5%, respectively. Research and development expenses in the first nine months of 2006 as compared to the first nine months of 2005 included:

•
a $1.2 million decrease in costs associated with research and development undertaken to improve fab and probe yields and associated with the development of new processes resulting in higher costs associated with engineering lots and masks in the first nine months of 2006;

•	a $0.7 million decrease due to research and development expenditures being allocated to cost of revenue upon the recognition of revenue in connection with additional engineering services; and

•	a $0.2 million decrease in consultants and other outside service costs offset by

•	a $2.0 million increase relating to the achievement of process qualification milestones under Jazz’s agreements with PolarFab; and

•
a $0.1 million increase attributable to adjusting outstanding stock appreciation rights to fair value that resulted in a $0.1 million stock compensation income allocable to research and development in the first nine months of 2006 compared to a $0.2 million stock compensation income in the first nine months of 2005.

Under Jazz’s agreements with Polar Fab, Jazz may make a series of performance based payments of up to $5.0 million to Polar Fab. Because it does not anticipate that all of the performance milestones will be achieved, Jazz currently expects to make only $2.6 million of these payments, $2.0 million of which have been expensed during the first nine months of 2006 and substantially all of the remainder of which are expected to be expensed in the remainder of 2006.

Selling, General and Administrative. Selling, general and administrative expenses increased to $14.3 million, or 9.2% of revenues in the first nine months of 2006, from $10.9 million, or 7.6% of revenues in the first nine months of 2005. The $3.4 million increase in selling, general and administrative expenses primarily resulted from:

•
a net increase of $1.0 million associated with Jazz’s provision for doubtful accounts, resulting from a $0.5 million expense for doubtful accounts in the first nine months of 2006 compared to a $0.5 million credit in the first nine months of 2005 relating to a reversal of provision for doubtful accounts recorded at the end of 2004;

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a $0.7 million increase in write-off of previously capitalized costs associated with Jazz’s withdrawn initial public offering during the first nine months of 2006 due to a write-off for the first nine months of 2005 of $0.8 million of costs associated with its withdrawn public offering in 2005 as compared to a write-off for the first nine months of 2006 of $1.5 million of the corresponding costs associated with its withdrawn public offering.

•	a $0.5 million increase in labor and other related costs associated with salaries, sales incentives and performance bonuses; and

•
a $0.3 million credit during the first nine months of 2005 relating to a refund received from Conexant in connection with a transition services agreement between Jazz and Conexant; there was no such corresponding credit in the first nine months of 2006.

The above increases were partially offset by lower insurance premiums of $0.3 million for the first nine months of 2006.

Impairment of Intangible Assets. In the first nine months of 2005, Jazz agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized. In the first nine months of 2005, the customer did not place an order and this asset was determined not to have future value and therefore was fully expensed. There was no corresponding charge in the first nine months of 2006.

Net Interest Income. Net interest income for the first nine months of 2006 was $0.8 million compared to $1.0 million for the first nine months of 2005. The $0.8 million for the first nine months of 2006 was net of interest expense and other fees of $0.4 million associated with Jazz’s loan and security agreement with Wachovia Capital Finance Corporation entered into in January 2006.

Gain (Loss) on Investments. Loss on investments was $0.8 million in the first nine months of 2006 and 2005. The loss in the first nine months of 2006 and 2005 resulted from adjusting Jazz’s carrying value of Conexant warrants to the fair value. The changes in value of these investments largely offset related compensation expense and compensation income for stock appreciation rights related to the common stock of Conexant that had been granted to employees who were transferred to Jazz upon its formation. Taken together, the stock compensation expense (income) and the gain (loss) on investments have not had a significant effect on Jazz’s net loss and Jazz does not expect that they will have a significant effect on its net income or loss in the future.

Income Tax Provision. The income tax provision increased to $54,000 in the first nine months of 2006, from $19,000 in the first nine months of 2005. The income tax provision for the first nine months of 2006 relates primarily to minimum state taxes and foreign taxes. The income tax provision for the first nine months of 2005 relates primarily to minimum state taxes.

Year Ended December 30, 2005 Compared with Year Ended December 31, 2004

Revenues. Revenues decreased $20.5 million or 9.3% to $199.0 million in 2005, from $219.5 million in 2004. The decrease in revenues resulted from a $43.0 million decrease in revenues from Jazz’s formation customers, $32.7 million of which related to declines in orders from Skyworks. The decrease in revenues from Jazz’s formation customers was primarily due to a 20.3% decline in wafer volume from these customers. The decline in wafer volume for Skyworks was primarily due to a decline in orders for a specialty process product nearing the end of its life cycle as Skyworks transitioned to a newer generation product that also uses Jazz’s specialty process technologies but that had not reached similar production levels. To a lesser extent, the decline in wafer volume for Skyworks was due to its transition of certain standard process products to smaller geometries not offered by Jazz. The decrease in revenues from Jazz’s formation customers was also impacted by an 8.0% decline in average wafer selling price to these customers, primarily as a result of industry-wide pricing declines in standard process wafers and a reduction in the percentage of wafers for which Jazz provided probe services. Specialty process revenues in 2005 decreased by $5.2 million, or 4.0%, as compared to 2004 while standard process revenues in 2005 decreased by $15.3 million, or 16.9% as compared to 2004. Jazz’s revenues in 2005 were also adversely affected compared to 2004 as a result of a 52-week fiscal year in 2005 compared to a 53-week fiscal year in 2004.

152.

The $43.0 million decrease in revenues from formation customers was partially offset by a $22.5 million increase in revenues from Jazz’s post-formation customers, which primarily utilize specialty process technologies. The increase in revenues from post-formation customers resulted from a $14.4 million increase in wafer revenues in 2005 compared to 2004, driven by an increase in wafer sales volume to these customers of 32.6% as manufacturing volumes of designs in volume production increased and new designs entered volume production, and an increase in average wafer selling price to these customers of 1.6%, primarily resulting from a favorable shift in mix to higher priced wafers. The increase in revenues from post-formation customers also included an $8.1 million increase in non-wafer revenues primarily related to engineering services in support of preparing design wins for volume production and qualifying a customer’s specialty process to enable volume production using that process at Jazz’s Newport Beach, California fab. In 2005, revenues from one post-formation customer decreased by $13.3 million, and revenues from another post-formation customer increased by $13.2 million, reflecting the significant fluctuation in revenues Jazz may receive from any particular customer from period to period based on the success of their products.

As a result of the increase in revenues from post-formation customers and the decline in revenues from formation customers, revenues from post-formation customers grew to 39.5% of total revenues in 2005 compared to 25.5% of total revenues in 2004. For 2005, specialty process revenues comprised 62.4% of total revenues, up from 58.9% in 2004.

Gross Profit. Gross margin, decreased to 12.4% in 2005 compared to 20.1% in 2004. Stock compensation expense allocable to cost of revenues, which resulted primarily from the change in value of stock appreciation rights previously granted to employees, reduced gross margin in 2005 by 0.1 percentage points and increased gross margin in 2004 by 0.2 percentage points. While Jazz made adjustments under SFAS No. 151 in three months during 2005, these adjustments did not have a significant effect on its gross profit in 2005. The aggregate decrease in gross margin was primarily attributable to:

•
a decrease in production activity at Jazz’s Newport Beach, California fab due to a reduction in wafer sales volume to formation customers, partially offset by an increase in wafer sales volume to post-formation customers, resulting in a decrease in capacity utilization to 86.2% in 2005 from 91.0% in 2004 and the allocation of fixed manufacturing costs over a smaller number of wafers produced; and

•
an approximate 2.0% decrease in the average selling price of wafers, as the effect of the decrease in average wafer selling prices to formation customers was partially offset by the effect of the increase in average wafer selling prices to post-formation customers.

Research and Development. Research and development expenses increased to $19.7 million, or 9.9% of revenues, in 2005, from $18.7 million, or 8.5% of revenues, in 2004. The $1.0 million increase in research and development expense was primarily attributable to adjusting outstanding stock appreciation rights to fair value, resulting in a $1.6 million decrease in stock compensation income allocable to research and development to $0.2 million in 2005 from $1.8 million in 2004, partially offset by a $0.6 million decrease in other research and development expenditures, as these costs were allocated to cost of revenue upon the recognition of revenue in connection with providing engineering services.

Selling, General and Administrative. Selling, general and administrative expenses decreased to $15.0 million, or 7.5% of revenues, in 2005, from $21.6 million, or 9.8% of revenues, in 2004. The $6.6 million decrease in selling, general and administrative expenses primarily resulted from:

•
a decrease in costs expensed relating to Jazz's attempted public offering of $2.0 million due to the write-off in 2004 of $2.8 million of costs associated with Jazz’s withdrawn public offering as compared to the write-off in 2005 of $0.8 million for the corresponding costs associated with its withdrawn public offering;

•
the absence in 2005 of $3.8 million in fees paid to obtain general releases in connection with technology cross-licenses from a third party and to settle a claim for a finder’s fee in connection with Jazz’s formation;

•	a decrease in bad debt expenses of $1.2 million in 2005 compared to 2004;

•
a decrease in net costs of $0.6 million associated with the termination of a transition services agreement with Conexant for information technology services, offset by an increase in "in-house" information technology costs and other support associated with additional labor and outside professional services;

•	a decrease in insurance premium expense of $0.5 million; and

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partially offset by a $1.4 million decrease in stock compensation income allocable to selling, general and administrative, of $0.1 million in 2005 compared to $1.5 million in 2004, primarily resulting from the adjustment of outstanding stock appreciation rights to fair value.

Impairment of Intangible Assets. Jazz agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized during 2005. Subsequently, the customer did not place an order, this asset was determined not to have future value and Jazz fully expensed the $1.6 million in 2005.

Gain (Loss) on Investments. Loss on investments was $0.6 million in 2005 compared to $5.8 million in 2004. The losses related to adjusting Jazz’s carrying value of Conexant warrants to the fair value for the 2005 period and the carrying value of Conexant, Skyworks and Mindspeed warrants to the fair value for the 2004 period. The changes in value of these investments largely offset compensation expense for stock appreciation rights related to the common stock of Conexant, Skyworks and Mindspeed that had been granted to employees that were transferred to Jazz upon its formation.

Income Tax Provision. The income tax provision decreased to $46,000 in 2005 from $2.3 million in 2004. The 2005 income tax provision relates primarily to minimum state taxes. Despite its $1.9 million net loss before tax for book purposes in 2004, Jazz had taxable income for that year as a result of the differences in timing between the recognition of income and expense for tax and book purposes. For further discussion regarding the provision for income taxes for 2004, see “— Financial Operations Overview — Deferred Tax Assets.”

Year Ended December 31, 2004 Compared with Year Ended December 26, 2003

Revenues. Revenues increased 18.5% to $219.5 million in 2004 compared to $185.2 million in 2003. The $34.3 million increase was attributable to a $38.1 million increase in revenues from post-formation customers as design wins for these customers moved into volume production, offset in part by a decline of $3.7 million from Jazz’s formation customers. As a result, revenues from post-formation customers grew to 25.5% of total revenues as compared to 9.7% of total revenues in 2003. Specialty process revenues increased by $46.4 million, reaching 58.9% of revenues in 2004, compared to 44.8% of revenues in 2003, partially offset by a $12.0 million decrease in standard process revenues. The increase in specialty process revenues primarily resulted from an increase in wafer sales volume to post-formation customers, which primarily utilize specialty process technologies. Standard process revenues declined primarily due to lower wafer sales volume to Jazz’s formation customers. Overall, Jazz experienced a 13.6% increase in wafer sales volume and an increase in average wafer selling price in 2004 compared to 2003.

Gross Profit. Gross margin increased to 20.1% in 2004, compared to 13.2% in 2003. The 6.9% increase in gross margin was primarily attributable to:

•	the overall increase in average wafer selling price, resulting primarily from the greater percentage of revenues from post-formation customers; and

•	an increase in production activity at Jazz’s Newport Beach, California fab, resulting in the allocation of fixed manufacturing costs over a larger number of wafers produced and lower per unit costs.

This occurred despite a decrease in capacity utilization to 91.0% in 2004 as compared to 95.3% in 2003 because the incremental revenue that resulted from the increased production activity was greater than the incremental costs related to the increase in Jazz’s available production capacity.

To a lesser extent, gross margin was positively impacted by revenues from wafers manufactured under contract in China as Jazz’s manufacturing suppliers began producing wafers in 2004. These wafers provided higher average margins than the average margins for wafers produced at Jazz’s Newport Beach, California fab during 2004.

154.

Gross margins were also affected by stock compensation expense and income, resulting primarily from the change in value of stock appreciation rights previously granted to employees. This stock compensation increased gross margin by 0.2 percentage points in 2004 and reduced gross margin by 1.3 percentage points in 2003.

Research and Development. Research and development expenses decreased to $18.7 million, or 8.5% of revenues, in 2004, from $22.8 million, or 12.3% of revenues, in 2003. The decrease in research and development expense was principally attributable to:

•
stock compensation income of $1.8 million allocable to research and development in 2004 as Jazz adjusted outstanding stock appreciation rights to fair value, as compared to stock compensation expense of $4.2 million in 2003;

•	a $0.9 million decrease in equipment rental costs; and

•
offset in part by an increase of $2.5 million for research and development personnel and increased spending of $0.6 million for specialized design software license fees, primarily related to the development of new process technologies and the efforts necessary to convert an increased number of design wins to volume production.

Selling, General and Administrative. Selling, general and administrative expenses increased to $21.6 million, or 9.8% of revenues, in 2004, from $16.4 million, or 8.9% of revenues, in 2003. The $5.2 million increase primarily resulted from:

•	approximately $2.8 million of costs related to activities undertaken in 2004 in connection with an attempted public offering that were expensed in 2004;

•	approximately $2.5 million of expenses paid in connection with general releases related to technology cross-licenses from a third party;

•	payment of $1.3 million in settlement of a claim for a finder’s fee in connection with Jazz’s formation;

•	an increase of $1.8 million in fees for outside services including audit and legal services and professional services related to potential transactions with manufacturing suppliers;

•	an increase in bad debt expense of $0.3 million in 2004 compared to 2003; and

•	$0.8 million of increased payroll costs due to annual bonus payouts and an increase in personnel.

The foregoing expenses were offset in part by stock compensation income allocable to selling, general and administrative expense which increased by $4.7 million to $1.5 million in 2004 from $3.2 million in 2003, as a result of an adjustment of outstanding stock appreciation rights to fair value.

Gain (Loss) on Investments. During 2004, Jazz recorded a loss on investments of $5.8 million compared with a gain of $9.7 million in 2003. The loss and gain were related to adjusting Jazz’s carrying value of Conexant, Skyworks and Mindspeed warrants to fair value. The changes in value of these investments largely offset compensation expense for stock appreciation rights related to the common stock of Conexant, Skyworks and Mindspeed that had been granted to employees that were transferred to Jazz upon its formation.

Income Tax Provision. The income tax provision increased to $2.3 million in 2004 from $12,000 in 2003. Despite Jazz’s $1.9 million net loss before tax for book purposes in 2004, Jazz had taxable income for that year as a result of the differences in timing between the recognition of income and expense for tax and book purposes. For a further discussion regarding the provision for income taxes for 2004, see “—Financial Operations Overview — Deferred Tax Assts.” The 2003 income tax provision relates primarily to minimum state taxes.

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Liquidity and Capital Resources

Since the inception of its business in March 2002, Jazz has financed its operations primarily through issuances of equity securities and cash generated from operations. Jazz received gross proceeds of approximately $52.0 million from entities affiliated with The Carlyle Group in connection with its formation, of which Jazz paid $19.3 million to Conexant for its contribution of assets and $5.5 million in transaction expenses. In October 2002, Jazz received $30.0 million in cash and $30.0 million in the form of a note due October 2003 from RF Micro Devices in exchange for credit towards the purchase of future products and shares of its series B preferred stock. In October 2003, Jazz received $30.0 million from RF Micro Devices in full payment of the note. As of September 29, 2006, Jazz had $5.0 million in unrestricted cash and cash equivalents, $0.5 million in short-term restricted cash and $27.5 million in short-term investments. Historically, Jazz’s cash flows from operations have exceeded its operating income, reflecting its significant non-cash depreciation and other non-cash expenses.

Jazz has made capital expenditures of $14.2 million, $27.3 million, $23.5 million and $20.5 million in 2003, 2004, 2005 and the first nine months of 2006, respectively. Jazz continues to make capital investments in its Newport Beach, California fab to shift the facility’s available capacity to a greater percentage of specialty process technologies and to expand its overall capacity. For example, in 2006 Jazz expects to invest approximately $28.5 million, funded by its cash flows from operating and financing activities, at its Newport Beach, California fab to support this initiative. As a result, Jazz expects that capital expenditures will increase as a percentage of revenues in the near-term. Additionally, Jazz plans to add manufacturing capacity as needed by expanding its existing manufacturing supply relationships, entering into new manufacturing supply relationships or acquiring existing manufacturing facilities.

In January 2006, Jazz entered into a loan and security agreement with Wachovia Capital Finance Corporation (Western), or Wachovia, as the lender. The agreement establishes a line of credit with an aggregate borrowing limit of $35 million. The first $20 million of loans under the line of credit bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 0.75%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.50%. The additional loan amounts, up to the maximum limit, bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 1.00%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.75%. Jazz may, at its option, request a Eurodollar rate loan or convert any prime rate loan into a Eurodollar rate loan. The agreement also provides for the issuance of letters of credit by the lender for Jazz’s account not to exceed $4 million. The agreement includes certain affirmative and negative covenants, the non-compliance with which would constitute an event of default under the agreement and result in the acceleration of any amounts due under the agreement. As of September 29, 2006, Jazz had $34.4 million available after using $0.6 million of availability for a stand-by letter of credit. Acquicor expects that this loan agreement between Jazz and Wachovia will be terminated after its acquisition of Jazz in the merger and that Jazz will enter into a new $65 million revolving credit facility with Wachovia pursuant to a commitment letter provided by Wachovia to Acquicor in connection with the merger.

Cash Flow from Operating Activities

Cash provided during the first nine months of 2006. During the first nine months of 2006, Jazz’s operating activities provided $10.0 million in cash. This was primarily the result of net non-cash operating activities of $18.2 million that were included in Jazz’s $15.9 million net loss and net cash provided by changes in operating assets and liabilities of $7.7 million. These increases were offset in part by Jazz’s net loss of $15.9 million. $17.3 million of the net non-cash operating activities in the first nine months of 2006 related to depreciation and amortization expense. Non cash stock compensation income relating to stock appreciation rights for the first nine months of 2006 of $0.7 million was offset by a non cash loss on investments of $0.8 million. Other non-cash operating activities during the first nine months of 2006 included provision for doubtful debts for $0.6 million.

The changes in net operating assets and liabilities in the first nine months of 2006 include the following:

•
an increase in accounts receivable that used $10.2 million of cash, mainly attributed to an increase in revenues recognized at the end of the third quarter of 2006, a significant portion of which would not typically be collected by Jazz from its customers in the same quarter because Jazz’s billing and payment terms with those customers may provide a payment period that ends after the quarter, and in part due to delayed payments from formation customers of Jazz;

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an increase in accounts payable that provided $12.4 million of cash, primarily associated with increased capital expenditures during the first nine months of 2006 and higher costs and expenses associated with higher production activity; and

•
an increase in deferred revenues of $7.4 million that primarily resulting from an $8.0 million cash advance received under a capacity reservation and wafer credit subscription agreement with one of our customers entered into during the third quarter of 2006.

During the first nine months of 2005, Jazz’s operating activities used $0.4 million in cash. This was primarily the result of a net loss of $14.5 million and $3.8 million used by changes in operating assets and liabilities, offset in part by $17.9 million in cash provided by net non-cash operating expenses. $15.5 million of the net non-cash operating activities for the nine months ended September 30, 2005 related to depreciation and amortization expense and $1.6 million related to the impairment of intangible assets. The impairment of intangible assets resulted from the write-off of intellectual property costs associated with a potential customer engagement originally capitalized under an agreement with HHNEC, which were subsequently determined to have no future value and were therefore fully expensed. Non-cash stock compensation income related to stock appreciation rights for the first nine months of 2005 of $0.8 million was offset by a non-cash loss on investments of the same amount. Other non-cash operating activities during the first nine months of 2005 included a provision for doubtful accounts of $0.5 million.

The changes in net operating assets and liabilities in the first nine months of 2005 include the following:

•
an increase in accounts receivable that used $8.3 million of cash, resulting primarily from higher revenues towards the end of the first nine months of 2005 compared to the end of 2004 and in part due to delayed payments from Jazz’s formation customers during the first nine months of 2005;•

•
an increase in accounts payable that provided $7.7 million of cash, in part due to increased capital expenditures during the first nine months of 2005 and in part due to higher cost and expenses associated with higher production activity.

Cash Used in 2005. In 2005, Jazz’s operating activities used $1.5 million in cash. This was primarily the result of an $11.5 million net loss and net cash used by changes in operating assets and liabilities of $12.4 million, offset in part by $22.4 million in net non-cash operating activities. Substantially all of the net non-cash operating activities in 2005 related to depreciation and amortization expense and the impairment of intangible assets. Non-cash depreciation expenses were $20.9 million in 2005 and $17.2 million in 2004. The increased depreciation expenses resulted from an increase in expenditure on capital equipment. The $1.6 million impairment of intangible assets was a result of the write-off under an agreement with HHNEC of intellectual property costs associated with a potential customer engagement originally capitalized during 2005, which were subsequently determined to have no future value and was therefore fully expensed. In addition, compensation expense related to stock appreciation rights in 2005 of $0.7 million was partially offset by a non-cash gain on investments of $0.6 million.

The changes in net operating assets and liabilities in 2005 include the following:

•
an increase in accounts receivable at December 30, 2005 as compared to December 31, 2004 that used $9.9 million of cash, primarily as a result of delayed payments from Jazz’s formation customers, and to a lesser extent an increase in revenues during the fourth quarter of 2005 compared to the fourth quarter of 2004;

•
a decrease in inventories at December 30, 2005 as compared to December 31, 2004 that provided $3.5 million in cash as Jazz consumed inventory due to increased demand in the fourth quarter 2005 as compared to the fourth quarter of 2004.

•
a decrease in other current assets at December 30, 2005 as compared to December 31, 2004 that provided cash of $0.9 million, primarily due to a decrease in pre-paid property taxes resulting from lower assessed property values in connection with disputed business property taxes;

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a decrease in deferred revenues at December 30, 2005 as compared to December 31, 2004 that used $3.7 million of cash, primarily due to a change in billing policies relating to mask sets and a reduction in pre-paid engineering services; and

•
a decrease in other current liabilities at December 30, 2005 as compared to December 31, 2004 that used $2.5 million of cash, primarily due to a decrease in liabilities for property taxes resulting from lower assessed property values in connection with disputed business property taxes.

Cash Used and Provided in 2004 and 2003. Cash flows provided by operating activities were $26.3 million in 2004 as compared to cash flow used in operating activities of $5.4 million in 2003. The difference is primarily due to cash provided by changes in operating assets and liabilities of $7.8 million during 2004 compared with cash used by changes in operating assets and liabilities of $15.8 million during 2003 and a reduced net loss of $4.3 million in 2004 compared to a net loss of $6.0 million in 2003. In addition, non-cash depreciation expenses increased $2.0 million to $17.2 million in 2004 compared to $15.2 million in 2003 due to an increase in capital equipment. The non-cash gain on investments of $9.8 million during 2003 and the non-cash loss on investments of $5.8 million during 2004 were substantially offset by an increase in accrued compensation expense related to stock appreciation rights of $9.6 million in 2003 and a reduction in accrued compensation expense of $4.7 million in 2004. The gain and loss on investments and compensation expense and income resulted from changes in the market value of the underlying warrants and stock appreciation rights. During 2004, Jazz recorded an adjustment of $2.2 million to reduce intangible assets acquired upon the formation of Jazz that was offset by a $2.2 million reduction in the current taxes payable. The changes in net operating assets include the following:

•
increased accounts receivable that decreased cash by $8.1 million in 2003 and by $0.1 million in 2004. Increased accounts receivable in 2003 resulted from significant growth in sales, particularly during the fourth quarter of that year, compared to a decline in sales during the fourth quarter of 2004;

•
increased accounts payable that increased cash by $2.5 million in 2004 compared to decreased accounts payable that decreased cash by $6.1 million in 2003. The decrease in accounts payable in 2003 resulted, in part, from a $3.0 million payment to Conexant for property tax in connection with an increase in liabilities for property taxes resulting from higher assessed property values in connection with disputed business property taxes. Other increases and decreases resulted from the timing of payments to Jazz’s suppliers, particularly for capital equipment; increased other current liabilities increased cash by $10.2 million and $4.0 million in 2004 and 2003 respectively. The increases in 2004 resulted primarily from accruals of allowances for customer concessions of $3.9 million, $3.0 million for the license of technology and $2.9 million for disputed business property taxes. In 2003 the increase primarily resulted from accruals for allowances for customer concessions of $1.5 million, $1.2 million of professional and other fees and $0.6 million for workers’ compensation;

•
decreased stock appreciation rights decreased cash by $3.3 million and $0.9 million in 2004 and 2003, respectively. The decreases resulted from cash payments to employees upon their exercise of stock appreciation rights. The payments were fully offset by proceeds from the sale of shares received upon exercise of warrants, which is classified as cash from investing activities; and

•
other long-term liabilities increased by $1.5 million in 2004, providing an increase in cash. Long-term liabilities increased in 2004 in connection with Jazz’s license of technology from a third party.

Cash Used in Investing Activities

Investing activities used $26.4 million of cash during the first nine months of 2006. Proceeds of $39.5 million from sale of short-term investments were used in part to purchase other short term investments of $41.7 million of auction rate certificates and other government bonds. During the first nine months of 2006, Jazz had capital expenditures of $20.5 million to expand capacity for its specialty processes and invested $2.3 million in technology licenses. The net cash provided by the operating and financing activities was used to fund the capital and technology license expenditures during the first nine months of 2006. During the first nine months of 2005, investing activities provided $0.5 million in cash. The proceeds of $27.3 million from the sale of short-term investments net of purchases was used to fund its capital expenditures of $22.4 million and its operating activities. $1.6 million was used in connection with Jazz’s obligation to reimburse HHNEC for intellectual property costs incurred by it pursuant to Jazz’s agreement with HHNEC and $3.0 million was used in connection with a cross-license agreement with a third-party. Investing activities used $1.2 million of cash in 2005. The proceeds of $27.3 million from the sale of short-term investments net of purchases was used to fund its capital expenditures of $22.4 million and its operating activities. During 2004, Jazz increased expenditures for property, plant and equipment by $13.0 million to expand capacity for its specialty processes and invested $8.5 million to purchase additional shares of HHNEC pursuant to its agreement with HHNEC. In total, Jazz used $86.3 million of cash in investing activities in 2004 compared to $14.1 million in 2003. The change in 2004 from 2003 resulted primarily from a net purchase of $50.6 million of auction rate certificates and other government bonds that are accounted for as short-term investments available for sale rather than cash or cash equivalents, offset in part by an $2.3 million increase in 2004, as compared to 2003, in proceeds from the sale of shares received upon the exercise of warrants to offset the exercise of employee stock appreciation rights.

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Cash Provided by Financing Activities

Financing activities provided $17.0 million during the first nine months of 2006. This was primarily due to the issuance of $16.3 million of common stock to Conexant in connection with the termination of $16.3 million of wafer credits that were owed to Conexant pursuant to the Conexant wafer supply agreement and in part due to a $0.8 million overdraft. Cash provided by financing activities was used to fund the capital expenditures during the first nine months of 2006. Cash provided by financing activities for the full year of 2005 increased due to a $1.2 million overdraft at the end of 2005. Jazz’s financing activities provided $0.3 million in cash in 2004, which was primarily the result of $0.6 million in net proceeds received from issuances of common stock upon exercises of employee stock options, off set by $0.3 million in repurchases of common stock. Jazz’s financing activities provided $30.6 million in cash in 2003, which was primarily attributable to the $30.0 million payment by RF Micro Devices of the promissory note it issued to Jazz for the purchase of its series B preferred stock.

Restricted Cash

Under the terms of Jazz’s workers’ compensation insurance policies it provides letters of credit issued by a financial institution as security to the insurance carriers. The issuing financial institution requires the letter of credit to be secured, which Jazz accomplishes with commercial paper or money market funds. Because the security behind the letters of credit is not cash, Jazz is required to provide security in excess of the face value of the letter of credit. The commercial paper or money market funds used to secure the letters of credit have been classified as non-current restricted cash because that amount cannot be withdrawn and used by Jazz for an indefinite period that is not less than one year. The amounts classified as current restricted cash were zero, $0.7 million and $0.5 million and the amounts classified as non-current restricted cash were $2.2 million, $2.9 million and $2.7 million as of December 31, 2004, December 30, 2005 and September 29, 2006, respectively.

Significant Relationships

Jazz’s supply agreements with ASMC and HHNEC provide for changes in the price at which it is able to purchase wafers. Under the ASMC supply agreement, the price at which Jazz purchases wafers declined on April 1, 2004. Under the HHNEC supply agreement, Jazz generally has the right to purchase wafers at commercially competitive prices, subject to a maximum decrease in prices for any one year, and will not be obligated to pay more than scheduled prices through 2006. After 2006, the price will be determined based on negotiations between HHNEC and Jazz. Jazz initiated production at ASMC in the fourth quarter of 2003 and at HHNEC in the fourth quarter of 2004. To date, Jazz has not obtained a significant portion of its wafer supply from ASMC or HHNEC. Due to the volumes it is currently placing at ASMC and HHNEC, Jazz does not expect any decrease in prices to have a material effect on its liquidity or results of operations.

Jazz’s material wafer supply agreements with Conexant and Skyworks required each of them to purchase a minimum number of wafers each year through March 2005. Both exceeded their respective minimum purchase obligations in each period. While Jazz expects Conexant and Skyworks to remain significant customers, Jazz expects that the percentage of revenues from these customers will likely decline as Jazz continues to diversify its customer base. Jazz also expects, over the long term, actual revenues from Conexant and Skyworks to decline.

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Contractual Obligations and Contingent Liabilities

Jazz leases its headquarters and Newport Beach, California fabrication and probing facilities from Conexant under non-cancelable operating leases through March 2017. Jazz has the option to extend the terms of each of these leases for two consecutive five-year periods. Jazz’s rental payments under these leases consist solely of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings. Jazz has estimated future minimum costs under these leases based on its actual costs incurred during 2005 and applicable adjustments for increases in the consumer price index. Jazz is not permitted to sublease space that is subject to these leases without Conexant’s prior approval.

In August 2003, Jazz entered into a manufacturing relationship with HHNEC. Under the arrangement, as of January 2006, during each fixed six month period under the agreement it is required to purchase a minimum number of wafers from HHNEC equal to 50% of the average number of wafers manufactured for Jazz by HHNEC during the three months immediately preceding the applicable six month period. To date, Jazz has not incurred significant commitments to purchase wafers from HHNEC. Jazz also agreed to license certain process technologies and invest $10.0 million in HHNEC. Of the $10.0 million investment, Jazz paid $1.5 million in December 2003 and $8.5 million in August 2004.

Jazz has agreed to pay to Conexant a percentage of its gross revenues derived from the sale of SiGe products to parties other than Conexant and its spun-off entities during its first 10 years of operation. Under its technology license agreement with Polar Semiconductor, Inc., or PolarFab, Jazz has also agreed to pay PolarFab certain royalty payments based on a decreasing percentage of revenues from sales of devices manufactured by Jazz for PolarFab’s former customers.

Jazz also has other commitments consisting of software leases and facility and equipment licensing arrangements.

Future minimum payments under non-cancelable operating leases and other commitments as of December 30, 2005 are as follows:

	Payment Obligations by Year
	2006	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Operating leases	$3,518	$3,415	$3,128	$3,093	$3,093	$19,192	$35,439
Other commitments	2,563	2,332	604	366	—	—	5,865
Total	$6,081	$5,747	$3,732	$3,459	$3,093	$19,192	$41,304

Jazz believes, based on its current plans, current levels of operations and anticipated growth, that its cash from operations, together with cash and short-term investments currently available, will be sufficient to fund its operations for at least 12 months from the date of this proxy statement. Poor financial results, unanticipated expenses, unanticipated acquisitions of technologies or businesses or unanticipated strategic investments could give rise to additional financing requirements sooner than Jazz expects. There can be no assurances that equity or debt financing will be available when needed or, if available, that the financing will be on terms satisfactory to Jazz and not dilutive to its then current stockholders.

Quantitative and Qualitative Disclosure Regarding Market Risk

As of September 29, 2006, Jazz had cash, cash equivalents, short-term investments and restricted cash of $33.0 million, which consisted of cash and highly liquid floating rate short-term investments with original maturities of three months or less at the date of purchase, which Jazz holds solely for non-trading purposes, and auction rate certificates with long-term maturities that are available for sale and short-term restricted cash. Interest rates for auction rate certificates are reset at regular intervals ranging from seven to 49 days. These investments may be subject to interest rate risk and may during the period between resets of the interest rate decrease in value if market interest rates increase and the auction rate certificate is not held to maturity. Declines in interest rates over time will also reduce Jazz’s interest income. Due to the nature of Jazz’s short-term investments and to the nature of the interest rate reset feature of the auction rate certificates, Jazz believes that it is not subject to any material market risk. In addition, any future borrowings under Jazz’s loan agreements with Wachovia will be at a variable rate of interest. As a result, an increase in market interest rates may require a greater portion of Jazz’s cash flow to pay interest.

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Jazz is currently billed by the majority of its vendors in U.S. dollars and it currently bills the majority of its customers in U.S. dollars. However, its financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. A strengthening of the U.S. dollar could make Jazz’s products less competitive in foreign markets and therefore reduce its revenues. In the future, some portion of Jazz’s revenues and costs may be denominated in foreign currencies. To date, exchange rate fluctuations have had little impact on Jazz’s operating results. Jazz does not have any foreign currency or other derivative financial instruments.

Critical Accounting Policies

Estimates

Jazz’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Jazz reviews its estimates on an on-going basis, including those related to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, pensions and other retirement obligations, income taxes, litigation and deferred stock compensation. Jazz bases its estimates on its historical experience, knowledge of current conditions and its understanding of what might occur in the future considering available information. Actual results may differ from these estimates, and material effects on Jazz’s operating results and financial position may result. Jazz believes the following critical accounting policies require significant judgments and estimates in the preparation of its consolidated financial statements.

Revenue Recognition

Jazz recognizes revenues in accordance with SEC Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, or SAB 101, as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenues can be recognized:

•	persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

Determination of the criteria set forth in the third and fourth bullet points above is based on Jazz’s management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

Jazz generates revenues primarily from the manufacture and sale of semiconductor wafers. Jazz also derives a portion of its revenues from the resale of photomasks and engineering services.

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Jazz recognizes revenues from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Accruals are established, with the related reduction to revenues, for allowances for discounts and product returns based on actual historical exposure at the time the related revenues are recognized. Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

Jazz provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

Accounts Receivable

Jazz performs ongoing credit evaluations of its customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by its review of their current credit information. Jazz monitors collections and payments from its customers and maintain an allowance for doubtful accounts based upon its historical experience, industry norms and specific customer collection issues that Jazz has identified. While Jazz’s credit losses have historically been within its expectations and the allowance established, it may not continue to experience the same credit loss rates as it has in the past. Jazz’s accounts receivable are concentrated in a relatively few number of customers. Therefore, a significant change in the liquidity or financial position of any one customer could make it more difficult for Jazz to collect its accounts receivable and require Jazz to increase its allowance for doubtful accounts, which could have a material adverse impact on its consolidated financial position, results of operations and cash flows.

Inventories

Jazz initiates production of a majority of its wafers once it has received an order from a customer. Jazz generally does not carry a significant inventory of finished goods except in response to specific customer requests or if it determines to produce wafers in excess of orders because it forecasts future excess demand and capacity constraints. Jazz seeks to purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, Jazz may need to provide an allowance for excess or obsolete quantities on hand. Jazz also reviews its inventories for indications of obsolescence or impairment and provides reserves as deemed necessary. Jazz scraps inventory that has been written down after it is determined that it cannot be sold. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Jazz states its inventories at the lower of cost, using the first-in, first-out method, or market.

Long-lived Assets

Jazz reviews long-lived assets and identifiable intangibles for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Jazz reports long-lived assets to be disposed at the lower of carrying amount or fair value less the estimated cost of sale.

Accounting for Income Taxes

Jazz accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109. SFAS No. 109 requires that Jazz recognizes in its consolidated financial statements:

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•	deferred tax assets and liabilities for the future tax consequences of events that have been recognized in its consolidated financial statements or its tax returns; and

•	the amount of taxes payable or refundable for the current year.

The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses and gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in Jazz’s financial statements. It is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, in the future. Accordingly, a difference between the tax basis of an asset or a liability and its reported amount on the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered.

Significant judgment is required in determining Jazz’s provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Jazz’s policy is to record a tax benefit only if Jazz concludes that it is at least more likely than not that a tax position will be sustained upon examination by tax authorities. Jazz then recognizes the tax benefit related to the uncertain tax position at its estimated net realizable value. The estimated net realizable value is based upon Jazz’s management’s assessment of the related exposure associated with any permanent and temporary tax difference. Jazz analyzes these positions periodically and adjustments are made as events occur to warrant any change in the estimate of the net realizable value. Despite its belief that the tax return positions are fully supportable, Jazz believes that certain positions could be challenged and may not be sustained on review by tax authorities. There can be no assurance that the final resolution of these matters will not be materially different than those reflected in its historical income tax provisions and accruals. Such determinations could have a material effect on its income tax provisions or benefits in the period in which such determination is made.

To determine the amount of taxes payable or refundable for the current year, Jazz is required to estimate its income taxes. Jazz’s effective tax rate may be subject to fluctuations during the fiscal year as new information is obtained, which may affect the assumptions it uses to estimate its annual effective tax rate, including factors such as valuation allowances against deferred tax assets, reserves for tax contingencies, utilization of tax credits and changes in or interpretation of tax laws in jurisdictions where it conducts operations.

At September 29, 2006, Jazz had federal tax net operating loss carryforwards of approximately $98.5 million and state tax net operating loss carryforwards of approximately $84.4 million. The federal tax loss carryforwards will begin to expire in 2022, unless previously utilized. The state tax loss carry forwards will begin to expire in 2013, unless previously utilized. At September 29, 2006, Jazz had combined federal and state alternative minimum tax credit carryforwards of approximately $0.1 million. The alternative minimum tax credits carry forward indefinitely.

Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of the merger. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities. Jazz is not currently under examination.

Pension Plans

Jazz maintains a defined benefit pension plan for its employees covered by a collective bargaining agreement. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon Jazz’s management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and cash funding requirements of its pension plans.

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Investments in Warrants

Jazz has accounted for its warrants to purchase Conexant common stock, Skyworks common stock and Mindspeed common stock, as well as the stock appreciation rights it has granted to its employees as derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and EITF Issue 02-08, Accounting for Options Granted to Employees in Unrestricted Publicly-Traded Shares of an Unrelated Entity.

Accordingly, Jazz reflected the fair value of each instrument (effectively equivalent amounts) as an asset and a liability, respectively, in its initial purchase price allocation in connection with its separation from Conexant and on its subsequent consolidated balance sheets. In addition, as part of the purchase price allocation, Jazz recorded deferred compensation for the fair value of the stock appreciation rights it granted to employees. Initially, the deferred compensation offset the stock appreciation right liability, resulting in a net amount of zero for the stock appreciation right liability on the consolidated balance sheet as of the date of inception. The initial fair value of the warrants and the initial fair value of the stock appreciation rights were each determined to be $14.2 million using the Black-Scholes pricing model. Jazz reflects subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments on its consolidated statement of operations. Jazz reflects subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in stock compensation expense on its consolidated statement of operations. Jazz amortizes deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights.

The fair value and income (expense) related to investments in warrants and stock appreciation rights (net of deferred compensation) for the years ended December 26, 2003, December 31, 2004, and December 30, 2005 and the nine months ended September 29, 2006 is as follows (in millions):

	Warrants	Net Stock Appreciation Rights (SARs)
Fair value as of December 26, 2003	$10.4	$(9.3)
Proceeds from sale of warrants	(3.2)	—
Compensation paid upon exercise of SARs	—	3.2
Current period income (expense)	(5.8)	4.7
Fair value as of December 31, 2004	1.4	(1.4)
Proceeds from sale of warrants	—	—
Compensation paid upon exercise of SARs	—	—
Current period income (expense)	(0.6)	0.7
Fair value as of December 30, 2005	0.8	(0.7)
Proceeds from sale of warrants	—	—
Compensation paid upon exercise of SARS	—	—
Current period income (expense)	(0.7)	0.66
Fair value as of September 29, 2006	$0.1	$(0.04)

The deferred compensation was fully amortized as of March 26, 2004. As such, Jazz will continue to record compensation based on the then fair value of the stock appreciation rights, which could result in additional expense if the fair value increases, or income if the fair value decreases. Changes in the fair value of these instruments will affect operating income but will not have a significant effect on net income (loss) as any increase or decrease in stock compensation expense will be offset by a decrease or increase in gain (loss) on investments. Jazz does not expect the warrants or stock appreciation rights to have any significant effect on the consolidated statement of operations for any period after December 29, 2006.

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Recent Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments, or FSP 115-1, which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be applied to reporting periods beginning after December 15, 2005. Jazz adopted FSP 115-1 in the first quarter of 2006 and the adoption did not have a material impact on its consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123R. SFAS No. 123R is effective for public companies at the beginning of the first annual period after June 15, 2005 and for non-public companies at the beginning of the first annual period after December 15, 2005. Jazz adopted the provisions of this standard beginning fiscal year 2006. This statement eliminates the ability to account for share-based compensation using the intrinsic value-based method under APB No. 25. SFAS No. 123R requires Jazz to recognize in its financial statements equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the grant date fair value of the equity instrument. Prior to fiscal year 2006, Jazz disclosed the pro forma net loss and the related pro forma loss per share information using the minimum-value model in accordance with SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Costs-Transition and Disclosure. Non-public companies, including those that become public after June 15, 2005, that used the minimum value method to measure compensation cost under SFAS No. 123 for either financial statement recognition or pro forma disclosure purposes are now required to use the prospective method to adopt SFAS No. 123R. Under the prospective method, non-public entities will continue to account for nonvested awards outstanding on the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to the adoption for financial statement recognition purposes. No continuation of pro forma disclosures will be required for companies that used the minimum-value model, because minimum value is not considered fair value.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, or SFAS No. 151. SFAS No. 151 amends the guidance in Accounting Research Bulletin, or ARB, No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005; however, early adoption is permitted. Jazz early adopted SFAS No. 151 for fiscal year 2005 and the impact of the provisions of this standard did not have a significant effect on its consolidated results of operations or financial position for fiscal year 2005.

In May 2004, the FASB issued FSP FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Prescription Drug Act), or FSP FAS 106-2. FSP FAS 106-2 permitted a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug Act that became law on December 8, 2003. Jazz elected the deferral such that the accumulated benefit obligation at the end of fiscal year 2003 and the net periodic postretirement benefit cost for the periods then ended did not reflect the effects of the Medicare Prescription Drug Act on its postretirement health care plan. Jazz adopted the provisions of FSP FAS 106-2 beginning fiscal year 2004. As a result of adopting the provisions of FSP FAS 106-2, its accumulated postretirement benefit obligation was reduced by $2.4 million and net periodic postretirement benefit expense for 2004 was reduced by $281,000.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN No. 48. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Jazz is currently assessing the impact of FIN No. 48 on its financial statements.

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DIRECTORS AND EXECUTIVE OFFICERS OF ACQUICOR
FOLLOWING THE MERGER

Board of Directors

Upon the completion of the merger, we expect the board of directors of the Acquicor to continue to be as follows:

NAME	AGE	POSITION
Gilbert F. Amelio, Ph.D.	63	Chairman and Chief Executive Officer
Ellen M. Hancock	63	Director, President and Chief Operating Officer
Harold L. Clark, Ed.D.	71	Director
John P. Kensey	70	Director
Moshe I. Meidar	63	Director

Gilbert F. Amelio, Ph.D., Chairman and Chief Executive Officer. Since 2001, Dr. Amelio has been a Senior Partner of Sienna Ventures, a venture capital firm, and, since 2003, he has been the President and Chief Executive Officer of Prexient Micro Devices, Inc., a fabless semiconductor company. From 1999 to 2005, he was Chairman and Chief Executive Officer of Beneventure Capital, LLC, a venture capital advisory firm. From 1997 to 2004, he was a Principal of Aircraft Ventures, LLC, a consulting firm. From 1999 to 2004, he served as Chairman and Chief Executive Officer of AmTech, LLC, a high technology angel investment and consulting services firm. AmTech ceased operations in early 2001 and declared bankruptcy in 2003. From 1996 to 1997, he served as Chairman and Chief Executive Officer of Apple Computer, Inc., a personal computers manufacturer. From 1991 to 1996, Dr. Amelio served as a Chairman and Chief Executive Officer of National Semiconductor Corporation, a semiconductor company. From 1988 to 1991, he served as President of the Rockwell Communications Systems division of Rockwell International Corporation, a semiconductor manufacturing division that was later spun-off as Conexant Systems, Inc. From 1983 to 1988, he served as President of the Rockwell Semiconductor Products unit of Rockwell International. From 1971 to 1983, he held various staff, managerial and executive positions at Fairchild Camera and Instrument Corporation, a semiconductor and photography products company, most recently in the role of Vice President and General Manager of its MOS Products Group. Dr. Amelio is a director of AT&T Inc. (formerly SBC Communications, Inc.), a telecommunications company, and an advisor to both the Malaysia Multimedia Super Corridor, a hub targeted at attracting multinational corporations in the global information and communication technology industry, to the Prime Minister of Malaysia. He is also a Director and Trustee of the American Film Institute. Dr. Amelio has been Chairman and Chief Executive Officer since August 2005.

Ellen M. Hancock, Director, President and Chief Operating Officer. Mrs. Hancock is the former Chairman and Chief Executive Officer of Exodus Communications, Inc., an Internet system and network management services company. Mrs. Hancock joined Exodus Communications in 1998 and served as Chairman from 2000 to 2001, Chief Executive Officer from 1998 to 2001, and President from 1998 to 2000. Exodus Communication filed for bankruptcy in 2001. From 1996 to 1997, she served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. From 1995 to 1996, Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1966 to 1995, she held various staff, managerial and executive positions at International Business Machines Corporation, an information-handling systems, equipment and services company, most recently in the role of Senior Vice President and Group Executive. Mrs. Hancock is a director of Colgate-Palmolive Company, a consumer products company, Electronic Data Systems Corporation, an information technology services company, Aetna Inc., a health insurance and benefits provider, and Watchguard Technologies, Inc., an Internet security solutions company. She is a trustee of Marist College, Santa Clara University and the Institute for Advanced Catholic Studies and a director of the Pacific Council of International Policy. Mrs. Hancock has been President and Chief Operating Officer, Secretary and a member of our board of directors since August 2005 and Chief Financial Officer since April 2006. Following the merger, she will no longer be Chief Financial Officer or Secretary.

Harold L. Clark, Ed. D., Director. Since 1995, Dr. Clark has been a Principal of Global Capital Markets, Inc., a financial services organization. From 1999 to 2001, he was Chairman of Max Internet Communications, a video conferencing provider. From 1995 to 1998, he was Chairman of XCD Incorporated, a supplier of network and wireless connectivity solutions. From 1993 to 1995, Dr. Clark was President and Chief Executive Officer of Ameriquest Technologies, Inc., a computer products distributor and systems integrator. From 1990 to 1992, he was President of Everex Systems, Inc., a personal computer and peripheral manufacturing company. From 1984 to 1989, he was President of Ingram Micro Inc., a wholesale distributor of technology products and services. Prior to 1984, Dr. Clark held various computer technology management positions with Union Bank, Republic Corporation, a media conglomerate, Litton Industries, Inc., a defense contractor, and Boeing Company, an aerospace company. He is currently Chairman of OpenPro, Inc., an open-source enterprise resource planning software developer. Dr. Clark has been a member of our board of directors since November 2005.

166.

John P. Kensey, Director. Since 1988, Mr. Kensey has served as managing member of Avalon Capital, LLC, a consulting and investment research firm he founded. From 1982 to 1988, Mr. Kensey served as President and Chief Executive Officer of Paul-Munroe Hydraulics, Inc., a fluid power distribution and engineering company. From 1980 to 1997, Mr. Kensey served as Chairman of Be Slim Enterprises, Inc., a NutriSystem, Inc. franchisee. From 1978 to 1981, he served as President and Chief Executive Officer of Eaton Leonard Corporation, a tube bending and measuring equipment company. From 1975 to 1978, Mr. Kensey served as Vice President and General Manager and, from 1974 to 1975, as Vice President, Administration, of the Arrowhead Industrial Water Division of Coca-Cola Bottling Company of Los Angeles, a beverages manufacturing, bottling and distribution company. From 1973 to 1974, Mr. Kensey served as President and Chief Operating Officer, and, from 1972 to 1973, as Executive Vice President of Coast Catamaran Corporation, a sailboat manufacturing company. From 1966 to 1972, he served as a consultant at McKinsey & Company, Inc., a management consulting firm. From 1963 to 1966, he served as a Product Manager at Mattel, Inc., a children’s toy company. Mr. Kensey is a member of the board of directors of Sonic Desktop Software, Inc., an audio technology company. Mr. Kensey has been a member of our board of directors since October 2005.

Moshe I. Meidar, Director. Since 1975, Mr. Meidar has been Chairman and Chief Executive Officer of Maxcor, Inc., an acquisitions and operations management organization, and, since 2005, he has been Chief Executive Officer of MAG Industrial Automation Systems LLC, a metal-cutting machine tools manufacturing company. From 2001 to 2003, he was Chairman of Allied Office Products, Inc., an office products supplier. From 2001 to 2002, he was President and Chief Executive Officer of Peek Traffic Inc., a traffic management hardware and software solutions company. From 1994 to 1999, he served as Chairman and Chief Executive Officer of Acutus Gladwin Corporation, a steel mill design, engineering, manufacturing and maintenance company. From 1989 to 1994, Mr. Meidar served as an advisor to various companies, including, Essex Industries, Inc., a architectural hardware manufacturer, Ames Department Stores, Inc., a regional discount retailer, and Merrill Lynch Capital Partners, the merchant banking arm of Merrill Lynch & Co., Inc., a financial management and advisory company. From 1989 to 1991, he served as Chairman, President and Chief Executive Officer of Rickel Home Centers, Inc., a home improvement and hardware retailer. From 1985 to 1989, he served as President and Chief Executive Officer of Noblit Industries, Inc., a security and construction hardware company. From 1981 to 1984, he served as President and Chief Executive Officer of Prime Asset Management, Inc., a turnaround and restructuring services firm. From 1978 to 1980, Mr. Meidar served as President and Chief Executive Officer of Diacon, Inc., a medical industry hardware and software company. From 1975 to 1978, he served as President and Chief Executive Officer of W.A. Butler, Inc., a veterinary supply distribution company. From 1971 to 1975, he held various positions at I.U. International Corporation, a shipping, transportation, distribution and manufacturing conglomerate, most recently in the role of Executive Vice President of the Codesco Dental Supply division. Mr. Meidar has been a member of our board of directors since August 2005.

Executive Officers

Upon the completion of the merger, we expect the executive officers of the combined company who are not also directors of the company, to be as follows:

NAME	AGE	POSITION
Steve Wozniak	56	Executive Vice President and Chief Technical Officer
Paul A. Pittman	44	Chief Financial Officer
Shu Li, Ph.D.	48	Senior Vice President and Divisional Chief Executive Officer
Allen Grogan	53	Chief Legal Officer and Secretary

167.

Steve Wozniak, Executive Vice President and Chief Technical Officer. From 2002 until March 2006, Mr. Wozniak was the President and Chief Technology Officer of Wheels of Zeus, a global positioning system and wireless technology licensing company, which he co-founded. From 1985 to 1989, he served as President at CL9, a start-up company that he co-founded to design universal remote controls and other infrared devices. From 1976 to 1981 and from 1983 to 1985, Mr. Wozniak served as Vice President, Engineering at Apple Computer, Inc., which he co-founded. Mr. Wozniak has been Executive Vice President and Chief Technical Officer since August 2005 and was a member of our board of directors from August 2005 until November 2005.

Paul A. Pittman, Chief Financial Officer. From December 2004 to March 2006 Paul Pittman was a Partner and Head of Mergers & Acquisitions at ThinkEquity Partners LLC. From April 2000 to January 2003 he held various titles including President, CEO, COO and Director of Homesphere, Inc., and TheJobsite.com, which merged into Homesphere, an internet services and software provider for the homebuilding industry. From March 1997 to February 2000 Mr. Pittman was Head of Emerging Markets M&A at Merrill Lynch in London, where he was responsible for origination and execution of all M&A business in the region (Eastern Europe, the Middle East, the Former Soviet Union and Africa). Prior to Merrill Lynch, he was Director of M&A at Wasserstein Perella & Co. in New York and London. He began his career at Sullivan & Cromwell as an Associate in M&A. Paul graduated from the University of Illinois with a BS in Agriculture, received a Masters in Public Policy from Harvard University, and a JD with Honors from the University of Chicago Law School. Mr. Pittman will be Chief Financial Officer following the merger.

Shu Li, Ph.D., Senior Vice President and Divisional Chief Executive Officer. Dr. Li has served as President and as a director of Jazz since March 2002, and as Chief Executive Officer of Jazz since May 2002. Before joining Jazz, Dr. Li served as Senior Vice President of Platform Technologies, Quality and Supply Chain Management for Conexant Systems, Inc., which designs, develops and sells semiconductor system solutions for communications applications, from January 2000 to February 2002. While there, he directed Conexant’s fabless initiatives, as well as the development of a company-wide quality and supply chain management strategy. Dr. Li also led the effort to transition Jazz from a captive wafer manufacturing division of Conexant into an independent specialty semiconductor foundry. Before joining Conexant, Dr. Li held various positions with AlliedSignal/Honeywell, an international controls company, from January 1994 to December 1999, serving as Divisional Vice President and General Manager of Semiconductor Packaging, Divisional Vice President and General Manager of Commercial Spares and Logistics Services, Vice President of Operations, and Vice President of Engineering. Prior to joining AlliedSignal/Honeywell, Dr. Li also worked for Motorola, Inc., a provider of integrated communications and embedded electronic solutions for communications, networking, transportation, industrial, computing and portable energy systems markets, as Senior Operations Manager, Advanced Custom Technologies, and held senior level operations positions at Intel Corporation, the world’s largest semiconductor chip maker. In connection with Jazz’s investment in HHNEC, Dr. Li became a member of its board of directors. Dr. Li received his doctorate in operations research from Harvard University, earned his master’s degree in electrical engineering and computer sciences from the University of Illinois, and received his bachelor’s degree in electrical engineering in China.

Allen Grogan, Chief Legal Officer and Secretary. From 2000 until 2006, Mr. Grogan was Vice President Corporate Development, General Counsel and Secretary at Viacore, Inc., a provider of B2B supply chain solutions, where he managed and coordinated all of the company’s legal work as well as identified, evaluated and executed strategies to acquire technology and create value through alliances and partnerships. Viacore was acquired by IBM Corporation in 2006. From 1984 until 2000 Mr. Grogan was a Partner in the Los Angeles law firm Blanc Williams Johnston & Kronstadt, where as a business lawyer he represented a number of public and private companies and individuals in the computer, online and high technology industries. While in private practice, Mr. Grogan co-founded in 1984 The Computer and Internet Lawyer (originally entitled The Computer Lawyer), a monthly publication of Aspen Publishing Law & Business, served for fifteen years as its co-editor-in-chief, and continues to serve as a consulting editor. Mr. Grogan received an A.B. from Oberlin College with honors in psychology, an M.A. in communications management from the Annenberg School of Communications at the University of Southern California and a J.D. from the University of Southern California School of Law. Mr. Grogan will be Chief Legal Officer and Secretary following the merger.

168.

Special Advisors

Our special advisors have no formal rights (voting or otherwise) or duties as such and are not considered consultants or members of our management and, therefore, owe no fiduciary duty to us or our stockholders. We currently have two special advisors, whom we expect to remain as special advisors after the completion of the merger:

Robert H. Miles, Ph.D., Special Advisor. Since 1991, Dr. Miles has been President of Corporate Transformation Resources LLC, an executive leadership and corporate restructuring consulting firm, and, since 2001, he has been Executive Partner of Dissero Partners, LLC, a corporate restructuring consulting firm. From 1987 to 1993, he was University Distinguished Professor as well as Dean of the Faculty and the Isaac Stiles Hopkins Professor at the Goizueta Business School of Emory University. From 1978 to 1984, he was a Professor and Faculty Chairman of the Managing Organizational Effectiveness Program at Harvard Business School. From 1975 to 1978, he was a Professor at the Yale School Management. Dr. Miles is also Distinguished Scholar at the Georgia Institute of Technology.

George M. Scalise, Special Advisor. Since 1997, Mr. Scalise has been the President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers. From 1996 to 1997, Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. From 1991 to 1996, he served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation. From 1987 to 1991, he served as President and Chief Executive Officer of Maxtor Corporation, a hard drive manufacturer. Mr. Scalise is a director of Cadence Design Systems, Inc., a semiconductor electronic design automation and engineering services company, iSuppli Corporation, an electronics supply chain consulting company, and Intermolecular, Inc., a company specializing in nanotechnology solutions. He was formerly Chairman of the Board of the Federal Reserve Bank of San Francisco and currently serves on President George W. Bush’s Council of Advisors on Science and Technology.

We may identify, from time to time, additional individuals to serve as special advisors if those individuals possess a level of experience that we believe may be beneficial to us. We will not compensate individuals for their service as a special advisor, other than providing reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. In addition, to the extent that, following the merger, we need individuals with the skills and experience held by one of our special advisors, we may hire such individual as an employee.
169.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of December 13, 2006 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock(3)
Acquicor Management LLC(4)	4,997,071	14.5%
Gilbert F. Amelio, Ph.D.(5)	4,997,071	14.5%
Harold L. Clark, Ed.D	236,667	*
John P. Kensey	236,667	*
Moshe E. Meidar	236,667	*
All directors and executive officers as a group (6 individuals)	5,707,072	16.6%

*  Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is 4910 Birch St., Suite 102, Newport Beach, CA 92660.

(2)
This table is based upon information supplied to us by our officers, directors and principal stockholders and upon any Schedules 13D or 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3)	Applicable percentages are based on 34,457,072 shares outstanding on December 13, 2006.

(4)	Acquicor Management LLC is managed by Dr. Amelio, as the sole manager. As the sole manager, Dr. Amelio has sole voting and dispositive power over the shares held by Acquicor Management LLC.

(5)	Includes the shares held by Acquicor Management LLC. See footnote (2) above.

170.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Acquicor stockholders should be aware of the following potential conflicts of interest:

•
None of our current officers or directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among their various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the section entitled “Directors and Executive Officers of Acquicor Following the Merger.”

•
The personal and financial interests of our directors and officers may influence their motivation in completing the merger in a timely manner. These interests include, in the case of Dr. Clark and Messrs Kensey and Meidar, their direct ownership of shares of our common stock and, in the case of Dr. Amelio, Mrs. Hancock and Mr. Wozniak, their indirect ownership of the shares of our common stock held by Acquicor Management LLC, including the shares included in the units Acquicor Management LLC purchased in the private placement consummated on March 13, 2006, which shares are subject to a lock-up agreement restricting their sale until March 17, 2009, reimbursement of expenses incurred on our behalf prior to the merger that have not yet been reimbursed and their employment with us following the completion with the merger.

•
Acquicor Management LLC has only agreed to make office space and certain general and administrative services available to us without charge up until the time the merger (or other business combination) is consummated.

Our existing stockholders, which include our directors, officers and special advisors, have agreed to waive their rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to IPO, including those shares of common stock included in units purchased in the private placement consummated on March 13, 2006. Our existing stockholders will participate in any liquidation distribution with respect to any other shares of common stock acquired by them in connection with or following the IPO.

In addition, our existing stockholders have agreed to vote all of the shares of common stock owned by them immediately prior to the IPO, other than any shares included in the units purchased in the private placement, either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the IPO that are voted at the special meeting are voted on such proposal. Our existing stockholders have also agreed to vote any shares included in units purchased by them in the private placement or in connection with or following the IPO for the adoption of the merger proposal. As a result, our existing stockholders will not have any conversion rights with respect to such shares.

No compensation or fees of any kind, including finders and consulting fees, will be paid to any of our officers, directors, special advisors or stockholders, or any of their affiliates, for services rendered prior to or in connection with the merger. However, our officers, directors and special advisors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as participating in the IPO process, identifying potential target operating businesses and performing diligence on the merger and other suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceeded the available proceeds not deposited in the trust account, such out-of-pocket expenses would be reimbursed by us upon completion of the merger.

171.

In connection with our IPO, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $3.5 million, until the consummation of our initial business combination. Mr. Pittman, as a result of his former position as Partner and head of mergers and acquisitions at ThinkEquity Partners LLC, the lead underwriter of our IPO, will receive 30% ($414,000) of the deferred underwriting fee payable to ThinkEquity, which we expect to pay upon completion of the merger, and holds an option to purchase up to a total of 250,000 units. The units issuable upon exercise of this option are identical to those offered in our IPO except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the IPO). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and March 17, 2007 and expires on March 17, 2011. Mr. Pittman has served as a financial advisor to Acquicor in connection with the merger. As such, Acquicor has agreed to reimburse Mr. Pittman for any out-of-pocket expenses. In addition, Mr. Pittman will receive an additional success fee in the amount of $1.0 million, contingent upon successful completion of the merger. Mr. Pittman is also expected to receive a restricted stock grant of 51,993 shares of Acquicor common stock if the merger is successfully completed, subject to stockholder approval of the 2006 Equity Incentive Plan. This may influence Mr. Pittman’s motivation for promoting the merger and/or soliciting proxies in favor of the merger proposal.

Pursuant to a consulting agreement entered into on April 14, 2006 between Acquicor and Allen Grogan, Acquicor agreed to pay Mr. Grogan $8,000 per month in consulting fees until the merger closes, subject to a cap of $100,000, plus reimbursement for out-of-pocket expenses. An additional success fee in the amount of $100,000 will be payable to Mr. Grogan upon successful completion of this merger. Mr. Grogan is also expected to receive a restricted stock grant of 17,331 shares of Acquicor common stock if the merger is successfully completed, subject to stockholder approval of the 2006 Equity Incentive Plan. This may influence Mr. Grogan’s motivation for promoting the merger and/or soliciting proxies in favor of the merger proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, Acquicor’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and Acquicor. Specific due dates for those reports have been established, and Acquicor is required to report herein any failure to file such reports by those due dates. Based on Acquicor’s review of Forms 3, 4 and 5 filed by such persons, it believes that during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

172.

PRICE RANGE OF ACQUICOR SECURITIES AND DIVIDENDS

Price Range of Common Stock

Our units, which consist of one share of our common stock, par value $.0001 per share, and two warrants, each to purchase an additional share of our common stock, are listed on the American Stock Exchange under the symbol “AQR.U.” Our common stock is listed separately on the American Stock Exchange under the symbol “AQR” and commenced trading separately on April 4, 2006. Our warrants are listed separately on the American Stock Exchange under the symbol “AQR.WS” and commenced trading separately on April 4, 2006. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.00 commencing the later of the completion of a business combination or March 15, 2007. Our warrants will expire at 5:00 p.m., New York City time, on March 15, 2011, or earlier upon redemption.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low closing prices of Acquicor’s units, common stock and warrants, respectively, as reported on the American Stock Exchange.

Units

QUARTER ENDED	HIGH	LOW
Fourth Quarter (through December 13, 2006)	7.03	6.31
September 30, 2006	7.10	6.16
June 30, 2006 (commencing March 14, 2006)	7.72	6.21

Common Stock

QUARTER ENDED	HIGH	LOW
Fourth Quarter (through December 13, 2006)	5.69	5.43
September 30, 2006	5.59	5.35
June 30, 2006 (commencing April 4, 2006)	5.83	5.40

Warrants

QUARTER ENDED	HIGH	LOW
Fourth Quarter (through December 13, 2006)	0.74	0.47
September 30, 2006	0.72	0.41
June 30, 2006 (commencing April 4, 2006)	0.90	0.47

Holders of Acquicor common stock, warrants and units should obtain current market quotations for their securities. The market price of Acquicor common stock, warrants and units could vary at any time before the merger.

Holders

As of December 13, 2006, there were six holders of record of Acquicor units, five holders of record of Acquicor common stock and six holders of record of Acquicor warrants. Acquicor believes that the number of beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

Dividends

Acquicor has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the current intention of Acquicor’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

173.

APPRAISAL RIGHTS

Acquicor stockholders do not have appraisal rights in connection the merger under the DGCL.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements of Jazz Semiconductor, Inc. at December 31, 2004 and December 30, 2005, and for each of the three years in the period ended December 31, 2005, appearing in this proxy statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The financial statements of Acquicor at December 31, 2005 and the period from August 12, 2005 (inception) to December 31, 2005, included in this proxy statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

WHERE YOU CAN FIND MORE INFORMATION

Acquicor files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Acquicor with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information regarding Acquicor at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to Acquicor has been supplied by Acquicor, and all such information relating to Jazz has been supplied by Jazz. Information provided by one another does not constitute any representation, estimate or projection of the other.

Only one proxy statement is being delivered to multiple securityholders who share an address. However, if you would like an additional separate copy, please contact us at the address set forth below and an additional copy will be sent to you free of charge.

If you would like additional copies of this document or if you have questions about the merger, you should contact via phone or in writing:

Gilbert F. Amelio, Ph.D.
Chairman and Chief Executive Officer
4910 Birch St., Suite 102
Newport Beach, CA 92660
(949) 759-3434

STOCKHOLDER PROPOSALS

Regardless of whether the merger with Jazz is completed, the Acquicor 2007 annual meeting of stockholders will be held on or about [May __], 2007, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2007 annual meeting, you need to provide it to us by no later than [___], 2007.

174.

ACQUICOR TECHNOLOGY INC.
(a development stage company)
Index to Financial Statements

Page
Financial Statements
Report of independent registered public accounting firm	F-2
Balance sheet as of September 30, 2006 (unaudited) and December 31, 2005	F-3
Statement of operations for the nine months ended September 30, 2006 (unaudited), for the period from August 12, 2005 (date of inception) through December 31, 2005 and for the period from August 12, 2005 (date of inception) through September 30, 2006 (unaudited)
F-4
Statement of stockholder’s equity for the period from August 12, 2005 (date of inception) through September 30, 2006	F-5
Statement of cash flows for the nine months ended September 30, 2006 (unaudited), for the period from August 12, 2005 (date of inception) through December 31, 2005 and for the period from August 12, 2005 (date of inception) through September 30, 2006 (unaudited)
F-6
Notes to financial statements	F-7
Jazz Semiconductor, Inc.
Index to Consolidated Financial Statements

Page
Financial Statements
Report of independent registered public accounting firm	F-14
Consolidated balance sheets as of December 31, 2004, December 30, 2005 and September 29, 2006 (unaudited)	F-15
Consolidated statements of operations for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine month periods ended September 30, 2005 (unaudited) and September 29, 2006 (unaudited)
F-16
Consolidated statements of stockholders’ equity for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine months ended September 29, 2006 (unaudited)	F-17
Consolidated statements of cash flows for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine month periods ended September 30, 2005 (unaudited) and September 29, 2006 (unaudited)
F-18
Notes to consolidated financial statements	F-19

F-1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Acquicor Technology Inc.

We have audited the accompanying balance sheet of Acquicor Technology Inc. (a development stage company) as of December 31, 2005 and the related statements of operations, stockholder’s equity and cash flows for the period from August 12, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acquicor Technology Inc. as of December 31, 2005 and the results of its operations and its cash flows for the period from August 12, 2005 (date of inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes A and D, the Company received approximately $165 million of net proceeds from its initial public offering of units.

BDO Seidman, LLP
New York, New York
March 15, 2006 (except as to Notes A and D, which are as of March 21, 2006, and Note K, which is as of September 26, 2006)

F-2.

ACQUICOR TECHNOLOGY INC.
(a development stage company)

Balance Sheets

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$716,240	$76,523
Cash and cash equivalents held in Trust Account (Note J)	166,644,358	—
Accrued interest receivable in Trust Account (Note J)	461,795	—
Prepaid insurance	88,989	—
Deferred offering costs (Note E)	—	416,616
Total current assets	167,911,382	493,139
Deferred acquisition costs (Note K)	1,287,581	—
Total assets	$169,198,963	$493,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	134,565	6,099
Accrued acquisition costs (Note K)	1,179,135	—
Accrued offering costs	199,198	193,313
Deferred underwriting fees (Note E)	3,450,000	—
Income tax payable	168,690	—
Note payable to a stockholder (Note F)	—	275,000
Total current liabilities	5,131,588	474,412

Common stock, subject to possible conversion, 5,749,999 shares at conversion value (Note A)	33,389,232	—
Contingency (Note G)
STOCKHOLDERS’ EQUITY (Notes D, H and I)
Preferred stock — $0.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock — $0.0001 par value; 100,000,000 shares authorized; 34,457,072 shares (including 5,749,999 shares subject to possible conversion) and 5,373,738 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	3,446	537
Additional paid-in capital	128,092,504	24,463
Retained earnings (deficit) accumulated during the development stage	2,582,193	(6,273)
Total stockholders’ equity	130,678,143	18,727
Total liabilities and stockholders’ equity	$169,198,963	$493,139

See notes to financial statements

F-3.

ACQUICOR TECHNOLOGY INC.
(a development stage company)

Statements of Operations

	Nine months ended September 30, 2006	August 12, 2005 (date of inception) through December 31, 2005	August 12, 2005 (date of inception) through September 30, 2006
	(unaudited)		(unaudited)
Operating expenses:
Formation, general and administrative	$245,965	$2,885	$248,820
Consulting	126,475	—	126,475
Insurance	50,297	—	50,297
Total operating expenses	422,737	2,885	425,592

Other income (expense)
Interest income (Note J)	3,184,273	—	3,184,273
Interest expense on note payable	(1,980)	(3,418)	(5,398)
Total other income	3,182,293	(3,418)	3,178,875
Net income before provision for income taxes	2,759,556	(6,273)	2,753,283
Provision for income taxes-federal	171,090	—	171,090
Net income for the period	$2,588,466	$(6,273)	$2,582,193
Accretion of Trust Account relating to common stock subject to possible conversion (Note A)	(527,636)	—	(527,636)
Net income attributable to other common stockholders	$2,060,830	$(6,273)	$2,054,557
Weighted average common shares outstanding subject to possible conversion (basic and diluted)	4,159,340	—
Basic and diluted net income per share subject to possible conversion	$0.13	—
Weighted average number of shares outstanding (basic and diluted)	22,257,744	5,373,738
Basic and diluted net income per share	$0.09	$0.00

See notes to financial statements

F-4.

ACQUICOR TECHNOLOGY INC.
(a development stage company)

Statement of Stockholders’ Equity

	Common Stock		Additional paid-in capital	Retained earnings accumulated during the development stage	Total
	Shares	Amount
Balance — August 12, 2005 (date of inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder	5,373,738	537	24,463	—	25,000
Net loss for the period	—	—	—	(6,273)	(6,273)
Balance — December 31, 2005	5,373,738	$537	$24,463	$(6,273)	$18,727
Sale of 28,750,000 units and representative’s option, net of underwriters’ discount and offering costs	28,750,000	2,875	159,616,776	—	159,619,651
Proceeds from private placement of 333,334 units	333,334	34	1,999,970	—	2,000,004
Net proceeds subject to possible conversion of 5,749,999 shares	—	—	(32,861,595)	—	(32,861,595)
Accretion of Trust Account relating to common stock subject to possible conversion (unaudited)	—	—	(527,636)	—	(527,636)
Reimbursement of additional offering expenses (unaudited)			225,000		225,000
Additional offering expenses (unaudited)	—	—	(384,474)	—	(384,474)
Net income for the period (unaudited)	—	—	—	2,588,466	2,588,466
Balance — September 30, 2006 (unaudited)	34,457,072	$3,446	$129,092,504	$2,582,193	$130,678,143

See notes to financial statements

F-5.

ACQUICOR TECHNOLOGY INC.
(a development stage company)

Statements of Cash Flows

	Nine months ended September 30, 2006	August 12, 2005 (date of inception) through December 31, 2005	August 12, 2005 (date of inception) through September 30, 2006
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income for the period	$2,588,466	$(6,273)	$2,582,193
Adjustments to reconcile net income for the period to net cash used in operating activities:
Changes in assets and liabilities:
Accrued interest receivable in Trust Account	(461,795)	—	(461,795)
Prepaid insurance	(88,989)	—	(88,989)
Accrued expenses	8,128	6,099	14,227
Accrued offering costs	(20,635)	—	(20,635)
Income tax payable	168,690	—	168,690
Net cash used in operating activities	2,193,866	(174)	2,193,692
Cash flows from investing activities:
Cash and cash equivalents held in Trust Account	(166,644,358)	—	(166,644,358)
Accrued acquisition costs, net	(108,446)	—	(108,446)
Net cash used in investing activities	(166,752,804)	—	(166,752,804)
Cash flows from financing activities:
Proceeds from offering, net	165,248,656	(223,303)	165,025,352
Proceeds from note payable to stockholder	—	275,000	275,000
Repayment of note payable to stockholder	(275,000)	—	(275,000)
Proceeds from issuance of common stock to initial stockholder	—	25,000	25,000
Reimbursement of additional offering expenses	225,000	—	225,000
Deferred offering costs paid	—	—	—
Net cash provided by financing activities	165,198,656	76,697	165,275,352
Net increase in cash and cash equivalents	639,718	76,523	716,240
Cash and cash equivalents — beginning of period	76,523	—	—
Cash and cash equivalents — end of period	$716,240	$76,523	$716,240
Supplemental disclosure of interest and taxes paid and non-cash investing and financing activities:
Interest paid	$5,398	$—	$5,398
Taxes paid	2,400	—	2,400
Accrued offering costs	199,198	193,313	199,198
Accrued acquisition costs	1,179,135	—	1,179,135
Fair value of underwriter purchase option included in offering costs	4,974,580	—	4,974,580
Deferred underwriting fees	3,450,000	—	3,450,000
Accretion of trust fund relating to common stock subject to possible conversion	527,636	—	527,636

See notes to financial statements

F-6.

ACQUICOR TECHNOLOGY INC.
(a development stage company)

Notes to Unaudited Financial Statements
September 30, 2006

NOTE A — ORGANIZATION AND BUSINESS OPERATIONS

Acquicor Technology Inc. (the “Company”) was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering was declared effective on March 13, 2006. On March 13, 2006, the Company consummated a private placement of 333,334 units (the “Private Placement”) for an aggregate purchase price of approximately $2 million. On March 17, 2006, the Company consummated the public offering of 25,000,000 units (the “Public Offering”) for net proceeds of approximately $142 million. On March 21, 2006, the Company consummated the exercise of the over-allotment option of 3,750,000 units (as defined in Note D) (the “Over-Allotment Offering,” and together with the Public Offering, the “Offering”) for net proceeds of approximately $21 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more domestic and/or foreign operating businesses in the technology, multimedia and networking industries (“Business Combination”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Private Placement and the Offering, approximately $164.3 million (including approximately $3.5 million of underwriters fees which have been deferred by the underwriters as described in Note D) was placed in a trust account (“Trust Account”) and will be invested in money market funds meeting conditions of the Investment Company Act of 1940 or securities issued or guaranteed by the U.S. government until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the distribution of the Trust Account as described below; provided, however, that up to $750,000 of the interest earned on the Trust Account (net of taxes payable on such interest) may be released to the Company to cover its operating expenses. The remaining proceeds and up to $750,000 of interest earned on the Trust Account (net of taxes payable on such interest) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering, including up to 333,334 shares included in the units purchased by the Company’s existing stockholders in the Private Placement) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Company’s existing stockholders prior to the consummation of the Offering. In this respect, $33,389,232 (including $527,636 of accretion due to interest earned on the Trust Account, net of taxes payable on the income of the funds in the Trust Account) has been classified as common stock subject to possible conversion at September 30, 2006. Voting against the Business Combination alone will not result in an election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. The Company’s existing stockholders prior to the Offering have agreed to vote all of the shares of common stock held by them immediately before the Private Placement and the Offering either for or against a business combination in the same manner that the majority of the shares of common stock are voted by all of the public stockholders of the Company with respect to the Business Combination. In addition, the existing stockholders and the Company’s directors, officers and special advisors have agreed to vote any shares acquired by them in the Private Placement or in connection with or following the Offering in favor of the Business Combination.

F-7.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the Company will be required to commence proceedings to dissolve, liquidate and distribute its remaining assets, including proceeds held in the Trust Account, to its public stockholders, excluding the existing stockholders to the extent of their initial stock holdings and the 333,334 shares included in the units purchased by them in the Private Placement. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the units issued and sold in the Offering discussed in Note D).

On September 26, 2006, the Company entered into a definitive agreement for an initial Business Combination with Jazz Semiconductor, Inc. (“Jazz”) (See Note K) and intends to submit the Business Combination for stockholder approval. On September 21, 2006, the Company formed a wholly-owned subsidiary in Delaware, Joy Acquisition Corp., solely for the purpose of acquiring Jazz. As constituted, the subsidiary currently does not have any assets or operations. This Business Combination will not be completed unless more than 50% of the Public Stockholders vote in favor of the transaction. In the event that Public Stockholders holding 20% or more of the aggregate number of shares owned by all Public Stockholders seek conversion of their shares in the event of a Business Combination, the Business Combination will not be consummated.

NOTE B - BASIS OF PRESENTATION

The accompanying financial statements include all of the accounts of Acquicor Technology, Inc. The balance sheet as of September 30, 2006, the statements of operations for the nine months ended September 30, 2006, and for the period from inception, August 12, 2005, through September 30, 2006 and the statements of cash flows for the nine months ended September 30, 2006 and for the period from inception, August 12, 2005, through September 30, 2006 have been prepared by the Company, without audit and in accordance with Regulation S-X. In the opinion of the Company’s management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2006, and for the period from inception, August 12, 2005, through September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

[2]	Income per common share:

Basic net income per share is calculated by dividing net income attributable to (1) common stockholders and (2) common stockholders subject to possible conversion by their weighted average number of common shares outstanding during the period. Calculation of the weighted average common shares outstanding during the period is comprised of 5,373,738 initial shares outstanding throughout the period from January 1 to September 30, 2006 and an additional 29,083,334 shares (including 5,749,999 shares subject to possible conversion) outstanding after the effective date of the Offering in March 2006. No effect has been given to potential issuances of common stock from the Warrants or the Purchase Option (both as defined in Note D) in the diluted computation, as the effect would not be dilutive.

F-8.

[3]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[4]	Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. There were no deferred taxes at September 30, 2006.

The effective tax rate differs from the statutory rate of 34% due to the exemption of certain interest income from federal, state and local taxes.

[5]	Recently issued accounting standards:

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE D — OFFERING

In the Public Offering, effective March 17, 2006, the Company sold 25,000,000 units. In the Over-Allotment Offering, effective March 21, 2006, the Company sold 3,750,000 units. The underwriters were paid fees equal to 5% of the gross proceeds of the Offering, or $8,625,000 and have agreed to defer an additional $3,450,000 (the “Deferred Fees”) of their underwriting fees until the consummation of a Business Combination. Upon the consummation of a Business Combination, the Company will pay such Deferred Fees out of the proceeds of the Offering held in the Trust Account. The underwriters will not be entitled to any interest accrued on the Deferred Fees. The underwriters have agreed to forfeit any rights to, or claims against, such proceeds if the Company does not successfully complete a business combination.

Each unit sold in the Offering consists of one share of the Company’s common stock, $0.0001 par value, and two redeemable common stock purchase warrants (each a “Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the date of the final prospectus for the Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and expiring five years from the date of the prospectus. The Warrants, including outstanding Warrants issuable upon exercise of the purchase option sold to ThinkEquity Partners LLC discussed below, will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. Upon a redemption, the existing stockholders will have the right to exercise the Warrants included in the 333,334 units purchased in the Private Placement on a cashless basis. The Company does not need the consent of the underwriters in order to redeem the outstanding Warrants.

The Company also sold to ThinkEquity Partners LLC, the representative of the underwriters, for $100, an option (the “Purchase Option”) to purchase up to a total of 1,250,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, exercisable on the later of the consummation of the business combination and one year after the date of the final prospectus for the Offering and expiring five years after the date of the final prospectus for the Offering. The warrants underlying such units will have terms that are identical to those being issued in the Offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The Company accounted for the fair value of the Purchase Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. There was no net impact on the Company’s financial position or results of operations, except for recording the receipt of the $100 proceeds at the time of the sale of the Purchase Option. The Company estimated that the fair value of the Purchase Option was approximately $4,974,580 using the Black-Scholes option-pricing model. The fair value of the Purchase Option granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 86.4%, (2) a risk-free interest rate of 4.13% and (3) a contractual life of 5 years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by averaging five-year historical stock prices for a representative sample of 34 companies in the technology, multimedia and networking sectors with market capitalization between $100 million and $500 million, which management believes is a reasonable benchmark to use in estimating the expected volatility of the units after the consummation of a business combination. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and the Company liquidates, the Purchase Option will become worthless. In addition, the Purchase Option provides for registration rights that will permit the holder of the Purchase Option to demand that a registration statement be filed with respect to all or any part of the securities underlying the Purchase Option within five years of the completion of the Offering. Further, the holders of the Purchase Option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the Offering.

F-9.

NOTE E - DEFERRED OFFERING COSTS

The Company incurred approximately $417,000 in offering expenses as of December 31, 2005 which were charged to additional paid-in capital upon consummation of the Offering in March 2006. The Company has also charged to additional paid-in capital $3,450,000 related to a deferred underwriting fee that will be paid upon the consummation of a business combination. See Note D, “Offering.”

NOTE F — RELATED PARTY TRANSACTIONS

[1]	Note payable to a stockholder:

The Company issued a $275,000 unsecured promissory note to a stockholder, Acquicor Management LLC, on August 26, 2005. The note bore interest at a rate of 3.6% per annum and on March 13, 2006, the Company repaid the note and accrued interest thereon with a portion of the proceeds from the Private Placement. For the period from August 26, 2005 to March 13, 2006, the Company incurred $5,398 of interest expense on the note.

[2]	Office space and administrative support:

Acquicor Management LLC has agreed to provide the Company with office space, utilities and secretarial support without charge until the Company consummates a business combination.

NOTE G — ROADSHOW POSTING CONTINGENCY AND REIMBURSEMENT OF OFFERING EXPENSES

The Company’s roadshow presentation was posted on NetRoadshow.com and RetailRoadshow.com, two Internet web sites, between January 19, 2006 and February 4, 2006 (the “Roadshow Posting”). Because the Company is deemed to be a ‘shell company’ under the rules of the Securities Act of 1933, as amended (the “Securities Act”), the Company was not eligible to use provisions of these rules that permit Internet posting of roadshow presentations. If a court were to conclude that the Roadshow Posting constitutes a violation of Section 5 of the Securities Act, the Company could be required to repurchase the shares sold to purchasers in the Offering at the original purchase price, plus statutory interest from the date of purchase, for claims brought during the one year period following the date of the violation. In that event, the Company would likely be forced to use funds available in the Trust Account to repurchase shares, which would reduce the amount available to the Company to complete a business combination and, if the Company does not complete a business combination within the prescribed time period, the amount available to the Company’s public stockholders upon liquidation. In any case, the Company may not have sufficient funds to repurchase all of the shares sold in the Offering. Management believes that it is not probable that a stockholder will assert a claim for rescission or that any such claim, if asserted, would be successful. Furthermore, the Company has no intention to make any rescission offer to the purchasers in the Offering.

F-10.

On May 4, 2006, the Company released all claims against the underwriters in the Offering related to the Roadshow Posting. In connection with the release, the Company received a $225,000 cash payment to offset certain additional offering costs incurred by the Company due to the Roadshow Posting; such costs had previously been charged to additional paid-in capital at the date of the original public offering.

NOTE H — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE I — COMMON STOCK

On January 19, 2006, the Company effected a 4,333,334 for 6,250,000 reverse stock split of its common stock. Following this reverse stock split, there were 4,333,334 shares of common stock outstanding. Additionally, on January 19, 2006, the Company reduced the number of authorized shares of common stock from 100,000,000 to 70,000,000. On February 21, 2006, the Company effected a 5,373,738 for 4,333,334 forward stock split of its common stock. Following this stock split (and prior to the Private Placement and the Offering), there were 5,373,738 shares of common stock outstanding. Further, on February 21, 2006, the Company increased the number of authorized shares of common stock to 100,000,000. All references in the accompanying financial statements to the number of shares of common stock and income per share have been retroactively restated to reflect these transactions.

NOTE J - INCOME AVAILABLE FOR OPERATING EXPENSES

Interest earned on the funds in the Trust Account is generally not available to fund the Company’s operations and will continue to be held in the Trust Account until the consummation of the Business Combination or will be released to investors upon exercise of their conversion rights or upon liquidation. In accordance with the Trust Agreement between the Company and Continental Stock Transfer & Trust Company (“Continental”), Continental may release to the Company (i) any amount required to pay income taxes relating to the property in the Trust Account and (ii) up to $750,000 of the interest earned on the Trust Account (net of taxes payable on such interest), provided that only up to $375,000 of such interest may be released in any fiscal quarter. As of September 30, 2006, $375,000 of interest previously earned on the trust account had been released to us and there was approximately $2,629,459 of interest received and receivable remaining in the trust account that was not available to be released to us.

NOTE K - PROPOSED MERGER

On September 26, 2006, the Company and its wholly-owned subsidiary, Joy Acquisition Corp., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jazz Semiconductor and TC Group, L.L.C., as stockholders’ representative, pursuant to which Merger Sub will merge with and into Jazz (the “Merger”). Based in Newport Beach, California, Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. At the effective time of the Merger, Jazz will be the surviving corporation and will become a wholly-owned subsidiary of the Company.

In connection with the Merger, on September 26, 2006, the Company received a commitment letter from Wachovia Capital Finance Corporation (Western) and Wachovia Capital Markets, LLC (collectively, “Wachovia”) with respect to a three-year senior secured revolving credit facility in the amount of $65 million, subject to borrowing base restrictions and other terms and conditions described in the commitment letter. As consideration for the commitment letter, the Company has agreed to pay Wachovia expense reimbursement deposits of $150,000 upon the negotiation of the initial draft loan documentation. In addition, if the revolving credit facility has not closed by March 31, 2007 (other than as a result of a failure by Wachovia to perform its duties under the commitment letter), the Company has agreed to pay Wachovia a fee of $150,000 (less any amounts in the expense reimbursement deposits not used for expenses incurred).

F-11.

The Merger is subject to obtaining the required approval of the Company’s stockholders and the satisfaction of certain other conditions, as discussed in greater detail in the Merger Agreement. The total merger consideration to be paid is approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments and subject to reduction by the amount of certain transaction expenses incurred by Jazz in connection with the Merger and its terminated initial public offering. The Company expects to finance the merger consideration and its transaction costs, approximately $3.5 million of deferred underwriting fees from the Public Offering and payments to the Company’s stockholders who exercise conversion rights, and to fund its operations after the Merger through a combination of the funds held in the trust account and third party financing (see Note L).

As of September 26, 2006, the Company had incurred and deferred approximately $1,288,000 of acquisition costs, of which approximately $1,179,000 were unpaid.

NOTE L - SUBSEQUENT EVENTS (UNAUDITED)

On November 9, 2006, the Company entered into a warrant clarification agreement with Continental to clarify and confirm the terms of the Warrant Agreement, dated as of March 15, 2006, between the Company and Continental (the “Warrant Agreement”). The warrant clarification agreement clarified, consistent with the terms of the Warrant Agreement and the disclosure contained in the prospectus dated March 15, 2006 (the “Prospectus”) filed by the Company with the Securities Exchange Commission (the “SEC”) in connection with the Offering, that if the Company is unable to deliver securities pursuant to the exercise of a Warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the common stock is not effective, then in no event would the Company be obligated to pay cash or other consideration to the holders of Warrants or otherwise “net-cash settle” any Warrant exercise and that accordingly the Warrants may expire or be redeemed unexercised and be deprived of any value.

On November 15, 2006, the Company entered into a similar unit purchase option clarification agreement with the holders of the Purchase Options. The agreement clarifies that if the Company is unable to deliver securities pursuant to the exercise of Purchase Options or the underlying Warrants because a registration statement under the Securities Act of 1933, as amended, with respect to the securities to be issued upon exercise is not effective, then in no event would the Company be obligated to pay cash or other consideration to the holders or otherwise “net-cash settle” any Purchase Option or Warrant exercise and that accordingly the Purchase Options may expire, and the underlying Warrants may expire or be redeemed, unexercised and may be deprived of any value.

On December 19, 2006, the Company completed the private placement of $145.0 million principal amount 8% of convertible senior notes due 2011 (the “Convertible Senior Notes”). The gross proceeds from the Convertible Senior Notes were placed in escrow pending completion of the Merger. If the conditions to the release of the escrowed proceeds from the Convertible Senior Notes, including stockholder approval of the merger proposal and the authorized share proposal, are met, then the Convertible Senior Notes will accrue interest at 8% per annum. If the conditions to the release are not met, then the Company would be required to obtain additional financing, which could include borrowings under a $65 million senior secured revolving credit facility for which the Company has received a commitment letter from Wachovia and up to $80 million of financing provided by the current stockholders of Jazz, subject to the terms and conditions set forth in the Merger Agreement. The stockholder financing would be available solely if available third party financing is greater than $35 million but insufficient to finance the Merger.

The Convertible Senior Notes were issued pursuant to an Indenture, dated December 19, 2006, among the Company and U.S. Bank National Association, as trustee. Pending the completion of the Merger, the gross proceeds from the sale of the Convertible Senior Notes, were placed in an escrow account and will only be invested in specified securities such as a money market fund meeting the criterion of Rule 2a-7 under the Investment Company Act of 1940, as amended, or in securities that are direct obligations of, or obligations guaranteed as to principal and interest by, the United States.

If the merger proposal and the authorized share proposal are approved prior to May 31, 2007, the funds placed in escrow will be released to the Company immediately prior to the completion of the Merger, less an amount equal to $5.1 million payable to the initial purchasers of the Convertible Senior Notes. Prior to the completion of the Merger, the Convertible Senior Notes will be the Company’s senior obligations secured by a first priority security interest in the escrow account. After the completion of the Merger, the Convertible Senior Notes will be the Company’s senior unsecured obligations and all of the Company’s existing and future domestic subsidiaries will unconditionally guarantee on a joint and several basis the Company’s obligations under the Convertible Senior Notes. If the merger proposal or the authorized share proposal is rejected by the stockholders or not approved by the stockholders on or before May 31, 2007, then the Company will be required to redeem the Convertible Senior Notes at 100% of the principal amount plus any interest income earned on the funds in the escrow account.

F-12.

Unless the Convertible Senior Notes are redeemed as a result of the merger proposal or the authorized share proposal not being approved, the Convertible Senior Notes will bear interest from the date of issuance at a rate of 8% per annum payable semi-annually on each June 30 and December 31, beginning on June 30, 2007. The Company may redeem the Convertible Senior Notes on or after December 31, 2009 at the following redemption prices, plus accrued and unpaid interest to the redemption date:

Period	Redemption Price
Beginning on December 31, 2009 through December 30, 2010	102%
Beginning on December 31, 2010 and thereafter	100%

At any time after the completion of the Merger and prior to the maturity of the Convertible Senior Notes, unless the Convertible Senior Notes have previously been redeemed or repurchased by the Company, the Convertible Senior Notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 136.426 shares per $1,000 principal amount of Convertible Senior Notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $7.33 per share. Upon conversion, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock to satisfy its conversion obligation. If the Company elects to deliver cash or a combination of cash and common stock to satisfy its conversion obligation, the amount of such cash and common stock, if any, will be based on the trading price of the Company’s common stock during the 20 consecutive trading days beginning on the third trading day after proper delivery of a conversion notice.

Upon the occurrence of certain specified fundamental changes, the holders of the Convertible Senior Notes will have the right, subject to various conditions and restrictions, to require the Company to repurchase the Convertible Senior Notes, in whole or in part, at par plus accrued and unpaid interest to, but not including, the repurchase date. In addition, if the Company undergoes certain fundamental changes prior to December 31, 2009, it will pay a make whole premium on Convertible Senior Notes converted in connection with such fundamental change by issuing additional shares of common stock upon conversion of the Convertible Senior Notes.

If an event of default on the Convertible Senior Notes occurs, the principal amount of the Convertible Senior Notes, plus accrued and unpaid interest (including additional interest, if any), may be declared immediately due and payable, subject to certain conditions set forth in the Indenture.

In connection with the sale of the Convertible Senior Notes, the Company agreed to file with the SEC a shelf registration statement with respect to the resale of the Convertible Senior Notes and the sale of the shares of common stock issuable upon conversion of the Convertible Senior Notes within 90 calendar days of an affirmative stockholder vote on the merger proposal and the authorized share proposal. The Company also agreed to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 180 calendar days of such affirmative stockholder vote. In the event that the Company fails to satisfy certain of its registration obligations, it will be required to pay additional interest to the holders of the Convertible Senior Notes.

F-13.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Jazz Semiconductor, Inc.

We have audited the accompanying consolidated balance sheets of Jazz Semiconductor, Inc. as of December 31, 2004 and December 30, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jazz Semiconductor, Inc. at December 31, 2004 and December 30, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Orange County, California
February 10, 2006

F-14.

JAZZ SEMICONDUCTOR, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except For Par Values)

	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited see Note 1)
Assets
Current assets:
Cash and cash equivalents	$5,877	$4,372	$5,035
Short-term investments	50,622	23,850	27,481
Restricted cash	—	720	473
Receivables from related parties, net of allowance for doubtful accounts of $257, zero and $61 (unaudited) at December 31, 2004, December 30, 2005 and September 29, 2006, respectively	5,336	11,033	10,263
Receivables, net of allowance for doubtful accounts of $905, $697 and $1,117 (unaudited) at December 31, 2004, December 30, 2005 and September 29, 2006, respectively	19,008	23,687	34,049
Inventories	21,310	17,806	22,129
Other current assets	3,482	2,518	4,277
Total current assets	105,635	83,986	103,707
Property, plant and equipment, net	61,839	65,249	69,395
Investments	11,422	10,840	10,065
Restricted cash	2,228	2,881	2,681
Other assets	3,471	5,801	7,487
Total assets	$184,595	$168,757	$193,335
Liabilities and stockholders’ equity
Current liabilities:
Payables to related parties	$773	$—	$—
Accounts payable	13,143	15,516	28,758
Accrued compensation, benefits and other	4,930	4,437	3,493
Deferred revenues	4,704	1,421	9,042
Other current liabilities	16,865	14,026	18,325
Total current liabilities	40,415	35,400	59,618
Deferred revenues—wafer credits	11,928	11,533	11,266
Stock appreciation rights, net	1,396	745	36
Pension and retirement medical plan obligations	9,868	11,394	12,030
Other long term liabilities	1,500	1,500	1,250
Total liabilities	65,107	60,572	84,200
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value
Authorized shares—200,000
Issued and outstanding shares—112,982 at December 31, 2004 and December 30, 2005, and September 29, 2006 (unaudited)	113	113	113
Liquidation preference—$142,099, $156,309 and $168,033 (unaudited) at December 31, 2004 and December 30, 2005 and September 29, 2006, respectively
Common stock, $.001 par value
Authorized shares—255,000
Issued and outstanding shares—4,769, 4,805 and 12,339 (unaudited) at December 31, 2004 and December 30, 2005 and September 29, 2006, respectively	5	5	12
Additional paid in capital	145,976	145,857	162,259
Deferred stock compensation	(1,800)	(839)	(413)
Accumulated other comprehensive loss	—	(632)	(625)
Accumulated deficit	(24,806)	(36,319)	(52,211)
Total stockholders’ equity	119,488	108,185	109,135
Total liabilities and stockholders’ equity	$184,595	$168,757	$193,335

See accompanying notes.

F-15.

JAZZ SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except For Per Share Amounts)

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited see Note 1)
Revenues from related parties(1)	$169,671	$66,834	$60,821	$45,411	$28,571
Revenues from non-related parties	15,514	152,701	138,209	98,309	127,827
Net revenues	185,185	219,535	199,030	143,720	156,398
Cost of revenues(2)	160,649	175,346	174,294	130,438	142,231
Gross profit	24,536	44,189	24,736	13,282	14,167
Operating expenses:
Research and development(2)	22,815	18,691	19,707	15,019	15,004
Selling, general and administrative(2)	16,410	21,573	14,956	10,942	14,324
Amortization of intangible assets	741	869	836	590	740
Impairment of intangible assets	—	—	1,642	1,642	—
Loss on disposal of equipment	751	—	—	—	—
Total operating expenses	40,717	41,133	37,141	28,193	30,068
Operating income (loss)	(16,181)	3,056	(12,405)	(14,911)	(15,901)
Interest income, net	513	786	1,315	1,001	807
Gain (loss) on investments	9,682	(5,784)	(583)	(790)	(774)
Other income	—	18	206	204	30
Loss before income taxes	(5,986)	(1,924)	(11,467)	(14,496)	(15,838)
Income tax provision	12	2,348	46	19	54
Net loss	(5,998)	(4,272)	(11,513)	(14,515)	(15,892)
Preferred stock dividends	(11,708)	(13,074)	(14,210)	(10,657)	(11,723)
Net loss attributable to common stockholders	$(17,706)	$(17,346)	$(25,723)	$(25,172)	$(27,615)

(1)
Prior to December 26, 2003, the Company categorized Skyworks and Mindspeed as related parties because they were part of Conexant at the time of the Company’s formation and, in connection with their separation from Conexant, the Company was contractually obligated under its supply agreement with Conexant to provide them with the same terms as Conexant under Conexant’s wafer supply agreement. During 2003, the Company amended its respective wafer supply agreements with Skyworks and Mindspeed. Beginning in 2004, the Company no longer considered Skyworks or Mindspeed to be a related party because the terms of the amendments to the respective wafer supply agreements were negotiated independently on an arm’s length basis.

(2)	Includes stock-based compensation expense as follows:

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Cost of revenues	$2,298	$(522)	$164	$53	$(134)
Research and development	4,243	(1,836)	(169)	(222)	(55)
Selling, general and administrative	3,237	(1,469)	(54)	(172)	(166)

The amounts of stock-based compensation expense included in the nine months ended September 29, 2006 reflect the adoption of SFAS 123R. In accordance with the prospective transition method, the Company’s consolidated statements of operations for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

See accompanying notes.

F-16.

JAZZ SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

	Preferred Stock		Common Stock		Additional paid in	Notes Receivable from	Deferred stock	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	capital	stockholders	compensation	income (loss)	deficit	equity
Balance at December 27, 2002	113,072	$113	2,373	$2	$142,692	$(30,200)	$(83)	$(160)	$(14,536)	$97,828
Repayment of notes	—	—	—	—	30,200	—	—	—	—	30,200
Exercise of employee stock options and stock awards	—	—	1,827	2	365	—	—	—	—	367
Deferred stock compensation	—	—	—	—	2,406	—	(2,406)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	141	—	—	141
Comprehensive income (loss):
Minimum pension liability	—	—	—	—	—	—	—	160	—	160
Net loss	—	—	—	—	—	—	—	—	(5,998)	(5,998)
Total comprehensive loss										(5,838)
Balance at December 26, 2003	113,072	113	4,200	4	145,463	—	(2,348)	—	(20,534)	122,698
Exercise of employee stock options and stock awards	—	—	367	1	566	—	—	—	—	567
Repurchase of common stock	—	—	(98)	—	(159)	—	—	—	—	(159)
Conversion of preferred stock to common stock	(90)	—	90	—	—	—	—	—	—	—
Common stock issued to a consultant	—	—	210	—	735	—	—	—	—	735
Common stock subject to repurchase	—	—	—	—	(810)	—	—	—	—	(810)
Deferred stock compensation	—	—	—	—	181	—	(181)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	729	—	—	729
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(4,272)	(4,272)
Balance at December 31, 2004	112,982	113	4,769	5	145,976	—	(1,800)	—	(24,806)	119,488
Exercise of employee stock options and stock awards	—	—	121	—	94	—	—	—	—	94
Repurchase of common stock	—	—	(85)	—	(55)	—	—	—	—	(55)
Common stock subject to Repurchase	—	—	—	—	317	—	—	—	—	317
Deferred stock compensation reversal for cancellations	—	—	—	—	(475)	—	475	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	486	—	—	486
Comprehensive income (loss):
Minimum pension liability	—	—	—	—	—	—	—	(669)	—	(669)
Foreign currency translation adjustment	—	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	—	—	—	(11,513)	(11,513)
Total comprehensive loss	—	—	—	—	—	—	—	—	—	(12,145)
Balance at December 30, 2005	112,982	113	4,805	5	145,857	—	(839)	(632)	(36,319)	108,185
Exercise of employee stock options and awards (unaudited)	—	—	17	—	3	—	—	—	—	3
Repurchase of common stock (unaudited)	—	—	(67)	—	(77)	—	—	—	—	(77)
Common stock subject to repurchase (unaudited)	—	—	—	—	257	—	—	—	—	257
Deferred stock compensation reversal for cancellations (unaudited)	—	—	—	—	(130)	—	130	—	—	—
Common stock issued to a Conexant (unaudited)	—	—	7,584	7	16,292	—	—	—	—	16,299
Stock compensation expense (unaudited)	—	—	—	—	57	—	296	—	—	353
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	7	—	7
Net loss (unaudited)	—	—	—	—	—	—	—	—	(15,892)	(15,892)
Total comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	(15,885)
Balance at September 29, 2006 (unaudited)	112,982	$113	12,339	$12	$162,259	$—	$(413)	$(625)	$(52,211)	$109,135

See accompanying notes.

F-17.

JAZZ SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Operating activities:
Net loss	$(5,998)	$(4,272)	$(11,513)	$(14,515)	$(15,892)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Gain) loss on investments	(9,774)	5,784	583	792	774
Depreciation and amortization	15,170	17,180	20,904	15,526	17,256
Adjustment of intangible assets contributed at inception	—	2,205	—	—	—
Impairment of intangible assets	—	—	1,642	1,642	—
Stock appreciation rights compensation expense (income)	9,637	(4,689)	(652)	(821)	(708)
Stock compensation expense—employees	141	676	486	373	353
Stock compensation expense—non employees	—	53	39	39	—
Stock compensation expense—repurchase of common stock	—	133	68	68	—
Common stock issued to a consultant	—	735	—	—	—
Accretion of discount on short-term investments available for sale	—	—	(4)	(4)	(60)
(Gain) loss on disposal of equipment	751	(31)	(180)	(180)	(5)
Provision for doubtful accounts	417	772	(465)	(486)	480
Changes in operating assets and liabilities:
Receivables	(8,106)	(144)	(9,911)	(7,361)	(10,073)
Inventories	(5,304)	(4,845)	3,504	2,164	(4,323)
Other current assets	(552)	10	964	(86)	(1,758)
Restricted cash	(1,197)	(1,031)	(1,373)	(1,366)	447
Other long-term assets	—	—	(341)	(178)	(278)
Accounts payable	(6,059)	2,508	434	7,662	12,432
Accrued compensation, benefits and other	72	616	(493)	(2,093)	(944)
Deferred revenues	1,475	1,486	(3,678)	(3,236)	7,354
Other current liabilities	4,031	10,174	(2,521)	(236)	4,554
Stock appreciation rights	(931)	(3,250)	—	—	—
Pension and retirement medical plan obligations	796	742	1,032	1,373	636
Other long-term liabilities	—	1,500	—	500	(250)
Net cash provided by (used in) operating activities	(5,431)	26,312	(1,475)	(423)	9,995
Investing activities:
Capital expenditures	(14,249)	(27,282)	(23,505)	(22,362)	(20,496)
Proceeds from sale of equipment	977	100	207	207	5
Purchases of short-term investments	—	(88,272)	(64,075)	(48,850)	(41,660)
Sales of short-term investments	—	37,650	90,851	76,151	39,450
Purchases of commercial paper, net	—	—	—	—	(1,360)
Investments	(1,756)	(8,500)	—	—	—
Purchase of other assets	—	(3,247)	(4,642)	(4,642)	(2,314)
Proceeds from sale of shares received upon exercise of warrants	931	3,250	—	—	—
Net cash provided by (used in) investing activities	(14,097)	(86,301)	(1,164)	504	(26,375)
Financing activities:
Exercise of employee stock options	567	567	55	51	3
Repurchases of common stock	—	(292)	(123)	(109)	(77)
Change in cash overdraft	—	—	1,165	—	811
Payment of note receivable from RF Micro Devices	30,000	—	—	—	—
Issuance of Common Stock (to CNXT)	—	—	—	—	16,299
Net cash provided by (used in) financing activities	30,567	275	1,097	(58)	17,036
Effect of foreign exchange rate change	—	—	37	36	7
Net increase (decrease) in cash and cash equivalents	11,039	(59,714)	(1,505)	59	663
Cash and cash equivalents at beginning of period	54,552	65,591	5,877	5,877	4,372
Cash and cash equivalents at end of period	$65,591	$5,877	$4,372	$5,936	$5,035

See accompanying notes.

F-18.

JAZZ SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Formation

Jazz Semiconductor, Inc. (the “Company”) is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. The Company’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors.

In March 2002, the Company (incorporated in Delaware in February 2002) became an independent, privately held company upon the contribution by Conexant Systems, Inc. (“Conexant”) of $67.3 million of net assets in exchange for $19.3 million in cash and 4,500,000 shares of class B common stock and the contribution by affiliates of The Carlyle Group (“Carlyle”) of approximately $52 million in cash in exchange for 5,500,000 shares of class A common stock. The aggregate value of the transaction, determined based upon the cash consideration paid by affiliates of Carlyle, was $94.5 million. Included in the aggregate value are direct costs incurred related to the transaction of approximately $5.5 million. On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of common stock of the Company, were recapitalized into 55,000,000 and 45,000,000 shares of Series A preferred stock and Series B preferred stock, respectively.

On September 26, 2006 (unaudited), the Company entered into the Merger Agreement, with Acquicor Technology Inc. (Acquicor), Joy Acquisition Corp. (Joy), and TC Group, L.L.C. as stockholders' representative, pursuant to which Joy will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Acquicor. Under the terms of the Merger Agreement, upon the closing of the merger, Acquicor will pay cash in an amount equal to $260 million in exchange for all of the outstanding equity of the Company (including all outstanding stock options), reduced by: (i) a payment in the amount of $16.3 million to be made by the Company to Conexant to redeem 7,583,501 shares of the Company's Class B Common Stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between the Company and Conexant eliminating the Company's obligation to issue additional shares of its Class B Common Stock to Conexant; (ii) the amount of retention bonus payments to be made to certain employees of the Company in an aggregate amount not to exceed $1.8 million; and (iii) transaction expenses incurred by the Company in connection with the merger. The purchase price is also subject to a possible decrease of up to $4.5 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing of the merger, based on the working capital position of the Company as of the closing of the merger. In addition, following the closing of the merger, Acquicor may become obligated to pay additional amounts to former stockholders of the Company if the Company realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events occurring during the first three years following the closing of the merger. In such case, Acquicor will pay an amount equal to 50% of the amount (if any) by which such proceeds exceed $10 million to the Company's former stockholders. Acquicor will not assume any of the Company's stock options and any stock options of the Company will be canceled at the closing of the merger.

2. Summary of Significant Accounting Policies

Reclassifications

Certain amounts in the 2003 and 2004 consolidated financial statements have been reclassified to conform with the 2005 presentation.

F-19.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Unaudited Interim Results

The accompanying consolidated balance sheet as of September 29, 2006, the consolidated statements of operations and cash flows for the nine months ended September 30, 2005 and September 29, 2006, and the consolidated statement of stockholders’ equity for the nine month period ended September 29, 2006 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position at September 29, 2006 and the results of operations and cash flows for the nine month periods ended September 30, 2005 and September 29, 2006. The financial data and other information disclosed in these notes to the consolidated financial statements related to the nine month periods are unaudited. The results for the nine month period ended September 29, 2006 are not necessarily indicative of the results to be expected for the year ending December 29, 2006 or for any other interim period or for any other future year.

Fiscal Year

The Company maintains a 52- or 53-week fiscal year. Each of the Company’s first three quarters of a fiscal year end on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. Fiscal years 2003, 2004, 2005 and 2006 consist of 52, 53, 52 and 52 weeks, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, income taxes, litigation, deferred stock compensation, retirement medical plan and pension plan. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Revenue Recognition

The Company derives its revenues primarily from the manufacture and sale of semiconductor wafers. The Company also derives a portion of its revenues from the resale of photomasks and other engineering services.

The Company recognizes revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (“SAB 101”), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenues can be recognized:

•  persuasive evidence that an arrangement exists;
•  delivery has occurred or services have been rendered;
•  the fee is fixed and determinable; and
•  collectibility is reasonably assured.

Determination of the criteria set forth in the third and fourth bullet points above is based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

F-20.

The Company recognizes revenues from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Sale returns accruals are established, with the related reduction based on actual historical exposure at the time the related revenues are recognized. Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

The Company provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Short-term Investments

Short-term investments include auction rate securities issued by U.S. governmental agencies and municipal governments, auction rate preferred securities issued by corporations, and commercial paper which are not considered cash equivalents. All securities are classified as available for sale and are reported at fair market value, which approximates cost, on the consolidated balance sheet.

Restricted Cash

Under the terms of its workers’ compensation insurance policies the Company provides letters of credit issued by a financial institution as security to the insurance carriers, totaling $2.1 million, $2.9 million and $2.7 million (unaudited) as of December 31, 2004 and December 30, 2005 and September 29, 2006, respectively.

The issuing financial institution requires the Letters of Credit (“LOC”) to be secured. The Company secured the LOC with commercial paper and/or money market funds. Because the security behind the LOC was not cash, the financial institution issuing the LOC requires the Company to provide security in excess of the face value of the LOC.

The portion of the commercial paper and/or money market funds up to the face value of the LOC have been classified as non-current restricted cash because that amount cannot be withdrawn and used by the Company for an indefinite period that is not less than one year. The amounts classified as non-current restricted cash were $2.2 million, $2.9 million and $2.7 million (unaudited) as of December 31, 2004 and December 30, 2005 and September 29, 2006, respectively, in the accompanying consolidated balance sheets.

The portion of the commercial paper and/or money market funds in excess of the face value of the LOC has been classified as current restricted cash because that amount could be withdrawn and used by the Company during a period less than one year if the Company uses cash as security for the LOC. The amounts classified as current restricted cash were zero, $0.7 million and $0.5 million (unaudited) as of December 31, 2004 and December 30, 2005 and September 29, 2006, respectively.

F-21.

Inventories

Inventories include the costs for freight-in, materials, labor and manufacturing overhead and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 20 years. Leasehold improvements are amortized over the term of the asset or life of the lease, whichever is shorter. Significant renewals and betterments are capitalized and any assets being replaced are written off. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of assets, the cost and related accumulated depreciation or amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations.

Investments

Investments consist of the following (in thousands):

	As of
	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
HHNEC	$10,000	$10,000	$10,000
Warrants	1,422	840	65
	$11,422	$10,840	$10,065

HHNEC

In August 2003, the Company entered into a strategic relationship with HHNEC. Under the arrangement, the Company has secured additional manufacturing capacity for its products. In addition, the Company is required to purchase a minimum of 50% of the number of wafers determined by the rate of wafer manufacturing in the three-month period prior to the commencement of the relevant nine-month period. HHNEC did not manufacture a significant amount of wafers for the Company in either the three-month period prior to January 2006 or prior to July 2006. Therefore, HHNEC’s capacity commitment to the Company for the relevant nine-month period is not significant. As part of its strategic relationship, the Company has contributed certain licensed process technologies and invested $10.0 million in HHNEC, of which $1.5 million was paid in the fourth quarter of 2003 and $8.5 million was paid in the third quarter of 2004. As of September 29, 2006, the investment represents a minority interest of approximately 10% in HHNEC. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments, as the Company does not have the ability to exercise significant influence.

Warrants and Stock Appreciation Rights

In connection with the formation of the Company, Conexant issued a warrant to the Company to purchase up to 2,900,000 shares of Conexant common stock. The warrant is subject to adjustment for subsequent distributions to Conexant stockholders by Conexant.
F-22.

In June 2002 and July 2003, Conexant completed distributions to its stockholders, resulting in the creation of Skyworks Solutions, Inc. (“Skyworks”) and Mindspeed Technologies, Inc. (“Mindspeed”), respectively. In connection with those distributions, the Company also received warrants to acquire shares of Mindspeed common stock and shares of Skyworks common stock and the exercise price of the Conexant warrant was adjusted accordingly. The Mindspeed warrant was exercised by December 31, 2004. The Skyworks warrant expired on January 20, 2005. The Company holds a warrant with an exercise price as follows at September 29, 2006 (unaudited):

Company	Number of Shares	Exercise Price per Share
	(in thousands)
Conexant	2,310	$3.76

The Conexant warrant is fully vested, subject to certain exercise restrictions, and the expiration date has been extended to January 20, 2007.

In connection with the issuance of the warrants, the Company established a stock appreciation rights (“SARs”) plan that provided for the issuance of 2,979,456 SARs for the benefit of certain employees that transferred employment from Conexant to become employees of the Company. The outstanding SARs were adjusted for the subsequent distributions to Conexant’s stockholders as described above consistent with the effect on the Conexant warrant. As adjusted, the SARs entitled the employee to receive a cash settlement for the excess, if any, of the fair market value of the Conexant, Skyworks and Mindspeed common stock over the reference price of the SARs. Following this adjustment, the reference price of the SARs was equal to the exercise price of the related warrants with Conexant, Skyworks and Mindspeed. Upon a holder’s exercise of a SAR, the Company exercises a corresponding portion of the applicable warrant, sells the underlying securities received upon exercise and remits the proceeds of the sale to the holder of the SAR such that the transactions are cash neutral to the Company. The SARs became fully vested on March 12, 2004. As of December 31, 2004, all Skyworks and Mindspeed SARs were exercised or had expired. The Conexant SARs expire on December 29, 2006.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force (“EITF”) Issue No. 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly-Traded Shares of an Unrelated Entity, both the warrants and SARs have been accounted for as derivatives and, therefore, the fair value of each instrument (effectively equivalent amounts) has been reflected as an asset and a liability, respectively, in the Company’s initial purchase price allocation. In addition, as part of the purchase price allocation, deferred compensation was recorded for the fair value of the SARs granted to the employees. The deferred compensation was offset against the SARs liability resulting in a net amount of zero for the SARs liability in the consolidated balance sheet as of the Company’s date of inception. The fair value of the instruments has been determined using the Black-Scholes pricing model using the following assumptions:

	As of
	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Remaining life (in years)	2.0	1.0	0.3
Risk free interest rate	3.2%	4.4%	4.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility of Conexant stock	86%	76%	72%

The increase in the risk-free interest rate from December 31, 2004 to September 29, 2006 is directly related to the increase in general interest rates. Subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants is reflected as a gain or loss on investments in the consolidated statements of operations. Subsequent adjustments to the SARs liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation is reflected as stock compensation expense in the consolidated statements of operations. The deferred compensation has been amortized on a straight-line basis over the vesting period of the SARs.

At December 31, 2004 and December 30, 2005 and September 29, 2006, the fair value of the warrants was approximately $1.4 million, $0.8 million and $0.1 million (unaudited), respectively. At December 31, 2004 and December 30, 2005 and September 29, 2006, the fair value of the SARs was approximately $1.4 million, $0.7 million and $ 0.04 million (unaudited), respectively, and the remaining deferred compensation was zero for all three periods. For the year ended December 26, 2003, the Company recorded a $9.8 million gain on investments for the increase in value of the warrants and compensation expense of $9.6 million for the increase in the value of the SARs and the net amortization of deferred compensation. For the year ended December 31, 2004, the Company recorded a $5.8 million loss on investments for the decrease in the value of the warrants and net compensation income of $4.7 million for the decrease in the value of the SARs of $5.8 million offset by net amortization of deferred compensation of $1.1 million. For the year ended December 30, 2005, the Company recorded a $0.6 million loss on investments for the decrease in the value of the warrants and net compensation income of $0.7 million for the decrease in the value of the SARs. For the nine months ended September 30, 2005 the Company recorded a $0.8 million (unaudited) loss on investments for the decrease in value of the warrants and net compensation income of $0.8 million (unaudited) for the decrease in the value of the SARs. For the nine months ended September 29, 2006 the Company recorded a $0.8 million (unaudited) loss on investments for the increase in the value of the warrants and net compensation income of $0.7 million (unaudited) for the increase in the value of the SARs. The deferred compensation related to the stock appreciation rights was fully amortized as of December 31, 2004 as the stock appreciation rights were fully vested. In subsequent periods, the Company will continue to record compensation expense based on the then fair value of the SARs, which could result in additional expense if the fair value increases or would result in income if the fair value decreases.

F-23.

The following table summarizes SARs and warrant activity for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine months ended September 29, 2006 (in thousands):

	Conexant		Skyworks		Mindspeed
	Warrants	SARs	Warrants	SARs	Warrants	SARs
Outstanding at December 27, 2002	2,857	2,901	1,018	1,045	—	—
Granted/received	—	—	—	—	1,037	1,049
Cancellations	—	(10)	—	(18)	—	(2)
Exercised	(178)	(178)	—	—	(194)	(194)
Outstanding at December 26, 2003	2,679	2,713	1,018	1,027	843	853
Granted/received	—	—	—	—	—	—
Cancellations	—	(44)	—	(1,027)	—	(10)
Exercised	(369)	(369)	—	—	(843)	(843)
Outstanding at December 31, 2004	2,310	2,300	1,018	—	—	—
Granted/received	—	—	—	—	—	—
Cancellations	—	(142)	(1,018)	—	—	—
Exercised	—	—	—	—	—	—
Outstanding at December 30, 2005	2,310	2,158	—	—	—	—
Granted/received (unaudited)	—	—	—	—	—	—
Cancellations (unaudited)	—	(120)	—	—	—	—
Exercised (unaudited)	—	—	—	—	—	—
Outstanding at September 29, 2006 (unaudited)	2,310	2,038	—	—	—	—

For the year ended December 26, 2003, approximately 178,000 and 194,000 SARs were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $0.9 million. To offset the effect of the exercised SARs, the Company exercised an equivalent number of warrants in Conexant and Mindspeed common stock. The shares of common stock of Conexant and Mindspeed were sold for net proceeds of approximately $0.9 million. For the year ended December 31, 2004, approximately 369,000 and 843,000 SARs were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $3.3 million. Concurrently, the Company exercised an equivalent number of warrants in Conexant and Mindspeed common stock. The shares were sold for net proceeds of approximately $3.3 million. No SARs or warrants for Skyworks common stock were exercised.

As of December 31, 2004, all SARs related to the Skyworks common stock expired and were cancelled and approximately 44,000 and 10,000 SARs related to Conexant and Mindspeed common stock, respectively, were cancelled. During the year ended December 30, 2005 and during the nine months ended September 29, 2006 no SARs or warrants were exercised. As of December 30, 2005, the warrant related to Skyworks common stock expired and was cancelled. During the nine months ended September 29, 2006 approximately 120,000 SARs related to Conexant common stock were cancelled.

F-24.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets

Intangible assets, which are included in other assets in the accompanying consolidated balance sheets, resulted from the contribution of assets from Conexant at the inception of the Company and primarily consist of intellectual property. Intangible assets contributed by Conexant were recorded at inception in the purchase price allocation at their estimated fair values. During 2004, the intangible assets contributed at the inception of the Company were reduced by $2.2 million to zero value in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes. The intangible assets as of September 29, 2006 consist of purchased licenses and are stated at cost of approximately $11.5 million (unaudited), less accumulated amortization and other charges of approximately $4.6 million (unaudited). Amortization is determined on a straight-line basis over the estimated useful lives of the intangible assets which range from three to ten years.

Impairment of Intangible Assets

The Company agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized in 2005. Subsequently, the customer did not place an order and this asset was determined not to have future value and was therefore fully expensed in 2005.

Shipping and Handling Costs

Shipping and handling costs of approximately $0.8 million, $0.9 million, $0.9 million, $0.7 million (unaudited) and $1.0 million (unaudited) for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, the nine months ended September 30, 2005 and September 29, 2006, respectively, are included in the consolidated statements of operations and classified in cost of revenues.

Research and Development Costs

The Company charges all research and development costs to expense when incurred.

Advertising Expense

Advertising expenses were $0.3 million, $0.4 million, $0.2 million, $0.2 million (unaudited) and $0.2 million (unaudited) in the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine months ended September 30, 2005 and September 29, 2006, respectively.

Stock-Based Compensation

At September 29, 2006, the Company has one stock-based employee compensation plan, which is described more fully in Note 8 (Stockholders’ Equity—Equity Incentive Plan). Through December 31, 2005, as permitted by SFAS No. 123, Accounting for Stock-based Compensation (“SFAS No. 123”), the Company accounted for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Under APB No. 25, deferred stock compensation for an option granted to an employee is equal to its intrinsic value, determined as the difference between the exercise price and the deemed fair value of the underlying stock on the date of grant, such that the Company did not recognize compensation expense when it issued stock options to employees unless the exercise price was below the fair value of the underlying common stock on the date of grant. Because there was no public market for the Company’s common stock, the amount of the compensatory charge was not based on an easily observable, objective measure, such as the trading price of the Company’s common stock. For purposes of financial accounting for employee stock-based compensation, the Company has determined deemed values for the shares underlying the options. The Company has recorded deferred stock-based compensation equal to the difference between these deemed values and the exercise prices. The deemed values were determined based on a number of factors including independent valuations, input from advisors, the Company’s historical and forecasted operating results and cash flows, comparisons to publicly-held companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions. The determination of stock-based compensation is inherently highly uncertain and subjective and involves the application of discounts deemed appropriate to reflect the lack of marketability of the Company’s securities and the inability of a holder of employee stock options to control the Company. If the Company had made different assumptions, its deferred stock-based compensation amount, its stock-based compensation expense, its net loss, and net loss per share could have been significantly different.

F-25.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”) and related interpretations which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest. The issuance of equity instruments to non-employees did not have a material impact on the consolidated financial statements for the year ended December 26, 2003. During the year ended December 31, 2004, the issuance of equity securities to non-employees resulted in compensation expense of $53,000. During the year ended December 30, 2005 and the nine months ended September 30, 2005 and September 29, 2006, the issuance of equity securities to non-employees resulted in compensation expense of $39,000, $39,000 (unaudited) and zero (unaudited), respectively.

The deferred stock-based compensation is being amortized using the straight-line vesting method, in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, over the vesting period of each stock option, generally over four years. As of September 29, 2006, the Company had an aggregate of approximately $0.4 million (unaudited) of deferred stock-based compensation remaining to be amortized through fiscal 2008.

Pro forma information regarding net loss is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS No. 123, rather than the intrinsic value method pursuant to APB No. 25. The fair value of these options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions.

The following assumptions were used in valuing the stock option grants under SFAS No. 123:

	Year Ended			Nine Months Ended September 30, 2005
	December 26, 2003	December 31, 2004	December 30, 2005
				(unaudited)
Risk-free interest rate	3.0%	3.0%	4.1%	3.9%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected life (in years)	4.0	4.0	4.0	4.0

F-26.

The following table illustrates the effect on net loss, if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock options (in thousands, except per share data):

				Nine Months Ended September 30, 2005
	Year Ended,
	December 26, 2003	December 31, 2004	December 30, 2005
				(unaudited)
Net loss, as reported	$(5,998)	$(4,272)	$(11,513)	$(14,515)
Add: Stock-based employee compensation expense included in reported net loss	141	729	486	373
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(195)	(834)	(755)	(579)
Pro forma net loss	(6,052)	(4,377)	(11,782)	(14,721)
Preferred stock dividends	(11,708)	(13,074)	(14,210)	(10,657)
Pro forma net loss attributable to common stockholders	$(17,760)	$(17,451)	$(25,992)	$(25,378)

Adoption of SFAS No. 123R

Effective December 31, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), using the prospective method. Under that method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant-date intrinsic value calculated in accordance with the provisions of APB No. 25 and (b) compensation cost for all share-based payments granted on or after December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.

SFAS No. 123R requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

Under SFAS No. 123R, the Company uses the Black-Scholes formula to estimate the fair value of its share-based payments. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The Company believes that it has limited historical data regarding the volatility of its share price on which to base an estimate of expected volatility, consequently, it has estimated its volatility-based on the volatility of similar individual companies. The Company considered factors such as: stage of life cycle, competitors, size, and financial leverage in the selection of similar entities. The Company has estimated expected lives of its options issued in the nine months ended September 29, 2006, using an expected term based on the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the Company’s financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest. The Company evaluates the assumptions used to value the awards on a quarterly basis. If factors change and different assumptions are used, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

F-27.

The weighted average for key assumptions used in determining the fair value of options granted during the nine months ended September 29, 2006 follows (unaudited):

Expected life in years	6.25
Expected price volatility	30%
Risk-free interest rate	5.0%
Dividend yield	0.0%

During the nine months ended September 29, 2006 options were granted to certain employees at prices equal to or greater than the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date and vest over a four year period. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and the vesting date.

The implementation of SFAS No. 123R resulted in approximately $57,000 (unaudited) of stock compensation expense during the nine months ended September 29, 2006.

Income Taxes

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company’s expected realization of these assets depends on the Company’s ability to generate sufficient future taxable income. The Company’s ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company’s ability to deduct tax loss carryforwards against future taxable income, the effectiveness of the Company’s tax planning strategies and reversing deferred tax liabilities.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity or net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The difference between net loss and comprehensive loss for the year ended December 26, 2003 was composed entirely of the Company’s minimum pension liability. Net loss and comprehensive loss were equivalent for the year ended December 31, 2004. The difference between net loss and comprehensive loss for the year ended December 30, 2005 and the nine months ended September 29, 2006 was composed of the Company’s minimum pension liability and foreign currency translation adjustments.

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer’s current credit worthiness, as determined by a review of the customer’s current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

F-28.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 31, 2004, December 30, 2005 and September 29, 2006 consists of the following customers:

	As of
	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Conexant	19.9%	29.1%	19.8%
Skyworks	59.9	32.8	23.5

Net revenues from significant customers representing 10% or more of net revenues for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine months ended September 30, 2005 and September 29, 2006 are provided by two customers as follows:

	Year Ended			Nine Months
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)

Conexant	47.7%	28.3%	26.0%	27.2%	13.6%
Skyworks	42.6	46.2	34.5	35.8	27.7

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to either of these customers or a change in their financial position could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

The Company’s manufacturing processes use specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, from time to time, the Company prefers to select one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, the Company generally seeks to identify, and in some cases qualify, alternative sources of supply.

As of September 29, 2006, approximately 56.2% (unaudited) of the Company’s manufacturing related employees are covered by a collective bargaining agreement negotiated with one union. The Company’s current agreement expires in May 2008.

Recent Accounting Standards

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment of Its Application to Certain Investments (“FSP 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company adopted FSP 115-1 in the first quarter of 2006 and the adoption did not have a material impact on its consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123R. SFAS No. 123R is effective for public companies at the beginning of the first annual period after June 15, 2005 and for non-public companies at the beginning of the first annual period after December 15, 2005. The Company adopted the provisions of this standard beginning fiscal year 2006. This statement eliminates the ability to account for share-based compensation using the intrinsic value-based method under APB No. 25. SFAS No. 123R requires the Company to recognize in its financial statements equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the grant-date fair value of the equity instrument. Prior to fiscal year 2006, the Company disclosed the pro forma net loss and the related pro forma loss per share information using the minimum-value model in accordance with SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Costs-Transition and Disclosure.

F-29.

Non-public companies, including those that become public after June 15, 2005, that used the minimum value method to measure compensation cost under SFAS No. 123 for either financial statement recognition or pro forma disclosure purposes are now required to use the prospective method to adopt SFAS No. 123R. Under the prospective method, non-public entities will continue to account for nonvested awards outstanding on the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to the adoption for financial statement recognition purposes. No continuation of pro forma disclosures will be required for companies that used the minimum-value model, because minimum value is not considered fair value.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS No. 151”). SFAS No. 151 amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The statement requires that those items be recognized as current-period charges and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005; however, early adoption is permitted. The Company early adopted SFAS No. 151 for fiscal year 2005 and the impact of the provisions of this standard did not have a significant effect on its consolidated results of operations or financial position for fiscal year 2005.

In May 2004, the FASB issued FSP FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Prescription Drug Act”) (“FSP FAS 106-2”). FSP FAS 106-2 permitted a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug Act that became law on December 8, 2003. The Company elected the deferral such that the accumulated benefit obligation at the end of fiscal year 2003 and the net periodic postretirement benefit cost for the periods then ended did not reflect the effects of the Medicare Prescription Drug Act on the Company’s postretirement health care plan. The Company adopted the provisions of FSP FAS 106-2 beginning fiscal year 2004. As a result of adopting the provisions of FSP FAS 106-2, the Company’s accumulated postretirement benefit obligation was reduced by $2.4 million and net periodic postretirement benefit expense for 2004 was reduced by $281,000.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN No. 48. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of FIN No. 48 on its financial statements.

3. Supplemental Financial Statement Data

Inventories consist of the following (in thousands):

	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Raw material	$6	$—	$843
Work in process	11,936	14,601	18,954
Finished goods	9,368	3,205	2,332
	$21,310	$17,806	$22,129

F-30.

Property, plant and equipment, net consist of the following (in thousands):

	Useful Life	December 31, 2004	December 30, 2005	September 29, 2006
	(In years)			(unaudited)
Building improvements	5-20	$23,781	$25,429	$25,915
Machinery and equipment	3-8	60,659	77,485	89,619
Furniture and equipment	3-15	3,692	5,157	5,229
Computer software	3-7	4,838	6,133	6,133
Construction in progress		9,538	12,233	17,472
		102,508	126,437	144,368
Accumulated depreciation		(40,669)	(61,188)	(74,973)
		$61,839	$65,249	$69,395

Construction in progress primarily consists of machinery being qualified for service in the Company’s Newport Beach, California foundry. Depreciation expense for the years ended December 26, 2003, December 31, 2004, and December 30, 2005 and the nine months ended September 29, 2006 was $14.4 million, $16.3 million, $20.1 million and $16.4 million (unaudited), respectively.

Other current liabilities consist of the following (in thousands):

	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Accrued license payable	$3,000	$2,500	$2,504
Sales returns and allowances	5,426	4,282	4,880
Accrued property taxes	2,889	993	868
Other	5,550	6,251	10,073
	$16,865	$14,026	$18,325

4. Short-term Investments

The Company has a cash management program that provides for the investment of excess cash balances primarily in U.S. governmental agency securities and auction rate securities issued by U.S. governmental agencies, municipal governments and corporations.

The following is a summary of investment securities at fair market value (which approximates cost) (in thousands):

	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Available-for-Sale Securities:
U.S. governmental agency securities	$4,697	$450	$—
Corporate securities	24,425	10,200	11,731
Municipal securities	21,500	13,200	15,750
	$50,622	$23,850	$27,481

F-31.

The following is the fair market value (which approximates cost) of investment securities by maturity (in thousands):

	December 31, 2004	December 30, 2005	September 29, 2006
			(unaudited)
Available-for-Sale Securities:
Due in one year or less	$1,497	$—	$1.431
Due after ten years	49,125	23,850	26,050
	$50,622	$23,850	$27,481

5. Income Taxes

The Company’s effective tax rate differs from the statutory rate as follows (in thousands):

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Tax benefit computed at the federal statutory rate	$(2,094)	$(673)	$(4,013)	$(5,074)	$(5,543)
State tax, net of federal benefit	8	34	21	16	11
Permanent items	35	37	47	35	35
HHNEC deemed gain recognition	—	—	362	313	137
Other	—	—	110	—	—
Valuation allowance, federal	2,063	2,950	3,519	4,729	5,414
Income tax provision	$12	$2,348	$46	$19	$54

The Company’s tax provision is as follows (in thousands):

	Year Ended
	December 26, 2003	December 31, 2004	December 30, 2005
Current tax expense:
Federal	$—	$91	$14
State	12	52	32
Total current	12	143	46
Deferred tax expense/(benefit):
Federal	—	—	—
State	—	—	—
Total deferred	—	—	—
Benefit applied to reduce intangible assets:
Federal	—	1,894	—
State	—	311	—
Total intangible	—	2,205	—
Income tax provision	$12	$2,348	$46

F-32.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31, 2004 and December 30, 2005 are as follows (in thousands):

	December 31, 2004	December 30, 2005
Deferred tax assets:
Net operating loss carryforwards	$26,465	$33,970
Accruals and reserves	15,964	17,251
Stock compensation	336	396
HHNEC basis difference	33	—
Alternative minimum tax credit	127	127
Depreciation and amortization	22,087	18,359
Total deferred tax assets	65,012	70,103
Valuation allowance	(65,001)	(69,375)
	11	728
Deferred tax liabilities:
Warrants	11	39
Prepaid assets	—	425
HHNEC basis difference	—	264
Total deferred tax liabilities	11	728
Net deferred taxes	$—	$—

A valuation allowance of $65.0 million and $69.4 million at December 31, 2004 and December 30, 2005, respectively, has been recorded to offset the related net deferred tax assets due to the fact that based upon available evidence, the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized. A substantial portion of this valuation allowance relates to deferred tax assets created upon the formation of the Company. During 2004, the Company realized tax benefits associated with the deferred tax assets created in the formation of the Company. SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to these deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets before the Company can apply the benefit to reduce income tax expense. During 2004, noncurrent intangibles were reduced by $2.2 million. The $2.2 million reduction of noncurrent intangibles exhausted the remaining acquired noncurrent intangibles. At December 30, 2005, if or when recognized, the tax benefits related to any reversal of the valuation allowance on the deferred tax assets at December 30, 2005 will be accounted for as follows: approximately $69.0 million will be recognized as a reduction of income tax expense and $0.4 million will be recognized as an increase in stockholders equity. The increase to stockholders equity primarily relates to tax deductions from employee stock options and unfunded pension liability included in other comprehensive income.

At September 29, 2006, the Company had federal tax net operating loss carryforwards of approximately $98.5 million (unaudited) and state tax net operating loss carryforwards of approximately $84.4 million (unaudited). The federal tax loss will begin to expire in 2022, unless previously utilized. The state tax loss carryforwards will begin to expire in 2013, unless previously utilized. At September 29, 2006, the Company had combined federal and state alternative minimum tax credit carryforwards of approximately $0.1 million (unaudited). The alternative minimum tax credits carryforward indefinitely.

Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of the pending merger with Acquicor. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities. Currently, the Company is not under examination.

Significant judgment is required in determining the Company’s provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company’s belief that the tax return positions are supportable, the Company believes that certain positions could be challenged and may not be sustained on review by tax authorities.

No assurance can be given that the final resolution of these matters will not be materially different than those reflected in the Company’s historical income tax provisions and accruals. Such determinations could have a material effect on the Company’s income tax provisions or benefits in the period in which such determination is made.

F-33.

6. Commitments and Contingencies

Leases

The Company leases its fabrication facilities and headquarters from Conexant under non-cancelable operating leases through March 2017. The leases generally contain renewal provisions for varying periods of time. The Company also leases office and warehouse facilities from third parties. Rent expense under the fabrication and headquarters facilities leases consists of reimbursement by the Company to Conexant for its pro rata share of expenses incurred associated with ownership of the facilities. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statement of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant’s prior approval. In connection with Merger Agreement, the Company and Conexant have executed amendments to the leases, which will be effective upon completion of the merger contemplated in the Merger Agreement. Under the lease amendments, the Company’s headquarters may be relocated one time no earlier than 12 months from the completion of the merger to another building within one mile of its current location at Conexant’s option and expense, subject to certain conditions.

Aggregate rental expense under operating leases, including amounts paid to Conexant (Note 10 Relationships with Related Parties and Others—Lease Agreement), was approximately $3.4 million, $3.2 million, $3.5 million, $2.6 million (unaudited) and $2.2 million (unaudited) for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, and the nine months ended September 30, 2005 and September 29, 2006, respectively.

At December 30, 2005, future minimum payments under operating leases are primarily due to Conexant and these costs have been estimated based on the actual costs incurred during 2005 and when applicable have been adjusted for increases in the consumer price index.

F-34.

Future minimum payments under non-cancelable operating leases are as follows:

	Payment Obligations by Year
	2006	2007	2008	2009	2010	Thereafter	Total
	(In thousands)
Operating leases	$3,518	$3,415	$3,128	$3,093	$3,093	$19,192	$35,439

Supply Agreement

The Company has a fifteen-year, guaranteed supply agreement for certain gasses used in the Company’s manufacturing process that expires July 12, 2014. The agreement specifies minimum purchase commitments and contains a termination fee that is adjusted downward on each of the agreement’s anniversary dates. The initial minimum purchase commitment of approximately $1.0 million annually is adjusted based on supplemental gas purchases, wage increases for the labor portion of the minimum purchase commitment and price increases for supplemental product. If the Company were to terminate the supply agreement during 2006, the termination fee would be approximately $4.4 million on or after July 12, 2006.

Purchases under this agreement were approximately $1.4 million, $1.4 million, $1.5 million, $0.7 million (unaudited) and $1.6 million (unaudited) for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, and the nine months ended September 30, 2005 and September 29, 2006, respectively.

Environmental Matters

The Company’s operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations. There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

Litigation and Claims

The Company is not currently involved in any material litigation. From time to time, claims have been asserted against the Company, including claims alleging the use of intellectual property rights of others in certain of the Company’s manufacturing processes. The resolution of these matters may entail the negotiation of license agreements, as a settlement, or resolution of such claims through arbitration or litigation proceedings. The outcome of claims asserted against the Company cannot be predicted with certainty and it is possible that some claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurances that a license will be granted or granted on commercially reasonable terms. Injunctive relief or a license with materially adverse terms could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company. Based on its evaluation of matters that are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

F-35.

Indemnification

From time to time, the Company enters into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer’s use of the Company’s intellectual property. Such provisions are customary in the semiconductor industry and do not reflect an assessment by the Company of the likelihood of a claim. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimatable.

Property Taxes

In 2005 the Company obtained a decision from the County of Orange Property Tax Appeals Board which resulted in a reduction in the assessed value of business property as well as reduced taxes recognized and expensed in previous years by the Company for the property tax year 2003-2004. As a result, the Company recognized a reduction to cost of revenues in the accompanying consolidated statement of operations for the year ended December 30, 2005. In 2006 the Company again filed an appeal with the County of Orange Property Tax Appeals Board disputing the Assessor’s assessed value.

License and Technology Transfer Agreements with Polar Semiconductor, Inc.

In December 2005, the Company entered into agreements for the transfer of and licensing of technology from Polar Semiconductor, Inc (“PolarFab”). The PolarFab agreements provide for no up front purchase consideration and a series of performance based payments of up to $5.0 million. For the nine months ended September 29, 2006, the Company expensed $2.0 million (unaudited) of research and development expense upon the achievement of process qualification milestones under its agreement with PolarFab.

Additionally, if and when the Company sells product in volume that is based on PolarFab technology, then the Company will be required to pay PolarFab a royalty of up to 8% of revenues derived from such technology.

7. Sale of Stock to RF Micro Devices

In October 2002, the Company entered into an agreement with RF Micro Devices, Inc., whereby the Company guaranteed specified production capacity to RF Micro Devices, provided credits of up to $40.0 million to be utilized as a specified percentage discount per wafer when and as the wafers are sold to RF Micro Devices by the Company (Wafer Credits), and issued 13,071,888 shares of its Series B Preferred Stock. The wafer and supply agreement remains in effect until October 15, 2007. In exchange for the consideration described above, RF Micro Devices provided the Company with a cash payment of $30.0 million and issued a promissory note (the “Note”) in the amount of $30.0 million. The Note was secured by the underlying shares of preferred stock issued to RF Micro Devices in connection with this transaction and was originally recorded as a reduction to stockholders’ equity. RF Micro Devices paid the Note in full in October 2003.

Prices for wafers supplied by the Company under this agreement are the lower of specified fixed prices that decrease over time or the average global market price for substantially similar wafers, or if no such price is available, the average price offered by the Company to its other customers, excluding Conexant, its affiliates and spun-off entities. The Wafer Credits are additional discounts to offset a portion of the base price of wafers manufactured by the Company for RF Micro Devices. A valuation of the Wafer Credits was performed using the discounted cash flow method. The fair value assigned to the $40.0 million of Wafer Credits was $12.2 million and was recorded as deferred revenues in the accompanying consolidated financial statements. The remaining value of the agreement of $47.8 million was allocated to the Series B Preferred Stock. Significant assumptions used to determine the value assigned to the Wafer Credits included that RF Micro Devices would purchase its wafer volume forecast over the five year initial term of the supply agreement; both parties would be inclined to renew the supply agreement for one additional term; and estimated rates of return on non SiGe technology and the SiGe technology. Upon shipment of the underlying wafers to RF Micro Devices, the Company recognizes as revenue a portion of the deferred revenues equal to approximately 31% of the amount of any Wafer Credits applied by RF Micro Devices to the base price of the wafers. As of September 29, 2006, the remaining deferred revenues with respect to the Wafer Credits was approximately $11.6 million (unaudited).

F-36.

8. Stockholders’ Equity

The Company has authorized 455,000,000 shares of stock of which 55,000,000 shares are designated class A Common Stock, $0.001 par value per share (“class A Common Stock”), and 200,000,000 shares are designated class B Common Stock, $0.001 par value per share (“class B Common Stock”) (the class A Common Stock and the class B Common Stock being collectively referred to herein as “Common” or “Common Stock”), and 200,000,000 shares are Preferred Stock, $0.001 par value per share, of which 55,000,000 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), and 58,071,888 shares are designated as Series B Preferred Stock (“Series B Preferred Stock” and, together with Series A Preferred Stock, “Preferred Stock”).

Except as otherwise disclosed below, the rights, privileges and obligations of class A Common Stock and class B Common Stock are identical in all respects.

Dividends

Dividends on the Preferred Stock are payable if and when declared by the Board of Directors or upon a liquidation and are cumulative. In the event a dividend is declared, the Preferred Stock holders are entitled to receive, prior to any payment of dividends to holders of Common Stock, annual dividends in the amount of 10% of the face value of the Preferred Stock that accrue from the date of issuance of the Preferred Stock. The Preferred Stock was originally assigned a face value of $1.00 per share for purposes of calculating the dividends and liquidation preference payable in respect of a share of Preferred Stock.

Any dividends that have accrued but remain unpaid at the end of any calendar year are added to the face value of the Preferred Stock. No dividends are to be paid on any Common Stock until all cumulative dividends have been paid. Thereafter, the holders of Preferred and Common Stock participate ratably in all dividends paid, on an as-converted basis. As of September 29, 2006, the Company had aggregate cumulative Preferred Stock dividends in arrears of $55.1 million (unaudited).

Voting

Each holder of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the holders’ shares of Preferred Stock are convertible. If at any time the combined number of shares of Series A Preferred Stock and class A Common Stock then outstanding is less than 51% of the total number of votes entitled to be cast by all holders of Preferred and Common Stock then outstanding, the holders of Series A Preferred Stock and class A Common Stock are entitled to receive additional voting rights to increase their total votes to equal 51%.

Liquidation

In the event that the total assets available for distribution is less than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, each holder of Preferred Stock is entitled to a liquidation preference equal to 1.0 times the face value of the shares of Preferred Stock held by such holder plus all accrued and unpaid dividends thereon. Any remaining assets are to be distributed; 86% to holders of Preferred Stock and 14% to the holders of Common Stock. In the event that the total assets available for distribution is greater than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, the proceeds are to be distributed to the holders of Preferred Stock and Common Stock on a pro rata, as-converted basis.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, any time into one share of Common Stock. Shares of Series A and Series B Preferred Stock convert into shares of class A and class B Common Stock, respectively. Upon the conversion of all of the shares of Series A Preferred Stock into class A Common Stock, all shares of Series B Preferred Stock shall automatically convert into shares of class B Common Stock. In the event of a closing of a firm commitment to underwrite a public offering pursuant to an effective registration statement under the Securities Exchange Act of 1933, each outstanding share of Preferred Stock converts automatically into class B Common Stock and each outstanding share of class A Common Stock and class B Common Stock shall be recapitalized into common stock.

F-37.

Equity Incentive Plan

In May 2002, the Company adopted the Jazz Semiconductor, Inc. 2002 Equity Incentive Plan (the “Incentive Plan”), as subsequently amended in May 2004 and October 2005, that provides for the issuance of awards to purchase up to 17,647,000 shares of class B Common Stock. This amount will increase annually on the first day of each calendar year beginning in 2007 through 2011, by an amount equal to the lesser of (a) 3.5% of the number of outstanding shares of the Company’s Common Stock on the last day of the immediately preceding fiscal year; (b) 10,000,000 shares, or (c) such lesser number of shares as is determined by the Company’s board of directors.

Options to acquire shares of the Company’s class B Common Stock may be issued under the Incentive Plan for a period of 10 years following the Incentive Plan’s adoption. Employees, officers, directors and consultants are eligible to receive options under the Incentive Plan. The Incentive Plan is administered by the Board of Directors or a committee appointed for such purposes, which has the sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options granted generally have a term of 10 years, and generally vest and become exercisable at the rate of 25% on each anniversary of the grant date. Options generally can be early exercised but vest ratably over a four-year period commencing on the first anniversary date of the grant.

The following table summarizes stock option and stock award activity for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, and the nine months ended September 29, 2006:

	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding at December 27, 2002	5,257	$0.20
Granted	8,527	1.66
Exercised	(1,827)	0.20
Cancelled	(394)	0.20
Outstanding at December 26, 2003	11,563	1.28
Granted	948	2.71
Exercised	(367)	1.54
Cancelled	(652)	1.21
Outstanding at December 31, 2004	11,492	1.39
Granted	1,378	2.50
Exercised	(101)	0.55
Cancelled	(1,714)	1.33
Outstanding at December 30, 2005	11,055	1.55
Granted (unaudited)	1,212	2.50
Exercised (unaudited)	(17)	0.20
Cancelled (unaudited)	(1,581)	1.73
Outstanding at September 29, 2006 (unaudited)	10,669	1.63
Options available for grant at September 29, 2006 (unaudited)	2,523

F-38.

Incentive Plan Information

Option activity under the Incentive Plan in the nine months ended September 29, 2006 is set forth below:

	Options Outstanding
	Number of Shares	Price Range per Share	Weighted Average Exercise Price per Share	Weighted Average Fair Value per Share
	(In thousands)
Balance at December 30, 2005	11,055	$0.20-3.50	$1.55
Options granted under the Incentive Plan (unaudited)	1,212	2.50	2.50	$0.80
Options cancelled (unaudited)	(1,581)	0.20-3.50	1.73
Options exercised (unaudited)	(17)	0.20-0.20	0.20
Balance at September 29, 2006 (unaudited)	10,699	0.20-3.50

The total pretax intrinsic value of options exercised during the nine months ended September 29, 2006 was $36,435. This intrinsic value represents the difference between the fair market value of the Company’s Class B common stock on the date of exercise and the exercise price of each option.

The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of September 29, 2006 were as follows (unaudited):

	Options Outstanding				Options Vested
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Aggregate Pretax Intrinsic Value	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price	Aggregate Pretax Intrinsic Value
	(In thousands)		(In thousands)	(In years)	(In thousands)		(In thousands)
$0.20	3,064	$0.20	$5,975	5.80	7,007	$0.20	$13,664
1.50	2,520	1.50	1,638	7.19	1,327	1.50	863
2.50	4,802	2.50	—	8.18	1,507	2.50	—
3.50	283	3.50	—	7.79	187	3.50	—
	10,669	1.63	$7,613	7.25	10,028	0.78	$14,527

The aggregate pretax intrinsic values in the preceding table were calculated based on fair value determined by the Company of the Company’s Class A stock of $2.15 (unaudited) on September 29, 2006. At September 29, 2006 the weighted average remaining contractual life of the exercisable options was 7.25 years (unaudited).

F-39.

Stock Compensation Expense

The weighted average fair values per share of stock options granted in connection with the Company’s stock incentive plans for the nine months ended September 29, 2006 have been estimated utilizing the following assumptions (unaudited):

Nine Months Ended September 29, 2006
Expected life (in years)	6.25
Volatility	30%
Risk free interest rate	4.6%
Dividend yield	0.0%

At September 29, 2006, the amount of unearned stock-based compensation currently estimated to be expensed in the period 2006 through 2010 related to unvested share-based payment awards granted on or after December 30, 2005 was $0.6 million (unaudited). The period over which the unearned stock-based compensation is expected to be recognized is approximately 4 years. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

The following table summarizes data for stock options granted over the life of the Incentive Plan.

	Weighted Average Exercise Price For Years Ended			Weighted Average Grant Date Fair Values For Years Ended
Common Stock Options Granted with Exercise Price	December 26, 2003	December 31, 2004	December 30, 2005	December 26, 2003	December 31, 2004	December 30, 2005

Equal to common stock value at date of grant	$—	$3.50	$2.50	$—	$0.39	$0.37
Less than common stock value at date of grant	1.08	1.39	—	0.60	2.15	—
Greater than common stock value at date of grant	2.50	2.50	—	—	—	—

During the years ended December 26, 2003 and December 31, 2004, the Company issued options to certain employees under the Incentive Plan with exercise prices below the deemed fair market value of the Company’s common stock at the date of grant. In accordance with the requirements of APB No. 25, the Company recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of the Company’s stock at date of grant. This deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which the Company’s right to repurchase the stock lapses or the options become vested, generally four years. During the years ended December 26, 2003, December 31, 2004, and December 30, 2005, the Company recorded deferred stock compensation related to these options in the amounts of $2.4 million, $0.2 million, and $(0.5 million), net of cancellations, respectively, of which $0.1 million $0.7 million, and $0.5 million has been amortized to expense during the years ended December 26, 2003, December 31, 2004 and December 30, 2005, respectively.

F-40.

Shares Reserved for Future Issuance

The Company has reserved the following shares of its Common Stock for issuance upon conversion of the issued and outstanding shares of Preferred Stock and future issuances of stock options under the 2002 Equity Incentive Plan (in thousands):

	At December 30, 2005	At September 29, 2006
		(unaudited)
Reserved for convertible preferred stock	112,982	112,982
Reserved for exercise of stock options outstanding and available for grant	13,142	13,192
Total	126,124	126,174

9. Employee Benefit Plans

Retirement Savings Plans

401(k) Plan

The Company maintains two employee savings and retirement plans that are intended to qualify under Section 401(k) of the Internal Revenue Code. The Company’s union employees may participate in one of these plans and its salaried employees may participate in the other plan. Pursuant to the 401(k) plans, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the applicable 401(k) plan. The Company may make matching contributions to the 401(k) plan for salaried employees in amounts to be determined by its board of directors. The Company makes matching contributions to the 401(k) plan for union employees up to 50% of the amount deferred to the plan by the union employee, subject to a per union employee cap of $750 per year. Expense incurred under the retirement savings plans was $1.0 million, $0.9 million, $0.7 million, $0.5 million (unaudited) and $0.6 million (unaudited) for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, and the nine months ended September 30, 2005 and September 29, 2006, respectively.

Retirement Medical Plan

The Company has a retirement medical plan, which covers certain of its employees and provides for medical payments to eligible employees and dependents upon retirement. The Company assumed this plan from Conexant in connection with its formation. The participants covered by this plan through December 31, 2003 included certain current Company employees, former Company employees terminated subsequent to the inception of the Company and certain retired Conexant employees. The Conexant employees included in this plan were included in the benefit obligations and accrued benefit costs as of December 27, 2002 and December 26, 2003, the measurement dates. Conexant was contractually responsible for the costs associated with the Conexant plan participants. As a result, a corresponding receivable from Conexant was recorded for $3.1 million as of December 26, 2003. Furthermore, interest costs on the accumulated retirement medical plan obligation for Conexant employees included in this plan of $287,000 have been excluded from the Company’s retirement medical expense for the year ended December 26, 2003.

On January 1, 2004, the obligations for retired Conexant employees included in the retirement medical plan were transferred to Conexant. Accordingly, the corresponding liability of $3.1 million and receivable of $3.1 million is no longer included in the consolidated financial statements of the Company as of December 31, 2004.

F-41.

The components of the Company’s retirement medical plan expense are as follows (in thousands, except percentages):

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Service cost	$403	$421	$483	$362	$311
Interest cost	806	538	667	500	554
Amortization of actuarial loss	42	113	102	76	31
Total retirement medical plan expense	$1,251	$1,072	$1,252	$938	$896
Weighted average discount rate assumption	6.75%	6.00%	6.00%	6.00%	6.10%

The change in benefit obligation is as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005
Change in benefit obligation:
Benefit obligation at beginning of period	$15,035	$11,671
Service cost	421	483
Interest cost	538	667
Plan participants’ contributions	2	—
Settlement(1)	(4,148)	—
Benefits paid	(10)	(76)
Actuarial (gain) loss(2)	(167)	4,952
Benefit obligation end of period	$11,671	$17,697
Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Employer contribution	8	76
Plan participants’ contributions	2	—
Benefits paid	(10)	(76)
Fair value of plan assets at end of period	—	—
Funded status	(11,671)	(17,697)
Unrecognized net actuarial loss	2,416	7,266
Balance at end of period	$(9,255)	$(10,431)

(1)
The settlement represents the obligations for retired Conexant employees included in the retirement medical plan, which were transferred to Conexant as of January 1, 2004. The amount consists of $3.1 million benefit obligation and an actuarial gain of $1.0 million related to the amount transferred.

(2)
The actuarial gain for the year ended December 31, 2004 represents a $2.4 million gain from the Medicare Part D adjustment offset by an actuarial loss of $2.2 million which resulted from a change in the assumed discount rate and a reduction in the amount contributed to the retirement medical plan by the employer and participants. The actuarial loss for the year ended December 30, 2005 is due to medical costs being higher than what they were expected to be after Medicare Part D became effective.

F-42.

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2006	$197
2007	315
2008	454
2009	623
2010	813
2011 - 2015	7,507

The Company expects to contribute $197,000 to the postretirement health plan in the fiscal year ending December 29, 2006.

	December 31, 2004	December 30, 2005
Weighted average assumptions at period end:
Annual rate increase in per capita cost of health care benefits:
For the next year	10.0%	10.0%
Ultimate trend rate	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2011	2012
Discount rate	6.0%	6.0%

Increasing the health care cost trend rate by 1% would increase the accumulated retirement medical plan obligation at December 30, 2005 by approximately $3.7 million and decreasing the health care cost trend rate by 1% would decrease the accumulated retirement medical plan obligation at December 30, 2005 by approximately $2.9 million. For the year ended December 30, 2005, a similar 1% increase in the health care cost trend rate would increase the service and interest cost by $265,000, and a 1% decrease in the health care cost trend rate would decrease the service and interest cost by $197,000.

Pension Plan

The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

F-43.

The components of the change in benefit obligation, change in plan assets and funded status for the Company’s pension plan are as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005
Change in benefit obligation:
Benefit obligation at beginning of period	$3,432	$4,904
Service cost	553	650
Interest cost	201	331
Actuarial loss (1)	801	751
Benefits paid	(83)	(103)
Benefit obligation end of period	$4,904	$6,533
Change in plan assets:
Assets at beginning of period	$4,459	$5,296
Actual return on assets	404	247
Employer contribution	516	800
Benefits paid	(83)	(103)
Assets at end of period	5,296	6,240
Funded status	392	(293)
Unrecognized net actuarial (gain ) loss	(217)	669
Net amount recognized	$175	$376

(1)
The actuarial loss for the year ended December 31, 2004 is due primarily to the decrease in the assumed discount rate. The actuarial loss for the year ended December 30, 2005 is primarily due to earlier than assumed retirements which increased plan costs.

The accumulated benefit obligation of the Company’s pension plan was $4.9 million and $6.5 million as of December 31, 2004 and December 30, 2005, respectively.

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2006	$136
2007	170
2008	195
2009	239
2010	266
2011 - 2015	1,678

The Company expects to contribute $795,000 to the pension plan in the fiscal year ending December 29, 2006.

F-44.

Weighted average assumptions at period-end:

	December 31, 2004	December 30, 2005
Discount rate	5.75%	5.90%
Expected return on plan assets	7.50%	7.50%

Amounts recognized in the statement of financial position consist of the following (in thousands):

	December 31, 2004	December 30, 2005
Prepaid pension cost	$175	$—
Accrued pension cost	—	(293)
Accumulated other comprehensive income	—	669
Net amount recognized	$175	$376

An additional minimum pension liability of $160,000 was recorded at December 27, 2002 and included in other comprehensive income in 2002. At December 26, 2003, the additional minimum pension liability was not required and accordingly, the amount recorded in other comprehensive income was reversed. There was no additional minimum pension liability as of December 31, 2004. At December 30, 2005 the additional minimum pension liability was $669,000.

The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management’s estimates are not consistent with actual investment performance.

The Company’s pension plan weighted average asset allocations at December 31, 2004 and December 30, 2005, by asset category are as follows:

Asset Category:	December 31, 2004	December 30, 2005
Equity securities	71%	71%
Debt securities	29	29
Total	100%	100%

The Company’s primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

F-45.

The components of the Company’s net periodic pension cost are as follows (in thousands):

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Service cost	$257	$553	$650	$487	$507
Interest cost	366	201	331	248	333
Expected return on assets	(262)	(416)	(393)	(295)	(396)
Amortization of actuarial loss (gain)	57	(63)	11	8	66
Total retirement medical plan expense	$418	$275	$599	$448	$510

Weighted average assumptions for net periodic pension cost:

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Discount rate	7.00%	6.00%	5.75%	5.75%	5.90%
Expected return on assets	7.50%	7.50%	7.50%	7.50%	7.50%

One amendment to the pension plan was approved during 2004. The amendment was approved retroactive to January 1, 1999 and conformed the plan document to the Company’s method of operation regarding employees who transferred from Conexant. This amendment did not result in a material change in the calculation of the cost or benefit obligation of the plan.

Post-Employment Plan

For certain eligible bargaining unit employees who terminate employment, the Company provides a lump-sum benefit payment. The actuarially computed present value of this obligation has been recorded by the Company and was $613,000 and $670,000 at December 31, 2004 and December 30, 2005, respectively.

10. Relationships with Related Parties and Others

As of December 30, 2005, Conexant has an approximate 38% ownership interest in the Company. Prior to December 26, 2003, the Company categorized Skyworks and Mindspeed as related parties because they were part of Conexant at the time of the Company’s formation and, upon their separation from Conexant, the Company was contractually obligated under its supply agreement with Conexant to provide them with the same terms as Conexant under Conexant’s wafer supply agreement with the Company. During 2003, the Company amended its respective wafer supply agreements with Skyworks and Mindspeed. Beginning in 2004, the Company no longer considered Skyworks or Mindspeed to be related parties because the terms of the amendments to the respective wafer supply agreements were negotiated independently on an arm’s length basis.

Conexant’s Chief Executive Officer and Chairman of the Board is a member of the Company’s Board of Directors. This board member is also a member of the Board of Directors of Skyworks and Mindspeed Technologies, Inc., two other customers of the Company that were spun-off from Conexant. Another member of the Company’s Board of Directors serves as a member of the Board of Directors of Conexant and Mindspeed. Another member of the Company’s Board of Directors serves as the Executive Vice President of Marketing and Strategic Development of RF Micro Devices. As of December 30, 2005, RF Micro Devices had an approximate 11% ownership interest in the Company (Note 7). The following summarizes significant transactions with related parties since 2003.

F-46.

Accounts receivable and payable from related parties are as follows (in thousands):

	As of
	December 31, 2004	December 30, 2005	September 29, 2006
Conexant:			(unaudited)
Accounts receivable	$4,844	$10,061	$9,312
Accounts payable	773	—	—
RF Micro Devices:
Accounts receivable	492	972	951

Revenues from related parties are as follows (in thousands):

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Conexant (2)	$88,274	$62,200	$51,843	$39,085	$21,308
Skyworks (1)	78,962	N/A	N/A	N/A	N/A
Mindspeed(1)	970	N/A	N/A	N/A	N/A
RF Micro Devices	1,465	4,634	8,978	6,326	7,263

(1)
Prior to December 26, 2003, the Company categorized Skyworks and Mindspeed as related parties because they were part of Conexant at the time of its formation and, in connection with their separation from Conexant, the Company was contractually obligated under its supply agreement with Conexant to provide them with the same terms as Conexant under Conexant’s wafer supply agreement with the Company. During 2003, the Company amended its respective wafer supply agreements with Skyworks and Mindspeed. Beginning in 2004, the Company no longer considered Skyworks or Mindspeed to be related parties because the terms of the amendments to the respective wafer supply agreements were negotiated independently on an arm’s length basis.

(2)	Revenues for the nine months ended September 29, 2006 include a reduction of $17.5 million associated with the termination of the Conexant Wafer supply agreement.

No customers other than Conexant or Skyworks, represented more than 10% of total revenues or accounts receivable.

Wafer Supply Agreements

At the Company's inception, the Company and Conexant entered into a wafer supply agreement whereby Conexant was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. Purchases of wafers made by companies that had been spun-off or affiliated with Conexant were counted towards Conexant's minimum purchase obligations. In connection with the wafer supply agreement, the Company had provided Conexant with $60 million of credits that Conexant could use to offset any increase in the contract price for each wafer purchased by Conexant through March 30, 2007. Conexant did not use any of these credits because the Company did not increase the contract prices of wafers sold to Conexant pursuant to the agreement. In addition, following the expiration of the agreement Conexant had the right to apply up to an aggregate of $20 million of credits to wafer purchases, limited in amount to $400 per wafer, regardless of price.

In June 2006 (unaudited), the Company and Conexant agreed to terminate the wafer supply and services agreement. In connection with the termination agreement and in consideration of the cancellation of the wafer credits, the Company agreed to issue 7,583,501 shares (unaudited) of its common stock to Conexant and to forgive $1.2 million (unaudited) owed to it by Conexant for a refund of property taxes previously paid by the Company for the 2003 property tax year. The number of shares that the Company issued to Conexant will be adjusted, up or down, in the future if the Company engages in a liquidity event prior to June 26, 2007 that values the price per share of its common stock at a price higher or lower than $2.16, such that Conexant will have received shares with an aggregate value of $16.3 million (unaudited), based on the value of a share of common stock in the liquidity event. A liquidity event includes the Company's issuance of equity securities for cash consideration in a public offering and also includes a merger or similar transaction in which the Company undergoes a change of control. As a result of the termination of the wafer supply agreement, Conexant is no longer entitled to use any wafer credits provided to it under the agreement.

F-47.

In accordance with FASB EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer and EITF No. 98-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the fair value of the 7,583,501 shares (unaudited) of common stock the Company issued to Conexant in connection with the termination of the wafer supply agreement, which was $17.5 million (unaudited), and the Company's forgiveness of the $1.2 million (unaudited) owed to the Company by Conexant for reimbursement of property taxes in connection with the termination of the wafer supply agreement had the effect of reducing the Company's revenues by $17.5 million (unaudited) and reducing the Company's cost of revenues by $1.2 million (unaudited) in the second quarter of 2006. Under EITF Issue No. 01-9 cash consideration, including credits the customer can apply against trade amounts owed to the vendor as a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s statement of operations.  In addition, under EITF No. 98-18, consideration in the form of equity instruments is recognized in the same period and in the same manner as if the customer had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments. Therefore, the $17.5 million (unaudited) fair value of the common stock issued to Conexant was reflected as a reduction to the Company’s revenues for the second quarter of 2006. The forgiveness of the property tax reimbursement owed to the Company by Conexant was an expense reduction to the Company because the amounts owed to the Company related to the 2003 property tax year and all costs from that period have expired and were previously expensed.

This termination of the wafer supply agreement was subsequently amended on September 16, 2006 in connection with the Merger Agreement to provide for the repurchase of the 7,583,501 shares (unaudited) previously issued by the Company to Conexant immediately prior to the completion of the merger and the termination of the Company’s obligation to issue any additional shares to Conexant for an aggregate consideration of $16.3 million (unaudited) in cash.

In October 2002, the Company and RF Micro Devices entered into a wafer supply agreement.

In May 2003, the Company entered into a wafer supply agreement with Skyworks, whereby Skyworks was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. The term of the wafer supply agreement expires on March 30, 2007, but may be renewed for additional one-year terms upon agreement of the parties.

In June 2003, the Company and Mindspeed entered into a wafer supply agreement.

In July 2006 (unaudited), the Company entered into a capacity reservation and wafer subscription agreement with a customer, whereby the customer paid the Company $8.0 million (unaudited) in exchange for the Company's obligation to guarantee a minimum quantity of wafer deliveries per month starting January 2007 through December 2009. This amount is included within deferred revenues in the accompanying consolidated balance sheet as of September 29, 2006.

Services Agreement

The Company and Conexant entered into a transition services agreement and an information technology services agreement, whereby each party provides certain administrative and operational support to one another. Costs charged to the Company by Conexant are included in cost of revenues and operating expenses in the accompanying consolidated statements of operations. Costs recovered by the Company from Conexant are reflected as a reduction to cost of revenues and research and development in the accompanying consolidated statement of operations. Following is a summary of services and costs provided to each party (in thousands):

F-48.

	Year Ended			Nine Months Ended
	December 26, 2003	December 31, 2004	December 30, 2005	September 30, 2005	September 29, 2006
				(unaudited)
Costs charged to the Company by Conexant
Administrative, legal, finance, and human resources	$85	$—	$—	$—	$—
Facilities and related	234	135	—	—	—
Information technology services	5,998	5,921	—	—	—
Engineering services	72	—	—	—	—
Other	200	50	22	22	—
Total	$6,589	$6,106	$22	$22	$—
Costs Recovered by the Company from Conexant
Engineering services	$4,367	$3,101	$2,266	$1,930	$696
Other	22	680	301	301	—
Total	$4,588	$3,781	$2,567	$2,231	$696

The term of these agreements was three years and both agreements are now expired. All services provided by either party under the transition services agreement and the information technology services agreement have been terminated.

Lease Agreement

The Company leases its fabrication and headquarters facilities from Conexant (Note 6 Commitments and Contingencies—Leases). Related rent expense for the years ended December 26, 2003, December 31, 2004 and December 30, 2005 and the nine months ended September 30, 2005 and September 29, 2006 was $2.8 million, $2.7 million, $3.1 million, $2.3 million (unaudited) and $1.9 million (unaudited), respectively.

Purchase of Property and Equipment

The Company purchased $1.1 million of equipment from Conexant during the year ended December 26, 2003. Related to this purchase, the Company signed a note payable to Conexant, payable in four equal installments in September and December of 2003 and March and June of 2004. The note was fully repaid as of December 31, 2004.

Royalty Agreement

The Company is required to make royalty payments to Conexant, subject to certain limitations, resulting from the sales of its products manufactured using SiGe process technology transferred at an initial rate of 5% declining over the 10 year term of the royalty agreement. This agreement expires in 2012. Royalty expense under this agreement was $0.1 million, $0.6 million and zero for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, respectively, and for the nine months ended September 30, 2005 and September 29, 2006 the royalty expense was zero (unaudited) and $0.9 million (unaudited) and is included in cost of revenues in the accompanying consolidated statements of operations. Pursuant to the terms of the contribution agreement between the Company and Conexant, the Company is entitled to offset the royalty payments otherwise due to Conexant by a portion of certain payments made to third parties related to SiGe technology.

In September of 2006 (unaudited), the Company and Conexant entered into a letter settlement agreement that provides for the settlement of a dispute that had arisen between them with respect to the indemnification obligations of Conexant owed to the Company under the contribution agreement pursuant to which the Company was formed. The contribution agreement requires Conexant to indemnify the Company for up to 60% of any money paid by the Company to a third party with respect to certain intellectual property contributed by Conexant to the Company at its formation. Under the letter settlement agreement, the Company and Conexant agreed that Conexant’s total indemnification obligation with respect to a certain license agreement entered into between the Company and a certain third party related to such intellectual property would be satisfied in full through the offset of royalties otherwise payable by the Company to Conexant for the sale of SiGe products of an aggregate amount equal to $2.6 million (unaudited). The parties also acknowledged in the settlement letter agreement that, in connection with this dispute and in accordance with the terms of the contribution agreement, the Company had previously withheld royalties owed to Conexant for the sale of SiGe products to parties other than Conexant and its spun-off entities in the amount of approximately $2.7 million (unaudited). As such, the Company agreed to refund the $0.1 million difference to Conexant and the parties released each other from all additional future claims related to the dispute. As of September 29, 2006, Conexant has fulfilled its obligation under the terms of the contribution agreement and effective third quarter of 2006, the Company began paying Conexant the SiGe related royalty.

F-49.

License Agreements

During 2004, the Company entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to the Company’s manufacturing process. In exchange for the license and release the Company agreed to make certain payments through 2007.

In connection with the Company’s separation from Conexant, Conexant contributed to the Company a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. The Company agreed to license intellectual property rights relating to the owned intellectual property contributed to the Company by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third party manufacturers and to sell such products, but must obtain the Company’s prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

In July 2004 the Company entered into a license agreement with Conexant under which Conexant granted to it a limited, non-exclusive and nontransferable license for the right to manufacture, develop and modify integrated circuit products in silicon form that incorporate Conexant’s design kit based on 0.13 micron process technology. The Company may manufacture the licensed technology only at specifically authorized facilities but may subcontract the manufacture of products using the licensed technology to its manufacturing suppliers if they agree to be bound by the terms of the license. The agreement is for an indefinite term but is terminable under certain circumstances for material breach, default or insolvency. The Company paid Conexant $300,000 in exchange for this license.

Management Agreements

Pursuant to management agreements among Carlyle, Conexant and the Company, Carlyle and Conexant are each entitled to be, and have been paid, a management fee of $300,000 per year for advisory services each party performs in connection with the operations, strategic planning, marketing and financial oversight of the Company. A termination agreement executed in conjunction with the Merger Agreement provides for the termination of the management agreements upon the completion of the merger and the associated management fees to Conexant and Carlyle will no longer be payable by the Company.

Conversion of Preferred Shares and Issuance of Common Shares

In August 2004, the Company entered into a Contribution to Settlement and Release Agreement with Conexant. Under the agreement the Company agreed to issue and pay 210,000 shares of Common Stock and $525,000 in cash in partial satisfaction of claims to an individual that had asserted against Conexant arising out of services that he contended he had performed for the benefit of Conexant related to the structuring and formation of the Company. Conexant also agreed to transfer 90,000 shares of Common Stock and $225,000 to the individual. In exchange for the payments made by the Company to the individual, Conexant released the Company from all claims and actions that it may have asserted against it or any of its directors, officers or employees resulting from or related to the claims made by the individual.

11. Segment and Geographic Information

F-50.

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

Revenues are derived principally from customers located within the United States.

Long-lived assets consist of property, plant and equipment and intangible assets, primarily located within the United States.

12. Supplemental Cash Flow Information

The Company paid income taxes of $12,000, $13,000 and $224,000 for the years ended December 26, 2003, December 31, 2004 and December 30, 2005, respectively.

13. Loan & Security Agreement

In January 2006 the Company entered into a loan and security agreement with Wachovia Capital Finance Corporation (Western) as the lender. The agreement established a line of credit with an aggregate borrowing limit of $35 million. The first $20 million of loans under the line of credit bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 0.75%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.50%. The additional loan amounts, up to the maximum limit, bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 1.00%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.75%. The Company may, at its option, request a Eurodollar rate loan or convert any prime rate loan into a Eurodollar rate loan. The agreement also provides for the issuance of letters of credit not to exceed $4 million. The agreement includes certain affirmative and negative covenants, the non-compliance with which would constitute an event of default under the agreement and result in the acceleration of any amounts due under the agreement.

F-51.

Annex A

AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (“AGREEMENT”) is made and entered into as of September 26, 2006, by and among: ACQUICOR TECHNOLOGY INC., a Delaware corporation (“Parent”); JOY ACQUISITION CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); JAZZ SEMICONDUCTOR, INC., a Delaware corporation (the “Company”); and TC Group, L.L.C. as the Stockholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B. This Agreement has been approved and declared advisable by the respective boards of directors of Parent, Merger Sub and the Company and such respective boards of directors have determined that the Merger is in the best interests of the stockholders of their respective companies.

C. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement: (i) the Key Stockholders are executing a stockholder support agreement in favor of Parent (the “Stockholder Support Agreement”); (ii) the Key Stockholders are entering into General Releases in favor of the Company and Parent (the “General Releases”), to be effective as of the Closing; (iii) certain stockholders of the Company are executing Noncompetition and Non-Solicitation Agreements in favor of Parent (the “Noncompetition Agreements”); (iv) Conexant Systems, Inc. is entering into certain lease amendment agreements with Parent (the “Lease Amendment Agreements”); and (v) the Company and certain Key Stockholders are entering into an agreement terminating the agreements set forth on Schedule 6.10(d) (the “Termination Agreement”).

D. In order to induce the Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, the Company is entering into employment agreements with certain key employees of the Company (the “Employment Agreements”).

1

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

1.1  Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3  Closing; Effective Time. The consummation of the Merger and the other Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m., California time, on a date to be mutually agreed upon by Parent and the Company, which shall be no later than the fifth business day after the satisfaction or, to the extent permitted by Legal Requirements, waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing and the condition set forth in Section 6.15, but subject to the satisfaction or waiver of such conditions). (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Subject to the provisions of this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or such later time as may be agreed upon by each of the parties hereto and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.

(a)  The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety as of the Effective Time to conform to Exhibit C.

(b)  The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c)  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.4.

2

1.5  Conversion of Shares.

(a)  Subject to Section 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder (as defined in Section 1.5(d)):

(i)  each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be canceled and retired without payment of any consideration with respect thereto;

(ii)  each share of Company Preferred Stock outstanding immediately prior to the Effective Time (other than those referred to in Section 1.5(a)(i) and Dissenting Shares (as defined in Section 1.11)) shall be converted into the right to receive:

(A)   an amount in cash equal to the sum of: (1) the Preference Per Share Amount (as defined in Section 1.5(b)); plus (2) the aggregate amount of accrued and unpaid dividends on such share of Company Preferred Stock calculated in accordance with the terms of the Company’s certificate of incorporation in effect on the date of this Agreement; plus (3) the Preferred Residual Per Share Amount (as defined in Section 1.5(b)); minus

(B)   the product of (1) the Preferred Per Share Percentage (as defined in Section 1.5(b)) multiplied by (2) the Working Capital Adjustment Escrow Contribution Amount (as defined in Section 1.5(b)); minus

(C)   the product of (1) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Preferred Stock multiplied by (2) the Indemnity Escrow Contribution Amount (as defined in Section 1.5(b)); plus

(D)   the product of (1) the Preferred Per Share Percentage multiplied by (2) the aggregate amount of any cash required to be released from the Working Capital Adjustment Escrow Fund to the Escrow Participants in accordance with Section 1.7 (as and when such cash is required to be released); plus

(E)   the product of (1) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Preferred Stock multiplied by (2) the aggregate amount of any cash required to be released from the Indemnity Escrow Fund to the Escrow Participants in accordance with Section 9.7 (as and when such cash is required to be released); plus

(F)  the product of (1) the Preferred Per Share Percentage multiplied by (2) the aggregate amount of any cash required to be released from the Stockholders’ Representative Expense Fund to the Escrow Participants in accordance with Section 10.1(f) (as and when such cash is required to be released); plus

(G)   the product of (1) the Preferred Per Share Percentage multiplied by (2) the aggregate amount of any payment required to be made by Parent in accordance with Section 1.7(d) (as and when such payment is required to be made); plus

3

(H)   the product of (1) the Preferred Per Share Percentage multiplied by (2) the aggregate amount of any payment or other distribution required to be made by Parent in accordance with Section 1.8 (as and when such payment or other distribution is required to be made); and plus

(I)  the product of (1) the Preferred Per Share Percentage multiplied by (2) the aggregate amount of any payment required to be made from the Company Retention Bonus Escrow Fund to the Stockholders’ Representative for distribution to Escrow Participants in accordance with Section 1.5(f) (as and when such payment or other distribution is required to be made).

(iii)  each share of Company Common Stock outstanding immediately prior to the Effective Time (other than those referred to in Section 1.5(a)(i) and Dissenting Shares) shall be converted into the right to receive:

(A)   an amount in cash equal to the Common Residual Per Share Amount (as defined in Section 1.5(b)); minus

(B)   the product of (1) the Common Per Share Percentage multiplied by (2) the Working Capital Adjustment Escrow Contribution Amount; minus

(C)   the product of (1) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Common Stock multiplied by (2) the Indemnity Escrow Contribution Amount; plus

(D)   the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any cash required to be released from the Working Capital Adjustment Escrow Fund to the Escrow Participants in accordance with Section 1.7 (as and when such cash is required to be released); plus

(E)   the product of (1) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Common Stock multiplied by (2) the aggregate amount of any cash required to be released from the Indemnity Escrow Fund to the Escrow Participants in accordance with Section 9.7 (as and when such cash is required to be released); plus

(F)  the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any cash required to be released from the Stockholders’ Representative Expense Fund to the Escrow Participants in accordance with Section 10.1(f) (as and when such cash is required to be released); plus

(G)   the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any payment required to be made by Parent in accordance with Section 1.7 (as and when such payment is required to be made); plus

(H)   the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any payment or other distribution required to be made by Parent in accordance with Section 1.8 (as and when such payment or other distribution is required to be made); and plus

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(I)  the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any payment required to be made from the Company Retention Bonus Escrow Fund to the Stockholders’ Representative for distribution to Escrow Participants in accordance with Section 1.5(f) (as and when such payment or other distribution is required to be made);

(iv)   each share of the common stock, par value $0.001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(v)  Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder, the restrictions with respect to, and any right of repurchase of the Company of, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and subject to forfeiture or a right of repurchase by the Company, shall lapse and shall no longer be in effect.

(b)  For purposes of this Agreement:

(i)  The “Aggregate Closing Transaction Value” shall be equal to: (A) $260,000,000; minus (B) the Conexant Termination Payment Amount; minus (C) the Company Retention Bonus Amount; minus (D) the Company Stay Bonus Amount; minus (E) the Stockholders’ Representative Expense Amount; minus (F) the aggregate amount of all Transaction Expenses (including Transaction Expenses paid prior to the Effective Time and Transaction Expenses that are or will become payable at or after the Effective Time with respect to services performed or actions taken at or prior to the Effective Time); minus (G) the amount of any Closing Deficit Amount (as defined in Section 1.7(c)); and plus (H) the amount of any Closing Surplus Amount (as defined in Section 1.7(b)).

(ii)  The “Aggregate In-the-Money Company Option Exercise Price” shall be the aggregate dollar amount payable to the Company as purchase price for the exercise in full of all In-the-Money Company Options (whether vested or unvested) that are outstanding and unexercised immediately prior to the Effective Time.

(iii)  The “Aggregate Preference Amount” shall be the amount determined by multiplying the Preference Per Share Amount by the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(iv)  The “Aggregate Proceeds Contribution Fraction” means, with respect to each share of Company Capital Stock held by an Escrow Participant or each share of Company Common Stock subject to an In-the-Money Company Option held by an Escrow Participant, in each case that is outstanding immediately prior to the Effective Time, the fraction having a numerator equal to the applicable amount specified in Section 1.5(a)(ii)(A), Section 1.5(a)(iii)(A) or Section 1.6(a)(i), as the case may be, in respect of such share of Company Capital Stock or such share of Company Common Stock subject to such In-the-Money Company Option, and having a denominator equal to the aggregate total of all amounts specified in Sections 1.5(a)(ii)(A), 1.5(a)(iii)(A) and 1.6(a)(i) in respect of all shares of Company Capital Stock held by the Escrow Participants and all shares of Company Common Stock subject to In-the-Money Company Options held by the Escrow Participants, in each case that are outstanding immediately prior to the Effective Time.

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(v)  The “Aggregate Residual Consideration Amount” shall be an amount equal to: (A) the Aggregate Closing Transaction Value; minus (B) the Aggregate Preference Amount; and minus (C) the aggregate amount of all accrued and unpaid dividends on the shares of Company Preferred Stock outstanding immediately prior to the Effective Time calculated in accordance with the terms of the Company’s certificate of incorporation in effect on the date of this Agreement.

(vi)  The “Common Per Share Percentage” shall be the percentage (calculated to 15 decimal places) corresponding to the fraction having a numerator equal to 0.14 and having a denominator equal to the Fully Diluted Company Share Number.

(vii)  The “Common Residual Per Share Amount” shall be the amount determined by multiplying (A) the Common Per Share Percentage by (B) the sum of the Aggregate Residual Consideration Amount plus the Aggregate In-the-Money Company Option Exercise Price.

(viii)  The “Company Retention Bonus Amount” shall (A) be the maximum aggregate amount payable to participants in the Company Retention Bonus Plan and the Company Special Retention Bonus Plan at or after the Closing pursuant to, and in accordance with, the terms of the Company Retention Bonus Plan and the Company Special Retention Bonus Plan, as applicable, provided that such maximum aggregate amount shall not exceed $5,000,000 and (B) be specified in the Closing Payment Schedule.

(ix)  The “Company Stay Bonus Amount” shall (A) be the maximum aggregate amount payable to Company employees who are parties to Company Stay Bonus Agreements pursuant to, and in accordance with, the terms of such Company Stay Bonus Agreements in connection with the Closing, provided that such maximum aggregate amount shall not exceed $1,750,000 and (B) be specified in the Closing Payment Schedule.

(x)  The “Conexant Termination Payment Amount” means $16,300,000.

(xi)  The “Fully Diluted Company Share Number” shall be the sum, without duplication, of: (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option and including any such shares subject to issuance pursuant to Company Options exercised prior to the Effective Time or pursuant to shares of Company Preferred Stock converted prior to the Effective Time); plus (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to In-the-Money Company Options (whether vested or unvested) that are outstanding and unexercised immediately prior to the Effective Time; plus (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time; and plus (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of any securities of the Company convertible into Company Common Stock (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time.

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(xii)  The “Indemnity Escrow Contribution Amount” means $20,000,000.

(xiii)  The “Preference Per Share Amount” shall be, with respect to a share of Company Preferred Stock, the Face Amount (as defined in the Company’s certificate of incorporation in effect on the date of this Agreement) of such share in effect at the Effective Time, subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected or declared by the Company, or with respect to which a record date occurs, with respect to shares of Company Capital Stock after the execution of this Agreement and prior to the Effective Time.

(xiv)  The “Preferred Per Share Percentage” shall be the percentage (calculated to 15 decimal places) corresponding to the fraction having a numerator equal to 0.86 and having a denominator equal to the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(xv)  The “Preferred Residual Per Share Amount” shall be equal to the amount determined by multiplying (A) the Preferred Per Share Percentage by (B) the sum of the Aggregate Residual Consideration Amount plus the Aggregate In-the-Money Company Option Exercise Price.

(xvi)  The “Stockholders’ Representative Expense Amount” means $1,000,000.

(xvii)  The “Working Capital Adjustment Escrow Contribution Amount” means (x) $4,000,000 minus (y) the Deferred Closing Surplus Amount (as defined in Section 1.7(i)).

(c)  Immediately after the Closing but prior to the Effective Time, Parent shall cause to be delivered to the Escrow Agent by wire transfer of immediately available funds:

(i)  as a contribution to the Indemnity Escrow Fund an amount in cash equal to the Indemnity Escrow Contribution Amount; and

(ii)  as a contribution to the Working Capital Adjustment Escrow Fund an amount in cash equal to the Working Capital Adjustment Escrow Contribution Amount.

The Indemnity Escrow Fund and Working Capital Adjustment Escrow Fund: (A) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; and (B) shall be held and released solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

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(d)  Immediately after the Closing but prior to the Effective Time, Parent shall fund the Stockholders’ Representative Expense Fund by causing the Stockholders’ Representative Expense Amount to be delivered to the Stockholders’ Representative by wire transfer of immediately available funds. The Stockholders’ Representative shall hold the Stockholders’ Representative Expense Fund in trust for the purpose of reimbursing the Stockholders’ Representative for Transaction Expenses and other expenses incurred by it on behalf of the Escrow Participants in accordance with Section 10.1, provided that the Stockholders’ Representative shall not be obligated to hold the Stockholders’ Representative Expense Fund in a separate account. The payment of the Stockholders’ Representative Expense Amount by Parent to the Stockholders’ Representative shall completely discharge Parent’s obligations with respect to such amount, and in no event shall Parent have any responsibility or liability whatsoever for the manner in which the Stockholders’ Representative administers the Stockholders’ Representative Expense Fund, or for causing or ensuring that all or any portion of the Stockholders’ Representative Expense Amount is ultimately paid or distributed to Escrow Participants.

(e)  Immediately after the Closing but prior to the Effective Time, Parent shall pay (or cause the Company to pay) the Conexant Termination Payment Amount to Conexant by wire transfer of immediately available funds.

(f)  Promptly following the Effective Time, (i) Parent shall pay (or cause the Company to pay) such amounts as are required to be paid pursuant to, and in accordance with the provisions of, the Company Retention Bonus Plan in connection with the Closing, (ii) to the extent that any portion of the Company Retention Bonus Amount payable to participants under the Company Retention Bonus Plan is not paid to participants in the Company Retention Bonus Plan in connection with the Closing, Parent shall fund (or shall cause the Company to fund) such portion of the Company Retention Bonus Amount not paid in connection with the Closing into the Company Retention Bonus Escrow Fund, and (iii) Parent shall fund the portion of the Company Retention Bonus Amount payable to participants under the Company Special Retention Bonus Plan into the Company Retention Bonus Escrow Fund. Following the Closing, Parent and the Stockholder Representative shall execute joint written instructions to the Escrow Agent, instructing the Escrow Agent to cause the payments required to be made to participants under the Company Retention Bonus Plan and the Company Special Retention Bonus Plan other than in connection with the Closing to be released from the Company Retention Bonus Escrow Fund and paid to such participants pursuant to, and in accordance with, the terms of the Company Retention Bonus Plan or the Company Special Retention Bonus Plan, as applicable. In the event that, following the Closing, one or more participants in the Company Retention Bonus Plan or the Company Special Retention Bonus Plan becomes ineligible to receive a payment otherwise allocable to such participant under the Company Retention Bonus Plan or the Company Special Retention Bonus Plan (a “Forfeited Payment”), then promptly following the event that results in such ineligibility, Parent shall notify the Stockholder Representative and Parent and the Stockholder Representative shall execute joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the amount of the Forfeited Payment from the Company Retention Bonus Escrow Fund to the Stockholders’ Representative for distribution to each Escrow Participant with respect to each share of Company Capital Stock held by such Escrow Participant or each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time in accordance with Section 1.5(a)(ii)(I), 1.5(a)(iii)(I) or 1.6(a)(ix) as the case may be. The payment of any Forfeited Payment from the Company Retention Bonus Escrow Fund to the Stockholders’ Representative pursuant to the foregoing sentence shall completely discharge Parent’s obligations with respect to such Forfeited Payment, and in no event shall Parent have any responsibility or liability whatsoever for causing or ensuring that all or any portion of such Forfeited Payment is ultimately paid or distributed to Escrow Participants.

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(g)  Promptly following the Effective Time, Parent shall cause the Company to make the payments required to be made to each Company employee who is party to a Company Stay Bonus Agreement pursuant to, and in accordance with, the terms of the Company Stay Bonus Agreements.

(h)  The Company shall deliver to Parent, on the Closing Date, a definitive schedule (the “Closing Payment Schedule”) setting forth: (A) the total of all Transaction Expenses paid and payable (including any Transaction Expenses that will become payable by an Acquired Company after the Effective Time with respect to services performed or actions taken prior to the Effective Time); (B) the portion of the Company Retention Bonus Amount payable to each participant in the Company Retention Bonus Plan in connection with the Closing and the maximum amount payable to each participant in the Company Retention Bonus Plan following the Closing; (C) the maximum amount payable to each participant in the Company Special Retention Bonus Plan following the Closing; (D) the portion of the Company Stay Bonus Amount payable to each Company employee who is a party to a Company Stay Bonus Agreement; (E) the name and, to the extent available to the Company, the address of each Person who is a stockholder of the Company immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time) (each, a “Stockholder”); (F) the number of shares of Company Capital Stock of each class and series held by each Stockholder immediately prior to the Effective Time; (G) the consideration specified in Section 1.5(a)(ii)(A) or Section 1.5(a)(iii)(A), respectively, with respect to the Capital Stock held by each Stockholder immediately prior to the Effective Time; (H) the amount to be contributed to the Indemnity Escrow Fund with respect to the shares of Company Capital Stock held by each Stockholder pursuant to Section 1.5(c)(i); (I) the amount to be contributed to the Working Capital Adjustment Escrow Fund with respect to the shares of Company Capital Stock held by each Stockholder pursuant to Section 1.5(c)(ii); (J) the name and, to the extent available to the Company, the address of each holder of, the exercise price per share of, and the number of shares of Company Common Stock subject to, each Company Option outstanding immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time) (each, an “Option Holder”); (K) the consideration specified in Section 1.6(a)(i) with respect to the shares of Company Common Stock subject to Company Options held by each Option Holder immediately prior to the Effective Time; (L) the amount, if any, to be contributed to the Indemnity Escrow Fund with respect to the shares of Company Common Stock subject to the Company Options held by each Option Holder pursuant to Section 1.5(c)(i); (M) the amount, if any, to be contributed to the Working Capital Adjustment Escrow Fund with respect to the shares of Company Common Stock subject to the Company Options held by each Option Holder pursuant to Section 1.5(c)(ii); and (N) the aggregate amount of withholding and other Taxes to be deducted pursuant to applicable Legal Requirements from any consideration payable to each Stockholder or Option Holder in the Merger, each participant in the Company Retention Bonus Plan in connection with the Closing, and each Company employee who is a party to a Company Stay Bonus Agreement in connection with the Closing.

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1.6  Treatment of Company Options.

(a)  The board of directors of the Company shall take such actions as are necessary or reasonably desirable to provide that each In-the-Money Company Option outstanding and unexercised immediately prior to the Effective Time, whether or not immediately exercisable, shall be cancelled, terminated and extinguished as of the Effective Time and, subject to Section 1.10, upon the cancellation thereof be converted into the right to receive, in respect of each share of Company Common Stock then subject to such In-the-Money Company Option:

(i)  an amount in cash equal to the Common Residual Per Share Amount minus the exercise price per share of Company Common Stock subject to such In-the-Money Company Option; minus

(ii)  the product of (1) the Common Per Share Percentage multiplied by (2) the Working Capital Adjustment Escrow Contribution Amount; minus

(iii)  the product of (1) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Common Stock multiplied by (2) the Indemnity Escrow Contribution Amount; plus

(iv)  the product of (A) the Common Per Share Percentage multiplied by (B) the aggregate amount of any cash required to be released from the Working Capital Adjustment Escrow Fund to the Escrow Participants in accordance with Section 1.7 (as and when such cash is required to be released); plus

(v)  the product of (A) the Aggregate Proceeds Contribution Fraction with respect to such share of Company Common Stock multiplied by (B) the aggregate amount of any cash required to be released from the Indemnity Escrow Fund to the Escrow Participants in accordance with Section 9.7 (as and when such cash is required to be released); plus

(vi)  the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any cash required to be released from the Stockholders’ Representative Expense Fund to the Escrow Participants in accordance with Section 10.1(f) (as and when such cash is required to be released); plus

(vii)  the product of (A) the Common Per Share Percentage multiplied by (B) the aggregate amount of any payment required to be made by Parent in accordance with Section 1.7 (as and when such payment is required to be made); plus

(viii)  the product of (A) the Common Per Share Percentage multiplied by (B) the aggregate amount of any payment or other distribution required to be made by Parent in accordance with Section 1.8 (as and when such payment or other distribution is required to be made); and plus

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(ix)  the product of (1) the Common Per Share Percentage multiplied by (2) the aggregate amount of any payment required to be made from the Company Retention Bonus Escrow Fund to the Stockholders’ Representative for distribution to Escrow Participants in accordance with Section 1.5(f) (as and when such payment or other distribution is required to be made).

Each holder of an In-the-Money Company Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(a), without interest, and such In-the-Money Company Option shall not be assumed by Parent.

(b)  The board of directors of the Company shall take such actions as are necessary or desirable to provide that each Company Option outstanding immediately prior to the Effective Time that is not an In-the-Money Company Option, whether or not immediately exercisable, shall be cancelled, terminated and extinguished as of the Effective Time, and such Company Option shall not be assumed by Parent and no further consideration shall be payable hereunder with respect thereto.

1.7  Working Capital Adjustment.

(a)  The Company shall provide Parent with a preliminary written and reasonably detailed calculation of the estimated Closing Working Capital Amount (as defined in Section 1.7(i)) (the “Estimated Closing Amount”), together with an estimated unaudited balance sheet of the Company and its consolidated Subsidiaries as of the Closing Date (the “Estimated Closing Date Balance Sheet”), not more than 10 nor fewer than three business days before the Closing Date, which Estimated Closing Date Balance Sheet (i) shall be prepared in good faith by the Company consistent with the provisions of Section 1.7(f) and (ii) shall be accompanied by a written certification to Parent, executed (if both of such positions are filled as of the Closing Date) by the CFO and the Controller of the Company, or (if one of such positions is vacant as of the Closing Date) by the CFO or the Controller of the Company and another senior executive officer of the Company, certifying that the Estimated Closing Date Balance Sheet was so prepared. Following the delivery of the Estimated Closing Date Balance Sheet to Parent, the Company shall provide Parent, its accountants and their representatives, at the reasonable request of Parent, with reasonable access during normal business hours to the books, records and relevant work papers of the Company as may reasonably be required for the review of the Estimated Closing Date Balance Sheet and shall provide Parent, its accountants and their representatives with access to the records and employees of the Company and its Subsidiaries (and cause the employees of the Company and its Subsidiaries to cooperate with Parent, its accountants and their representatives) to the extent reasonably necessary for Parent to review and evaluate the data and assumptions used to prepare the Estimated Closing Date Balance Sheet and to resolve disputes with respect thereto.

(b)  If the Estimated Closing Amount is greater than the Upper Threshold, an amount equal to the lesser of (x) the Gross Closing Surplus Amount (as defined in Section 1.7(i)) or (y) the Surplus Cash Amount (as defined in Section 1.7(i)), shall be the “Closing Surplus Amount” for all purposes under this Agreement, including calculating the Aggregate Closing Transaction Value and determining whether the aggregate consideration payable in connection with the Merger shall be subject to adjustment pursuant to Section 1.7(d).

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(c)  If the Estimated Closing Amount is less than the Lower Threshold, an amount equal to the lesser of (x) $4,500,000, or (y) an amount equal to the excess of (1) the Target Amount over (2) the Estimated Closing Amount, shall be the “Closing Deficit Amount” for all purposes under this Agreement, including calculating the Aggregate Closing Transaction Value and determining whether the aggregate consideration payable in connection with the Merger shall be subject to adjustment pursuant to Section 1.7(d).

(d)  Following the Closing, in addition to any adjustment to the aggregate consideration payable in connection with the Merger pursuant to Section 1.8, the aggregate consideration payable in connection with the Merger shall be subject to adjustment as set forth below in this Section 1.7(d):

(i)  If the Final Closing Working Capital Amount (as defined in Section 1.7(i)) is greater than the Upper Threshold (as defined in Section 1.7(i)), and there was neither a Closing Deficit Amount nor a Closing Surplus Amount, or there was a Closing Surplus Amount equal to zero, then Parent shall become obligated to pay to the Stockholders’ Representative an amount equal to the sum of (x) the lesser of (A) $4,500,000 plus $50,000 per day for each day after March 31, 2007 through and including, the Closing Date, or (B) an amount equal to the excess of (1) the Final Closing Working Capital Amount over (2) the Target Amount (the lesser of such amounts in this clause (x), the “Post-Closing Positive Variance Amount”) plus (y) the Deferred Closing Surplus Amount plus (z) interest on the Deferred Closing Surplus Amount at a rate of six percent per annum from the Closing Date to the date on which the Post-Closing Positive Variance Amount and the Deferred Closing Surplus Amount are paid to the Stockholders’ Representative, for distribution to each Escrow Participant in the respective amounts provided in Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii) (as the case may be).

(ii)  If the Final Closing Working Capital Amount is greater than the Upper Threshold, and there was a Closing Deficit Amount, then Parent shall become obligated to pay an amount equal to the sum of (x) the Post-Closing Positive Variance Amount plus (y) the Closing Deficit Amount to the Stockholders’ Representative for distribution to each Escrow Participant in the respective amounts provided in Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii) (as the case may be).

(iii)  If the Final Closing Working Capital Amount is greater than the Upper Threshold, and there was a Closing Surplus Amount greater than zero, the following shall occur:

(A)   if the Post-Closing Positive Variance Amount exceeds the Closing Surplus Amount, then Parent shall become obligated to pay to the Stockholders’ Representative an amount equal to the sum of (x) the amount of such excess plus (y) interest on the Deferred Closing Surplus Amount (if any) at a rate of six percent per annum from the Closing Date to the date on which such difference is paid to the Stockholders’ Representative, for distribution to each Escrow Participant in the respective amounts provided in Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii) (as the case may be);

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(B)   if the Closing Surplus Amount exceeds the Post-Closing Positive Variance Amount, then Parent shall become entitled to recover an amount equal to the amount of such excess (x) first from the Working Capital Adjustment Escrow Fund (to the extent of the funds therein), and (y) second from the Indemnity Escrow Fund (to the extent of the remaining funds therein); and

(C)   if the Closing Surplus Amount is equal to the Post-Closing Positive Variance Amount, then there shall be no adjustment in either direction to the aggregate consideration payable in connection with the Merger pursuant to this Section 1.7.

(iv)  If the Final Closing Working Capital Amount is equal to or greater than the Lower Threshold and is less than or equal to the Upper Threshold, then the following shall occur:

(A)   if there was a Closing Deficit Amount, then Parent shall become obligated to pay an amount equal to the Closing Deficit Amount to the Stockholders’ Representative for distribution to each Escrow Participant in the respective amounts provided in Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii) (as the case may be);

(B)   if there was a Closing Surplus Amount greater than zero, then Parent shall become entitled to recover an amount equal to the Closing Surplus Amount (x) first from the Working Capital Adjustment Escrow Fund (to the extent of the funds therein), and (y) second from the Indemnity Escrow Fund (to the extent of the remaining funds therein; and

(C)   if there was neither a Closing Deficit Amount nor a Closing Surplus Amount, or there was a Closing Surplus Amount equal to zero, then there shall be no adjustment in either direction to the aggregate consideration payable in connection with the Merger pursuant to this Section 1.7(d).

(v)  If the Final Closing Working Capital Amount is less than the Lower Threshold, and there was neither a Closing Deficit Amount nor a Closing Surplus Amount or there was a Closing Surplus Amount equal to zero, then Parent shall become entitled to recover an amount equal to the lesser of (x) $4,500,000, or (y) an amount equal to the excess of (1) the Target Amount over (2) the Final Closing Working Capital Amount (the lesser of such amounts, the “Post-Closing Negative Variance Amount”) (x) first from the Working Capital Adjustment Escrow Fund (to the extent of the funds therein), and (y) second from the Indemnity Escrow Fund (to the extent of the remaining funds therein).

(vi)  If the Final Closing Working Capital Amount is less than the Lower Threshold, and there was a Closing Surplus Amount greater than zero, then Parent shall become entitled to recover an amount equal to the sum of (x) the Post-Closing Negative Variance Amount plus (y) the Closing Surplus Amount (x) first from the Working Capital Adjustment Escrow Fund (to the extent of the funds therein), and (y) second from the Indemnity Escrow Fund (to the extent of the remaining funds therein).

(vii)  If the Final Closing Working Capital Amount is less than the Lower Threshold, and there was a Closing Deficit Amount, the following shall occur:

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(A)   if the Closing Deficit Amount exceeds the Post-Closing Negative Variance Amount, then Parent shall become obligated to pay an amount equal to the amount of such excess to the Stockholders’ Representative for distribution to each Escrow Participant in the respective amounts provided in Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii) (as the case may be);

(B)   if the Post-Closing Negative Variance Amount exceeds the Closing Deficit Amount, then Parent shall become entitled to recover an amount equal to the amount of such excess (x) first from the Working Capital Adjustment Escrow Fund (to the extent of the funds therein), and (y) second from the Indemnity Escrow Fund (to the extent of the remaining funds therein); and

(C)   if the Closing Deficit Amount is equal to the Post-Closing Negative Variance Amount, then there shall be no adjustment in either direction to the aggregate consideration payable in connection with the Merger pursuant to this Section 1.7(d).

If Parent is obligated to pay any amount to the Stockholders’ Representative pursuant to any provision of this Section 1.7(d) (such amount, the “Post-Closing Surplus Amount”), Parent shall, within five business days after the Final Closing Date Balance Sheet (as defined in Section 1.7(h)) has been established in accordance with the procedures set forth in Section 1.7(h), (1) pay the Post-Closing Surplus Amount to the Stockholders’ Representative in immediately available funds, and such payment, when made, shall be deemed to have been paid in full satisfaction of the rights of such Escrow Participants under Sections 1.5(a)(ii)(G), 1.5(a)(iii)(G) and 1.6(a)(vii), and (2) execute written instructions to the Escrow Agent, instructing the Escrow Agent to disburse all of the funds in the Working Capital Adjustment Escrow Fund to the Escrow Participants, with each Escrow Participant to receive the respective amounts set forth in Sections 1.5(a)(ii)(D), 1.5(a)(iii)(D) and 1.6(a)(iv), with respect to each share of Company Capital Stock and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time. If Parent is entitled to receive any amount from the Working Capital Adjustment Escrow Fund or Indemnity Escrow Fund pursuant to any provision of this Section 1.7(d) (such amount, the “Post-Closing Deficit Amount”), Parent and the Stockholders’ Representative shall, within five business days after the Final Closing Date Balance Sheet has been established in accordance with the procedures set forth in Section 1.7(h), execute joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the Post-Closing Deficit Amount from the Working Capital Adjustment Escrow Fund and the Indemnity Escrow Fund (in the priority described above) to Parent, and immediately thereafter to disburse any amount remaining in the Working Capital Adjustment Escrow Fund to the Escrow Participants, with each Escrow Participant to receive the respective amounts set forth in Sections 1.5(a)(ii)(D), 1.5(a)(iii)(D) and 1.6(a)(iv), with respect to each share of Company Capital Stock and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time.

(e)  As soon as practicable (and in any event within 90 days) after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative an unaudited balance sheet of the Company and its consolidated Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”) in good faith and in accordance with the provisions of Section 1.7(f). The Closing Date Balance Sheet shall be accompanied by a reasonably detailed calculation of the Closing Working Capital Amount, a written statement setting forth deviations between the Closing Date Balance Sheet and the Estimated Closing Balance Sheet and a written statement of any Post-Closing Surplus Amount or Post-Closing Deficit Amount as determined by Parent resulting from the information set forth in the Closing Date Balance Sheet (the “Parent Proposed Adjustment”). Promptly following the delivery of the Closing Date Balance Sheet to the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative, its accountants and their representatives, at the reasonable request of the Stockholders’ Representative, with reasonable access during normal business hours to the books, records and relevant work papers of the Surviving Corporation as may reasonably be required for the review of the Closing Date Balance Sheet and shall provide the Stockholders’ Representative, its accountants and their representatives with access to the records and employees of the Surviving Corporation and its Subsidiaries (and cause the employees of the Surviving Corporation and its Subsidiaries to cooperate with the Stockholders’ Representative, its accountants and their representatives) to the extent reasonably necessary for the Stockholders’ Representative to review and evaluate the data and assumptions used to prepare the Closing Date Balance Sheet and to resolve disputes with respect thereto. All fees, costs and expenses of the Stockholders’ Representative relating to the review of the Closing Date Balance Sheet shall be borne by the Escrow Participants and may be paid by the Stockholders’ Representative out of the Stockholders’ Representative Expense Fund to the extent of the funds remaining therein, with the remainder borne by the Escrow Participants and if paid by the Stockholders’ Representative, reimbursable to the Stockholders’ Representative in accordance with Section 10.1. The Stockholders’ Representative shall make available to Parent and its accountants, at the request of Parent, any relevant work papers of the Stockholders’ Representative and its accountants generated in connection with the review of the Closing Date Balance Sheet.

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(f)  The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Unaudited Interim Balance Sheet (as defined in Section 2.4(a)) was prepared, including the policies, procedures and practices used in preparing the Unaudited Interim Balance Sheet (to the extent in accordance with GAAP), except that:

(i)  Apportionment of Taxes. In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period (as defined in Section 1.7(i)), the portion of any such Tax that is allocable to the Interim Period shall be:

(A)  in the case of Taxes not described in subparagraph “(B)”, below, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

(B)  in the case of any property and ad valorem taxes deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire relevant Tax period.

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(ii)  Changes in GAAP. For all purposes under this Section 1.7, “GAAP” shall mean GAAP as in effect on the date of the Unaudited Interim Balance Sheet. Notwithstanding (A) any changes in GAAP after the date thereof, (B) any change by the Company in its application of GAAP between March 31, 2006 and the date of this Agreement, or (C) any change by the Company in its application of GAAP during the Pre-Closing Period (to the extent permitted by this Agreement), the Closing Date Balance Sheet shall be prepared on a basis consistent with the Unaudited Interim Balance Sheet. Without limiting the generality of the foregoing, to the extent the Company’s reserve for uncollectible accounts or unsaleable inventory are calculated based on a percentage of the aggregate accounts or inventory of a specified age or type, the same percentage (or in the case of inventory, the same methodology for determining the percentage) and type as was used for the purposes of calculating the amount of such reserves on the Unaudited Interim Balance Sheet shall be used to calculate the amount of such reserves on the Closing Date Balance Sheet, notwithstanding any change in the manner in which such reserves were calculated after the date of the Unaudited Interim Balance Sheet.

(iii)  Gross Property, Plant and Equipment. Gross Property, Plant and Equipment shall not be decreased or increased from the amount of Gross Property, Plant and Equipment on the Unaudited Interim Balance Sheet as a result of any physical audit performed by Parent or the Acquired Companies after the Closing or otherwise, except as a result of any capital expenditures made by the Company after March 31, 2006 (including any such decrease as a result of a determination that property, plant or equipment reflected in the Company’s books and records or financial statements and not currently used in the business as currently conducted is no longer used by or in the possession of, the Company). In addition, Gross Property, Plant and Equipment shall not be reduced as a result of the disposal of obsolete equipment on or after April 1, 2006 in the ordinary course of business.

(g)  If the Stockholders’ Representative has any objections to the Closing Date Balance Sheet or the Parent Proposed Adjustment, it shall deliver a statement describing its objections to Parent (the “Objection Notice”) within 45 days after the Stockholders’ Representative’s receipt of the Closing Date Balance Sheet and the Parent Proposed Adjustment. The Stockholders’ Representative shall include in the Objection Notice a reasonably detailed calculation of the Post-Closing Surplus Amount or Post-Closing Deficit Amount as determined by the Stockholders’ Representative (the “Stockholders’ Representative Proposed Adjustment”), accompanied by a reasonably detailed description of the bases for any variances between the Parent Proposed Adjustment and the Stockholders’ Representative Proposed Adjustment (the “Description of Variances”). If the Stockholders’ Representative fails to deliver an Objection Notice and a Description of Variances within 45 days after the Stockholders’ Representative’s receipt of the Closing Date Balance Sheet and the Parent Proposed Adjustment, then the Stockholders’ Representative shall be deemed for all purposes to have accepted and agreed to both the Closing Date Balance Sheet and the Parent Proposed Adjustment. If the Stockholders’ Representative delivers the Objection Notice and the Description of Variances to Parent within such 45-day period, and Parent disagrees with the Stockholders’ Representative’s objection, then Parent and the Stockholders’ Representative will, during the 30-day period following the date of the Objection Notice (the “Resolution Period”), use reasonable efforts to resolve any such objection themselves.

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(h)  If at the conclusion of the Resolution Period, the parties have not reached an agreement on the Stockholders’ Representative’s objections set forth in any valid Objection Notice, then all amounts and issues remaining in dispute may, at the election of either party, be submitted by the Stockholders’ Representative or Parent to Deloitte & Touche or another mutually agreeable nationally recognized firm of independent auditors that has not performed work for (other than as a neutral auditor), and is otherwise independent of, each of Parent, the Company, the Stockholders’ Representative and any Escrow Participant who owns greater than a 10% interest in the Working Capital Adjustment Escrow Fund (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be allocated to Parent, on the one hand, and the Escrow Participants, on the other hand, with amounts owed by the Escrow Participants to be withdrawn first from the Working Capital Adjustment Escrow Fund and, to the extent the Working Capital Adjustment Escrow Fund is insufficient to cover such expenses, then from the Indemnity Escrow Fund, in the same proportion that the amount of disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total amount of such remaining disputed items so submitted. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine only those issues still in dispute at the time of the election by either party to submit the objections to the Neutral Auditor, which shall be limited to whether the Closing Date Balance Sheet was prepared in accordance with the standards set forth in Section 1.7(f) and whether and to what extent (if any) there should be an adjustment to the aggregate consideration payable in connection with the Merger in accordance with Section 1.7(d). The Neutral Auditor’s determination shall be made within 45 days after its engagement (which engagement shall be made no later than five business days after the time of the election by either Parent or the Stockholders’ Representative to submit the objections to the Neutral Auditor), or as soon thereafter as possible, shall be set forth in a written statement delivered to Parent and the Stockholders’ Representative and shall be final, binding, conclusive and non-appealable for all purposes under this Agreement. The term “Final Closing Date Balance Sheet” shall mean (A) if the Stockholders’ Representative fails to deliver an Objection Notice and a Description of Variances within the 45-day period set forth in Section 1.7(g), the Closing Date Balance Sheet as prepared by Parent, and (B) if the Stockholders’ Representative delivers an Objection Notice within the 45-day period set forth in Section 1.7(g), the definitive Closing Date Balance Sheet agreed to by the Stockholders’ Representative and Parent in accordance with Section 1.7(g) or the definitive Closing Date Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 1.7(h)) (which shall reflect those items theretofore agreed to by the Stockholders’ Representative and Parent during the Resolution Period or otherwise in accordance with Section 1.7(g)).

(i)  For purposes of this Agreement:

(i)  “Adjusted Cash Amount” shall mean the cash (excluding Long Term Restricted Cash) and short-term investments of the Company and its consolidated Subsidiaries as of the Closing Date, adjusted by adding thereto:

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(A)  the Company Retention Bonus Amount, to the extent that the payment thereof or the obligation to make such payment had the effect of reducing Current Assets;

(B)  the Company Stay Bonus Amount, to the extent that the payment thereof or the obligation to make such payment had the effect of reducing Current Assets;

(C)  the Conexant Termination Payment Amount, to the extent that the payment thereof or the obligation to make such payment had the effect of reducing Current Assets; and

(D)  the aggregate amount of Transaction Expenses actually paid by the Company and its consolidated Subsidiaries on or prior to the Closing Date, to the extent that the payment thereof or the obligation to make such payment had the effect of reducing Current Assets.

(ii)  “Closing Working Capital Amount” means: (A) the Current Assets; plus (B) to the extent not otherwise included in Current Assets, Gross Property, Plant and Equipment; less (C) Current Liabilities. In the event of any conflict between what would have been included in the foregoing components of the Closing Working Capital Amount or the Closing Date Balance Sheet under GAAP and the definitions set forth in this Section 1.7(i), the definitions set forth in this Section 1.7(i) shall control.

(iii)  “Current Assets” means the current assets of the Company and its consolidated Subsidiaries (including cash (including Long Term Restricted Cash) and short-term investments) as of the Closing Date; provided, however, that notwithstanding anything herein to the contrary:

(A)  cash received by the Company and its consolidated Subsidiaries since March 31, 2006 in exchange for the issuance by any of the Acquired Companies of credits for the future purchase of semiconductor wafers shall be deducted from Current Assets, except for any such cash received in exchange for any such credits that are used prior to the Closing Date;

(B)  cash or other proceeds received by the Company and its consolidated Subsidiaries from the disposal of equipment in accordance with Section 1.7(f)(iii) shall be deducted from Current Assets;

(C)  cash funded by Parent to the Company in connection with the Closing in respect of the Conexant Termination Payment Amount, the Company Retention Bonus Amount, the Company Stay Bonus Amount, the Stockholders’ Representative Expense Amount or any other matter shall be excluded from Current Assets;

(D)  the aggregate amount of Transaction Expenses actually paid by the Company and its consolidated Subsidiaries on or prior to the Closing Date shall, to the extent such payment had the effect of reducing Current Assets, be added back to Current Assets; and

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(E)  Current Assets shall exclude any asset or receivable established in respect of California sales or use taxes receivable by the Company following the Closing Date in respect of transactions occurring after March 31, 2005 and on or prior to the Closing Date.

(iv)  “Current Liabilities” means the current liabilities of the Company and its consolidated Subsidiaries as of the Closing Date; provided, however, that notwithstanding anything herein to the contrary:

(A)  Current Liabilities shall include the following amounts: (1) all unpaid indebtedness of the Company and its consolidated Subsidiaries as of the Closing Date for borrowed money regardless of when due (other than indebtedness incurred by the Company or its consolidated Subsidiaries on the Closing Date in connection with the Merger or the other Contemplated Transactions); (2) to the extent the Transaction Expenses exceed the Transaction Expenses taken into account in calculating the Aggregate Closing Transaction Value, the amount of such excess Transaction Expenses; and (3) all unpaid employer Taxes attributable to payment of employee performance bonuses included in the Closing Quarter Bonus Accrual (as defined below) or other payments due as of the Closing;

(B)  Current Liabilities shall exclude: (1) all undrawn letters of credit, (2) all credits issued for cash and outstanding as of the Closing for the future purchase of semiconductor wafers granted by the Company; and (3) any liability with respect to the Stock Appreciation Rights outstanding as of the date hereof;

(C)  the “common stock subject to repurchase” current liability accrual shall be deducted from Current Liabilities;

(D)  the Licensing Fee accruals pursuant to the Standard Cell Library Development & License Agreement between Synopsys, Inc. and Newport Fab LLC dated May 31, 2006 and the DROM Library Development & License Agreement between Synopsys, Inc. and Newport Fab LLC dated May 31, 2006 shall be deducted from Current Liabilities;

(E)  no liability in respect of Transaction Expenses, the Company Retention Bonus Amount, the Company Stay Bonus Amount and the Conexant Termination Payment Amount, in each case to the extent taken into account in calculating the Aggregate Closing Transaction Value shall be taken into account in calculating Current Liabilities;

(F)  the amount of any accrual with respect to the IBM License Agreement (as defined in Section 4.2(a)(vi)) shall be an amount equal to $1,500,000 multiplied by a fraction the numerator of which is the number of days from and after January 1, 2007 and through and including the Closing Date and the denominator of which is 365;

(G)  Current Liabilities shall include an accrual (the “Closing Quarter Bonus Accrual”) calculated by multiplying the aggregate amount of employee performance bonuses that are ultimately payable pursuant to the Company’s performance bonus plan (as in effect as of the date hereof) for the calendar quarter in which the Closing Date occurs multiplied by a fraction, the numerator of which is the total earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company and its consolidated Subsidiaries for the portion of such calendar quarter prior to the Closing (but excluding the amount of any such bonuses) and the denominator of which is the total EBITDA of the Company and its consolidated Subsidiaries for such calendar quarter (but excluding the amount of any such bonuses). Notwithstanding anything to the contrary in this Agreement (including Section 1.7(a)), the Estimated Closing Date Balance Sheet shall reflect the Company’s good faith estimate of the Closing Quarter Bonus Accrual, calculated in accordance with the provisions of this clause (G); and

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(H)  Current Liabilities shall exclude any liability, accrual or reserve established for the payment of California sales or use taxes that are payable by the Company following the Closing Date in respect of transactions occurring after March 31, 2005 and on or prior to the Closing Date.

(v)  “Deferred Closing Surplus Amount” shall mean an amount equal to the excess, if any, of (x) the Gross Closing Surplus Amount over (y) the Surplus Cash Amount. If the Gross Closing Surplus Amount is not greater than the Surplus Cash Amount, the Deferred Closing Surplus Amount shall be zero. In addition, notwithstanding the foregoing, if the Estimated Closing Amount is not greater than the Upper Threshold, the Deferred Closing Surplus Amount shall also be zero.

(vi)  “Final Closing Working Capital Amount” shall mean the Closing Working Capital Amount calculated on the basis of the Final Closing Date Balance Sheet.

(vii)  “Gross Closing Surplus Amount” shall mean an amount equal to the lesser of (x) $4,500,000 plus $50,000 per day for each day after March 31, 2007 through and including, the Closing Date or (y) an amount equal to the excess, if any, of (1) the Estimated Closing Amount over (2) the Target Amount. If the Estimated Closing Amount is not greater than the Target Amount, the Gross Closing Surplus Amount shall be zero.

(viii)  “Gross Property, Plant and Equipment” means the gross property, plant and equipment of the Company and its consolidated Subsidiaries as of the Closing Date.

(ix)  “Interim Period” means, in the case of a taxable year that begins before the Closing Date and ends after the Closing Date, the period from the beginning of such taxable year up to and including the Closing Date.

(x)  “Long Term Restricted Cash” means the long term restricted cash of the Company and its consolidated Subsidiaries as of the Closing Date.

(xi)  “Lower Threshold” means $193,000,000.

(xii)  “Surplus Cash Amount” means an amount equal to the excess, if any, of (1) the Adjusted Cash Amount over (2) $20,000,000. If the Adjusted Cash Amount does not exceed $20,000,000, the Surplus Cash Amount shall be zero.

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(xiii)  “Target Amount” means $195,500,000.

(xiv)  “Upper Threshold” means $198,000,000.

1.8  Additional Purchase Price Adjustment.

(a)  The parties agree that following the Closing, in addition to any adjustment to the aggregate consideration payable in connection with the Merger pursuant to Section 1.7, the aggregate consideration payable in connection with the Merger shall be subject to increase as follows: if: (A) one or more HHNEC Recognition Events (as defined in Section 1.8(c)(vi)) occurs with respect to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation (collectively, the “HHNEC Entities”); and (B) the aggregate amount of the HHNEC Proceeds (as defined in Section 1.8(c)(v)) recognized by the HHNEC Entities from all such HHNEC Recognition Events exceeds $10,000,000, Parent shall become obligated to pay (at the time or times set forth in Section 1.8(b)) cash in an amount equal to 50% of the excess of (1) the HHNEC Proceeds over (2) $10,000,000 (any such payment that Parent becomes so obligated to make, an “HHNEC Payment”) to the Stockholders’ Representative for distribution to the Escrow Participants as provided in Sections 1.5(a)(ii)(J), 1.5(a)(iii)(J) and 1.6(a)(x) (as the case may be). Notwithstanding the foregoing: (x) in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(A) or Section 1.8(c)(vi)(B) or, to the extent Parent receives Freely-Tradable Securities (as defined in Section 1.8(c)(iii)) as a result thereof, Section 1.8(c)(vi)(C) or Section 1.8(c)(vi)(D) below, Parent may (at its sole option) make any HHNEC Payment required to be made hereunder as a result of such event by distributing Freely-Tradable Securities to the Stockholder Representative for distribution to the Escrow Participants, such Freely-Tradable Securities to be valued for such purpose based on their Fair Market Value (as defined in Section 1.8(c)(ii) determined (in accordance with Section 1.8(c)(ii)(B)) on the date that such Freely-Tradable Securities are delivered to the Stockholders’ Representative for distribution to the Escrow Participants; (y) in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(A) below, Parent may (at its sole option) make any HHNEC Payment required to be made hereunder as a result of such event by distributing the consideration received by the HHNEC Entity with a Fair Market Value equal to the HHNEC Payments to be made in kind to the Stockholder Representative for distribution to the Escrow Participants or, at the Stockholder Representative’s election, sale thereof and distribution of the proceeds therefrom to the Escrow Participants; and (z) in the case of an event described in Section 1.8(c)(vi)(A) below, if the consideration described therein does not become Freely-Tradable Securities within one year after the date of such event, Parent shall within 10 business days after the expiration of such one-year period make any HHNEC Payment required to be made hereunder as a result of such event by distributing the consideration received by the HHNEC Entity with a Fair Market Value equal to the HHNEC Payment to be made in kind to the Stockholder Representative for distribution to the Escrow Participants or, at the Stockholder Representative’s election, sale thereof and distribution of the proceeds therefrom to the Escrow Participants. Notwithstanding any of the foregoing, if the aggregate amount of HHNEC Proceeds is less than or equal to $10,000,000, Parent shall have no payment obligation pursuant to this Section 1.8. Any payment of HHNEC Payments to the Stockholders’ Representative for distribution to the Escrow Participants pursuant to this Section 1.8 will be deemed to have been paid in full satisfaction of the rights of such Escrow Participants to receive such HHNEC Payments under Sections 1.5(a)(ii)(H), 1.5(a)(iii)(H) and 1.6(a)(viii), respectively.

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(b)  Parent shall become obligated to make any required HHNEC Payment arising from an HHNEC Recognition Event to the Escrow Participants as follows:

(i)  if such HHNEC Recognition Event is the receipt of a cash distribution (other than a liquidating distribution) by an HHNEC Entity from HHNEC, Parent shall make any required HHNEC Payment arising from such HHNEC Recognition Event on the earlier of (A) the next anniversary of the Closing Date that occurs more than one month following such HHNEC Recognition Event, or (B) 10 business days following the date on which the unpaid amount of HHNEC Payments that Parent is obligated to pay with respect to all HHNEC Recognition Events described in this clause “(i)” equals or exceeds $500,000; and

(ii)  except as provided in clause “(i)” above, Parent shall make any required HHNEC Payment arising from such HHNEC Recognition Event within 10 business days following the date of such HHNEC Recognition Event.

(c)  For purposes of this Agreement:

(i)  “Closing Price” means in the case of securities that are of a class that are traded on a national securities exchange or quoted on a recognized over-the-counter market on any date, the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as is reported in composite transactions for such national securities exchange or reported for such over-the-counter market.

(ii)  “Fair Market Value” means:

(A)  with respect to notes or debt, the amount of such notes or debt at face value;

(B)  with respect to securities that are of a class that are traded on a national securities exchange or quoted on a recognized over-the-counter market, or any security that is convertible by its terms into such securities, the Fair Market Value shall be determined based on the average Closing Price of such securities for the 20 consecutive Trading Days ending on the Trading Day immediately preceding the date of such determination, subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected or declared, or with respect to which a record date occurs, during such period; and

(C)   with respect to all other securities, property or assets, an amount that a willing buyer would pay a willing seller for such securities (without regard to any restrictions on transfer imposed thereon and without application of any premium or discount as a result of control or lack thereof), property or assets, as reasonably agreed upon by Parent and the Stockholders’ Representative or, if no agreement can be reached, as determined by an independent appraiser.

(iii)  “Freely-Tradable Securities” means equity interests of HHNEC that are listed for trading or quotation on any national stock market or quotation system or any international stock market or quotation system and for which a reasonably liquid market for trading exists and, upon acquisition by the Stockholders’ Representative, will not be, subject to (1) any contractual restrictions on transfer or (2) restrictions on transfer imposed by applicable Legal Requirements or stock exchange rule.

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(iv)  “HHNEC” means Shanghai Hua Hong NEC Electronics Co., Ltd.

(v)  “HHNEC Proceeds” means:

(A)  in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(A) below, the product of the number of Freely-Tradable Securities described therein and the initial public offering price of common stock of HHNEC in the initial public offering described therein;

(B)  in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(B) below, the Fair Market Value of the Freely-Tradable Securities described therein on the date that such shares become Freely-Tradable Securities;

(C)  in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(C) or Section 1.8(c)(vi)(D) below, the Fair Market Value of proceeds described therein; and

(D)  in the case of an HHNEC Recognition Event described in Section 1.8(c)(vi)(C) below, (x) if the HHNEC Recognition Event is the event described in Section 1.8(c)(vi)(C)(1), the Fair Market Value of the Freely-Tradable Securities described therein and (y) if the HHNEC Recognition Event is the event described in Section 1.8(c)(vi)(C)(2), the Fair Market Value of the consideration described therein.

(vi)  “HHNEC Recognition Event” means any of the following:

(A)  in the case of an initial public offering by HHNEC that closes during the three-year period following the Closing Date and in which some or all of the shares of common stock of HHNEC held by HHNEC Entities are Freely-Tradable Securities immediately following such closing, the closing of such initial public offering, but only with respect to such Freely-Tradable Securities (provided that solely for purposes of determining whether an HHNEC Recognition Event has occurred pursuant to this subsection (A), to the extent that shares of common stock of HHNEC held by an HHNEC Entity that are not otherwise Freely-Tradable Securities would have been Freely-Tradable Securities following the closing of an initial public offering by HHNEC that closes during the three-year period following the Closing Date, but for the fact that such HHNEC Entity has agreed to restrictions on transfer that are broader in scope than restrictions on transfer agreed to by a majority in interest of the other major equity holders of HHNEC, such shares shall be deemed to be Freely-Tradable Securities);

(B)  in the case of an initial public offering by HHNEC that closes during the three-year period following the Closing Date and in which some or all of the shares of common stock of HHNEC held by HHNEC Entities are not Freely-Tradable Securities immediately following such closing, the date following such closing when any of such shares first become Freely-Tradable Securities (even if such date is after the expiration of the three-year period following the Closing Date), but only with respect to the shares that become Freely-Tradable Securities on such date (provided that solely for purposes of determining whether an HHNEC Recognition Event has occurred pursuant to this subsection (B), to the extent that shares of common stock of HHNEC held by an HHNEC Entity that are not otherwise Freely-Tradable Securities would have been Freely-Tradable Securities following the closing of an initial public offering by HHNEC that closes during the three-year period following the Closing Date, but for the fact that such HHNEC Entity has agreed to restrictions on transfer that are broader in scope than restrictions on transfer agreed to by a majority in interest of the other major equity holders of HHNEC, such shares shall be deemed to be Freely-Tradable Securities);

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(C)  the receipt of proceeds in the form of cash or Freely-Tradable Securities by an HHNEC Entity from a sale or other disposition by such HHNEC Entity of equity securities of HHNEC, whether by way of direct sale of such securities, a merger involving HHNEC or otherwise that closes during the three-year period following the Closing Date;

(D)  the receipt of cash or Freely-Tradable Securities by an HHNEC Entity that holds equity securities of HHNEC as a dividend or distribution to such HHNEC Entity from HHNEC in respect of such HHNEC Entity’s ownership interest in HHNEC, but only where the record date for such dividend or distribution occurred during the three-year period following the Closing Date; and

(E)  in the case of either (x) the sale or other disposition by an HHNEC Entity of equity securities of HHNEC for consideration other than cash or Freely-Tradable Securities, whether by way of direct sale of such securities, a merger involving HHNEC or otherwise, or (y) the receipt of consideration other than cash or Freely-Tradable Securities as a dividend or distribution to such HHNEC Entity from HHNEC in respect of such HHNEC Entity’s ownership interest in HHNEC, but only where the record date for such dividend or distribution occurred during the three-year period following the Closing Date, the earlier of (1) the date (if any) on which such consideration becomes Freely-Tradable Securities, or (2) the date one year from the date of such event.

(vii)  “Market Disruption Event” means the occurrence or existence for more than one two-hour period in the aggregate on any scheduled Trading Day of any suspension or limitation imposed on trading of a security or in any options, contracts or future contracts relating to the such security, and such suspension or limitation occurs or exists at any time before three hours prior to the scheduled closing time for regular trading on such day.

(viii)  “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) national securities exchange or over-the-counter market on which the a security is listed, admitted for trading or quoted, is open for trading. A “Trading Day” only includes those days that have a scheduled closing time of the then standard closing time for regular trading on the relevant trading system.

1.9  Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such outstanding shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.10), the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.10.

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1.10  Exchange of Certificates.

(a)  On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). Immediately after the Closing but prior to the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable to Escrow Participants and former holders of In-the-Money Company Options pursuant to Sections 1.5(a)(ii)(A), 1.5(a)(iii)(A) and 1.6(a)(i), respectively (less the sum of the Working Capital Adjustment Escrow Contribution Amount and the Indemnity Escrow Contribution Amount). The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.

(b)  Upon deposit by Parent (i) with the Payment Agent of the amounts to be deposited into the Payment Fund pursuant to Section 1.10(a), (ii) with the Escrow Agent of the Indemnity Escrow Contribution Amount, (iii) with the Escrow Agent of the Working Capital Adjustment Escrow Contribution Amount and (iv) with the Stockholders’ Representative of the Stockholders’ Representative Expense Amount, Parent shall be deemed to have satisfied its obligations to make payments in respect of the Merger, other than (A) the obligation of Parent to make payments required by Sections 1.7 and 1.8 and (B) the obligation, if any, of Parent to make payments in respect of Dissenting Shares pursuant to Section 1.11 following the Effective Time.

(c)  With respect to the Key Stockholders, within three business days prior to the Effective Time, and with respect to all other Stockholders, promptly after the Effective Time, Parent will deliver or cause the Payment Agent to deliver to the holders of Company Stock Certificates: (i) a letter of transmittal (a “Letter of Transmittal”) containing such provisions as Parent and the Payment Agent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent and a provision providing for the consent of the holder of such Company Stock Certificate to the appointment of the Stockholders’ Representative as provided for in this Agreement; (ii) an IRS Form W-9 or Form W-8BEN; and (iii) instructions for use in effecting the surrender of Company Stock Certificates.

(d)  As promptly as practicable following surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent or the Payment Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the consideration that such holder has the right to receive pursuant to and subject to the provisions of this Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable, and the Company Stock Certificate so surrendered shall be canceled. To the extent the Payment Agent receives such documents executed by any such holder, together with the Company Stock Certificates held by such holder, Parent shall cause the Payment Agent to deliver the consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable, on the day that includes the Effective Time or as soon as practicable thereafter, by wire transfer of cash in immediately available funds, to a bank account designated by such holder in such Letter of Transmittal. If any consideration is to be paid to a Person other than the Person in whose name the Company Stock Certificate surrendered is registered, it shall be a condition of such payment that the Company Stock Certificate so surrendered shall be properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer, and that the Person requesting payment shall: (A) pay to the Payment Agent any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of the Company Stock Certificate surrendered; or (B) establish to the satisfaction of Parent that such Tax has been paid or is not required to be paid. Until surrendered as contemplated by this Section 1.10, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the consideration that the holder thereof has the right to receive pursuant to the provisions of this Section 1 upon such surrender. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Payment Agent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate. No interest will be paid or will accrue on any consideration payable upon the surrender of any Company Stock Certificate.

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(e)  Promptly after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of an In-the-Money Company Option that is outstanding and unexercised immediately prior to the Effective Time: (i) a Letter of Transmittal, including a provision providing for the consent of the holder of such In-the-Money Company Option to the appointment of the Stockholders’ Representative as provided for in this Agreement; (ii) an IRS Form W-9 or Form W-8BEN; and (iii) instructions for use in effecting the surrender of such In-the-Money Company Option in exchange for the consideration payable with respect to such In-the-Money Company Option set forth in Section 1.6. Upon surrender of an In-the-Money Company Option for cancellation to the Payment Agent, together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such In-the-Money Company Option shall be entitled to receive in exchange therefore the consideration payable with respect to such In-the-Money Company Option pursuant to and subject to Section 1.6, and such In-the-Money Company Option so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the consideration payable upon the surrender of any In-the-Money Company Option.

(f)  The aggregate amount of cash that each Person is entitled to receive pursuant to this Section 1 for the shares of Company Capital Stock and shares of In-the-Money Company Common Stock subject to In-the-Money Company Options held by such Person shall be rounded to the nearest cent.

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(g)  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock or In-the-Money Company Options such amounts as are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h)  Any portion of the Payment Fund that remains undistributed to former holders of Company Capital Stock or In-the-Money Company Options as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or In-the-Money Company Options who have not theretofore surrendered their Company Stock Certificates or In-the-Money Company Options in accordance with this Section 1.10 shall thereafter look only to Parent for satisfaction of their claims for their portion of the Payment Fund, without any interest thereon.

(i)  Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Surviving Corporation shall have any liability to any holder or former holder of Company Capital Stock or In-the-Money Company Options or any other Person for any consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by former holders of Company Capital Stock or In-the-Money Company Options three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

1.11  Dissenting Shares.

(a)  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has not voted in favor of or consented to the Merger and complies with Section 262 and all other provisions of the DGCL concerning the right of holders of shares of stock to require appraisal of their shares (“Dissenting Shares”) shall not be converted into or represent the right to receive any consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)  If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares of Company Capital Stock shall automatically be converted into and shall represent only the right to receive the consideration that the holder of such shares would have been entitled to receive pursuant to Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable (at the time or times that such consideration is required to be paid hereunder), in exchange for such shares in accordance with Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

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(c)  The Company shall give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.

1.12  Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Indemnitees, that each statement set forth in each of the Sections (2.1 through 2.25) included in this Section 2 (each such statement being a “representation and warranty” of the Company) is accurate and complete, except as provided in the part of the Disclosure Schedule corresponding to the particular Section in this Section 2 in which such representation and warranty appears (provided that a listing in one part of the Disclosure Schedule shall be deemed to be a listing under another part of the Disclosure Schedule to the extent it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other part).

2.1  Subsidiaries; Due Organization; Etc.

(a)  The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the Subsidiaries identified in Part 2.1(a)(i) of the Disclosure Schedule owns, beneficially or otherwise, any capital stock or other securities of, or any direct or indirect equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is a party to any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth in Part 2.1(a)(iii) of the Disclosure Schedule, none of the Acquired Companies has, at any time, been a general partner of, or has been responsible or liable for any of the debts or other obligations of, any Entity other than another Acquired Company.

(b)  Each of the Acquired Companies is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization (which jurisdiction is set forth in Part 2.1(b) of the Disclosure Schedule). Each of the Acquired Companies has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Acquired Company Contracts.

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(c)  None of the Acquired Companies is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except for those U.S. jurisdictions where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, would not have a Material Adverse Effect. Each Acquired Company is in good standing as foreign corporations or limited liability companies, as applicable, in each of the jurisdictions identified with respect to such Acquired Company in Part 2.1(c) of the Disclosure Schedule.

(d)  Except as set forth in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Jazz Semiconductor” and the names set forth in Part 2.1(a)(i) of the Disclosure Schedule.

2.2  Organizational Documents; Records. The Company has delivered or made available to Parent or its Representatives accurate and complete copies of: (a) the certificate of incorporation and bylaws or certificate of formation and limited liability company operating agreement, as applicable, and other charter and organizational documents of each Acquired Company, including all amendments thereto (with respect to each Acquired Company, such Acquired Company’s “Organizational Documents”); (b) the stock or other equity records of each Acquired Company; and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings at which formal actions were taken or any actions taken by written consent without a meeting of the stockholders or members, as applicable, of each Acquired Company, the board of directors or similar governing body of each Acquired Company and all committees of the board of directors or similar governing body of each Acquired Company, it being understood and agreed that such minutes and other records may not include all matters discussed at such meeting or relate to all meetings at which no formal action was taken. Except as set forth in Part 2.2 of the Disclosure Schedule, the stock or other equity records of the Acquired Companies are accurate, up-to-date and complete in all material respects.

2.3  Capitalization, Etc.

(a)  The authorized capital stock of the Company consists of: (i) 55,000,000 shares of Class A Common Stock, of which no shares have been issued and are outstanding as of the date of this Agreement; (ii) 200,000,000 shares of Class B Common Stock, of which 12,357,574 shares have been issued and are outstanding as of the date of this Agreement; and (iii) 200,000,000 shares of Company Preferred Stock, of which 55,000,000 are designated as Series A Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement, and 58,071,888 are designated as Series B Preferred Stock, of which 57,981,888 shares have been issued and are outstanding as of the date of this Agreement. Part 2.3(a)(i) of the Disclosure Schedule identifies, as of the date of this Agreement, each Stockholder and the number of shares of each class of Company Capital Stock held by such Stockholder. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company; and (iii) there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. Part 2.3(a)(iii) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the outstanding shares of Company Capital Stock outstanding as of the date of this Agreement is subject.

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(b)  As of the date of this Agreement, the Company has reserved 17,647,000 shares of Company Common Stock for issuance under the Company Option Plan, of which 10,618,663 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, 4,544,046 shares of the Company Common Stock have been issued and not repurchased by the Company pursuant to Company Options, and 2,554,291 shares of Company Common Stock are available for future issuance. Part 2.3(b)(i) of the Disclosure Schedule accurately sets forth with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder, (ii) the exercise price per share of Company Common Stock purchasable under such Company Option, and (iii) the total number of Company Common Shares subject to such Company Option. Except as set forth in Part 2.3(b)(ii) of the Disclosure Schedule, no Company Option is held by a Person residing or domiciled outside of the United States. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan.

(c)  As of the date of this Agreement, 2,036,846 Stock Appreciation Rights are outstanding, all of which are vested. Part 2.3(c)(i) of the Disclosure Schedule accurately sets forth with respect to each Stock Appreciation Right outstanding as of the date of this Agreement: (i) the name of the holder, (ii) the reference price, (iii) the expiration date and (iv) the security and number of shares underlying such Stock Appreciation Right. Except as set forth in Part 2.3(c)(ii) of the Disclosure Schedule, no Stock Appreciation Right is held by a Person residing or domiciled outside of the United States. All outstanding Stock Appreciation Rights were granted pursuant to the terms of the Company Stock Appreciation Rights Plan.

(d)  Except as set forth in Parts 2.3(b) and (c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iii) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Capital Stock or other securities of the Company.

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(e)  All outstanding membership interests, shares of capital stock, options, warrants, stock appreciation rights and other securities or equity interests of the Acquired Companies have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

(f)  All of the outstanding membership interests or other equity interests of each of the Company’s Subsidiaries: (i) have been duly authorized and validly issued, (ii) are nonassessable and free of preemptive rights, with no obligation to contribute additional capital, and (iii) except as set forth in Part 2.3(f) of the Disclosure Schedule, are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g)  Except as set forth in Part 2.3(g) of the Disclosure Schedule, none of the Acquired Companies has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of any Acquired Company, other than (i) the forfeiture of Company Options by Acquired Company Employees in connection with the termination of an Acquired Company Employee’s employment with an Acquired Company or (ii) the repurchase of unvested Company Common Stock issued pursuant to early exercise of a Company Option in connection with the termination of an Acquired Company Employee’s employment with an Acquired Company. All securities so reacquired by the Company or any other Acquired Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(h)  Notwithstanding anything to the contrary set forth in this Section 2.3, Parent acknowledges and agrees that no inaccuracy in any of the statements set forth in this Section 2.3 shall constitute an inaccuracy or breach of the representations or warranties set forth in this Section 2.3 as of the date of this Agreement to the extent that such inaccuracy arises solely out of the exercise of a Company Stock Option or Stock Appreciation Right or the conversion of Company Preferred Stock into Company Common Stock during the five-day period ending on the date of this Agreement.

2.4  Financial Statements; Financial Controls.

(a)  The Company has delivered to Parent or its Representatives the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 26, 2003, December 31, 2004 and December 30, 2005, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the notes thereto and the reports and opinions of Ernst & Young LLP relating thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2006 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the three months then ended, together with the notes thereto.

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(b)  The Company Financial Statements present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as otherwise stated in the applicable footnotes or report of Ernst & Young and except that the financial statements referred to in Section 2.4(a)(ii) are subject to normal and recurring year-end audit adjustments, which will not individually or in the aggregate, be material in magnitude and such financial statements will lack footnotes and other presentation items).

(c)  The financial statements to be delivered pursuant to Section 4.1(c)(ii) and that are included in the definitive Proxy Statement or any preliminary draft thereof that is filed with the SEC will present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, and will be prepared in accordance with GAAP consistently applied throughout the periods covered (except that, in the case of unaudited financial statements, such financial statements are subject to normal and recurring year-end audit adjustments, which will not individually or in the aggregate, be material in magnitude and, in the case of unaudited financial statements, such financial statements will lack footnotes and other presentation items).

(d)  None of the Acquired Companies has ever effected or maintained any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the SEC).

(e)  Each of the Acquired Companies maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Companies; (iii) access to the assets of the Acquired Companies is permitted only in accordance with management's general or specific authorization; and (iv) accounts, notes and other receivables are recorded accurately and appropriate action is taken with respect to any differences.

2.5  Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, from March 31, 2006 to the date of this Agreement:

(a)  there has not been any Material Adverse Effect;

(b)  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the fixed assets of any of the Acquired Companies (whether or not covered by insurance);

(c)  the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Company Capital Stock, and has not repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities, except upon the exercise of a repurchase right in favor of the Company arising under a Company Stock Option that was previously exercised;

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(d)  there has been no amendment to any of the Acquired Companies’ Organizational Documents, and no Acquired Company has effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)  none of the Acquired Companies has acquired any equity interest or voting interest in any Entity (other than a Subsidiary disclosed in Part 2.1(a)(1) of the Disclosure Schedule);

(f)  none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since April 1, 2006, exceeds an aggregate of $6.7 million through June 30, 2006, and $26.8 million through September 29, 2006;

(g)  none of the Acquired Companies has (i) acquired any asset for a purchase price exceeding $250,000 or assets for an aggregate purchase price exceeding $1,000,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice and the acquisition of capital assets subject to subclause (h) above), (ii) sold or otherwise disposed of any asset (other than the sale of finished goods inventory in the ordinary course of business, scrapped inventory and the disposal of obsolete equipment consistent with past practice), or (iii) entered into a license or lease for any asset involving the payment by an Acquired Company of, or the receipt by an Acquired Company of, payments greater than $100,000 in any twelve month period or $250,000 over the term of the license or lease (other than the Lease Agreements disclosed in Part 2.8(b) of the Disclosure Schedule);

(h)  none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in an amount that is individually greater than $50,000 or in the aggregate greater than $250,000;

(i)  except as set forth in Part 2.5(i) of the Disclosure Schedule, none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

(j)  none of the Acquired Companies has (i) lent money to any Person (other than advances made to employees, directors or agents for business expenses and loans made to employees to acquire Company Common Stock upon exercise of Company Options, each in the ordinary course of business and consistent with past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money involving more than $500,000 in the aggregate, that has not been repaid, except for borrowings and/or issuances of letters of credit under the Loan and Security Agreement with Wachovia Capital Finance Corporation (Western);

(k)  none of the Acquired Companies has (i) established or adopted any Acquired Company Employee Plan or Acquired Company Pension Plan, (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases required pursuant to the Labor Agreement, any Acquired Company Employee Benefit Plan or any Acquired Company Employment Agreement as in effect on the date hereof and salary increases and bonus payments for non-executive employees in the ordinary course of business consistent with past practice both in terms of timing and amount), or (iii) hired any new officer or any new employee whose annual base compensation is greater than $100,000;

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(l)  none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

(m)  none of the Acquired Companies has made any material Tax election;

(n)  none of the Acquired Companies has commenced or settled any Legal Proceeding (i) involving damages for greater than $250,000, (ii) involving the payment of more than $250,000, or (iii) seeking specific performance or injunctive relief; and

(o)  the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6  Assets. Except as set forth on Part 2.6 of the Disclosure Schedule, the Acquired Companies own and have good, valid and marketable title to, or in the case of assets purported to be leased by the Acquired Companies, lease and have valid leasehold interests in, all material assets necessary for the conduct of the business of the Acquired Companies as it is currently conducted. Without limiting the generality of the foregoing, except as set forth on Part 2.6 of the Disclosure Schedule or permitted by Section 4.2(b)(x), the Acquired Companies own (i) all of the assets listed in Section II of that certain valuation report and appraisal, having an effective date as of March 1, 2006 and performed for the Company by Emerald Technology Valuations LLC (the “Valuation Report”) and (ii) all assets of a type that would have been included in the Valuation Report if it had an effective date as of the date hereof that were acquired by any Acquired Companies after the effective date of the Valuation Report.  Except as set forth in Part 2.6 of the Disclosure Schedule, all of the material assets owned or leased by an Acquired Company are owned or leased by such Acquired Company free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7  Bank Accounts; Receivables; Customers and Suppliers.

(a)  Part 2.7(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the name of the bank or financial institution and the number of each account maintained at such bank or financial institution of each bank or similar account maintained by or for the benefit of the Acquired Companies.

(b)  Part 2.7(b) of the Disclosure Schedule provides a list and aging of all accounts and notes receivable of the Acquired Companies as of August 31, 2006. All such existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2006 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the Knowledge of the Company, will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts of $1.2 million).

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(c)  Part 2.7(c) of the Disclosure Schedule provides a list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Companies to any Key Stockholder, employee, director, consultant or independent contractor, other than advances made to employees, directors, consultants or independent contractors for business expenses in the ordinary course of business consistent with past practice.

(d)  Part 2.7(d) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $750,000 of the consolidated gross revenues of the Acquired Companies in 2005, or (ii) more than $375,000 of the consolidated gross revenues of the Acquired Companies for the six months ended June 30, 2006. Part 2.7(d) of the Disclosure Schedule contains a list of forecasts received from the customers identified in Part 2.7(d) of the Disclosure Schedule as of the date of this Agreement. To the extent provided to the Acquired Companies by such customers, the Company has provided to Parent or its Representatives a copy of the current purchasing forecast of each such customer.

(e)  Part 2.7(e) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of amounts paid to, each supplier that received (i) more than $250,000 from the Acquired Companies in 2005, or (ii) more than $125,000 from the Acquired Companies during the six months ended June 30, 2006 and lists the amounts paid by the Acquired Companies to each such supplier during such period. As of the date of this Agreement, none of the Acquired Companies has received any written notice from any such supplier indicating that any such supplier identified on Part 2.7(d) of the Disclosure Schedule plans to cease dealing with any of the Acquired Companies or may otherwise materially reduce the volume of business transacted by such supplier with any of the Acquired Companies below historical levels.

2.8  Equipment; Leasehold.

(a)  All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are, taken as a whole, adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted).

(b)  No Acquired Company owns any real property or any interest in real property, except for the leaseholds created under the Lease Agreements identified in Part 2.8 of the Disclosure Schedule and the fixtures appurtenant thereto.

(c)  No Lease Agreement has been assigned or is subject to any sublease, and no Person (other than an Acquired Company) is in possession of any portion of the Leased Properties other than the Acquired Companies to the extent subject to the Lease Agreements. All improvements constructed by any Acquired Company within the Leased Properties were constructed in compliance in all material respects with all building codes, zoning ordinances and all other applicable Legal Requirements.

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(d)  As of the date of this Agreement, none of the Acquired Companies has received written notice of any condemnation or eminent domain proceeding pending or threatened against the Leased Properties or any part thereof.

(e)  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Companies concerning the Leased Properties which would reasonably be expected to have a material adverse effect on the ability of the Acquired Companies to operate their businesses as currently conducted. As of the date of this Agreement, none of the Acquired Companies has received any written notice from any Governmental Body that any condition on or improvements located on any of the Leased Properties are in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the property.

2.9   Intellectual Property.

(a)  Part 2.9(a) of the Disclosure Schedule accurately identifies:

(i)  in Part 2.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Companies has an ownership interest of any nature (whether exclusively or jointly with another Person); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that, to the Knowledge of the Company, has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(ii)  in Part 2.9(a)(ii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Companies (other than any non-customized software (including shrink-wrap, off-the-shelf or commercially available software) that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is used by the Acquired Companies solely for administrative, financial, or other non-operational purposes; and (3) is generally available on standard terms for less than $10,000 per month or less than $120,000 per year); and (B) the corresponding Acquired Company Contract or Acquired Company Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Company;

(iii)  in Part 2.9(a)(iii) of the Disclosure Schedule, each Acquired Company Contract pursuant to which any Person other than an Acquired Company has received or been granted a license or other right (other than an ownership interest) in or to any of the Acquired Company IP, including process licenses, covenants-not-to-sue, cross-licenses and development licenses, but not including any design kit licenses provided by the Acquired Companies to customers in the ordinary course of business, in the Acquired Companies’ standard form thereof (an accurate copy of which has been provided to Parent); provided, however, that with respect to any of the aforementioned Acquired Company Contracts entered into prior to March 12, 2002, the foregoing disclosure is made only as to the Knowledge of the Company; and

(iv)  in Part 2.9(a)(iv) of the Disclosure Schedule, each Acquired Company Contract pursuant to which any Intellectual Property was developed by an Acquired Company or by a third party, where the terms of such Acquired Company Contract expressly contemplate (A) the development of any Acquired Company IP by such third party, where the Acquired Company exclusively owns the Acquired Company IP (excluding employee proprietary inventions and assignment agreements and any agreements pursuant to which a individual consultant or independent contractor performed services on a full-time basis on behalf of such Acquired Company while onsite at the Acquired Company’s facilities); (B) the development of any Intellectual Property by the Acquired Company on behalf of such third party, where the third party exclusively or jointly owns the resulting Intellectual Property; or (C) the collaborative development of Intellectual Property by the Acquired Company and such third party, such as (1) development to allow such third party to offer their design IP commercially, (2) customer support process or design modifications or (3) education research development, other than those agreements already disclosed in response to (a) or (b) above.

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(b) Except for any licenses and rights granted in the Acquired Company Contracts expressly identified in Part 2.9(a)(iii) of the Disclosure Schedule and except for any Permitted Encumbrances, none of the Acquired Companies is bound by, and no Acquired Company IP is subject to, any Acquired Company Contract containing any covenant or other provision that in any material way limits or restricts the ability of any of the Acquired Companies to use, exploit, assert, or enforce any Acquired Company IP material to the operation of the business as currently conducted anywhere in the world, provided that with respect to Acquired Company Contracts entered into by a third party and to which an Acquired Company is not a party but is otherwise bound, the representation made in this Section 2.9(b) is only provided to the Knowledge of the Company.

(c)  Except as set forth in Part 2.9(c) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title and interest to and in the Acquired Company IP (other than (A) Intellectual Property Rights or Intellectual Property identified in Part 2.9(a)(ii) and Part 2.9(c)(vii) of the Disclosure Schedule as being licensed to the Acquired Companies, and (B) Registered IP identified in Part 2.9(a)(i) of the Disclosure Schedule as being subject to the ownership interest of another Person) free and clear of any Encumbrances (other than licenses granted pursuant to the Acquired Company Contracts listed in Part 2.9(a)(iii) of the Disclosure Schedule and Permitted Encumbrances). Without limiting the generality of the foregoing, except as set forth in Part 2.9(c) of the Disclosure Schedule:

(i)  since March 12, 2002, each Person who is or was an employee, consultant or independent contractor of any of the Acquired Companies and who is or was involved in the creation or development of any Acquired Company IP, or who is or was named as an inventor on any patent application filed or owned by any Acquired Company, has signed one or more valid and enforceable agreements containing an irrevocable assignment of that Person’s Intellectual Property Rights to the Acquired Company for which such Person is or was an employee, consultant or independent contractor, and confidentiality provisions protecting the Acquired Company IP;

(ii)  no Acquired Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Acquired Company IP;

(iii)  to the Knowledge of the Company, no employee, consultant, or independent contractor who has performed services onsite at the Acquired Companies’ facilities for any of the Acquired Companies is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality, where the cause or nature of the breach arises out of the performance of any services related to the development of any Acquired Company IP by such employee, consultant, or independent contractor on behalf of any Acquired Company;

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(iv)  since March 12, 2002, no funding, facilities or personnel of any Governmental Body or any university or other educational institution were used to develop or create, in whole or in part, any Acquired Company IP;

(v)  each of the Acquired Companies has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held or purported to be held by any of the Acquired Companies as a trade secret of an Acquired Company;

(vi)  since two (2) years prior to the date of this Agreement, none of the Acquired Companies has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right that is material to the business of the Acquired Companies to any other Person other than an Acquired Company; and

(vii)  except for any Process Technology expressly identified as being licensed from third parties in Part 2.9(c)(vii) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title, and interest in and to all Process Technology used in the conduct of the business of the Acquired Companies as currently conducted.

(d)  All Intellectual Property Rights sufficient to conduct the business of the Acquired Companies as currently conducted are either (A) owned by the Acquired Companies or (B) licensed to the Acquired Companies pursuant to the Acquired Company Contracts listed in Part 2.9(a)(ii) of the Disclosure Schedule. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to, and is not intended to apply to, any potential, actual or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by any of the Acquired Companies.

(e)  Except as set forth in Part 2.9(e) of the Disclosure Schedule, (A) all Acquired Company IP that is material Registered IP is valid, subsisting and enforceable in all material respects (except that no representation or warranty is made as to the validity or enforceability of any pending application for Registered IP); and (B) all Acquired Company IP that consists of a material copyright (whether registered or unregistered) is valid, subsisting, and enforceable in all material respects. Without limiting the generality of the foregoing:

(i)  no registered trademark owned by any Acquired Company, and no other trademark currently being used by any Acquired Company in connection with the sale or marketing of its products or services (collectively, “Acquired Company Trademarks”), conflicts with any registered trademark (and, solely in the case of the “JAZZ SEMICONDUCTOR” mark, with any registered or unregistered trademark) owned, used or applied for by any other Person in any jurisdiction where any Acquired Company currently markets or promotes (directly or through any Person who is not currently an Acquired Company Employee), through the use of the Acquired Company Trademarks, any of the Acquired Companies’ products or services, where as a result of such conflict and without any resolution thereof, the Acquired Companies would not be able to use such Acquired Company Trademarks in such jurisdiction;

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(ii)  except for any Registered IP, including any applications therefor, which an Acquired Company has elected to abandon or discontinue prior to the date of this Agreement, each item of material Acquired Company IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of material Acquired Company IP that is Registered IP in full force and effect have been made by the applicable deadline;

(iii)  the Company has made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP referenced in subsection (e)(ii) above; and

(iv)  no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Acquired Company IP is being, has been or would reasonably be expected to be contested or challenged.

(f)  Except as set forth on Part 2.9(f) of the Disclosure Schedule, to the Knowledge of the Company, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause: (i) a loss of, or Encumbrance on, any Acquired Company IP; (ii) the release, disclosure or delivery of any Acquired Company IP by any escrow agent or to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any of the Acquired Company IP.

(g)  To the Knowledge of the Company, (i) since March 12, 2002 no Person has infringed, misappropriated, or otherwise violated, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company IP.

(h)  Except as set forth in Part 2.9(h) of the Disclosure Schedule, (A) since March 12, 2002, none of the Acquired Companies, and none of the Acquired Company IP, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (excluding patent rights) of any other Person; and (B) to the Knowledge of the Company, none of the Acquired Companies, and none of the Acquired Company IP, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (including patent rights) of any other Person. Without limiting the generality of the foregoing, except as set forth in Part 2.9(h) of the Disclosure Schedule:

(i)  no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies with respect to Intellectual Property or Intellectual Property Rights used or exploited by the Acquired Companies, and, to the Knowledge of the Company, no infringement, misappropriation or similar claim or Legal Proceeding relating to the Intellectual Property or Intellectual Property Rights used or exploited by the Acquired Companies is pending or threatened against any licensee, customer, vendor or supplier of an Acquired Company who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding;

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(ii)  since March 12, 2002 none of the Acquired Companies has received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Companies or any of the Acquired Companies’ employees, consultants, or independent contractors who have performed services onsite at the Acquired Companies’ facilities for any of the Acquired Companies, where the cause or nature of the alleged infringement, misappropriation, or violation arises out of the performance of any services performed by such employee, consultant, or independent contractor on behalf of any Acquired Company;

(iii)  none of the Acquired Companies is bound by any Acquired Company Contract to indemnify, hold harmless or reimburse any other Person with respect to, or has assumed, pursuant to any Acquired Company Contract, any existing or potential liability of another Person for, any intellectual property infringement, misappropriation or similar claim (other than any obligation entered into by an Acquired Company in the ordinary course of business that (A) requires such Acquired Company to indemnify a wafer fabrication customer against third-party claims alleging that the Acquired Company Process Technology infringes a third-party Intellectual Property Right, and (B) is limited to an aggregate liability that does not exceed the total consideration paid or payable by such customer to such Acquired Company, and other than pursuant to any express indemnification provisions in Acquired Company Contracts identified in Part 2.9 of the Disclosure Schedule); and

(iv)  to the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right identified in Part 2.9(a)(ii) of the Disclosure Schedule as being licensed to any of the Acquired Companies (A) has been threatened against any of the Acquired Companies in writing and such writing has been received by an Acquired Company; or (B) is pending against any Person, except for any such claim or Legal Proceeding that, if adversely determined, would not materially and adversely affect the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Companies.

(i)  Except as described in Part 2.9(i) of the Disclosure Schedule, no source code for any Acquired Company Software has been delivered, licensed or made available to any escrow agent or other third party, and none of the Acquired Companies has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Company Software to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery or disclosure of any source code for any Acquired Company Software (by any escrow agent or other third party or by any Acquired Company) to any other Person who is not, as of the date of this Agreement, an employee, consultant or independent contractor of one of the Acquired Companies (except for obligations to deliver or disclose source code for any Acquired Company Software to third parties pursuant to Acquired Company Contracts entered into in the ordinary course of business, where such obligations are not contingent upon the occurrence of any event or circumstance).

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(j)   The Company has paid in full, on or before the due date, all amounts owed pursuant to the cross-license agreements listed in Part 2.9(a)(ii) and 2.9(a)(iii) of the Disclosure Schedule, other than payments that are not yet due.

Notwithstanding subsections (a) through (j) above, at any time during the Pre-Closing Period (as defined in Section 4.1(a)), an Acquired Company may enter into an Acquired Company Contract that would have been required to be disclosed in Part 2.9(a)(ii), Part 2.9(a)(iii) or Part 2.9(a)(iv) of the Disclosure Schedule in compliance with Section 4.2(b)(x); provided that the Company shall deliver an update to Part 2.9(a)(ii), Part 2.9(a)(iii) or Part 2.9(a)(iv) of the Disclosure Schedule (as applicable) to Parent on a monthly basis and further provided that the Company shall provide to Parent or its Representatives accurate and complete copies of all such Acquired Company Contracts, including all amendments thereto, within twenty business days of the execution of such Acquired Company Contract. For the avoidance of doubt, the entering into of any Acquired Company Contract in compliance with Section 4.2(b)(x) and in compliance with the preceding sentence shall not be deemed to be a breach by the Company of this Section 2.9.

2.10  Contracts.

(a)  Part 2.10(a) of the Disclosure Schedule identifies each of the following Acquired Company Contracts that is in effect or has material remaining obligations (including indemnity obligations and obligations for prior breaches) to be performed, as of the date of this Agreement:

(i)  each Acquired Company Employee Agreement and any other Acquired Company Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing for a base annual compensation for any such Person greater than $100,000 other than Acquired Company Employment Agreements that may be terminated at will by the Acquired Company party thereto without payment of severance or other similar obligations (other than in accordance with the Acquired Company’s general severance policy), (B) pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting base salary and sales commissions) in excess of $75,000 to any current or former employee or director;

(ii)  each Acquired Company Contract that provides for indemnification of any officer, director, employee or agent;

(iii)  each Acquired Company Contract that expressly imposes, or expressly purports to impose, any restriction on the right or ability of any Acquired Company (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person (other than Contracts that obligate the Acquired Companies to use a customer’s Intellectual Property or Intellectual Property Rights for the sole benefit of such customer), or (D) to perform services for any other Person (other than Contracts that prohibit the Acquired Companies from using a customer’s Intellectual Property or Intellectual Property Rights to manufacture products for a Person other than such customer);

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(iv)  each Acquired Company Contract (other than Contracts evidencing Company Options or Stock Appreciation Rights) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(v)  each Acquired Company Contract relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset of any of the Acquired Companies;

(vi)  any Acquired Company Contract relating to the acquisition, development, sale or disposition of any business unit or product line of any of the Acquired Companies;

(vii)  any Acquired Company Contract creating a manufacturing supply arrangement pursuant to which an Acquired Company may require a third party to manufacture completed semiconductor wafers or pursuant to which an Acquired Company is required to purchase completed semiconductor wafers from a third-party;

(viii)  any Acquired Company Contract (other than purchase orders issued in the ordinary course of business) with sole-source or single-source suppliers of products or services where procuring a replacement supplier would reasonably be expected to result in a material increase in costs;

(ix)  each Acquired Company Contract relating to any currency or interest rate hedging;

(x)  any Acquired Company Contract creating, amending or otherwise evidencing any joint venture (that is identified as a joint venture in such Contract) or any partnership or otherwise providing for the sharing of revenues, profits, losses, costs or liabilities (other than the payment of liabilities of a third party by an Acquired Company pursuant to warranty or indemnity obligations of such Acquired Company entered into in the ordinary course of business consistent with past practice);

(xi)  each Lease Agreement involving aggregate annual payments in excess of $100,000;

(xii)  each Acquired Company Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or (B) imposing any right of first negotiation, right of first refusal or similar right on an Acquired Company;

(xiii)  each Acquired Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18) other than purchase or sales of products on arms length terms in the ordinary course of business;

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(xiv)  each Acquired Company Contract under which an Acquired Company has supplier invoices posted or customer revenue accrued of $350,000 in 2005 or $200,000 in the six months ended June 30, 2006, or that provides by its terms for the future payment or receipt in any twelve month period of, cash or other consideration in an amount or having a value in excess of $350,000 in the aggregate;

(xv)  each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship; and

(xvi)  any other Acquired Company Contract, if a breach of such Acquired Company Contract or the termination of such Contract would reasonably be expected to have or result in a Material Adverse Effect.

(Contracts in the respective categories described in clauses (i) through (xvi) above, as well as Contracts identified or required to be identified in Part 2.9(a)(ii), Part 2.9(a)(iii) or Part 2.9(a)(iv) of the Disclosure Schedule, are referred to in this Agreement as “Material Contracts”).

(b)  The Company has made available to Parent or its Representatives accurate and complete copies of all Material Contracts identified in Part 2.9(a)(ii), Part 2.9(a)(iii), Part 2.9(a)(iv) or Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Material Contract is valid, has not been terminated as of the date of this Agreement and, except as permitted under Section 4.2(b)(ix) will not be terminated during the Pre-Closing Period, and is enforceable against the Acquired Company that is a party thereto and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) none of the Acquired Companies has materially violated or breached, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other party to a Material Contract has materially violated or breached, or committed any material default under, any Material Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract, (B)  give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract, or (C) give any party to a material contract the right to cancel, terminate or materially modify any Material Contract; (iii) none of the Acquired Companies has received any written notice regarding any unresolved issue that would constitute a material violation or material breach of, or default under, any Material Contract; and (iv) none of the Acquired Companies has knowingly waived any of its material rights under any Material Contract except in the ordinary course of business.

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(d)  Except as set forth in Part 2.10(d) of the Disclosure Schedule:

(i)  none of the Acquired Companies has received any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii)  the Acquired Companies have complied with all applicable Legal Requirements with respect to all Government Contracts and Government Bids;

(iii)  the Acquired Companies have not, in obtaining or performing any Government Contract, violated, to the extent applicable, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD5220.22-M), (H) the Defense Industrial Security Regulation (DOD5220.22-R) or any related security regulations or (I) any other applicable procurement law or regulation or other Legal Requirement;

(iv)  all facts set forth in or acknowledged by any of the Acquired Companies in any certification, representation or disclosure statement submitted by any of the Acquired Companies with respect to any Government Contract or Government Bid were current, accurate and complete as of the date indicated in such submission or as of such other date as required by the Government Contract and Government Bid;

(v)  none of the Acquired Companies, and, to the Knowledge of the Company, no current Acquired Company Employee, has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against one or more of the Acquired Companies or any current Acquired Company Employee;

(vi)  no negative determination of responsibility has been issued against and provided to any of the Acquired Companies in connection with any Government Contract or Government Bid;

(vii)  there is not and has not been any (A) administrative, civil, criminal or other investigation, audit, Legal Proceeding, or indictment involving any of the Acquired Companies arising under or relating to the award or performance of any Government Contract, (B) outstanding material claim against any of the Acquired Companies by, or dispute involving any of the Acquired Companies with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (C) fact Known by the Company upon which any such claim would reasonably be expected to be based or which may give rise to any such dispute, or (D) final decision of any Governmental Body against any of the Acquired Companies;

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(viii)  no payment has been made by any Acquired Company or by any Person acting on the behalf of any Acquired Company to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of such Acquired Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(ix)  none of the Acquired Companies has made any disclosure since March 12, 2002 to any Governmental Body with respect to any Government Contract or Government Bid pursuant to any voluntary disclosure agreement; and

(x)  in each case in which any of the Acquired Companies has delivered or otherwise provided any technical data, computer software or other Intellectual Property to any Governmental Body in connection with any Government Contract, such Acquired Company has provided such technical data, computer software and other Intellectual Property solely as a “commercial item” pursuant to the Acquired Companies’ commercial terms and conditions.

Notwithstanding subsections (a) through (d) above, at any time during the Pre-Closing Period, an Acquired Company may enter into a Material Contract in compliance with Section 4.2(b)(ix); provided that the Company shall deliver an update to Part 2.10(a) of the Disclosure Schedule to Parent on a monthly basis and further provided that the Company shall provide to Parent or its Representatives accurate and complete copies of all such Material Contracts, including all amendments thereto, within twenty business days of the execution of such Material Contract. For the avoidance of doubt, the entering into of any Material Contract in compliance with Section 4.2(b)(ix) and in compliance with the preceding sentence shall not be deemed to be a breach by the Company of this Section 2.10.

2.11  Liabilities. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (of the type that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as of the date hereof or as of the Closing Date in accordance with GAAP), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Companies since June 30, 2006 in the ordinary course of business and consistent with past practices; (c) liabilities that will be accrued as current liabilities on the Closing Date Balance Sheet; (d) liabilities arising as a result of the Contemplated Transactions; (e) liabilities described in Part 2.11 of the Disclosure Schedule; and (f) liabilities to the extent such liabilities were incurred with Parent’s consent or arise out of actions or events permitted by Section 4.2(b) (in either case other than any action or event taken or occurring in a manner (or the consequences of the taking or occurrence of such action in such manner) that would constitute a breach of any provision of this Agreement other than Section 4.2).

2.12  Compliance with Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Part 2.12 of the Disclosure Schedule, each of the Acquired Companies is, and has at all times since March 12, 2002 been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, since March 12, 2002, none of the Acquired Companies has (i) received any written notice from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or (ii) filed or otherwise provided any written notice to any Governmental Body or other Person regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement.

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(b)  Part 2.12(b) of the Disclosure Schedule identifies each Governmental Authorization material to the operation of the business of the Acquired Companies as currently conducted that is held by any of the Acquired Companies, and the Company has made available to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their respective businesses in all material respects in the manner in which such businesses are currently being conducted. Each Acquired Company is, and at all times since March 12, 2002 has been, in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule. Since January 1, 2003, none of the Acquired Companies has received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. To the Knowledge of the Company, no Governmental Body is, as of the date of this Agreement, challenging the right of any of the Acquired Companies to design, manufacture, license, offer or sell any of its products or services.

(c)  Except as set forth in Part 2.12(c) of the Disclosure Schedule, each of the Acquired Companies is, and has at all times since March 12, 2002 been, in compliance in all material respects with applicable provisions of United States export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. §§ 730-774); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598); and the Customs Regulations (19 C.F.R. §§ 1-357).

2.13  Certain Business Practices. Except as set forth in Part 2.13 of the Disclosure Schedule, none of the Acquired Companies, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Companies, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

2.14  Tax Matters.

(a)  Except as set forth in Part 2.14(a) of the Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has made available to Parent accurate and complete copies of all Acquired Company Returns relating to income taxes and all other material Acquired Company Returns.

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(b)  Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)  The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 2006 through the Closing Date.

(d)  No Acquired Company Return for a taxable period the statue of limitations with respect to which remains open has been examined or audited by any Governmental Body. Except as set forth in Part 2.14(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) that remains in effect, and no such extension or waiver that remains in effect has been requested from any Acquired Company.

(e)  Except as set forth in Part 2.14(e) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). None of the Acquired Companies has been, and none of the Acquired Companies will be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code (or any comparable provision of any Tax law, rule or regulation) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Companies has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. None of the Acquired Companies (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company was the common parent, or (ii) filed or been included in a combined, consolidated or unitary income Tax Return, other than any such Tax Return filed by the Company. None of the Acquired Companies has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor, by Contract or otherwise.

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(f)  Each of the Acquired Companies has overtly disclosed in its Acquired Company Returns any Tax reporting position taken in any Acquired Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(g)  None of the Acquired Companies has consummated or participated in, or is currently participating in, any transaction that was or is a “listed transaction” or to the Knowledge of the Company, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(h)  The Company has provided Parent with all material documentation relating to any temporary exemption from Tax, Tax rate reduction, Tax credit, Tax incentive or other special concession for the computation of Tax made available by any Governmental Body to any Acquired Company.

(i)  Except as set forth in Part 2.14(i) of the Disclosure Schedule, none of the Acquired Companies holds stock or any other equity interest in any legal entity which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(j)  None of the Acquired Companies is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than (x) any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business consistent with past practices and (y) agreements that address property Taxes payable with respect to properties leased to the Acquired Companies).

(k)  None of the Acquired Companies has filed a consent under section 341(f) of the Code concerning collapsible corporations. Except as set forth in Part 2.14(k) of the Disclosure Schedule, none of the Acquired Companies is a party to any Contract or has adopted any plan that, in connection with the Contemplated Transactions, would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will note be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). None of the Acquired Companies has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(l)  None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (B) installment sale or open transaction disposition made on or prior to the Closing Date.

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2.15  Employee and Labor Matters; Benefit Plans.

(a)  The Company has provided Parent with a report which accurately sets forth in all material respects, as of September 18, 2006, with respect to each employee of the Acquired Companies as of such date (including any such employee who is on a leave of absence):

(i)  the name of such employee;

(ii)  such employee’s title; and

(iii)  such employee’s annualized base salary.

(b)  Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Companies who is receiving or is currently scheduled to receive any severance benefits (whether from any of the Acquired Companies or otherwise) relating to such former employee’s employment with any of the Acquired Companies.

(c)  Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the Acquired Companies’ employees is terminable by the applicable Acquired Company at will, without payment of severance or other termination benefits. The Company has made available to Parent accurate and complete copies of all current employee manuals and handbooks relating to the employment of current employees of each of the Acquired Companies.

(d)  As of the date of this Agreement, to the actual knowledge of the Chief Executive Officer and Vice President, Human Resources of the Company, no employee at the level of director or above of any of the Acquired Companies: (i) has disclosed an intention to terminate his or her employment with any Acquired Company to any individual (other than himself or herself) included in the definition of “Knowledge of the Company” in this Agreement; or (ii) is, to the Knowledge of the Company, a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Company; or (B) the business or operations of any Acquired Company.

(e)  Except as would not reasonably be expected to result in material liability to the Acquired Companies: (i) no current or former independent contractors of any of the Acquired Companies would reasonably be deemed to be a misclassified employee; (ii) no independent contractor (A) has provided services to any of the Acquired Companies for a period of six consecutive months or longer or (B) would reasonably be deemed eligible to participate in any Company Employee Plan; and (iii) no Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company (including coverage under each Acquired Company Employee Plan).

(f)  Except as set forth in Part 2.15(f) of the Disclosure Schedule, none of the Acquired Companies is a party to or bound by any employment agreement and no employment agreement is being negotiated by any Acquired Company or Acquired Company Affiliate.

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(g)  Except as set forth in Part 2.15(g) of the Disclosure Schedule, none of the Acquired Companies is a party to any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any current duty on the part of any Acquired Company to bargain with any labor organization or representative, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of any of the Acquired Companies. The Company has provided to Parent or its Representatives complete and accurate copies of (i) each Labor Agreement and all amendments, addenda or supplements thereto; (ii) all material correspondence and all charges, complaints, notices or orders received by any Acquired Company from the National Labor Relations Board or any labor organization during the period from the date four (4) years prior to the date hereof; and (iii) all arbitration opinions interpreting and enforcing any Labor Agreement to which any Acquired Company is a party, or by which any Acquired Company is bound. None of the Acquired Companies during the past two (2) years had a National Labor Relations Board unfair labor practice charge, or representation petition, filed against it. None of the Acquired Companies has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, union labor dispute in the past two (2) years (other than routine contract negotiations) or, to the Knowledge of the Company, threat of any of the foregoing. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity (of unrepresented employees), question concerning representation, or any similar activity or dispute. Except as would not reasonably be expected to result in material liability to the Acquired Companies, to the Knowledge of the Company, there is no Legal Proceeding, claim (other than routine claims for benefits), labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated, either by or against any Acquired Company, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, retaliation, immigration or discrimination matter involving any Acquired Company Employee.

(h)  Part 2.15(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Acquired Company Employee Plan and each Acquired Company Employee Agreement. The Company Option Plan and the Company Stock Appreciation Rights Plan were duly adopted by the board of directors of the Company. None of the Acquired Companies intends or has agreed or committed to (i) establish or enter into any new Acquired Company Employee Plan or Acquired Company Employee Agreement, or (ii) modify any Acquired Company Employee Plan or Acquired Company Employee Agreement (except to conform any such Acquired Company Employee Plan or Acquired Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as contemplated by this Agreement).

(i)  Other than the Company Stock Appreciation Rights Plan and the Stock Appreciation Rights, the Company has adopted no other stock appreciation plan and has granted no other stock appreciation rights, and no other stock appreciation rights are outstanding.

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(j)  Except as set forth on Part 2.15(j) of the Disclosure Letter, since December 31, 2005, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Acquired Company Employee Plan, or any material change in the manner in which contributions to any Acquired Company Employee Plan are made or the basis on which contributions are to be determined.

(k)  The Company has made available to Parent or its Representatives accurate and complete copies of: (i) all plan documents setting forth the terms of each Acquired Company Employee Plan and each Acquired Company Employee Agreement, including all material amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required in connection with each Acquired Company Employee Plan; (iii) for each Acquired Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Acquired Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required with respect to each Acquired Company Employee Plan; (v) all material written Contracts relating to each Acquired Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material written materials provided to any Acquired Company Employee relating to any Acquired Company Employee Plan and any proposed Acquired Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to any of the Acquired Companies or any Acquired Company Affiliate except for such written materials incorporated into the applicable plan documents; (vi) all correspondence to or from any Governmental Body relating to any Acquired Company Employee Plan, except for the correspondence that does not reflect or relate to any actual or potential material liability of the Acquired Companies; (vii) all discrimination tests required under the Code for each Acquired Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (viii) a sample COBRA form and related notices (ix) all insurance policies in the possession of any of the Acquired Companies or any Acquired Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Company Employee Plan; and (x) the most recent IRS determination or opinion letter issued with respect to each Acquired Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(l)  Each of the Acquired Companies and Acquired Company Affiliates has performed, in all material respects, all obligations required to be performed by it under each Acquired Company Employee Plan, and, to the Knowledge of the Company, there has been no material default or violation by any other party of the terms of any Acquired Company Employee Plan. Except as set forth in Part 2.15(l) of the Disclosure Schedule, each Acquired Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA, the Code, and all applicable collective bargaining agreements. Any Acquired Company Employee Plan intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) (i) has received a favorable determination or opinion letter from the IRS that it is so qualified (and its related trust so exempt); (ii) has filed an application for a determination or opinion letter with the IRS within 12 months prior to the date of this Agreement and is awaiting a response to such application or (iii) if such plan is not permitted to apply for a determination letter, is being operated, in all material respects, in accordance with applicable Legal Requirements. No fact or event has occurred since the date of any determination or opinion letter from the IRS that is reasonably likely to materially and adversely affect the qualified status of any such Acquired Company Employee Plan or the exempt status of any such trust. Except as would not reasonably be expected to result in material liability to the Acquired Companies, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Acquired Company Employee Plan. Except as would not reasonably be expected to result in material liability to the Acquired Companies, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Acquired Company Employee Plan or against the assets of any Acquired Company Employee Plan. Each Acquired Company Employee Plan (other than any Acquired Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) may be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, any of the Acquired Companies or any Acquired Company Affiliate (other than ordinary administration expenses and accrued benefits), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Acquired Company Employee Plan. No Acquired Company, and no Acquired Company Affiliate, has in the last three years incurred any material penalty or tax with respect to any Acquired Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Acquired Companies has timely made all contributions and other payments required by and due under the terms of each Acquired Company Employee Plan and all applicable collective bargaining agreements, except for such failures as would not reasonably be expected to result in material liability to the Acquired Companies.

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(m)  Except as set forth in Part 2.15(m) of the Disclosure Schedule, no Acquired Company, and no Acquired Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Acquired Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or (iii) Acquired Company Pension Plan in which stock of any of the Acquired Companies or any Acquired Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction shall cause any such assets or insurance obligations to be less than such benefit obligations, except as would not reasonably be expected to result in material liability to the Acquired Companies.

(n)  Except as set forth in Part 2.15(n) of the Disclosure Schedule, no Acquired Company, and no Acquired Company Affiliate, has incurred any penalties, excise taxes or interest under Title IV of ERISA and no condition exists that presents a risk now or in the future to any Acquired Company or any Acquired Company Affiliate of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) in each case as would reasonably be expected to result in, or has resulted in, any material liability to the Acquired Companies. No Acquired Company Pension Plan has an “accumulated funding deficiency” (within the meaning of Section 301 of ERISA or Section 412 of the Code) whether or not waived. Except as set forth in Part 2.15(n) of the Disclosure Schedule, with respect to each Acquired Company Pension Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), the assets of such plan equal or exceed the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) and valued on the basis of the continuation, and not the termination, of such Acquired Company Pension Plan. In the past three years, no “reportable event” within the meaning of Section 4043(c)(1), (4), (5), (6) or (13) of ERISA has occurred with respect to any Acquired Company Pension Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA). With respect to any Acquired Company Pension Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, the total potential withdrawal liability, within the meaning of Section 4201 of ERISA, if the Acquired Company or Acquired Company Affiliates were to withdraw from one or more of such Acquired Company Pension Plans would not be expected to have an adverse effect on, or result in a material liability to, any Acquired Company.

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(o)  Except as set forth in Part 2.15(o) of the Disclosure Schedule, no Acquired Company Employee Plan provides (except at no cost to the Acquired Companies), retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Companies or any Acquired Company Affiliate, no Acquired Company, and no Acquired Company Affiliate, has to the Knowledge of the Company ever promised or contracted (whether in oral or written form) to any Acquired Company Employee (either individually or to Acquired Company Employees as a group) or any other Person that any such Acquired Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(p)  Except as set forth in Part 2.15(p) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquired Company Employee Plan, Acquired Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Acquired Company Employee.

(q)  Except as set forth in Part 2.15(q) of the Disclosure Schedule each of the Acquired Companies (i) is, and at all times has been, in material compliance with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, employee benefits, hours or other labor-related matters, including Legal Requirements relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company Employees; (ii) has withheld and reported in all material respects all amounts required by any Legal Requirement or Acquired Company Contract to be withheld and reported with respect to wages, salaries and other payments to any Acquired Company Employee; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since June 30, 2005, none of the Acquired Companies has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies.

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(r)  Each Acquired Company Employee Plan, Acquired Company Employment Agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the applicable provisions of IRS Notice 2005-1, proposed Treasury Regulation §§ 1.409A-1 through 1.409A-6, and any subsequent guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Acquired Company Employee Plan, Acquired Company Employment Agreement, or other contract, plan, program, agreement, or arrangement.

(s)  To the Knowledge of the Company, there are no facts indicating that the consummation of any of the Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Companies.

(t)  Part 2.15(t) of the Disclosure Schedule accurately identifies as of the date hereof the number of employees of any of the Acquired Companies who are not fully available to perform work because of long-term disability or other long-term leave.

2.16  Environmental Matters. Notwithstanding the breadth or potential application of any other representation or warranty of the Company set forth in this Agreement, this Section 2.16 together with Section 2.5(a) and Section 2.12(b) contain the Company’s sole and exclusive representations and warranties regarding environmental, health and safety matters. Except as set forth in Part 2.16 of the Disclosure Schedule:

(a)  Since March 12, 2002, each Acquired Company has been and presently is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by each of the Acquired Companies of all Governmental Authorizations materially necessary under applicable Environmental Laws, and each of the Acquired Companies is in compliance with the terms thereof. None of the Acquired Companies has received any written notice since March 12, 2002 from any Governmental Body or other Person that any of the Acquired Companies is not in material compliance with any Environmental Law or any such Governmental Authorization.

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(b)  There are no pending or, to the Knowledge of the Company, threatened material claims of any kind against any of the Acquired Companies resulting from any applicable Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets based on events occurring or facts and circumstances arising after March 12, 2002.

(c)  There are no material Environmental, Health, and Safety Liabilities, arising out of actions taken by any of the Acquired Companies since March 12, 2002 with respect to the Facilities or with respect to any other properties or assets in which any of the Acquired Companies, has or had an interest.

(d)  All hazardous materials stored, used, transported, disposed of and handled by any of the Acquired Companies have been stored, used, transported, disposed of and handled in material compliance with all Environmental Laws.

(e)  Since March 12, 2002, there has been no material Release or material Threat of Release of any hazardous materials at or from the Facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by the Acquired Companies and, in each case, for which the Acquired Companies have or may have any material Environmental Health and Safety Liability.

(f)  The Company has made available to the Parent true and complete copies and results of any Phase I or Phase II environmental site assessments in the Company’s possession with respect to the facilities.

2.17  Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy currently maintained by, at the expense of or for the benefit of any of the Acquired Companies and identifies any claims over $50,000 (including any workers’ compensation claims) made thereunder as of August 31, 2006 and the Company has delivered to Parent or its Representatives accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect or has been replaced with a policy that provides equivalent coverage in all material respects. Since March 12, 2002, none of the Acquired Companies has received any written notice regarding any (a) cancellation or invalidation of any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy (other than standard reservation of rights letters), or (c) material increase in the amount of the premiums currently payable with respect to any such insurance policy.

2.18  Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 2005 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies (other than as a result of its ownership interest in Company Capital Stock); (b) no Related Party is, or has at any time since January 1, 2005 been, indebted to any of the Acquired Companies for any amount in excess of $50,000; and (c) since January 1, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving any of the Acquired Companies (other than as a result of its ownership interest in Company Capital Stock). For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each of the Key Stockholders; (ii) each individual who is, or who was since March 12, 2002 at the time of the entry into the transaction or the creation of the interest in question an officer or director of the Company; (iii) each member of the immediate family of each of the Persons referred to in clause “(ii)” above; (iv) each Person that is, or that was at any time since March 12, 2002 at the time of the entry into the transaction or the creation of the interest in question an affiliate of any Key Stockholder (other than any portfolio company or limited partner of such Key Stockholder); and (v) any trust or other Entity (other than the Company) in which, to the Knowledge of the Company, any one of the Persons referred to in clauses “(i)”, “(ii),” “(iii)” and “(iv)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, at least ten percent (10%) of the voting, proprietary or equity interest.

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2.19  Legal Proceedings; Orders.

(a)  Except as set forth in Part 2.19 of the Disclosure Schedule, as of the date of this Agreement (x) there is no pending Legal Proceeding, and (y), to the Knowledge of the Company, no Person has since January 1, 2005 threatened to commence any Legal Proceeding that, in either case: (i) involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. Except as set forth in Part 2.19 of the Disclosure Schedule, to the Knowledge of the Company as of the date of this Agreement there is no claim or dispute that would reasonably be expected to give rise to the commencement of any Legal Proceeding with an amount in dispute in excess of $250,000. No claim, dispute or Legal Proceeding disclosed in Part 2.19 of the Disclosure Schedule would, if determined adversely to the Acquired Company party thereto, reasonably be expected to have or result in a Material Adverse Effect.

(b)  There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the Knowledge of the Company, none of the Key Stockholders is subject to any Order that relates to the business of any Acquired Company or to any of the assets owned or used by any Acquired Company. To the Knowledge of the Company, no officer or key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies as currently conducted or currently proposed to be conducted.

2.20  Authority; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. The board of directors of the Company (at a meeting duly called and held) has (a) determined that the Certificate Amendment (as defined in Section 5.15) and the Merger are advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) authorized and approved the Certificate Amendment, and (d) recommended the adoption of this Agreement and the approval of the Certificate Amendment by the holders of Company Capital Stock and directed that this Agreement, the Merger and the Certificate Amendment be submitted for consideration by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.21  Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)  assuming the Required Amended Stockholder Votes and Required Merger Stockholder Votes are obtained and the filing of the Merger certificate in accordance with the DGCL, contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of any of the Acquired Companies, or (ii) any resolution adopted by the stockholders or members, as applicable, the board of directors or similar governing body, as applicable, or any committee thereof, of any of the Acquired Companies;

(b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any material asset owned or leased by any of the Acquired Companies, is subject, except (i) under the HSR Act and other applicable Antitrust Laws (as defined in Section 5.1), and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company’s ability to consummate the Merger;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any material assets owned or leased by any of the Acquired Companies;

(d)  contravene, conflict with or result in a violation in any material respect or breach of, or result in a default in any material respect under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance in any material respect of any obligation under any Material Contract, or (iv) cancel, terminate or modify any material term of any Material Contract;

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(e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or

(f)  result in the transfer of any material asset of any of the Acquired Companies to any Person.

Except as may be required by the DGCL, the HSR Act or applicable federal and state securities laws and as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements executed, delivered or entered into in connection with the Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.22  Vote Required.

(a)  The affirmative votes of the holders of (i) a majority of the shares of Company Capital Stock outstanding, voting together on an as-if converted to common stock basis and adjusted pursuant to the Company’s Organizational Documents as a single class, (ii) a majority of the shares of Company Preferred Stock outstanding, voting as a class, and (iii) a majority of the shares of Company Common Stock outstanding, voting as a class (the votes referred to in clauses “(i),” “(ii)” and “(iii)” of this sentence being referred to collectively as the “Required Amendment Stockholder Votes”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Certificate Amendment.

(b)  The affirmative votes of the holders of (i) a majority of the voting power of the Company Common Stock and Company Preferred Stock outstanding, voting together as a single class on an as-if converted to Company Common Stock basis (and taking account of the adjusted voting power provided in the Company’s certificate of incorporation (the “Required Merger Stockholder Votes”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions (other than the Certificate Amendment).

(c)  The Key Stockholders collectively own of record a sufficient number of shares of Company Capital Stock to obtain the Required Merger Stockholder Votes.

2.23  Financial Advisor. Except as disclosed in Part 2.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

2.24  Transaction Expenses. Part 2.24 of the Disclosure Schedule provides a reasonable, good faith estimate as of the date hereof of all Transaction Expenses incurred on or prior to the date of this Agreement, and all Transaction Expenses that are or will become payable with respect to services performed on or prior to the date of this Agreement.

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2.25  Proxy Information. The information supplied by or on behalf of the Company for inclusion in the Proxy Statement related to the Acquired Companies will not, as of the date of the Proxy Statement, the time the Proxy Statement is mailed to the stockholders of Parent or as of the date of the Parent Stockholders’ Meeting (as defined in Section 5.4) (or any adjournment or postponement thereof), inaccurately state a material fact.

SECTION   3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1  Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly executed and delivered and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the approval of this Agreement, as and to the extent required by applicable Legal Requirements, including the DGCL.

3.2  Valid Existence. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. As of the date hereof, all of the outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all encumbrances (other than those created by this Agreement and the Contemplated Transactions hereby).

3.3  Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)  assuming the Required Parent Merger Stockholder Vote is obtained and the filing of the Merger certificate in accordance with the DGCL, contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of Parent, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent since Parent’s inception; or

(b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the material assets owned or used by Parent, is subject, except (i) under the HSR Act and other applicable Antitrust Laws (as defined in Section 5.1), and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

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Except (a) as may be required by the DGCL or by the HSR Act and other applicable Antitrust Laws; (b) for the Required Parent Merger Stockholder Vote, and (c) for filings (i) required under the Exchange Act and the rules and regulations promulgated thereunder, (ii) required by the American Stock Exchange with respect to the Merger and the Contemplated Transactions, and (iii) as otherwise may be required in order for Parent to comply with applicable federal and state securities laws, Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person prior to the Effective Time in connection with (A) the execution, delivery or performance of this Agreement or any of the Contemplated Transactions, and (B) the consummation of the Merger or any of the Contemplated Transactions, except where the failure to make or obtain any such filing, notice or Consent would not reasonably be expected to materially impair or delay the ability of Parent to consummate the Merger.

3.4  Vote Required. The Required Parent Merger Stockholder Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve Merger and the other Contemplated Transactions.

3.5  Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Key Stockholders in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.6 Financing Letters. Parent has provided to the Company a true, correct and complete copy of the commitment letter, dated as of September 26, 2006 (together with the related fee letter, the “Wachovia Financing Commitment”) from Wachovia Capital Finance Corporation (Western) (together with its affiliates, “Wachovia”), which evidences Wachovia’s commitments to structure, arrange and syndicate a senior secured revolving loan facility in an amount up to $65 million on the terms and subject to the conditions set forth therein.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1  Access and Investigation.

(a)  During the period from the date of this Agreement through the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8 (the “Pre-Closing Period”), the Company shall, and shall cause each of the Acquired Companies to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, in such a manner as to not interfere unreasonably with the operations of the Acquired Companies, to the senior management, personnel and assets of the Acquired Companies and to all existing books, records, Tax Returns, work papers, Acquired Company Contracts and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives (at Parent’s sole cost and expense) with copies of such existing books, records, Tax Returns, work papers, Acquired Company Contracts and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided, however, access to any work papers prepared by the Acquired Companies’ independent auditor may be subject to the execution by Parent of a customary “hold harmless” letter reasonably satisfactory to such independent auditors.

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(b)  Without limiting the generality of the previous sentence, during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Companies to, permit Parent's senior officers to meet with the Controller of the Company and other officers of the Acquired Companies responsible for the Company’s financial statements, the internal controls of the Acquired Companies and the disclosure controls and procedures of the Acquired Companies to discuss such matters as Parent may reasonably deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto.

(c)  During the Pre-Closing Period:

(i)  within 25 days after the end of each calendar month during the Pre-Closing Period that is not the last month of a fiscal quarter, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of such calendar month, and (B) consolidated statements of income and to the extent reasonably requested by Parent (on behalf of lenders to, and/or equity investors in, Parent) cash flows for such calendar month; and

(ii)  within 45 days after the end of each fiscal quarter during the Pre-Closing Period, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of such fiscal quarter, and (B) consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter.

(d)  During the Pre-Closing Period, the Company shall cooperate with, and provide reasonable assistance to, Parent and Parent’s Representatives in the preparation of projections including forecasted consolidated and consolidating balance sheets and statements of income and cash flows for the Acquired Companies, together with explanations of the assumptions on which such forecasts are based as reasonably requested by Parent for the purpose of providing such information to potential lenders to, and/or equity investors in, Parent or the Surviving Corporation. Notwithstanding the foregoing, but without limiting any representation or warranty of the Company expressly set forth in this Agreement, Parent acknowledges and agrees that the Company makes no representations with respect to such projections, that there can be no guarantee of the future operating results of the Company, and in no event shall any Parent Indemnitee have any claim for indemnification hereunder as a result of such projections or the failure to achieve the projected operating results set forth therein.

(e)  The Company shall promptly notify Parent in the event that any error is identified in the financial statements of the Company or other information included in the definitive Proxy Statement mailed to Parent’s stockholders which would require Parent to mail a supplement or amendment to the Proxy Statement to Parent’s stockholders. The Company shall bear or pay prior to the Closing all costs associated with any additional mailings referenced in the preceding sentence required as a result of such error.

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(f)  During the Pre-Closing Period, the Company shall provide to Parent any new or revised forecasts given to an Acquired Company by any of the customers identified in Part 2.7(d) of the Disclosure Schedule that would have been required to be included in Part 2.7(d) of the Disclosure Schedule if such forecasts had been the last forecasts received from each such customer prior to the date hereof. Such new or revised forecasts shall be delivered to Parent on a monthly basis or to the extent not previously required to be provided, no fewer than two (2) business days prior to the Closing Date. The Company shall make the employees of the Acquired Companies available to Parent upon reasonable notice and during normal business hours in connection with inquiries relating to such forecasts.

4.2  Operation of the Company’s Business. During the Pre-Closing Period:

(a)  the Company shall ensure that it and each of the other Acquired Companies:

(i)  conducts its business and operations in the ordinary course, in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(ii)  conducts its business and operations consistent with the Company’s 2006 balance sheet and cash flow projections as of June 20, 2006 delivered by the Company to Parent prior to the date hereof (the “2006 Street Case”) and the Company’s income statement forecasts for 2006, 2007 and 2008 delivered by the Company to Parent prior to the date hereof (the “Three Year Projections”); provided, however, that failure by the Company to meet the 2006 Street Case and Three Year Projections shall not, in and of itself, be conclusive evidence that the Company conducted its business and operations in a manner inconsistent with such projections and forecasts;

(iii)  uses reasonable efforts to, as a whole, preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, labor organizations, Governmental Bodies, and other Persons having business relationships with the Acquired Companies;

(iv)  keeps in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule (except for replacement of insurance policies providing substantially similar levels of coverage);

(v)  promptly notifies Parent of (A) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, or (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, overtly threatened in writing against any of the Acquired Companies; and

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(vi)  (A) pays (in a timely manner) any amounts due and owing to International Business Machines Corporation (“IBM”) under the License Agreement dated July 1, 2004, by and between the Company and IBM (the “IBM License Agreement”) and (B) shall not exercise the option, under the IBM License Agreement, to designate a third “have-made sublicensee” without Parent’s prior written consent, not to be unreasonably withheld;

(b)  the Company shall not, and shall not permit any of the other Acquired Companies to, except as consented to by Parent (which consent may not except in the cases of clauses (i) through (iii), (v) through (viii), (xi) and (xii) below and clause (xv) below (to the extent clause (xv) relates to any matter set forth in any of clauses (i) through (iii), (v) through (viii), (xi) or (xii) below) be unreasonably withheld, conditioned or delayed) or as set forth in Part 4.2(b) of the Disclosure Schedule:

(i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except upon the exercise of a repurchase right in favor of the Company arising under a Company Stock Option that was previously exercised or as provided in the Conexant Supply Termination Agreement Amendment);

(ii)  sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) issue Company Common Stock upon conversion of Company Preferred Stock);

(iii)  amend or waive any of its rights under, or permit the acceleration of vesting under, (A) any provision of the Company Stock Appreciation Rights Plan, or (B) any provision of any agreement evidencing any outstanding Stock Appreciation Rights;

(iv)  (A) establish, adopt or materially amend any Acquired Company Employee Benefit Plan, Acquired Company Employment Agreement or Acquired Company Pension Plan (except that the Company will enter into the Employment Agreements and except as required to comply with applicable Legal Requirements and with prior notice to Parent), (B) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases required pursuant to the Labor Agreement, any Acquired Company Employee Benefit Plan or any Acquired Company Employment Agreement as in effect on the date hereof and salary increases and bonuses for non-executive employees in the ordinary course of business consistent with past practice), (C) hire any new officer or any new employee whose annual base compensation is greater than $100,000, or (D) terminate any existing officers or employees at the level of director or above of any of the Acquired Companies;

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(v)  decrease quarterly contributions to the Acquired Company Pension Plan below (A) $260,000 per quarter for the quarter ended September 30, 2006 and December 31, 2006 and (B) thereafter actuarially determined amounts;

(vi)  amend its Organizational Documents, or effect or become a party to (other than as a stockholder) any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii)   make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made by or on behalf of the Acquired Companies since July 1, 2006, do not exceed, in the aggregate: (A) $20.2 million through September 29, 2006, (B) $30.2 million through March 31, 2007; provided, however, that Parent shall not unreasonably withhold its consent to any proposal by the Company to increase the amount of permitted capital expenditures for the period from December 31, 2006 through March 31, 2007 by an amount not in excess of $1.75 million or (C) $33.45 million through May 31, 2007, provided, however that Parent shall not unreasonably withhold its consent to any proposal by the Company to increase the permitted amount of capital expenditures for the period from March 31, 2007 to May 31, 2007 by an amount not in excess of $1.75 million;

(ix)  enter into any Contract that is or would constitute a Material Contract, or amend, renew or prematurely terminate, or (except in the ordinary course of business) knowingly waive any material right or remedy under, any Material Contract (except for: (r) any amendment to the Alliance Program Attachment to Customer Agreement MA4747, dated June 3, 2002, between the Company and Mentor Graphics Corporation, the sole effect of which is to expand the definition of “AP Products” under such agreement to include additional products and to establish corresponding pricing for such additional products, but which does not otherwise alter the terms and conditions of the agreement; (s) any amendment (including amendments implementing new “Product Quotations”) to the Fixed-Term License Agreement FTLA-02JAZZ0816, dated August 16, 2002, between Newport Fab, LLC and Cadence Design Systems, the sole effect of which is to expand the definition of “Licensed Programs” under such agreement to include additional products and to establish corresponding pricing for such additional products, but which does not otherwise alter the terms and conditions of the agreement; (t) any amendment (including amendments to the relevant Statement of Work attachments) to the Standard Cell Library Development & License Agreement dated May 31, 2006, between the Company and Synopsys, Inc. or the Drom Library Development & License Agreement dated May 31, 2006, between the Company and Synopsys, Inc., to expand the definition of “Licensed Libraries” under such agreements to include additional products and to establish corresponding pricing for such additional products, but which does not otherwise alter the terms and conditions of the agreement (u) any purchase order accepted by an Acquired Company from a customer; (v) any agreement with a customer that is consistent in all material respects with the terms and conditions of the Company’s standard form of wafer purchase agreement (rev. 0704) (other than modifications negotiated at arms’ length with a customer that are not material to the operation of the Acquired Companies’ business), which contains no obligations of the Company to reserve any fabrication capacity for such customer except to the extent that the Company has accepted a binding purchase order from such customer and contains no obligations of exclusivity binding upon the Company; (w) any agreement with a supplier for the purchase of equipment, raw materials, services or supplies; (x) any Employment Agreements not prohibited by subsection (iv) above; (y) any Contract for capital expenditures permitted by subsection (viii) above; and (z) any Contract for licenses permitted by subsection (xi) below; provided, however, that each of (r) through (z) above shall be in the ordinary course of business of the Company);

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(x)   (i) acquire any asset for a purchase price exceeding $250,000 or assets for an aggregate purchase price exceeding $1 million (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice and licenses of the type required to be disclosed on Part 2.9 of the Disclosure Schedule and the acquisition of capital assets subject to subclause (viii) above); (ii) sell or otherwise dispose of any asset other than the sale of finished goods inventory in the ordinary course of business consistent with past practice, scrapped inventory and the disposal of obsolete equipment consistent with past practice; (iii) enter into a license or lease for any asset involving the payment by an Acquired Company of, or the receipt by an Acquired Company of payments, greater than $100,000 in any twelve month period or $250,000 over the term of the lease or license; or (iv) knowingly waive or relinquish any material rights outside of the ordinary course of business;

(xi)  lend money to any Person (except that the Acquired Companies may make advances to employees, officers, directors or independent contractors for business expenses and the Company may allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options, in each case in the ordinary course of business consistent with past practice), or incur or guarantee any indebtedness for borrowed money (except for (1) the issuance of letters of credit in the ordinary course of business, (2) borrowings under the Loan and Security Agreement with Wachovia Capital Finance Corporation (Western) or (3) borrowings from any Key Stockholders (not to exceed $15 million in the aggregate) that are repaid at or prior to the Closing);

(xii)  change any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

(xiii)  make any material Tax election;

(xiv)  commence any Legal Proceeding seeking amounts in excess of $100,000 or seeking any non-monetary relief or settle any material Legal Proceeding except for settlements involving solely monetary consideration; or

(xv)  agree or commit to take any of the actions described in this clause (b).

4.3  Notification; Updates to Disclosure Schedule.

(a)  During the Pre-Closing Period, each party shall promptly notify the other party in writing of: (i) the discovery by the first party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of the first party contained in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty of the first party contained in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the first party. In addition, during the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect.

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(b)  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company may deliver to Parent an update to the Disclosure Schedule specifying such change. No such update other than any update to Part 2.9 or Part 2.10 of the Disclosure Schedule permitted hereby shall be deemed to supplement or amend the Disclosure Schedule for the purposes of: (i) determining the accuracy of any of the representations and warranties in this Agreement or in any certificate or other Acquired Company Contract referred to in this Agreement; (ii) determining whether any condition set forth in Section 6 has been satisfied; or (iii) determining compliance with any covenant set forth in this Agreement; provided, however, that any update to Part 2.9 or Part 2.10 of the Disclosure Schedule permitted hereby for the purpose of adding to Part 2.9 or Part 2.10 of the Disclosure Schedule a list of any Material Contracts or licenses of Intellectual Property entered into after the execution of this Agreement of the type described in Section 4.2(b)(ix) or 4.2(b)(x) shall be deemed to supplement the Disclosure Schedule, but solely for the purposes of determining whether the representations and warranties of the Company set forth in this Agreement are inaccurate or have been breached as of the Closing Date (as if such representations and warranties had been made on and as of the Closing Date) as a result of the matters described in this proviso.

4.4  No Negotiation. During the Pre-Closing Period, (i) neither the Company nor any of the other Acquired Companies shall, (ii) the Company shall ensure that no officer, director, employee or partner of the Company or any other Acquired Company shall, and (iii) the Company shall use commercially reasonable efforts to ensure that no other Representative of the Company or any other Acquired Company shall, directly or indirectly: (a) solicit, knowingly facilitate or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent or its Representatives acting on behalf of Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or its Representatives acting on behalf of Parent) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent or its Representatives acting on behalf of Parent) relating to a possible Acquisition Transaction; provided, however, that nothing contained in this Section 4.4 shall prohibit the Company from having discussions with any potential joint venture partner or otherwise considering any strategic acquisition so long as (x) the potential joint venture or acquisition transaction does not contemplate the sale or issuance of any securities of any Acquired Company (unless otherwise disclosed to Parent prior to the date hereof) and would be intended primarily to address the needs of the Acquired Companies to find alternative sources of production of wafers for customers of the Acquired Companies during periods where the Acquired Companies lack the manufacturing capacity to fulfill their customers’ orders or forecasted orders for wafers, and (y) the Company does not enter into any letter of intent or other binding agreement with respect to any of the foregoing without the prior written consent of Parent, not to be unreasonably withheld. The Company shall promptly (and in any event within 48 hours of receipt thereof) notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by the Company, any other Acquired Company, any officer, director, employee or partner of the Company or any other Acquired Company or (to the Knowledge of the Company) any other Representative of any Acquired Company during the Pre-Closing Period (in each case excluding any such notification and information regarding any inquiry, request or proposal made on or prior to the date hereof, provided that no additional actions or communication regarding such prior proposals occur after the date hereof).

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4.5  Termination of Public Offering. The Company shall, and shall cause its Representatives to, immediately cease any and all activities in connection with the Company’s initial public offering. As promptly as practicable (and in no event more than two business days) following the date of this Agreement, the Company shall withdraw its Registration Statement on Form S-1 filed with the SEC prior to the date of this Agreement and all amendments thereto.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

5.1  Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body or the American Stock Exchange with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body or the American Stock Exchange. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust Legal Requirements or regulations (collectively, the “Antitrust Laws”) in connection with the Merger. Subject to Section 5.8(b), the Company and Parent shall: (a) respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable; and (c) use commercially reasonable efforts to resolve any objections which may be asserted by any Governmental Body with respect to the Merger under the Antitrust Laws. Subject to Section 5.8(b), in the event any Legal Proceeding is threatened or instituted by any Governmental Body challenging the Merger as violative of Antitrust Laws, each of Parent and the Company shall use commercially reasonable efforts to avoid the institution of, or to resist or resolve, such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action relating to the business, product lines or assets of any Acquired Company, provided that any such action is: (A) determined by Parent in good faith to facilitate compliance with any Legal Requirement or any request by any Governmental Body; and (B) conditioned upon the consummation of the Merger.

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5.2  Written Consents; Information Statement. Immediately following the execution of this Agreement, the Company shall ensure that each Key Stockholder executes and delivers to the Company a written consent approving the Merger, adopting this Agreement and approving the Certificate Amendment (a “Written Consent”). As soon as reasonably practicable (but in any event within five business days) following the date on which the Proxy Statement is mailed to Parent’s stockholders, the Company shall (a) complete the preparation of an information statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and (b) deliver the Information Statement to those of its stockholders who did not execute Written Consents for the purpose of informing them of the approval of the Merger, the adoption of this Agreement and the approval of the Certificate Amendment. The Information Statement shall include, subject to the fiduciary duties of the board of directors of the Company, a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders that have not been deemed to have executed Written Consents approving the Merger, adopt this Agreement and approve the Certificate Amendment.

5.3  Proxy Statement. As promptly as reasonably practicable after Parent’s receipt from the Company of all of the information regarding the Acquired Companies that Parent may reasonably request in good faith in connection with the preparation thereof, Parent shall prepare and cause the Proxy Statement to be filed with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff. Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the SEC notifies Parent that it has no further comments on the preliminary Proxy Statement. The Company shall promptly furnish to Parent all information concerning the Acquired Companies as may be required or reasonably requested in connection with any action contemplated by this Section 5.3. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC.

5.4  Parent Stockholders’ Meeting.

(a)  Parent shall take all action necessary to call, give notice of and hold a meeting of Parent’s stockholders to approve the Merger (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting will be held as promptly as reasonably practicable after the date on which the Proxy Statement is mailed to the stockholders of Parent, consistent with applicable Legal Requirements.

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(b)  Subject to Section 5.4(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the Merger (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the Merger being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or adversely modified, and no resolution by the board of directors of Parent or any committee thereof to withdraw or adversely modify the Parent Board Recommendation shall be adopted or proposed. Parent shall use reasonable best efforts to obtain the Required Parent Merger Stockholder Vote.

(c)  Notwithstanding anything to the contrary contained in Section 5.4(b), at any time prior to the approval of the Merger by the Required Parent Merger Stockholder Vote, the Parent Board Recommendation may be withdrawn or adversely modified, but only if the fairness opinion or the valuation opinion obtained by Parent in connection with the Contemplated Transactions is rescinded, withdrawn or adversely modified. None of Parent, its officers or its directors shall instruct or request any Person delivering a fairness opinion or valuation opinion to Parent’s board of directors in connection with the Contemplated Transactions to rescind or withdraw such fairness opinion or valuation opinion; provided, however, that nothing contained in this Section 5.4(c) or elsewhere in this Agreement shall restrict Parent or its board of directors from requesting that Parent’s financial advisors reaffirm, bring down or update any fairness opinion or valuation opinion given in connection with the Contemplated Transactions after Parent’s board of directors shall have consulted with outside legal counsel with respect to the advisability of such a request. In such event Parent shall promptly notify the Company that it has made such request, and Parent shall provide a copy of any such updated valuation or fairness opinion immediately upon receipt thereof. Notwithstanding anything to the contrary contained in this Agreement, nothing shall in any way limit the right of Parent and its board of directors to comply with its obligations under the Exchange Act or other applicable Legal Requirements; provided, however, that the foregoing shall not be construed as granting to Parent any right to terminate this Agreement other than in accordance with the terms of Section 8.

5.5  Standstill. During the Pre-Closing Period, Parent shall: (a) cease all ongoing discussions and negotiations concerning any Business Combination (as such term is defined in Parent’s Amended and Restated Certificate of Incorporation in effect as of the date of this Agreement); (b) cease all ongoing substantive negotiations concerning any Tack-On Transaction (as defined below); and (c) terminate any letter of intent or term sheet contemplating any Tack-On Transaction or Business Combination that is in effect as of the date of this Agreement. During the Pre-Closing Period, Parent shall not and shall not permit its Representatives to: (i) enter into any letter of intent, term sheet or definitive acquisition or merger agreement with any Person contemplating a possible Business Combination or Tack-On Transaction; (ii) engage in any discussions or negotiations concerning any letter of intent, term sheet or definitive acquisition or merger agreement contemplating a Business Combination or Tack-On Transaction; or (iii) engage in any substantive due diligence review of non-public information of any Person in contemplation of a Business Combination or Tack-On Transaction. Notwithstanding any of the foregoing provisions of this Section 5.5, during the Pre-Closing Period, Parent may do any one or more of the following: (w) engage in discussions or negotiations and enter into any letter of intent or term sheet with any Person contemplating any Eligible Tack-On Transaction if such action would not require that the Proxy Statement be amended or supplemented to describe such Eligible Tack-On Transaction, (x) upon the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, engage in discussions or negotiations and enter into any letter of intent or term sheet with any Person contemplating any Eligible Tack-On Transaction if such action would require that the Proxy Statement be amended or supplemented to describe such Eligible Tack-On Transaction, (y) upon the Company’s prior written consent, which may be withheld or conditioned in the Company’s sole discretion, engage in discussions or negotiations and enter into any letter of intent or term sheet with any Person contemplating any Tack-On Transaction that is not an Eligible Tack-On Transaction, and (z) upon the Company’s prior written consent, which may be withheld or conditioned in the Company’s sole discretion, enter into any definitive acquisition or merger agreement with any Person contemplating any Tack-On Transaction. For purposes of this Agreement, (A) a “Tack-On Transaction” shall mean a proposed acquisition by Parent or any Affiliate of Parent of a business or businesses (other than those of the Acquired Companies) that does not constitute a Business Combination, and (B) an “Eligible Tack-On Transaction” shall mean a Tack-On Transaction determined in good faith by Parent to be complementary to the businesses of the Acquired Companies and having a purchase price, including the assumption or acquisition of debt, of $50,000,000 or less.

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5.6  280G Payments. As promptly as practicable after the execution of this Agreement, the Company shall submit to the stockholders of the Company (in a manner satisfactory to Parent) for approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided pursuant to Acquired Company Employee Plans, Acquired Company Employee Agreements or other Acquired Company Contracts (including payments pursuant to the Severance Agreements or any employee bonus plan adopted in connection with the Contemplated Transactions) that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Parent waivers duly executed by each Person who might receive any Section 280G Payment. The form and substance of all stockholder approval documents contemplated by this Section 5.6, including the waivers, shall be subject to the review and approval of Parent.

5.7  Public Announcements. Except as required by applicable Legal Requirements and in the case of Parent, except for any filings required to be made with the SEC or other actions that Parent in good faith deems to be necessary or appropriate in connection with seeking to obtain the Required Parent Merger Stockholder Vote (including in connection with the Proxy Statement), during the Pre-Closing Period, Parent and the Company shall not (and the Company shall not permit any of the Acquired Companies or any Representative of any of the Acquired Companies to) issue any press release or make any public statement regarding this Agreement, the Merger or any of the other Contemplated Transactions without the prior written consent of the other party; provided, however, that nothing in this Section 5.7 shall preclude (i) the Company from complying with its obligation under Section 228 of the DGCL to notify those of its stockholders who did not execute Written Consents of the adoption of this Agreement by the Written Consents executed by the Key Stockholders, (ii) the board of directors of the Company from exercising its fiduciary duties in communications with stockholders of the Company or (iii) the board of directors of Parent from exercising its fiduciary duties in communications with stockholders of Parent.

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5.8  Additional Agreements.

(a)  Subject to Section 5.8(b), Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Acquired Company Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of or transfer any assets; (ii) to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; or (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.

5.9  Financing.

(a)  Parent shall use commercially reasonable efforts to arrange and consummate the transactions contemplated by the Wachovia Commitment Letter and such additional debt and/or equity financing transactions (collectively, the “Financing Transactions” and the Wachovia Commitment Letter together with any commitment letter or any similar agreement with respect to the Financing Transactions, the “Financing Commitments”) such that, at the Closing, Parent would have sufficient funds available to pay all amounts payable at or promptly following the Closing by Parent, Merger Sub or the Surviving Corporation pursuant to Sections 1.5, 1.6 and 1.7 and all of the related fees and expenses payable by Parent or Merger Sub in connection with the Merger and other Contemplated Transactions. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts: (i) to the extent within its control, to satisfy all conditions precedent in any Financing Commitments then in effect and in any definitive agreements relating to the Financing Transactions, (ii) to negotiate in good faith definitive agreements respecting the Financing Transactions, and (iii) if any material portion of the financing to be provided at the Closing contemplated by the Wachovia Financing Letter has become unavailable, regardless of the reason therefor, to obtain alternative financing from the same or other sources subject to substantially similar conditions precedent to funding to those set forth in the Wachovia Commitment Letter. Parent shall give the Company prompt notice of any termination, revocation or amendment of the Wachovia Commitment Letter or any other Financing Commitments and provide the Company with copies of any written correspondence with respect thereto, shall provide copies of any documentation (including drafts thereof) with respect to any Financing Commitments or any definitive documentation with respect to the Financing Transactions, as and when requested by the Company, and shall otherwise keep the Company reasonably informed as to the status of its efforts to arrange the Financing Transactions. Parent shall not permit any material amendment or modification to be made to the conditions precedent to funding or any other material provision set forth in the Wachovia Financing Commitment (or any other Financing Commitment entered into after the date hereof that replaces the Wachovia Financing Commitment) that could reasonably result in a material reduction in the amount of financing available at the Closing thereunder without the prior written consent of the Company (such consent not to be unreasonably withheld).

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(b)  In the event that (x) Wachovia or one or more other third parties provides at least $35 million of debt or equity financing to Parent at the Closing (other than amounts funded from the Trust Account) and (y) the proceeds at Closing from the Financing Transactions, together with the proceeds available to the Company from the Trust Account (as defined in Section 5.18) is less than the aggregate amount payable at, or immediately following, the Closing by Parent, Merger Sub or the Surviving Corporation pursuant to Sections 1.5, 1.6 and 1.7 (after using all cash (as determined in accordance with GAAP consistent with past practices and excluding restricted cash) on the Company’s balance sheet immediately prior to the Closing in excess of $20,000,000 to pay such amounts and borrowing the maximum amount permitted to be borrowed under the terms of any Financing Transaction being entered into at the Closing) (such shortfall, if any, the “Funding Shortfall”) and such Funding Shortfall does not exceed $80 million in the aggregate, then an amount equal to the Funding Shortfall (the “Stockholder Loan Amount”) that would have otherwise been payable to the Escrow Participants in cash pursuant to Sections 1.5, 1.6 and 1.7 shall instead be paid by Parent by the delivery of one or more promissory notes (the “Stockholder Loans”) having an aggregate initial principal amount equal to the Stockholder Loan Amount, which promissory notes shall be payable to the Escrow Participants pro rata in accordance with the amount of cash proceeds that would otherwise be payable to them at the Closing in respect of the shares of Company Capital Stock and shares of Company Common Stock subject to In-The-Money Company Options pursuant to Section 1.5(a)(ii)(A), Section 1.5(a)(iii)(A) and Section 1.6(a)(i) (calculated using the Estimated Closing Amount). In the event that any Stockholder Loan is made in connection with the Closing, Parent shall not enter into any other Financing Transaction at the Closing or, so long as any Stockholder Loan remains outstanding, incur any indebtedness that does not permit any Stockholder Loan to be refinanced by Parent and its Subsidiaries with the proceeds of any equity financing or any debt financing on terms that, in the aggregate, are not worse for the Parent and its other lenders than the terms of the Stockholder Loan being refinanced.

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(c)  In the event that the aggregate amount of Stockholder Loans at Closing is equal to or less than $40 million, the Stockholder Loans shall be “Stockholder Mezzanine Loans” having the terms set forth in clause (ii) below. In the event that the aggregate amount of the Stockholder Loans at Closing are greater than $40 million, $30 million of such Stockholder Loans shall be “Stockholder Mezzanine Loans” having the terms set forth in clause (ii) below and the remaining amount of such Stockholder Loans (not to exceed $50 million) shall be “Stockholder Term B Loans” having the terms set forth in clause (i) below.

(i)  Any portion of the Stockholder Loans that are a “Stockholder Term B Loan” (the “Stockholder Term B Loan”) shall (1) have an initial adjustable interest rate equal to LIBOR plus 950 basis points, payable quarterly in cash, which interest rate shall be increased by 200 basis points per annum beginning on the six month anniversary of the Closing Date and an additional 200 basis points per annum each three months thereafter, (2) be subject to a 1.5% origination fee payable in cash at the Closing, one-half of which shall be refunded to Parent with respect to any portion of the Stockholder Term B Loan principal amount that is refinanced or otherwise repaid within six months of the Closing Date, (3) be secured by a second lien on all of the assets of Parent and its Subsidiaries and shall be subordinate to the debt financing contemplated by the Wachovia Commitment Letter or any other first lien debt financing, not to exceed $75 million initial principal amount in the aggregate (together with any replacements and refinancings thereof in an aggregate principal amount that does not exceed $75 million, the “First Lien Loan”) and pari passu or senior to all other indebtedness of Parent and its Subsidiaries, (4) have a maturity of three and a half years following the Closing Date, and (5) shall otherwise be on terms and conditions customary for commercial “Second Lien” Term B loans and in no event shall contain terms, covenants and conditions less favorable to the Escrow Participants in any material respect than the terms, covenants and conditions obtained by a third party in connection with any other Term B loan entered into by Parent or its Subsidiaries with such a third party as part of the Financing Transactions.

(ii)  Any portion of the Stockholder Loans that are a “Stockholder Mezzanine Loan” (the “Stockholder Mezzanine Loan”) shall (1) have an initial interest rate equal to twenty percent per annum, one half of which shall be payable quarterly in cash and one half of which shall be payable quarterly in kind, which interest rate shall be increased by 100 basis points per annum beginning on the twelve month anniversary of the Closing Date and by an additional 100 basis points per annum each three months thereafter, one half of which shall be payable quarterly in cash and one half of which shall be payable quarterly in kind, (2) be secured by a third lien on all of the assets of Parent and its Subsidiaries and shall be subordinate to the First Lien Loan (not to exceed $75 million initial principal amount in the aggregate) and any second lien debt financing consummated by Parent in connection with the Closing (and any replacements or refinancings thereof in an aggregate principal amount, together with the First Lien Loans, not to exceed $115 million), (3) have a maturity of three and a half years following the Closing Date, and (4) otherwise be on terms and conditions customary for commercial “mezzanine” bridge loans and in no event shall contain terms, covenants and conditions less favorable to the Escrow Participants in any material respect than the terms, covenants and conditions obtained by a third party in connection with any mezzanine or other loans subordinated to any second lien financing entered into by Parent or its Subsidiaries with such a third party as part of the Financing Transactions.

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(iii)  In addition, to the terms and conditions specified above, the Stockholder Loans shall provide that (in the case of clauses (w), (x) and (z) to the extent permitted by the terms of the First Lien Loan): (w) 100% of the proceeds of any debt or equity financing consummated by Parent or its Subsidiaries following the Closing shall be used to prepay first the Stockholder Term B Loan and, when such loan has been repaid in full, thereafter the Stockholder Mezzanine Loan, (other than financing used to refinance or replace the First Lien Loan in an aggregate principal amount that does not exceed $75 million), (x) 100% of the proceeds of any sale of assets of Parent or its Subsidiaries (other than the sale of inventory or the licensing of Intellectual Property in the ordinary course of business or the sale of equipment in the ordinary course of business so long as the proceeds of the sale of such equipment are used to purchase additional equipment within 90 days thereof) following the Closing shall be used to prepay first the Stockholder Term B Loan and, when such loan has been paid in full, thereafter the Stockholder Mezzanine Loan, (y) no dividends, distributions, redemptions or other payments shall be made to the equity holders of Parent in respect of the equity securities of Parent held by such holders so long as any Stockholder Loan remains outstanding, and (z) 100% of excess cash flow from the operation of Parent and its Subsidiaries (to be defined in the definitive agreements with respect to the Stockholder Loans in a manner consistent with general market practice) shall be used to prepay first the Stockholder Term B Loan and, when such loan has been paid in full, thereafter the Stockholder Mezzanine Loan; provided for purposes of this clause (z) the maximum availability to Parent or its Subsidiaries under any revolving credit facility plus the aggregate amount of cash and cash equivalents as determined in accordance with GAAP on a consolidated basis is at least $35 million after giving effect to such repayment.

(d)  If requested by the Company at any time after the earlier of January 10, 2007 or the date of the filing of the definitive Proxy Statement by Parent in the event Parent has not negotiated definitive agreements with respect to Financing Transactions as a result of which it reasonably expects to receive at least $115 million in proceeds at the Closing, or by Parent at any time, Parent and the Stockholder Representative shall negotiate definitive agreements with respect to the Stockholder Loans and Parent shall reimburse the Stockholder Representative for any out-of-pocket expenses (including reasonable out-of-pocket legal fees in connection therewith) incurred by the Stockholder Representative in negotiating such agreements. If Parent and the Stockholder Representative are unable to agree on any terms or conditions of the Stockholder Loans not specified above, Parent and the Stockholder Representative shall jointly retain (at Parent’s sole cost and expense) a mutually acceptable nationally recognized law firm with experience representing lenders in loans of the types included in the Stockholder Loan, which shall resolve any dispute regarding such terms and conditions by determining the prevailing market practice then in effect with respect to loans of such type (it being understood that, except as noted in Section 5.9(c), such loans are not being made on terms customary for seller financing and are instead intended to be made on market terms typical for loans of such type made by commercial lenders).

(e)  If the Stockholder Loan is made, then notwithstanding anything to the contrary in this Agreement, the Indemnity Escrow Contribution Amount shall be equal to the excess (if any) of (i) $20,000,000 over (ii) the Stockholder Loan Amount. In the event that, and at such time as, any Parent Indemnitee would otherwise have become entitled to receive a distribution out of the Indemnity Escrow Fund in accordance with Section 9.7 (a “Distribution Entitlement”), the indemnity obligation of the Escrow Participants, and such Parent Indemnitee’s entitlement to such distribution, shall be satisfied first by reducing the principal amount of the Stockholder Term B Loan dollar-for-dollar by the amount of such Distribution Entitlement, up to the lesser of (x) the principal amount of the Stockholder Term B Loan then remaining outstanding or (y) the amount of such Distribution Entitlement, and any remaining portion of such Distribution Entitlement shall be satisfied by reducing the principal amount of the Stockholder Mezzanine Loan dollar-for-dollar by the remaining amount of such Distribution Entitlement, up to the lesser of (1) the principal amount of the Stockholder Mezzanine Loan then remaining outstanding or (2) the remaining amount of such Distribution Entitlement. To the extent that at any time a proposed repayment by Parent of all or any portion of the principal amount of a Stockholder Loan (other than by reason of a Distribution Entitlement) would have the effect of reducing the aggregate principal amount outstanding of all Stockholder Loans remaining below an amount equal to the excess (if any) of (A) $20 million over (B) the aggregate amount of all of all prior reductions in the principal amount of Stockholder Loans as a result of Distribution Entitlements, the amount of such repayment shall not be paid by Parent to the payees of the Stockholder Loan, but instead shall be deposited in the Indemnity Escrow Fund; provided, however, that the principal amount of the Stockholder Loan shall for all purposes be deemed to have been reduced by the amount of such deposit.

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(f)  The Company shall use commercially reasonable efforts (at Parent’s sole cost and expense with respect to any out-of-pocket expenses requested to be incurred by Parent in connection therewith) to assist Parent in connection with transactions undertaken by Parent to finance the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall any of the Acquired Companies be required to enter into any agreement or incur any liability or obligation with respect to such financing transactions prior to the Closing.

5.10  Post Closing Option Pool. Promptly following the Closing, Parent shall establish a pool of options to acquire 4,698,692 shares of Parent’s common stock, a portion of which shall be subject to issuance to members of management and other selected employees of the Acquired Companies, as determined by the Parent in its sole discretion.

5.11  FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations; and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.12  Termination of the Company Option Plan. Unless otherwise requested by Parent prior to the Closing, the Company shall take all actions reasonably necessary to terminate the Company Option Plan prior to the Closing.

5.13  Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of (a) each director of each of the Acquired Companies, and (b) each officer of each of the Acquired Companies identified on Schedule 5.13.

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5.14  Indemnification of Officers and Directors.

(a)  Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of each current and former officer and director of the Acquired Companies (the “D&O Indemnified Persons”) as provided in the certificate of incorporation and bylaws or other organization documents of the Acquired Companies (as in effect on the date of this Agreement) or the indemnification agreements identified in Part 2.10(a)(ii) of the Disclosure Schedule (as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms for at least six years following the Effective Time (or, in the case of a claim for indemnification asserted against an Acquired Company by a D&O Indemnified Person during such six year period, for such longer period until such claim is finally resolved), and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

(b)  For a period of six years after the Effective Time, Parent shall maintain or cause the Surviving Corporation to maintain in effect, for events that shall have occurred prior to the Effective Time, the existing level and scope of directors’ and officers’ liability, employee practices liability insurance and fiduciary insurance covering those D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability, employee practices liability insurance and fiduciary insurance policy (collectively, the “Existing D&O Policies”), if directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies of comparable coverage; and (ii) in no event shall the Surviving Corporation be required to expend in any one year for the Existing D&O Policies (or for any substitute policies) in the aggregate, in excess of 150% of current premium (such amount being referred to as the “Maximum Premium”); and provided, further, that if the annual premiums payable for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium, Parent or the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The provisions of this Section 5.14(b) shall be deemed to have been satisfied if a prepaid policy has been obtained prior to the Effective Time for purposes of this Section 5.14(b), which policy provides such D&O Indemnified Persons with coverage comparable to the coverage provided by the Existing D&O Policies for an aggregate period of six years following the Effective Time (and the Company shall, at the request of Parent, obtain such a prepaid policy prior to the Effective Time, provided that the cost thereof shall be borne by Parent).

(c)  The provisions of this Section 5.14 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each of the D&O Indemnified Persons and his or her heirs and personal representatives.

5.15  Amendment to Certificate of Incorporation. The Company shall: (a) cause to be adopted an amendment to the Company’s certificate of incorporation in the form of Exhibit D (the “Certificate Amendment”); and (b) file the Certificate Amendment with the Secretary of State of the State of Delaware and cause the Certificate Amendment to take effect prior to the Closing Date.

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5.16  Termination and Amendment of Certain Agreements.

(a)  Prior to the Closing, the Company shall have caused the Contracts identified on Schedule 5.16(a) to have been terminated effective on or prior to the Effective Time.

(b)  Prior to the Closing, the Company shall have caused the Contracts identified on Schedule 5.16(b) to have been amended as set forth on Schedule 5.16(b) effective on or prior to the Effective Time.

5.17  Board of Directors; Management.

(a)  Parent shall use commercially reasonable efforts to cause the board of directors of Parent to consist, at or promptly following the Effective Time, of the individuals identified on Schedule 5.17(a).

(b)  Parent shall use commercially reasonable efforts to cause each individual identified on Schedule 5.17(b) to hold, at or promptly following the Effective Time, the management position set forth opposite such individual’s name on Schedule 5.17(b).

5.18  Parent Trust Account. Notwithstanding anything to the contrary herein, the Company has read a copy of Parent’s prospectus dated March 15, 2006 and filed with the Securities and Exchange Commission (the “Prospectus”). The Company understands that Parent is a blank check company formed for the purpose of consummating a “business combination” (as described in the Prospectus), must complete such business combination within 18 months (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months) (the “Transaction Deadline Date”), has established a trust account at Lehman Brothers, maintained by Continental Stock Transfer & Trust Company acting as trustee, initially in an amount of $164,308,004 after the exercise of the underwriters’ over-allotment option for the benefit of its public stockholders (the “Trust Account”), and does not have access to the funds in such Trust Account except under the circumstances set forth in the Prospectus. On behalf of itself and each other Acquired Company, Acquired Company Affiliate and Company Indemnitee (and affiliates thereof) (collectively, the “Company Claimants”), the Company: (a) agrees that neither it nor any Company Claimant has any right, title, interest or claim of any kind in or to (i) any assets in the Trust Account, (ii) assets of Parent to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (iii) assets distributed from the Trust Account to the public stockholders (each such right, title, interest or claim a “Claim”); (b) unless and until Parent completes another Business Combination (as defined in Parent’s certificate of incorporation as of the date of this Agreement), hereby waives any Claim that it or any Company Claimant may have in the future as a result of, or arising out of, this Agreement or the Ancillary Agreements; and (c) agrees that neither it nor any other Company Claimant will seek recourse against the Trust Account or the public stockholders of Parent (in their capacity as stockholders of Parent or as recipients of liquidating distributions from Parent) for any reason whatsoever. Further, the Company acknowledges that it has read Section 1542 of the Civil Code of the State of California, which states in full:

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“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Company, on behalf of itself and the Company Claimants, hereby waives any right that the Company or the Company Claimants have or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that the Company may lawfully waive such rights pertaining to this waiver of Claims and generally affirms that Company is releasing, on behalf of itself and the Company Claimants, all known and unknown Claims.

Without limiting the foregoing, the Company hereby acknowledges and agrees that the Trust Account is not a party to this Agreement and shall have no liability pursuant hereto. Notwithstanding the forgoing, no provision contained herein shall limit the Company or the Company Indemnitees’ right to make a claim against such monies to the extent such monies are released from the Trust Account to Parent upon the consummation of the Merger.

5.19  Maintenance of Benefits. Parent will extend to each Acquired Company Employee an offer of employment that, if accepted, would contemplate that such Acquired Company Employee would commence employment with Parent or continue employment with the Surviving Corporation effective as of the Closing Date and would provide, for one year following the Closing Date, such Acquired Company Employee with compensation, benefits and terms of employment that in the aggregate are substantially comparable to the compensation, benefits and terms of employment provided by the Company to such Acquired Company Employee as of the date of this Agreement. Subject to the foregoing, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Parent to terminate, reassign, promote, or demote any of the Acquired Company Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits, or terms or conditions of employment of such employees.

5.20  Conexant Supply Termination Agreement Amendment. At or prior to the Closing, the Company shall consummate the transactions contemplated by that certain Wafer Supply Termination Agreement Amendment between the Company and Conexant (the “Conexant Supply Termination Agreement Amendment”) and immediately after the Closing but prior to the Effective Time, Parent shall fund the payment of the Conexant Termination Payment Amount and cause the Company to pay to Conexant the Conexant Termination Payment Amount in accordance with the terms of the Conexant Supply Termination Agreement Amendment. To the extent such transactions are consummated at or prior to the Closing, the 7,583,501 shares of Company Class B Common Stock held of record by Conexant as of the date hereof shall be deemed not to be outstanding immediately prior to the Effective Time for all purposes hereunder and the holder thereof shall not be entitled to any portion of the consideration payable pursuant to this Agreement to the holders of Company Common Stock.

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SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Representations. Each of the representations and warranties set forth in Section 2 and each of the other representations and warranties of the Company set forth in this Agreement: (a) shall have been accurate in all respects as of the date of this Agreement; and (b) shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all respects as of such specified date), except in the case of both clauses (a) and (b) (individually and together), for inaccuracies that would not, individually or in the aggregate, reasonably be expected to result in or otherwise involve Damages in excess of $20,000,000; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1: (i) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded, provided that any update to Part 2.9 or Part 2.10 of the Disclosure Schedule permitted hereby for the purpose of adding to Part 2.9 or Part 2.10 of the Disclosure Schedule a list of any Material Contracts or licenses of Intellectual Property entered into after the execution of this Agreement of the type described in Section 4.2(b)(ix) and Section 4.2(b)(x) shall be deemed to update the Disclosure Schedule, but solely for the purposes of determining whether the representations and warranties of the Company set forth in this Agreement are inaccurate or have been breached as of the Closing Date (as if such representations and warranties had been made on and as of the Closing Date).

6.2  Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3  Company Stockholder Approval. The Certificate Amendment shall have been duly approved by the Required Amendment Stockholder Votes and the Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Merger Stockholder Votes.

6.4  Parent Stockholder Approval. The Merger shall have been duly approved by the Required Parent Merger Stockholder Vote.

6.5  No Section 280G Payments. Neither any payment made, nor any options granted, to any Person in connection with or in contemplation of the Merger or any of the other Contemplated Transactions shall constitute a Section 280G Payment.

6.6  Amendment to Certificate of Incorporation. The Company shall have provided Parent with evidence satisfactory to Parent that the Company has filed the Certificate Amendment with the Secretary of State of the State of Delaware and that the Certificate Amendment was in effect prior to the Closing.

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6.7  Dissenting Shares. No more than 2% of the aggregate number of shares of Company Capital Stock outstanding as of the Closing Date shall be Dissenting Shares or shall have the right under the DGCL to become Dissenting Shares.

6.8  Antitrust Matters

(a)  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for a period of time.

(b)  Any similar waiting period under any other Antitrust Law applicable to the Contemplated Transactions shall have expired or been terminated.

(c)  Any Consent required under any Antitrust Law applicable to the Contemplated Transactions shall have been obtained and shall be in full force and effect.

6.9  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.10  Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)  the Escrow Agreement, executed by the Stockholders’ Representative and the Escrow Agent;

(b)  the Noncompetition Agreements as signed as of the date of this Agreement, and effective as of the Closing Date;

(c)  the Lease Amendment Agreements as signed as of the date of this Agreement, and effective as of the Closing Date;

(d)  the Termination Agreement, which shall evidence the termination the Contracts identified on Schedule 5.16(a) in accordance with Section 5.16(a), as signed as of the date of this Agreement, and effective as of the Closing Date;

(e)  the Conexant Supply Termination Agreement Amendment, as signed as of the date of this Agreement, and effective as of the Closing Date;

(f)  the General Releases, executed by each of the Key Stockholders, as signed as of the date of this Agreement, and effective as of the Closing Date;

(g)  a certificate, executed on behalf of the Company by an officer of the Company, certifying that the Closing Payment Schedule is accurate and complete;

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(h)  the statement referred to in Section 5.11(a), executed on behalf of the Company;

(i)  a legal opinion of Latham & Watkins LLP, counsel to the Company, dated as of the Closing Date and addressed to Parent and the Company, addressing the matters set forth in Schedule 6.10(i) and containing no exceptions, assumptions or qualifications that are not customarily included in legal opinions relating to transactions similar to the Merger; and

(j)  a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.7, 6.9, 6.13 and 6.15 have been duly satisfied (the “Company Closing Certificate”).

6.11  FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.11(b).

6.12  No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.13  No Governmental Legal Proceedings. Neither any Governmental Body nor the American Stock Exchange shall have commenced or be a party to, or shall, to the Knowledge of the Company, have threatened in writing to commence or to become a party to, any Legal Proceeding: (a) seeking a material amount of damages in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (c) challenging, or that may have the effect of preventing, making illegal or otherwise materially interfering with, the consummation of the Merger; (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger; or (e) seeking to impose any criminal sanctions or criminal liability on any of the Acquired Companies in connection with the Merger.

6.14  Financing. Parent and Merger Sub shall have received (or be receiving contemporaneously with the Closing) financing in an amount equal to $35,000,000 (including any undrawn amounts thereunder) on the terms and conditions set forth in the Wachovia Commitment Letter.

6.15  Termination of Company Option Plan. If required pursuant to Section 5.12, the Company shall have provided Parent with evidence satisfactory to Parent that the board of directors of the Company has adopted resolutions regarding the termination of the Company Option Plan prior to the Closing.

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SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1  Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that the condition set forth in this Section 7.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

7.2  Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Agreements and Documents. The Stockholders’ Representative shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)  the Escrow Agreement, executed by Parent and the Escrow Agent;

(b)  the Employment Agreements, as executed by Parent as of the date of this Agreement and effective as of the Closing Date; and

(c)  a certificate executed on behalf of Parent by an officer of Parent containing the representation and warranty of Parent that the conditions set forth in Sections 7.1, 7.2 and 7.6 have been duly satisfied (the “Parent Closing Certificate”).

7.4  No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued against the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Company and the Merger that makes consummation of the Merger by the Company illegal.

7.5  Company Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Merger Stockholder Votes.

7.6  Parent Stockholder Approval. The Merger shall have been duly approved by the Required Parent Merger Stockholder Vote.

7.7  Antitrust Matters.

(a)  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for a period of time.

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(b)  Any similar waiting period under any other Antitrust Law applicable to the Contemplated Transactions shall have expired or been terminated.

(c)  Any Consent required under any Antitrust Law applicable to the Contemplated Transactions shall have been obtained and shall be in full force and effect.

SECTION 8. TERMINATION

8.1  Termination Events. This Agreement may be terminated prior to the Closing:

(a)  by the mutual consent of Parent and the Company;

(b)  by either Parent or the Company if (i) the SEC has notified Parent that it has no further comments to the Proxy Statement on or before February 14, 2007 and the Closing has not occurred on or prior to March 31, 2007, (ii) the SEC has notified Parent that it has no further comments on the Proxy Statement after February 14, 2007 but on or before March 15, 2007 and the Closing has not occurred on or before April 30, 2007 or (iii) the SEC has notified Parent that it has no further comments on the Proxy Statement after March 15, 2007 and the Closing has not occurred on or before May 31, 2007, unless, in each case (x) the non-terminating party’s failure to close prior to the applicable date resulted from any failure on the part of such terminating party to comply with in all material respects, or perform in all material respects, any covenant or obligation of such terminating party set forth in this Agreement, and (y) the non-terminating party provided written notice of such failure to the terminating party as soon as practicable after it had knowledge thereof;

(c)  by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the proposal to approve the Merger, and (ii) the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Merger Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to have the Merger approved by the Required Parent Merger Stockholder Vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform in any material respects any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(d)  by the Company, if, prior to the Merger having been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Merger Stockholder Vote, (i) Parent receives a written communication from the banking firm providing the fairness opinion or valuation opinion obtained by Parent in connection with the Contemplated Transactions rescinding, withdrawing or adversely modifying such fairness opinion or valuation opinion, or (ii) Parent’s board of directors withdraws the Parent Board Recommendation or adversely modifies the Parent Board Recommendation;

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(e)  by Parent if: (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded, provided that any update to Part 2.9 or Part 2.10 of the Disclosure Schedule permitted hereby for the purpose of adding to Part 2.9 or Part 2.10 of the Disclosure Schedule a list of any Material Contracts or licenses for Intellectual Property entered into after the execution of this Agreement of the type described in Section 4.2(b)(ix) and Section 4.2(b)(x) shall be deemed to update the Disclosure Schedule, but solely for the purposes of determining whether the representations and warranties of the Company set forth in this Agreement are inaccurate or have been breached as of the Closing Date (as if such representations and warranties had been made on and as of the Closing Date); or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(f)  by the Company if: (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s or Merger Sub’s covenants or obligations contained in this Agreement shall have been breached in any material respect, including Parent’s and Merger Sub’s obligation to effect the Merger upon the satisfaction of the conditions set forth in Section 6; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

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(g)  by Parent if: (i) there shall have occurred any Material Adverse Effect; or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that if such Material Adverse Effect is curable by the Company through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence thereof (the “MAE Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(g) as a result of such Material Adverse Effect prior to the expiration of the MAE Cure Period, provided the Company, during the MAE Cure Period, continues to exercise commercially reasonable efforts to cure such Material Adverse Effect;

(h)  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(i)  by the Company during the 15-day period commencing on the date 21 days after the date on which the Wachovia Financing Commitment is terminated, revoked or amended such that the aggregate amount of financing contemplated by the Wachovia Financing Commitment to be loaned to Parent or the Company at the Closing decreases below $40 million, if on or prior to the date of such termination, Parent shall have failed to obtain one or more replacement Financing Commitments resulting in the aggregate amount of financing contemplated by all outstanding Financing Commitments (other than any Stockholder Loans to be lent to Parent or the Company at Closing) being at least $40 million; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the failure of Parent to obtain any replacement Financing Commitment is caused by or otherwise results from, principally or in significant part, any one or more of the following factors: (A) any inaccuracy or breach of any of the representations or warranties set forth in Section 2.4; or (B) any failure of the Company to perform in any material respects any covenant or obligation in this Agreement required to be performed by the Company prior to the Effective Time;

(j)  by the Company if the preliminary Proxy Statement shall not have been filed with the SEC in a form that substantially complies with Regulation 14A promulgated under the Exchange Act on or before the date that is 20 business days after the date of this Agreement; provided, however, in no event shall the Company have the right or power to terminate this Agreement pursuant to this Section 8.1(j) if the failure of Parent to meet the foregoing deadline is caused by or otherwise results from, principally or in significant part, any one or more of the following factors: (A) any failure of the Company to perform in any material respects any covenant or obligation in this Agreement required to be performed by the Company prior to the Effective Time; (B) any failure of any of the Company’s financial statements included or required to be included in the preliminary Proxy Statement to be prepared in accordance with GAAP and fairly present in all material respects the financial position, results of operations or cash flows in any material respect as of the date of such financial statements and for the periods presented therein; or (C) any actions, omissions or delays on the part of the auditors for either Parent or the Company; or

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(k)  by Parent if the Required Company Merger Stockholder Votes are not obtained within three business days after the date of this Agreement.

8.2  Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 8.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

8.3  Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate and no party shall have any further liability hereunder; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any intentional breach by such party of any covenant or obligation of such party set forth in this Agreement occurring after the execution of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 5.7 and 10.

SECTION 9. INDEMNIFICATION, ETC.

9.1  Survival of Representations, Etc.

(a)  The representations, warranties, covenants and obligations of the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing. All representations, warranties, covenants and obligations of the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall expire on the Designated Date, and any liability with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time on or prior to the Designated Date, any Parent Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in Section 9.7(a)) alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 9.2(a) based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All representations, warranties, covenants and obligations of Parent and Merger Sub (including the representations and warranties set forth in Section 3 and in the Parent Closing Certificate) shall terminate and expire as of the Designated Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time on or prior to the Designated Date, any Company Indemnitee (acting in good faith) delivers to Parent a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 9.2(b) based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved; provided, further, the covenants set forth in Section 5.14 shall survive the Closing in accordance with their terms.

(b)  The representations, warranties, covenants and obligations of an Indemnitor, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives (it being understood that the representations and warranties of the Company are qualified by the disclosures set forth in the applicable parts or subparts of the Disclosure Schedule to the extent set forth therein or in any other part or subpart of the Disclosure Schedule to the extent it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other part).

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(c)  Notwithstanding anything to the contrary contained in Section 9.1(a), the limitations set forth in Section 9.1(a) shall not apply in the case of claims based upon fraud.

9.2  Indemnification.

(a)  From and after the Effective Time, the Parent Indemnitees shall be entitled to be held harmless and indemnified solely (except in the event of fraud) from the Indemnity Escrow Fund from and against, and shall be entitled to be compensated and reimbursed solely (except in the event of fraud) from the Indemnity Escrow Fund for, any Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any third party claim), and that arise from or as a result of, or are directly or indirectly connected with:

(i)  any inaccuracy in or breach of any representation or warranty of the Company as of the date of this Agreement: (A) giving effect to any “Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty for purposes of determining whether such representation or warranty is inaccurate or has been breached, but without giving effect to any “Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty for purposes of calculating any Damages; and (B) without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(ii)  any inaccuracy in or breach of any representation or warranty of the Company as of the Closing Date as if such representation and warranty had been made on and as of the Closing Date: (A) giving effect to any “Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty for purposes of determining whether such representation or warranty is inaccurate or has been breached, but without giving effect to any “Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty for purposes of calculating any Damages; and (B) without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement, provided that any update to Part 2.9 or Part 2.10 of the Disclosure Schedule permitted hereby for the purpose of adding to Part 2.9 and Part 2.10 of the Disclosure Schedule a list of any Material Contracts or licenses of Intellectual Property entered into after the execution of this Agreement of the type described in Section 4.2(b)(ix) and Section 4.2(b)(x) shall be deemed to update the Disclosure Schedule, but solely for the purposes of determining whether the representations and warranties of the Company set forth in this Agreement are inaccurate or have been breached as of the Closing Date (as if such representations and warranties had been made on and as of the Closing Date);

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(iii)  any breach of any covenant or obligation of the Company in this Agreement, other than the covenant in Section 4.2(a)(ii);

(iv)  any inaccuracy in the Closing Payment Schedule;

(v)  any liability of any Acquired Company for unpaid Taxes for any tax period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”) (except to the extent such unpaid Taxes were included in the calculation of the Closing Working Capital Amount;

(vi)  the Post-Closing Deficit Amount exceeding the amount remaining in the Working Capital Adjustment Escrow Fund;

(vii)  the exercise by any Stockholder of such Stockholder’s appraisal rights under the DGCL to the extent any Damages as a result thereof (including any payment required to be made to such Stockholder) exceed the amount such Stockholder would otherwise be paid under Section 1.5 if such Stockholder had not exercised such Stockholder’s appraisal rights under the DGCL; and

(viii)  the matters disclosed in Part 9.2(a)(viii) of the Disclosure Schedule.

Notwithstanding clause “(i)” or clause “(ii)” above (to the extent they relate to breaches of any representations or warranties in Section 2.14) or clause “(v)” above, the Parent Indemnitees shall not be indemnified pursuant to such clauses for any Damages for Taxes that are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become directly or indirectly subject and that arise from or as a result of or are directly or indirectly connected with: (A) the acquisition of Company stock pursuant to this Agreement being treated as a sale of assets pursuant to any express or deemed election by Parent under Section 338 of the Code or comparable provisions under foreign or other Tax law; (B) any transaction that is undertaken on the Closing Date at the direction of Parent or any of its Affiliates or after the Closing Date outside the ordinary course of business; (C) any transaction of the Acquired Companies occurring after the Closing; and (D) any Tax election or Tax reporting position with a Governmental Body with respect to Taxes by a Parent Indemnitee following the Effective Time that results in an increased Tax liability or reduction in any Tax asset of the Acquired Companies in respect of any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), unless such Tax election or Tax reporting position was required by a Governmental Body as a result of an audit or was clearly required by applicable Legal Requirements. Notwithstanding clause “(i)” or clause “(ii)” above (to the extent they relate to breaches of any representations or warranties in Section 2.14) or clause “(v)” above, Damages arising out of the Company’s obligation to pay California sales or use Taxes for any transaction that occurred after March 31, 2005 and that remain unpaid at the Closing Date shall be deemed to be, and shall in all events be limited to, 70% of such unpaid amounts.

(b)  From and after the Effective Time, Parent shall indemnify and hold harmless the Company Indemnitees from and against, and shall compensate and reimburse the Company Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Company Indemnitees (regardless of whether or not such Damages relate to any third party claim), and that arise from or as a result of, or are directly or indirectly connected with:

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(i)  any inaccuracy in or breach of any representation or warranty of Parent as of the date of this Agreement, giving effect to any materiality qualification limiting the scope of such representation or warranty for purposes of determining whether such representation or warranty is inaccurate or has been breached, but without giving effect to any materiality qualification limiting the scope of such representation or warranty for purposes of calculating any Damages;

(ii)  any inaccuracy in or breach of any representation or warranty of Parent as of the Closing Date as if such representation and warranty had been made on and as of the Closing Date, giving effect to any materiality qualification limiting the scope of such representation or warranty for purposes of determining whether such representation or warranty is inaccurate or has been breached, but without giving effect to any materiality qualification limiting the scope of such representation or warranty for purposes of calculating any Damages; or

(iii)  any breach of any covenant or obligation of Parent in this Agreement.

(c)  The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable without duplication under this Section 9 by either Parent or the Surviving Corporation).

9.3  Certain Limitations.

(a)  Except in the event of fraud and any intentional breach of any covenant of the Company, the Parent Indemnitees shall not be entitled to recover any Damages pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, and that would otherwise be indemnifiable pursuant to such Sections but for the application of this Section 9.3(a), exceeds $1,700,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $1,700,000 in the aggregate, the Parent Indemnitees shall be entitled to recover the entire amount of such Damages, including the initial $1,700,000.

(b)  Except in the event of fraud, any intentional breach of any covenant of Parent and any breach by Parent of any obligation to pay any amounts required to be paid pursuant to Sections 1.5, 1.6, 1.7 and 1.8, the Company Indemnitees shall not be entitled to recover any Damages pursuant to Section 9.2(b)(i) or Section 9.2(b)(ii) for any inaccuracy in or breach of any representation, warranty, covenant or obligation of Parent until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have otherwise become subject, and that would otherwise be indemnifiable pursuant to such Sections but for the application of this Section 9.3(b), exceeds $1,700,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $1,700,000 in the aggregate, the Company Indemnitees shall be entitled to recover the entire amount of such Damages, including the initial $1,700,000.

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(c)  Notwithstanding any other provision contained herein, except in the event of fraud, recourse by the Parent Indemnitees to the Indemnity Escrow Fund and the indemnification provisions contained in this Section 9 shall be the Parent Indemnitees’ sole and exclusive remedy after the Effective Time for monetary Damages for any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company set forth in this Agreement; provided, however, that nothing contained in this Section 9.3(c) or elsewhere in this Agreement shall limit the rights of any Parent Indemnitee to seek or obtain injunctive relief or any other non-monetary equitable remedy to which such Parent Indemnitee is otherwise entitled.

(d)  Except in the event of fraud or for the breach by Parent of any obligation to pay any amounts required to be paid pursuant to Sections 1.5, 1.6, 1.7 and 1.8, the maximum aggregate amount payable by Parent to the Company Indemnitees pursuant to this Section 9 shall in no event exceed $20,000,000.

(e)  Except in the event of fraud or for the breach by Parent of any obligation to pay any amounts required to be paid pursuant to Sections 1.5, 1.6, 1.7 and 1.8, the indemnification provisions contained in this Section 9 shall be the Company Indemnitees’ sole and exclusive remedy after the Effective Time for monetary damages for any inaccuracy in or breach of any representation, warranty, covenant or obligation of Parent set forth in this Agreement; provided, however, that nothing contained in this Section 9.3(e) or elsewhere in this Agreement shall limit the rights of any Company Indemnitee to seek or obtain injunctive relief or any other non-monetary equitable remedy to which such Company Indemnitee is otherwise entitled.

(f)  If (i) an Indemnitor obtains a bona fide, good faith, written offer from a third-party claimant to settle in all respects a Legal Proceeding being defended by such Indemnitor pursuant to Section 9.5(a) in exchange solely for a cash payment specified in such written offer, all of which would be paid or otherwise borne by the Indemnitor (the “Specified Settlement Amount”) and a release of claims against such third party (a “Release of Claims”), and such settlement offer is subject to no requirements, obligations or limitations on the part of the Indemnitee or imposed on the Indemnitee or its business other than the obligation to provide a Release of Claims, (ii) such Indemnitor requests in writing the written consent of the Indemnitee to such settlement in accordance with Section 9.5(a)(E), and (iii) the Indemnitee refuses in writing to consent to such settlement or otherwise fails to consent to such settlement within 15 business days after its receipt of such written request, thereafter the maximum liability of the Indemnitor for the matters arising out of such Legal Proceeding shall be, subject to the other provisions of this Section 9.3, the Specified Settlement Amount. Without limiting the foregoing, in any case where an Indemnitor is defending a Legal Proceeding in accordance with Section 9.5, such Indemnitor shall be required to promptly inform the Indemnitee in writing of any definitive offer from a third-party claimant to settle in any respect such Legal Proceeding.

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(g)  In the event that the Company notifies Parent in writing at least five business days prior to the date of the Parent Stockholders’ Meeting of any material error identified in the financial statements of the Company or other information provided by the Company, in either case that are included in the preliminary Proxy Statement or in the definitive Proxy Statement mailed to Parent’s stockholders, and Parent nevertheless determines that it is not necessary to or otherwise refuses or fails to modify such preliminary Proxy Statement or, in the case that the definitive Proxy Statement that has been mailed to the stockholders of Parent, to mail a supplement or amendment to Parent’s stockholders, Parent shall have no recourse to the Indemnity Escrow Fund or otherwise for any Damages resulting from any Legal Proceeding brought by or on behalf of Parent’s stockholders to the extent such Legal Proceeding is based upon the error identified by the Company.

(h)  In no event shall any Parent Indemnitee be entitled to be indemnified for a breach of the representation set forth in Section 2.25 or for the representation set forth in Section 2.4(c) (or in any certificate delivered at Closing, but only to the extent that it relates to such Sections) or the covenant set forth in Section 4.1(e), except to the extent that Parent’s Damages arise out of one or more Legal Proceedings brought by a stockholder or stockholders of Parent on the basis of such actual or alleged breach of representations set forth in Section 2.4(c) or Section 2.25.

(i)  In the event Damages are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any third party claim), to the extent such Damages arise from or as a result of, or are directly or indirectly connected with an Acquired Company’s failure, prior to the Closing, to have complied with provisions in (1) Acquired Company Contracts with customers of the Acquired Companies specifying wafer yield, delivery date and capacity guarantee requirements or (2) Acquired Company Contracts with suppliers of the Acquired Companies specifying payment due date requirements, then:

(i)  if such Damages are less than $25,000 with respect to any event or occurrence or series of related events or occurrences relating to the same customer or supplier, such Damages shall be deemed to be zero for all purposes under this Agreement;

(ii)  if such Damages are greater than $25,000 but less than $275,000 with respect to any event or occurrence or series of related events or occurrences relating to the same customer or supplier, the amount of such Damages shall for all purposes of this Agreement be deemed to be 45% of the amount of such Damages; and

(iii) if such Damages are greater than $275,000 with respect to any event or occurrence or series of related events or occurrences relating to the same customer or supplier, the amount of such Damages shall for all purposes of this Agreement be deemed to be an amount equal to (x) $123,750 plus (y) 70% of the amount of such Damages in excess of $275,000.

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(j)  The amount of “Damages” for which any Indemnitee is entitled to indemnification hereunder shall be reduced by (i) with respect to Parent Indemnitees an amount (the “Net Alternative Recovery Amount”) equal to, (x) any portion of such Damages which such Parent Indemnitee has actually recovered against an insurance policy, net of any increase in premiums resulting from any such insurance claim and all other out-of-pocket costs and expenses relating to the recovery of such amounts to the extent not reimbursed by insurance, (y) any portion of such Damages which such Parent Indemnitee has actually recovered as a result of any indemnity claim by such Parent Indemnitee against Conexant or any licensor or transferor of Intellectual Property to the Company or (z) any portion of such Damages which such Parent Indemnitee has actually recovered from any supplier to the Company (any party referred to in clauses (x), (y) or (z) shall collectively be referred to as, “Specified Third Parties”), in each case with respect to the same facts and circumstances that give rise to the breach of representation and warranty, breach of covenant or other indemnifiable matter hereunder that has resulted in such Damages, (ii) the amount of any specific reserve or other specific accrual on the Final Closing Date Balance Sheet (whenever established) that was specifically established to cover a particular item of Damages, up to the lesser of the amount of such Damages or the amount of such specific reserve or other accrual, but only to the extent that the establishment of such reserve or other accrual reduced the Final Closing Working Capital Amount, (iii) the amount of any general reserve or other general accrual on the Final Closing Date Balance Sheet established after the date of this Agreement, up to the lesser of the amount of Damages incurred by such Indemnitee with respect to the matter for which such reserve or accrual was established or the amount of such reserve or other accrual, but only to the extent that the establishment of such reserve or other accrual reduced the Final Closing Working Capital Amount; and (iv) the amount of any general reserve for uncollectible accounts receivable, up to the lesser of the amount of Damages from any inaccuracy in or breach of the representations and warranties in the last sentence of Section 2.7(b) or the amount of such general reserve. No particular dollar of any reserve or other accrual shall be utilized more than once to offset a dollar of Damages. With respect to clause (i) above, the applicable Parent Indemnitee(s) shall (contemporaneously with the pursuit by such Indemnitee(s) of indemnification claims hereunder), use commercially reasonable efforts to pursue claims against such insurance policies or Specified Third Parties, to the extent (x) such claims, if successful, would result in an offset pursuant to the terms of this Agreement against Damages that are otherwise indemnifiable hereunder, and (y) such claims are valid and reasonably recoverable based on a written insurance policy of which an Acquired Company is the beneficiary or the express terms of a written indemnity agreement between the Acquired Company and such Specified Third Party, a breach of contract by such Specified Third Party or as a result of the failure of any supplier to deliver any product that meets the specifications required by the Acquired Companies’ processes. In no event shall the existence or pendency of any possible claim by an Indemnitee against any such insurance policy or Specified Third Party preclude any Indemnitee from delivering a Notice of Indemnification Claim with respect to any Damages that are directly or indirectly suffered or incurred by such Indemnitee or to which any of the Parent Indemnitees may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any third party claim), and that arise from or as a result of, or are directly or indirectly connected with, any matter described in Section 9.2(a) or Section 9.2(b), as applicable. In the event that, with respect to clause (i) above, (1) an Indemnitee is required to use commercially reasonable efforts to pursue a claim against an insurance policy or Specified Third Party, but (2) such Indemnitee has not recovered the Net Alternative Recovery Amount with respect to such claim prior to the time that such Indemnitee receives any payment out of the Indemnity Escrow Fund with respect to the particular breach of representation and warranty, breach of covenant or other indemnifiable matter hereunder to which such Net Alternative Recovery Amount would relate, such Indemnitee shall be obligated to continue to pursue such insurance claim or claim against such Specified Third Party for an additional period (A) of up to 120 days following the date of such Indemnitee’s receipt of such payment out of the Escrow Fund in the case of a Specified Third Party that is a supplier and (B) that is commercially reasonable under the circumstances in the case of any other Specified Third Party (any such additional period, the “Subsequent Pursuit Period”). If, at any time on or prior to the Designated Date, such Indemnitee receives any Net Alternative Recovery Amount with respect to such insurance claim or claim against such Specified Third Party, such Indemnitee shall pay any portion of such Net Alternative Recovery Amount that would have reduced the amount of Damages recoverable by such Indemnitee from the Indemnity Escrow Fund back to the Indemnity Escrow Fund. If, at any time after the Designated Date, such Indemnitee receives any Net Alternative Recovery Amount with respect to such insurance claim or claim against such Specified Third Party, such Indemnitee shall pay any portion of such Net Alternative Recovery Amount that would have reduced the amount of Damages recoverable by such Indemnitee from the Indemnity Escrow Fund (x) to the extent of the excess (if any) of (1) the aggregate amount of the Claimed Amounts and Contested Amounts, as the case may be, associated with all remaining Unresolved Escrow Claims as of such date, over (2) the Aggregate Escrow Balance (as defined in Section 9.7(i)) as of such date, back to the Indemnity Escrow Fund, and (y) otherwise to the Stockholders’ Representative for distribution to the Escrow Participants. The payment of any such amount by Parent to the Stockholders’ Representative shall completely discharge Parent’s obligations with respect to such amount, and in no event shall Parent have any responsibility or liability whatsoever for causing or ensuring that all or any portion of such amount is ultimately paid or distributed to Escrow Participants.

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9.4  No Contribution. Each Stockholder waives, and acknowledges and agrees that such stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation or any of the other Acquired Companies in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection with this Agreement.

9.5  Defense of Third Party Claims.

(a)  In the event of the commencement by any Person of any Legal Proceeding (whether against a Parent Indemnitee, a Company Indemnitee or against any other Person) with respect to which any Indemnitee would reasonably be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9, or the receipt by Parent of any written threat of such a Legal Proceeding: (i) the Indemnitee shall notify the Indemnitor promptly after the Indemnitee receives written notice of such actual or threatened Legal Proceeding (it being understood that any failure by the Indemnitee to so promptly notify the Indemnitor shall have no effect on the Indemnitee’s ability to recover Damages pursuant to this Section 9, except to the extent that the defense of such Legal Proceeding is materially prejudiced thereby); and (ii) if such Legal Proceeding does not involve any claims for any injunction, specific performance or any other non-monetary remedy or relief, the Indemnitor shall have the right, at its election, at any time prior to the end of the 90-day period commencing with the commencement of discovery proceedings in such Legal Proceeding, by delivering a written notice to the Indemnitee of such election, to proceed with the defense of such Legal Proceeding on its own with counsel reasonably acceptable to the Indemnitee. If the Indemnitor so proceeds with the defense of any such Legal Proceeding: (A) the Indemnitor shall be deemed to have conclusively agreed that all Damages suffered by the Indemnitee as a result of or in connection with the claim are recoverable from the Indemnitor under Section 9, subject to the provisions of Section 9.3; (B) all reasonable out-of-pocket expenses relating to the defense of such Legal Proceeding shall be borne and paid exclusively by the Indemnitor (or in the case the Indemnitor is the Stockholders’ Representative, exclusively from the Indemnity Escrow Fund); (C) the Indemnitee shall use commercially reasonable efforts to make available to the Indemnitor reasonable access to properties, documents, materials and employees (subject to the execution of reasonable confidentiality agreements that permit such confidential information to be used in the legal proceedings) to the extent that the Indemnitor determines in good faith that such access is necessary to the defense of such Legal Proceeding; (D) the Indemnitee (which in the case the Indemnitor is Parent shall refer solely for this purpose to the Stockholders’ Representative) may, at its own cost and expense, participate in the investigation, trial and defense of such Legal Proceeding; and (E) the Indemnitor shall have the right to settle, adjust or compromise such Legal Proceeding with the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, the Indemnitor shall not have the right to assume the control of the defense of any such Legal Proceeding if at the time the Indemnitor assumes control the amount claimed in such Legal Proceeding, in the aggregate with the amount claimed in other third party claims and direct claims against the Indemnitor (or in the case the Indemnitor is the Stockholders’ Representative, the Indemnity Escrow Fund) asserted as of such time against the Indemnitor (or in the case the Indemnitor is the Stockholders’ Representative, the Indemnity Escrow Fund) under this Section 9, would exceed the limitation of the Indemnitor’s liability set forth in Section 9.3(c) or Section 9.3(d), as applicable.

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(b)  If, with respect to any Legal Proceeding described in Section 9.5(a), the Indemnitor is not permitted to proceed with the defense of such Legal Proceeding or is required to cease its control of such Legal Proceeding, or does not elect (or has not yet informed the Indemnitee in writing that it is electing) to proceed with the defense of any such Legal Proceeding, the Indemnitee may proceed with the defense of such Legal Proceeding with counsel reasonably acceptable to the Indemnitor. If the Indemnitee so proceeds with the defense of any such Legal Proceeding: (i) if it is ultimately agreed or otherwise determined that the Indemnitee is entitled to indemnification for Damages resulting from such Legal Proceeding pursuant to this Section 9, all reasonable out-of-pocket expenses relating to the defense of such Legal Proceeding shall, subject to Section 9.3, be borne and paid exclusively by the Indemnitor (or in the case the Indemnitor is the Stockholders’ Representative, exclusively from the Indemnity Escrow Fund); (ii) the Indemnitor shall use commercially reasonable efforts to make available to the Indemnitee any documents and materials that the Indemnitee determines in good faith may be necessary to the defense of such Legal Proceeding; (iii) the Indemnitor may, at its own cost and expense, participate in the investigation, trial and defense of such Legal Proceeding; and (iv) the Indemnitee shall have the right to settle, adjust or compromise such Legal Proceeding; provided, however, that if the Indemnitee settles, adjusts or compromises any such Legal Proceeding without the consent of the Indemnitor, the Indemnitee shall bear the burden of proof to establish the Damages arising as result of such Legal Proceeding for which the Indemnitee is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9, and Damages paid in connection with settlement, adjustment or compromise of such Legal Proceeding shall not establish any presumption regarding the amount of such Damages or any liability of the Indemnitor with respect thereto.

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(c)  In the event any Person that is or was a customer or supplier of the Company asserts any claim, or any other Person asserts a claim arising out of or related to the Intellectual Property used in the business of the Company, that (i) either on its face involves Damages of greater than $500,000 or with respect to which Parent at any time determines in good faith or to the Knowledge of Parent such claim is reasonably likely to result in Damages of greater than $500,000 and (ii) with respect to which a Parent Indemnitee would reasonably be entitled to be indemnified pursuant to this Section 9: (A) Parent shall notify the Stockholders’ Representative promptly after the date Parent Indemnitee receives notice of such claim (or if such claim does not on its face involve Damages of greater than $500,000, after the date on which Parent determines in good faith or any individual included in the definition of “Knowledge of the Company” (or such person’s replacement) obtains actual knowledge that such claim is reasonably likely to result in Damages of greater than $500,000) (it being understood that any failure by Parent to so promptly notify the Indemnitor shall have no effect on the Parent Indemnitee’s ability to recover Damages pursuant to this Section 9, except to the extent that the resolution or defense of such claim is prejudiced thereby); and (B) the Stockholders’ Representative shall be entitled to participate in all substantive discussions and meetings regarding such claim, including meetings with such third party and shall be provided a copy of all correspondence relating to such claim. At least five business days prior to any resolution, settlement or compromise of such claim that would result in a Parent Indemnitee being entitled to indemnification pursuant to this Section 9, Parent shall inform the Stockholders’ Representative of the terms of such resolution, settlement or compromise and shall consider the Stockholders’ Representative’s views regarding the advisability of resolving, settling or compromising such claim on the terms proposed. Thereafter, Parent shall be entitled to resolve, settle or compromise such claim on the terms presented to the Stockholders’ Representative (or such additional terms as have been proposed by the Stockholders’ Representative), without the consent of the Stockholders’ Representative, provided, however, that if a Parent Indemnitee settles, adjusts or compromises any such claim without the consent of the Stockholders’ Representative, the Parent Indemnitee shall bear the burden of proof to establish the Damages arising as result of such claim for which the Indemnitee is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9, and Damages paid in connection with resolution, settlement or compromise of such claim shall not establish any presumption regarding the amount of such Damages or any liability of the Indemnitor with respect thereto.

9.6  Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

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9.7  Indemnification Claims; Escrow Arrangements.

(a)  If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9, such Indemnitee may deliver a notice to the Indemnitor (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall: (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9; (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)  During the 30-day period (the “Dispute Period”) commencing upon (i) the delivery by an Indemnitee to the Indemnitor of a Notice of Indemnification Claim or (ii) if such Notice of Indemnification Claim relates to a third party claim or Legal Proceeding, the final resolution or settlement of such claim or Legal Proceeding, the Indemnitor shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnitor to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Indemnitor shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. During the Dispute Period, the Indemnitee and its Affiliates shall cooperate with the Indemnitor to permit it to investigate such claim, including by providing the Indemnitor and its representatives reasonable access to the books, records, properties and employees of Indemnitor to the extent reasonably related to the investigation of such claim.

(c)  If the Indemnitor delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Indemnitor does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnitee or the expiration of the Dispute Period:

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(i)  if the Indemnitee is a Parent Indemnitee, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the full Claimed Amount to the Parent Indemnitee from the Indemnity Escrow Fund; and

(ii)  if the Indemnitee is a Company Indemnitee, Parent shall pay to the Company Indemnitee, in cash, an amount equal to the full Claimed Amount.

(d)  If the Indemnitor delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, within three days following the delivery of such Response Notice to the Indemnitee:

(i)  if the Indemnitee is a Parent Indemnitee, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Agreed Amount to the Parent Indemnitee from the Indemnity Escrow Fund; and

(ii)  if the Indemnitee is a Company Indemnitee, Parent shall pay to the Company Indemnitee, in cash, an amount equal to the Agreed Amount.

(e)  If the Indemnitor delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute in writing, then their resolution of such dispute shall be binding on the Indemnitor, the Escrow Participants and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within three days after the execution of such settlement agreement:

(i)  if the Indemnitee is a Parent Indemnitee, then Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Stipulated Amount to the Parent Indemnitee from the Indemnity Escrow Fund; and

(ii)  if the Indemnitee is a Company Indemnitee, Parent shall pay to the Company Indemnitee, in cash, an amount equal to the Stipulated Amount.

(f)  If the Indemnitor and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice to the Indemnitee, then either the Indemnitee or the Indemnitor may submit the contested portion of the indemnification claim to binding arbitration in the State of California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Indemnitee and the Indemnitor; provided, however, that if the Indemnitee and the Indemnitor fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover; and (ii) whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnitee, if any (the “Award Amount”), and shall be furnished in writing to the Indemnitor, the Indemnitee and, if the Indemnitee is a Parent Indemnitee, the Escrow Agent, shall constitute a conclusive determination of the issues in question, binding upon the Indemnitor, the former holders of Company Capital Stock and In-the-Money Company Options and the Indemnitee. Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount:

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(i)  if the Indemnitee is a Parent Indemnitee, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Award Amount to the Parent Indemnitee from the Indemnity Escrow Fund; and

(ii)  if the Indemnitee is a Company Indemnitee, Parent shall pay to the Company Indemnitee, in cash, an amount equal to the Award Amount.

(g)  Within five business days after the date that Parent receives the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, together with the final audit report thereto signed by the Company’s outside auditor (the “Initial Release Date”), Parent shall notify the Stockholders’ Representative in writing of such receipt. If the sum of the aggregate amount of all distributions made from the Indemnity Escrow Fund to any Parent Indemnitee on or prior to the Initial Release Date plus the aggregate amount of all Claimed Amounts or Contested Amounts, as the case may be, associated with all indemnification claims made by Parent Indemnitees that have not been finally resolved and paid on or prior to the Initial Release Date (each such indemnification claim being referred to as an “Unresolved Claim”) is less than $7,000,000 (the amount of such shortfall being referred to as the “Aggregate Initial Distribution Amount”), then within five business days after receipt of such written notice, Parent and the Stockholders’ Representative shall execute joint written instructions to the Escrow Agent, directing the Escrow Agent to release from the Indemnity Escrow Fund to each Escrow Participant, with respect to each share of Company Capital Stock held by such Escrow Participant immediately prior to the Effective Time and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time, an amount in cash determined by multiplying the Aggregate Proceeds Contribution Fraction with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such In-the-Money Company Option by the Aggregate Initial Distribution Amount.

(h)  Following the Initial Release Date, upon the final resolution of any indemnification claim that was an Unresolved Claim on the Initial Release Date, if the final amount for which the Parent Indemnitee is entitled to indemnification with respect to such Unresolved Claim is less than the amount of such Unresolved Claim used for purposes of determining the Aggregate Initial Distribution Amount, Parent and the Stockholders’ Representative shall issue joint written instructions to the Escrow Agent, directing the Escrow Agent to distribute to the Escrow Participants, in the respective proportions set forth in Section 9.7(g), any portion of such amount that would have been distributed to the Escrow Participants as part of such Aggregate Initial Distribution Amount if such Unresolved Claim had been resolved, and any Damages with respect thereto had been distributed from the Indemnity Escrow Fund to any Parent Indemnitee, prior to the Initial Distribution Date, taking into account other indemnification claims that were Unresolved Claims on the Initial Release Date and continue to be outstanding on the date of such final resolution. In no event shall the aggregate amount of the Aggregate Initial Distribution Amount and any additional amounts distributed pursuant to this clause (h) exceed $7,000,000.

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(i)  If the aggregate amount of cash remaining in the Indemnity Escrow Fund (the “Aggregate Escrow Balance”) as of the Designated Date exceeds the aggregate dollar amount, as of the Designated Date, of the Claimed Amounts and Contested Amounts associated with all indemnification claims made by Parent Indemnitees that have not been finally resolved and paid prior to the Designated Date in accordance with this Section 9.7 (each, an “Unresolved Escrow Claim”) (the amount of such excess being referred to as the “Aggregate Second Distribution Amount”), then within five business days after the Designated Date, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Indemnity Escrow Fund to each Escrow Participant, with respect to each share of Company Capital Stock held by such Escrow Participant immediately prior to the Effective Time and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time, an amount in cash determined by multiplying the Aggregate Proceeds Contribution Fraction with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such In-the-Money Company Option by the Aggregate Second Distribution Amount.

(j)  Following the Designated Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim and the payment to the Parent Indemnitee of all amounts payable to the Parent Indemnitee from the Indemnity Escrow Fund with respect thereto, a written notice instructing the Escrow Agent to release from the Indemnity Escrow Fund to each Escrow Participant, with respect to each share of Company Capital Stock held by such Escrow Participant immediately prior to the Effective Time and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time, an amount in cash determined by multiplying the Aggregate Proceeds Contribution Fraction with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such In-the-Money Company Option by the amount (if any) by which the Aggregate Escrow Balance as of such date exceeds the aggregate amount of the Claimed Amounts and Contested Amounts, as the case may be, associated with all remaining Unresolved Escrow Claims.

(k)  All cash released to Escrow Participants pursuant to this Section 9.7 will be deemed to have been released in full satisfaction of the rights of such Escrow Participants under Sections 1.5(a)(ii)(E), 1.5(a)(iii)(E) and 1.6(a)(v), as the case may be.

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(l)  The parties agree that any cash released from the Working Capital Adjustment Escrow Fund and/or the Indemnity Escrow Fund to any Parent Indemnitee pursuant to Section 1.7 or this Section 9 shall, to the extent permitted pursuant to applicable Legal Requirements, be treated as a reduction in the Aggregate Closing Transaction Value for federal income tax purposes.

9.8  Tax Matters.

(a)  The parties shall reasonably cooperate, and shall cause their respective affiliates and their respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes of the Acquired Companies.

(b)  Parent and the Acquired Companies shall prepare or cause to be prepared all Tax Returns for all Pre-Closing Tax Periods not yet filed or due to be filed as of the Closing Date (giving effect to extensions). Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. Parent and the Acquired Companies shall prepare all Tax Returns of the Acquired Companies for all Tax periods that begin after the Closing Date (a “Post-Closing Tax Period”) and all Tax Returns of the Acquired Companies for all Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). With respect to any Tax Return for a Straddle Period, Parent and the Acquired Companies shall apportion Taxes to the Interim Period in accordance with Section 1.7(f)(ii) hereof. Parent and the Acquired Companies shall provide the Stockholders’ Representative with drafts of all Tax Returns prepared by Parent or the Acquired Companies at least 15 business days prior to the filing date thereof, but only to the extent such Tax Returns are for a Pre-Closing Tax Period or a Straddle Period or would constitute an amendment to Tax Returns previously filed by the Stockholders’ Representative or the Acquired Companies for a Pre-Closing Tax Period. The Stockholders’ Representative shall have the right to review and comment on the Tax Returns for any Pre-Closing Tax Period and the portion of the Straddle Period ending on the Closing Date. In the event the Parent rejects any such comments by the Stockholders’ Representative on any such Tax Return, and Parent and the Stockholders’ Representative cannot within a reasonable period of time resolve such disagreement, such Tax Return shall be filed as proposed by the Stockholders’ Representative (to the extent its comments relate to any Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date), and the parties shall submit to binding arbitration in the State of California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect the issue of whether the position embodied in the change to the Tax Return requested by the Stockholders’ Representative and rejected by Parent is more consistent with applicable Tax law than the position of the Parent sought to be changed. For the avoidance of doubt, the authority of the Arbitrator shall be limited to the determination of whether the position embodied in the change to the Tax Return requested by the Stockholders’ Representative and rejected by Parent is more consistent with applicable Tax law than the position of the Parent sought to be changed. Arbitration will be conducted by one arbitrator, mutually selected by the Stockholders’ Representative and the Parent; provided, however, that if they fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall constitute a conclusive determination of the issues in question, binding upon the Stockholders Representative and Parent and its Affiliates. If the final decision of the Arbitrator is in favor of Parent, Parent may at its election cause to be filed an amended Tax Return that embodies the position of Parent. Parent shall also cause the Surviving Corporation to make available to the Stockholders’ Representative and its accountants any relevant work papers of the Surviving Corporation and its accountants generated in connection with the preparation of Tax Returns for any Pre-Closing Tax Period and or Straddle Period and shall provide the Stockholders’ Representative and its accountants with access to the records and employees of the Surviving Corporation and its Subsidiaries (and make appropriate personnel available during reasonable business hours) to the extent reasonably necessary to for the Stockholders’ Representative to review and evaluate such Tax Returns.

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(c)  Parent and the Acquired Companies may amend any Tax Return filed with respect to any Pre-Closing Tax Period, provided that no Parent Indemnitee shall be entitled to indemnification hereunder arising out of or in connection with the filing of any such amended Tax Return unless the filing of such amendment is required by a Governmental Body as a result of an audit or is clearly required by applicable Legal Requirements.

(d)  Any Taxes of the Acquired Companies that (i) are paid by the Acquired Companies on or before the Closing Date, (ii) were accrued as a liability of the Acquired Companies in the computation of the Closing Working Capital Amount or (iii) are paid from the Indemnity Escrow Fund to the Parent Indemnitees under Section 9.2(a) hereof and are either later refunded to an Acquired Company or credited against a Tax liability of an Acquired Company or any of the Acquired Companies’ Affiliates shall, together with any interest paid by the Governmental Body with respect to such refund or credit, promptly be paid over to the Stockholders’ Representative for distribution to the Escrow Participants pro rata in accordance with their respective Aggregate Proceeds Contribution Fractions; provided, however, that in the case of clause (iii) above, Parent shall pay an amount equal to the aggregate amount of such refund, credit and/or interest (x) to the extent of the excess (if any) of (1) the aggregate amount of the Claimed Amounts and Contested Amounts, as the case may be, associated with all remaining Unresolved Escrow Claims as of such date, over (2) the Aggregate Escrow Balance as of such date, back to the Indemnity Escrow Fund, and (y) otherwise to the Stockholders’ Representative for distribution to the Escrow Participants pro rata in accordance with their respective Aggregate Proceeds Contribution Fractions. The payment of any such amount by Parent to the Stockholders’ Representative shall completely discharge Parent’s obligations with respect to such amount, and in no event shall Parent have any responsibility or liability whatsoever for causing or ensuring that all or any portion of such amount is ultimately paid or distributed to Escrow Participants.

(e)  Parent or the Acquired Companies shall promptly notify the Stockholders’ Representative in writing upon receipt by any Acquired Company of a written notice of any pending or threatened Tax audits or assessments for which a Parent Indemnitee may have a right to indemnification under Section 9.2 hereof (“Tax Contest Claims”). Parent and the Stockholders’ Representative shall cooperate with each other in the conduct of any Tax Contest Claim. The Stockholders’ Representative shall have the right to control the conduct of any Tax Contest Claim with respect to which Parent Indemnitees would be entitled to indemnity under Section 9.2 hereof; provided that (i) the Stockholders’ Representative shall keep Parent informed regarding the progress and substantive aspects of any Tax Contest Claim, including providing Parent with all written materials relating to such Tax proceeding received from the relevant Governmental Body, (ii) Parent shall be entitled to participate in any Tax Contest Claim at its own expense, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest Claim and to attend any conferences relating to any Tax Contest Claim and (iii) the Stockholders’ Representative shall not compromise or settle any such Tax Contest Claim without obtaining Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Stockholders’ Representative requests in writing the consent of the Parent to a proposed settlement of a Tax Contest Claim embodied in a written settlement offer from the applicable Governmental Body (a “Proposed Settlement”) and Parent withholds or conditions its consent, or delays its consent for more than 15 business days, in each case to such Proposed Settlement, thereafter the Stockholders’ Representative shall no longer be obligated to continue to defend or prosecute its position with respect to the issues in such Tax Contest Claim that are covered by the Proposed Settlement, and the maximum liability for indemnity that may be claimed and recovered by the Parent Indemnitees in respect of any claim for indemnity arising from or as a result of, or are directly or indirectly connected with the issues in such Tax Contest Claim as are proposed to be settled in the Proposed Settlement, shall be limited to the amount required to be paid under the Proposed Settlement.

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(f)   Notwithstanding the foregoing, if the amount of Taxes at risk from an adverse determination of the items in dispute in the Tax Contest Claim with respect to the Pre-Closing Period is less than the amount of Taxes at risk from an adverse determination of such items with respect to any Post-Closing Period, then Parent shall have the right to control the conduct of the Tax Contest Claim, provided that (i) Parent shall keep the Stockholders’ Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, including providing the Stockholders’ Representative with all written materials relating to such Tax proceeding received from the relevant Governmental Body, (ii) the Stockholders’ Representative shall be entitled to participate in such Tax Contest Claim at its own expense or the expense of the Escrow Participants, including having an opportunity to comment on any written materials prepared in connection with such Tax Contest Claim and to attend any conferences relating to such Tax Contest Claim and (iii) Parent shall not compromise or settle any Tax Contest Claim without obtaining the Stockholders’ Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)  In addition, the Stockholder Representative shall not have the right to assume the control of any Tax Contest Claim if, at the time the Stockholder Representative assumes control the amount claimed at issue in such Tax Contest Claim, in the aggregate with the amount claimed in other third party claims and direct claims against the Indemnity Escrow Fund under this Section 9, would exceed the limitation of liability set forth in Section 9.3(c).

(h)  The Acquired Companies may make (or cause to be made) an election under Section 172(b)(3) of the Code (or any analogous or similar rules in any relevant tax jurisdiction, to the extent permitted by law) to relinquish the entire carryback period with respect to any net operating loss attributable to the Acquired Companies in any Post-Closing Tax Period that could be carried back to a Pre-Closing Tax Period.

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(i)  In the event any provision of this Section 9.8 conflicts with another provision in this Section 9, this Section 9.8 shall control.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1  Stockholders’ Representative.

(a)  The Escrow Participants (by virtue of the approval of the Merger and the adoption of this Agreement) hereby irrevocably nominate, constitute and appoint TC Group, L.L.C. as the agent and true and lawful attorney-in-fact of the Escrow Participants (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Escrow Participants for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any adjustment to the consideration payable in connection with the Contemplated Transactions pursuant to Sections 1.7 and 1.8 or any claim for indemnification, compensation or reimbursement under Section 9 or under the Escrow Agreement. In that regard, the Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including executing this Agreement as Stockholders’ Representative and overseeing the Stockholders’ Representative Expense Fund, giving and receiving notices, instructions and communications permitted or required under this Agreement, interpreting this Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein of all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement, objecting to deliveries, agreeing to, negotiating and entering into settlements and compromises of, demanding arbitration or other legal proceedings and complying with orders of courts and awards of arbitrators, with respect to such claims, engaging counsel or accountants or other representatives in connection with the foregoing matters, and taking all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. TC Group, L.L.C. hereby accepts its appointment as the Stockholders’ Representative.

(b)  The Escrow Participants (by virtue of their adoption of this Agreement) grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Escrow Participants (in the name of any or all of the Escrow Participants or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the Contemplated Transactions, Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Sections 1.7 and 1.8 and each Parent Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 9 and the Escrow Agreement, and Parent and each other Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Escrow Participant by the Stockholders’ Representative or any individual acting on behalf of the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Escrow Participant by the Stockholders’ Representative or any individual acting on behalf of the Stockholders’ Representative, as fully binding upon such Escrow Participant. The provisions of this Section 10.1 shall be binding upon each Escrow Participant and the executors, heirs, legal representatives and successors of each Escrow Participant, and any references in this Agreement to an Escrow Participant or the Escrow Participants shall mean and include the successors to the Escrow Participants’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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(c)  The power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the dissolution, death or incapacity of each Escrow Participant.

(d)  In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative under this Agreement, (i) the Stockholders’ Representative shall not assume any, and shall incur no, responsibility to any Escrow Participant by reason of any error in judgment or other act or failure to act in connection with this Agreement, except for any act or failure to act which represents willful misconduct or bad faith, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Stockholders’ Representative pursuant to such advice shall not subject the Stockholders’ Representative to liability to any Escrow Participant. The Escrow Participants shall jointly and severally indemnify the Stockholders’ Representative and its respective partners, directors, officers, employees, agents and controlling persons and hold each of them harmless against and from any loss, liability or expense (including attorneys fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred without willful misconduct or bad faith on its part and arising out of or in connection with the acceptance or administration of its duties hereunder. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the Stockholders’ Representative Expense Fund, then from proceeds otherwise subject to release from the Indemnity Escrow Fund to Escrow Participants to the extent the Stockholders’ Representative has submitted an Excess Expense Certificate (as defined in Section 10.1(g)) in accordance with Section 10.1(g) below, and thereafter shall be the responsibility of the Escrow Participants.

(e)  Upon 30 days’ prior written notice to Parent, the Stockholders’ Representative shall have the right to resign in its sole discretion for any reason. If the Stockholders’ Representative shall resign or otherwise become unable to fulfill its responsibilities under this Section 10.1 or cease to function in its capacity as Stockholders’ Representative for any reason whatsoever, then Escrow Participants collectively holding greater than a 50% interest in the cash held in the Indemnity Escrow Fund shall, within 30 days thereof, appoint a successor and, promptly thereafter, shall notify Parent and the Escrow Agent of the identity of such successor. In any event, the Stockholders’ Representative shall continue to have all rights to indemnification provided in Section 10.1(d). Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement, including Sections 1.7, 1.8 and 9 and this Section 10.1. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Escrow Participants.

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(f)  All expenses incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative shall be borne and paid exclusively by the Escrow Participants. The Stockholders’ Representative shall be entitled to withdraw amounts held in the Stockholders’ Representative Expense Fund in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in connection with this Agreement and the transaction contemplated hereby. The Stockholders’ Representative shall be entitled to hold the Stockholders’ Representative Expense Fund until the date that is 90 days after such time as all amounts remaining in the Indemnity Escrow Fund have been distributed pursuant to Section 9.7. Upon any release of funds by the Stockholders’ Representative from the Stockholders’ Representative Expense Fund, (other than to cover expenses of the Stockholders’ Representative as set forth above), the Stockholders’ Representative shall release to each Escrow Participant, with respect to each share of Company Capital Stock held by such Escrow Participant immediately prior to the Effective Time and each share of Company Common Stock subject to an In-the-Money Company Option held by such Escrow Participant immediately prior to the Effective Time, an amount in cash determined by multiplying the Aggregate Proceeds Contribution Fraction with respect to such share of Company Capital Stock or such share of Company Common Stock subject to such In-the-Money Company Option by the amount of funds to be released from the Stockholders’ Representative Expense Fund.

(g)  In the event that the Stockholders’ Representative shall expend amounts in excess of the Stockholders’ Representative Expense Fund in accordance with the terms and conditions of this Section 10.1, the Stockholders’ Representative shall be entitled deliver to Parent written notice certifying the amount of such expenses in excess of the Stockholders’ Representative Expense Fund payable by the Stockholders (an “Excess Expenses Certificate”). Following receipt by Parent of an Excess Expenses Certificate, prior to the distribution of any funds to Escrow Participants from the Indemnity Escrow Fund, Parent shall reimburse the amount certified in the Excess Expenses Certificate to the Stockholders’ Representative (up to the amount of funds otherwise to be distributed from the Indemnity Escrow Fund) and shall deduct a corresponding amount from such amount otherwise to be distributed. Parent shall be entitled to rely on the amount set forth in any Excess Expenses Certificate without investigation or liability whatsoever, and the payment of any amount to the Stockholders’ Representative in accordance with this Section 10.1(g) shall completely discharge Parent’s obligations with respect to such amount.

(h)  Any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Escrow Participant notwithstanding any contrary action of, or direction from, any Escrow Participant.

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10.2  Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.3  Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions.

10.4  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Acquicor Technology Inc.
4910 Birch Street, Suite 102
Irvine, CA 92660
Attention: General Counsel
Facsimile: (949) 266-9020

with a copy to:

Cooley Godward Kronish LLP
101 California Street
San Francisco, CA 94111
Attention: Gian-Michele a Marca
Facsimile: (415) 693-2222

if to the Company:

Jazz Semiconductor, Inc.
4321 Jamboree Rd.
Newport Beach, CA 92660
Attention: General Counsel
Facsimile: (949) 435-8455

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attention: David Dantzic
    Jonn R. Beeson
Facsimile: (202) 637-2201

and the Stockholders’ Representative.

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if to the Stockholders’ Representative:

T.C. Group, L.L.C.
101 South Tryon St.
25th Floor
Charlotte, NC 28280
Attention: Todd R. Newnam
Facsimile: 704-632-0299

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attention: David Dantzic
    Jonn R. Beeson
Facsimile: (202) 637-2201

10.5  Time of the Essence. Time is of the essence of this Agreement.

10.6  Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7  Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.8  Governing Law.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)  Except as otherwise provided in Sections 1.7 and 9.7 or in the Escrow Agreement, any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) waives such party’s right to trial by jury.

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10.9  Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing. Except as otherwise provided in this Agreement, neither the Company nor any Company Indemnitee shall, without the prior written consent of Parent, assign or delegate any or all of its or his rights or obligations under this Agreement (including indemnification rights and obligations under Section 9), in whole or in part, to any other Person, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect.

10.10  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.11  Waiver.

(a)  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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10.12  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that (a) any such amendment, modification, alteration or supplement adopted or entered into prior to the Effective Time must be duly authorized by the respective boards of directors of each of the Company and Merger Sub, and (b) unless any required approval of the stockholders of the Company is obtained, no amendment, modification, alteration or supplement shall (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any shares of any class of Company Capital Stock or any shares of Merger Sub, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of any class of Company Capital Stock or the holder of shares of Merger Sub.

10.13  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.14  Parties in Interest. Except to the extent expressly set forth in Sections 5.14 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.15  Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.16  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement and in Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  For purposes of this Agreement, e-mail and other forms of electronic communications shall be deemed to be written communications. An e-mail or other electronic communication shall be deemed to have been provided to and received by an Acquired Company if an officer or other employee of such Acquired Company who has or had any authority or responsibility relating to the subject matter of such communication shall have received such communication or a copy thereof (whether directly from the sender or otherwise).

(e)  Except as otherwise indicated, (i) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, and (ii) all references in this Agreement to dollar amounts are intended to refer to U.S. dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ACQUICOR TECHNOLOGY INC., a Delaware corporation

By:	/s/ Gilbert F. Amelio
Name:	Gilbert F. Amelio
Title:	Chairman and CEO

JOY ACQUISITION CORP., a Delaware corporation

By:	/s/ Gilbert F. Amelio
Name:	Gilbert F. Amelio
Title:	Chairman and CEO

JAZZ SEMICONDUCTOR, INC., a Delaware corporation

By:	/s/ Shu Li
Name:	Shu Li
Title:	CEO

TC GROUP, L.L.C., as the Stockholders’ Representative

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Claudius E. Watts II
Name:	Claudius E. Watts II
Title:	Managing Director

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Annex A of the Merger Agreement

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Acquired Company Affiliate. “Acquired Company Affiliate” shall mean any Person under common control with an Acquired Company within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder.

Acquired Company Contract. “Acquired Company Contract” shall mean any Contract (a) to which an Acquired Company is a party; (b) by which an Acquired Company or any of its assets is or may become bound or under which an Acquired Company has, or may become subject to, any obligation; or (c) under which an Acquired Company has any right.

Acquired Company Employee. “Acquired Company Employee” shall mean any current or former employee, consultant, independent contractor or director of an Acquired Company or an Acquired Company Affiliate.

Acquired Company Employee Agreement. “Acquired Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Acquired Company Contract between an Acquired Company and any Acquired Company Employee, other than any such Contract that is terminable “at will” and that does not obligate an Acquired Company to make any payment or provide any benefit in connection with the termination of such Contract, other than as already required by law.

Acquired Company Employee Plan. “Acquired Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by an Acquired Company for the benefit of any Acquired Company Employee, and with respect to which an Acquired Company has or may have any liability or obligation; provided, however, than an Acquired Company Employee Agreement shall not be considered an “Acquired Company Employee Plan.”

Acquired Company IP. “Acquired Company IP” shall mean (a) all Acquired Company Software; (b) all Acquired Company Process Technology; and (c) all other Intellectual Property Rights and Intellectual Property that is related to the business of the Acquired Companies and in which an Acquired Company has (or purports to have) an ownership interest.

Acquired Company Pension Plan. “Acquired Company Pension Plan” shall mean any (a) Acquired Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

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Acquired Company Process Technology. “Acquired Company Process Technology” shall mean any Intellectual Property and Intellectual Property Rights that both (a) are owned (or purported to be owned) by an Acquired Company or under development by an Acquired Company (the results of which development will be owned exclusively by an Acquired Company); and (b) relate to Process Technology.

Acquired Company Software. “Acquired Company Software” shall mean (a) software components of design kits owned or purported to be owned by any Acquired Company and used in connection with Acquired Company Process Technology and (b) any software (including software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned or currently being developed by or on behalf of any Acquired Company (the results of which development will be owned exclusively by an Acquired Company), including all modules and components of such software and all prior versions and releases of such software.

Acquired Companies. “Acquired Companies” shall mean (i) the Company and (ii) each Subsidiary of the Company.

Acquisition Transaction. “Acquisition Transaction” shall mean any merger, combination, acquisition, disposition or other transaction involving any Acquired Company or any securities or assets of an Acquired Company that would reasonably be expected to result in: (i) a person, entity or group acquiring 1% or more of any class of the capital stock of an Acquired Company; (ii) any sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Company; or (iii) the issuance or disposition of 1% or more of any class of capital stock of an Acquired Company.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Ancillary Agreements. “Ancillary Agreements” shall mean the Stockholder Support Agreement, the General Releases, the Noncompetition Agreements, the Lease Amendment Agreements and the Termination Agreement.

Class A Common Stock. “Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of the Company.

Class B Common Stock. “Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Company.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

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Company Common Stock. “Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

Company Indemnitees. “Company Indemnitees” shall mean the Stockholders and their respective successors and assigns.

Company Option. “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Plan. “Company Option Plan” shall mean the Company’s 2002 Amended and Restated Equity Incentive Plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

Company Retention Bonus Escrow Fund. “Company Retention Bonus Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement for purposes of securing the Company’s obligation to make payments following the Closing under the Company Retention Bonus Plan.

Company Retention Bonus Plan. “Company Retention Bonus Plan” shall mean the Jazz Semiconductor, Inc. Retention Bonus Plan in the form attached hereto as Exhibit F.

Company Special Retention Bonus Plan. “Company Special Retention Bonus Plan” shall mean the Jazz Semiconductor, Inc. Special Retention Bonus Plan in the form attached hereto as Exhibit G.

Company Stay Bonus Agreement. “Company Stay Bonus Agreement” shall mean each agreement between the Company and a key employee of the Company set forth in Part 2.15(h) of the Disclosure Schedule and identified therein as a Company Stay Bonus Agreement.

Company Stock Appreciation Rights Plan. “Company Stock Appreciation Rights Plan” shall mean the Company’s Stock Appreciation Rights Plan adopted and effective March 12, 2002 and amended by Amendment No. 1 thereto effective November 5, 2004.

Conexant. “Conexant” shall mean Conexant Systems, Inc., a Delaware corporation.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Merger, the adoption of the Certificate Amendment, the solicitation and obtaining of Written Consents and the solicitation and obtaining of the Required Parent Merger Stockholder Vote.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

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Damages. “Damages” shall include any loss, damage (including consequential and indirect damages), injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, out-of-pocket cost (including reasonable costs of investigation) or expense of any nature. Notwithstanding anything herein to the contrary, (i) in no event shall “Damages” include any punitive or special damages (except to the extent that a third party is entitled to receive punitive or special damages against a Parent Indemnitee), (ii) in no event shall “Damages” include any Damages resulting solely from the voluntary initiation by Parent or the Surviving Corporation or their Affiliates, following the Closing, of any investigation of environmental conditions at the Facilities that involves physically invasive testing procedures such as soil and groundwater sampling (except to the extent that Parent or the Surviving Corporation (a) was required to do so by a Legal Requirement, (b) was requested to do so by any Governmental Body, (c) conducted such testing for purposes of assessing air quality or (d) had a good faith belief, based in whole or in significant part on the discovery of facts ascertained following the date of this Agreement, including any change of Legal Requirements or standards, information from adjoining property owners or other third parties or investigations or reviews of Governmental Bodies, that such investigation was necessary or appropriate, in which event Parent shall promptly notify the Stockholders’ Representative and permit the Stockholders’ Representative or its Representative a reasonable opportunity to (x) inspect such condition prior to testing, (y) meet with the environmental consultant retained to conduct such testing prior to such testing and (z) observe such testing), (iii) in no event shall “Damages” be calculated based upon any multiple of lost earnings or other similar methodology used to value the equity of the Acquired Companies based on the financial performance or results of operations of the Acquired Companies, provided that nothing in this Agreement shall prevent an Indemnitee from seeking to recover or recovering Damages pursuant to Section 9 based on the net present value of the effect on the future cash flows of the Surviving Corporation or any of the Acquired Companies of any matters with respect to which any indemnification is otherwise available pursuant to Section 9; and (iv) in no event shall Damages include the reduction of any Tax attribute or Tax asset as a result of it being applied against Taxes for any Pre-Closing Tax Period (or portion thereof) the Tax Return with respect to which is not yet due to be filed (giving effect to any extensions) as of the date hereof.

Designated Date. “Designated Date” shall mean the date that is 18 months after the Closing Date.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” shall mean the United States Department of Labor.

El Capitan Facility. “El Capitan Facility” shall mean that certain property leased by the Company pursuant to El Capitan Lease Agreement between the Company and Conexant dated March 12, 2002.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

Environment. “Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the protection of human health and safety, natural resources or the environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; and (ii) any Release or Threatened Release of any hazardous materials, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or Threatened Release.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean Citibank, N.A. or U.S Bank National Association or another escrow agent reasonably acceptable to Parent and Stockholders’ Representative.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit E to the Agreement.

Escrow Participant. “Escrow Participant” shall mean each Non-Dissenting Stockholder and each holder of an In-the-Money Company Option that is unexercised and outstanding immediately prior to the Effective Time.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Facilities. “Facilities” shall mean any real property or interest in real property that is being used or has been used by the Company and all buildings, structures or other improvements thereon.

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Foreign Plan. “Foreign Plan” shall mean: (a) any Acquired Company Employee Plan or Acquired Company Employee Agreement mandated by a Governmental Body outside the United States; (b) any Acquired Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Acquired Company Employee Plan that covers or has covered any Acquired Company Employee while such employee is or was performing services outside of the United States; provided, however, that a “Foreign Plan” shall not include an Acquired Company Employee Plan sponsored by any Governmental Body.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Acquired Company Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity, and any court or other tribunal).

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnitor. “Indemnitor” shall mean: (a) in the case of an indemnification claim made by a Parent Indemnitee, the Stockholders’ Representative; and (b) in the case of an indemnification claim made by a Company Indemnitee, Parent.

Indemnitees. “Indemnitees” shall mean the Parent Indemnitees and the Company Indemnitees.

Indemnity Escrow Fund. “Indemnity Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement primarily for purposes of securing Parent’s indemnification rights pursuant to Section 9 of the Agreement.

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Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), mask works, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, semiconductor devices, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

In-the-Money Company Option. “In-the-Money Company Option” shall mean a Company Option having a per share exercise price equal to or greater than the Common Residual Per Share Amount (it being understood that whether a Company Option is an In-the-Money Company Option shall be determined on an iterative basis by initially calculating the Common Residual Per Share Amount without taking account of outstanding Company Options, recalculating the Common Residual Per Share Amount taking into account the outstanding Company Options with a per share exercise price that is less than the initially calculated Common Residual Per Share Amount and then repeating this process until no additional Company Options become In-the-Money Company Options as a result of such calculation).

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Stockholders. “Key Stockholders” shall mean Carlyle Partners III, LP, Carlyle High Yield Partners, LP, CP III Coinvestment, LP, Conexant and RF Micro Devices, Inc.

Knowledge of the Company. “Knowledge of the Company” shall mean the actual knowledge of any of the following individuals: Shu Li; Brent Jensen; Harsha Tank; Carolyn Follis; Theodore Zhu; Marco Racanelli; Dan Lynch; Nabil Alali; Jeff McHenry; Bala Govender; and Andrew Chan.

Knowledge of Parent. “Knowledge of Parent” shall mean, following the Effective Time, the actual knowledge of any of the following individuals as long as they remain employed by Parent or its Subsidiaries or their respective successors: Paul Pittman, Allen Grogan, Shu Li; Brent Jensen; Harsha Tank; and Carolyn Follis.

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Lease Agreement. “Lease Agreement” shall mean any real property lease, sublease, license, occupancy agreement or other contractual obligation that grants the right of use or occupancy of any of the real property leased to any of the Acquired Companies.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Leased Properties. “Leased Properties” shall mean any real property subject to a leasehold interest of the Acquired Companies.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other ordinance, regulation, law, statute, constitution or principal of common law, and any enforceable judicial interpretation thereof, including any resolution, code, edict, decree, rule, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect: (a) the business, financial condition, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; or (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation; provided, however, that none of the following, in and of itself, either individually or in the aggregate, shall be deemed to constitute a Material Adverse Effect: (i) any change or event attributable to conditions generally affecting the semiconductor wafer fabrication or semiconductor design industries in which the Company participates, provided that such change or event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (ii) any change or event attributable to conditions generally affecting the general economy as a whole, provided that such change or event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (iii) the failure of the Company to meet projections of earnings, revenues or other financial measures; (iv) the announcement of the Agreement and the pendency of the Contemplated Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, consultants or employees; or (v) the taking by the Company of any action required to be taken by the Company by the Agreement (other than actions contemplated by Section 4.2).

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each Stockholder that does not perfect his or its appraisal rights under the DGCL and is otherwise entitled to receive the applicable consideration for such Stockholders shares of Company Capital Stock pursuant to Section 1.5 of the Agreement.

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Occupational Safety and Health Law. “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Indemnitees. “Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Subsidiaries (including the Surviving Corporation); (c) the respective directors, officers, employees and other agents of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Stockholders shall not be deemed to be Parent Indemnitees.

Permitted Encumbrance. “Permitted Encumbrance” means (i) mechanics, materialmen’s and warehousemen liens and similar Encumbrances with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Encumbrances for Taxes, assessments or similar charges not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP, (iii) Encumbrances to secure the payment of workers’ compensation, employment insurance or other social security obligations of the Acquired Companies in the ordinary course of business, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, (v) Encumbrances securing rental payments under capital lease agreements, (vi) Encumbrances arising in favor of the United States Government as a result of progress payment clauses contained in any Government Contract, (vii) easements, covenants, rights of way, restrictions, encroachments and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the uses of the real property to which they apply, and (viii) Encumbrances created by the Loan and Security Agreement with Wachovia Capital Finance Corporation (Western), (ix) restrictions on transfer imposed by securities laws or other Legal Requirements and (x) other Encumbrances arising in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the use of such assets by the Acquired Companies, other than Intellectual Property licenses or covenants-not-to-sue granted in, to, or under any Acquired Company IP.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Process Technology. “Process Technology” shall mean (i) process steps used in the fabrication of wafers, including process technologies for digital CMOS, standard analog CMOS, advanced analog CMOS, RF CMOS, high-voltage CMOS, bipolar CMOS, silicon-germanium bipolar CMOS, and bipolar CMOS double-diffused metal oxide semiconductor; or (ii) any improvement to, or new design of, manufacturing tools used to fabricate wafers; or (iii) any layout optimization carried out to enhance yield and performance by design-for-manufacturing rules, optical proximity correction, and other techniques.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

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Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

Required Parent Merger Stockholder Vote. “Required Parent Merger Stockholder Vote” shall mean (i) an affirmative vote by a majority of the shares of Parent’s common stock issued in connection with Parent’s initial public offering consummated on March 17, 2006 (such common stock, “Parent IPO Shares”) voted at a duly convened meeting to approve the Merger, and (ii) holders of less than 20% in interest of the Parent IPO Shares both vote against the Merger and demand that Parent convert such shares into cash.

Representatives. “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Series A Preferred Stock. “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

Series B Preferred Stock. “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

Stock Appreciation Rights. “Stock Appreciation Rights” shall mean the rights issued under the Company Stock Appreciation Rights Plan.

Stockholders’ Representative Expense Fund. “Stockholders’ Representative Expense Fund” shall mean the escrow fund established pursuant to the Escrow Agreement for purposes of funding the activities of the Stockholders’ Representative hereunder.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

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Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Threat of Release. “Threat of Release” shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

Transaction Expense. “Transaction Expense” shall mean any out-of-pocket fee, cost, expense, payment, expenditure or liability paid or payable by any Acquired Company (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses, but excluding employee salaries and amounts paid to independent contractors hired by an Acquired Company to perform services similar to those regularly performed by employees of the Acquired Companies) whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, that relates to: (a) the participation in or response to the investigation, review and inquiry conducted by Parent and its Representatives with respect to the business of the Acquired Companies (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (b) the negotiation, preparation, drafting, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions; (c) the preparation and submission of any filing or notice, including the Proxy Statement, required to be made or given in connection with any of the Contemplated Transactions, or the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions; (d) the consummation of the Merger or any of the other Contemplated Transactions; or (e) the possible initial public offering of securities of the Company, including the preparation, drafting and filing of the Company’s Registration Statement on Form S-1 and any amendments thereto; provided, however, that: (i) any out-of-pocket fees and expenses (other than the fees and expenses of counsel) incurred by the Company or its stockholders solely in connection with Parent’s preparation of the Proxy Statement shall not constitute Transaction Expenses; (ii) if an opinion of the Company’s outside counsel is requested by Parent solely for purposes of preparing the Proxy Statement, the fees and expenses of counsel incurred to prepare such opinion would not constitute a Transaction Expense; and (iii) in no event will amounts paid to an Acquired Company’s independent accountant in connection with the audit of its annual financial statements or review of its quarterly financial statements, in each case that has taken place in the ordinary course of business consistent with past practice, constitute Transaction Expenses. Without limiting the generality of the foregoing, “Transaction Expenses” shall include any fees that are payable or may become payable by any Acquired Company in connection with the Contemplated Transactions for services that were performed at or prior to the Effective Time, even if the invoice for such fees is not issued until after the Effective Time.

Working Capital Adjustment Escrow Fund. “Working Capital Adjustment Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement for purposes of the purchase price adjustment, if any, to be determined pursuant to Section 0 of the Agreement.

11

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACQUICOR TECHNOLOGY INC.

Gilbert F. Amelio hereby certifies as follows:

1. The name of the Corporation is “Acquicor Technology Inc.”;

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 12, 2005;

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on February 21, 2006 (together, the “Prior Certificate”);

4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware; and

5. The text of the Prior Certificate is hereby amended and restated to read, in full, as follows:

First. The name of the Corporation is hereby changed to “Jazz Technologies, Inc.”

Second. The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

Third. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporations Law (“DGCL”).

Fourth. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred and One Million (201,000,000), Two Hundred Million (200,000,000) shares of which shall be designated “Common Stock,” having a par value of $0.0001 per share, and One Million (1,000,000) shares of which shall be designated “Preferred Stock,” having a par value of $0.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Fifth.

A. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors (as specified in any Preferred Stock Designation related to such series of Preferred Stock), following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “IPO”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the closing of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the Corporation is subject to Section 2115(b) of the California Corporation Code (the “CCC”), Section A of this Article Fifth shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

B. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CCC. During such time or times that the corporation is subject to Section 2115(b) of the CCC, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. During such time or times that the Corporation is subject to Section 2115(b) of the CCC, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected. At any time or times that the Corporation is not subject to Section 2115(b) of the CCC and subject to any limitations imposed by law, Section C of this Article Fifth above shall no longer apply and removal shall be as provided in Section 141(k) of the DGCL.

D. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. At any time or times that the corporation is subject to Section 2115(b) of the CCC, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(1) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(2) The Superior Court of California of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CCC. The term of office of any director shall terminate upon that election of a successor.

Sixth. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

C. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

D. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Corporation’s Bylaws.

E. The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

F. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Seventh. The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CCC) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject, at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CCC.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Gilbert F. Amelio, its Chairman and Chief Executive Officer, as of this ___ day of__________________, 200__.

Gilbert F. Amelio
Chairman and Chief Executive Officer

Annex C

Acquicor Technology, Inc.

2006 Equity Incentive Plan

Approved By Board on: October 11, 2006
Approved By Stockholders: _______, 2006
Termination Date: October 10 , 2016

1. General.

(a) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(c) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Definitions. As used in the Plan, the definitions contained in this Section 2 shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of, or pleading nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude under any applicable federal, state, local or foreign laws; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s material violation of any contract or agreement between the Participant and the Company or material breach of any statutory duty owed to the Company; (iv)  such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) such Participant’s gross misconduct (including but not limited to Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities); or (vi) such Participant’s failure to substantially perform the Participant’s duties (including following the lawful and reasonable directives of the Participant’s superiors) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose. Notwithstanding the foregoing or any other provision of this Plan, the definition of Cause (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Cause or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Acquicor Technology, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or its Affiliate, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the effective date of this Plan document, which is the later of (a) the date the Plan was adopted by the Board, (b) the date the Plan was approved by the stockholders of the Company, and (c) the effective date of the acquisition of Jazz Semiconductor, Inc. (“Jazz”) by the Company pursuant to the Agreement and Plan of Merger, dated as of September 26, 2006 by and among the Company, Jazz, Joy Acquisition Corp., and TC Group, L.L.C.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 12, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock, unless otherwise determined by the Board, shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Incentive Stock Option” means an option granted pursuant to Section 6 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any option granted pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 7(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 7(d)(i).

(nn) “Plan” means this Acquicor Technology, Inc., 2006 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 10(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding Incentive Stock Options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(v)(ii) above.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

4. Shares Subject to the Plan.

(a) Share Reserve. Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed four million seven hundred thousand (4,700,000) shares, plus an annual increase to be added on the first day of each fiscal year for a period of four (4) years, commencing with fiscal year 2008, equal to the lesser of (i) two percent (2%) of the shares of Common Stock outstanding on the last day of the preceding fiscal year (rounded down to the nearest whole share); or (ii) seven hundred thousand (700,000) shares of Common Stock. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than each of (i) and (ii). For clarity, the limitation in this subsection 4(a) is a limitation in the number of shares of the Company’s common stock that may be issued pursuant to the Plan. Accordingly, this subsection 4(a) does not limit the granting of Stock Awards except as provided in subsection 8(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Company’s common stock that may be issued pursuant to the Plan.

(b) If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 9(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 4(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4(d), subject to the provisions of Section 10(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be four million six hundred ninety-eight thousand six hundred ninety-two (4,698,692) shares of Common Stock.

(d) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million six hundred forty-four thousand five hundred forty-two (1,644,542) shares of Common Stock.

(e) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

5. Eligibility.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall generally be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options) or in such other manner designed to comply with the provisions of Section 409A of the Code.

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date six (6) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third party beneficiary of the Option in accordance with Section 6(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

7. Provisions of Stock Awards other than Options.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Generally, except for Restricted Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Restricted Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Restricted Stock Award is not assumed or continued, or upon a Change in Control; provided, however, that the aggregate number of shares subject to Restricted Stock Awards which do not meet these minimum vesting guidelines, taken together with the aggregate number of shares subject to Restricted Stock Unit Awards and Other Stock Awards which do not meet the minimum vesting guidelines provided in Sections 7(b) and (e) below, shall be limited to ten percent (10%) of authorized shares under the Plan.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate. Generally, except for Restricted Stock Unit Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Restricted Stock Unit Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Restricted Stock Unit Award is not assumed or continued, or upon a Change in Control; provided, however, that the aggregate number of shares subject to Restricted Stock Unit Awards which do not meet these minimum vesting guidelines, taken together with the aggregate number of shares subject to Restricted Stock Awards and Other Stock Awards which do not meet the minimum vesting guidelines provided in Sections 7(a) and (e) hereof, shall be limited to ten percent (10%) of authorized shares under the Plan.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall generally not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 7(d)(i) shall not exceed one million six hundred forty-four thousand five hundred forty-two (1,644,542) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 7(d)(ii) shall not exceed nine million eight hundred sixty-seven thousand two hundred fifty-three dollars ($9,867,253). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Generally, except for Other Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals, no Other Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period (or, for a newly-hired Employee, over a one (1)-year period) measured from the date of grant (or the date of hire for newly-hired Employees) except in the event of death or Disability, upon a Corporate Transaction in which such Other Stock Award is not assumed or continued, or upon a Change in Control; provided however, that the aggregate number of shares subject to Other Stock Awards which do not meet these minimum vesting guidelines, taken together with the aggregate number of shares subject to Restricted Stock Awards and Restricted Stock Unit Awards which do not meet the minimum vesting guidelines provided in Sections 7(a) and (b) above, shall be limited to ten percent (10%) of authorized shares under the Plan.

8. Covenants of the Company.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

9. Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10. Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(d) and 7(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

11. Termination or Suspension of the Plan.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 3, the Plan shall automatically terminate on [October 10], 2016, which date is the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

12. Effective Date of Plan.

This Plan shall become effective on the Effective Date.

13. Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Annex D

September 25, 2006

Board of Directors
Acquicor Technology Inc.
4910 Birch Streeet, Suite 102
Newport Beach, CA 92660

Ladies and Gentlemen:

We understand that Acquicor Technology Inc. (“Acquicor”), Jazz Semiconductor, Inc. (“Jazz”), Joy Acquisition Corp., a wholly-owned subsidiary of Acquicor (“Merger Sub”), and TC Group, L.L.C., as stockholders’ representative, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Jazz and Jazz will become a wholly-owned subsidiary of Acquicor (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), the outstanding shares of capital stock of Jazz (together with all outstanding options to purchase capital stock of Jazz) will be converted into the right to receive an aggregate of $260,000,000 in cash, subject to adjustments set forth in the Merger Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated September 22, 2006; (ii) reviewed certain publicly available information concerning Acquicor and Jazz and certain other relevant financial and operating data of Acquicor and Jazz furnished to us by Acquicor and Jazz; (iii) reviewed certain financial forecasts with respect to Jazz prepared by the management of Jazz and held discussions with members of the management of Jazz concerning those forecasts; (iv) held discussions with members of management of Jazz and Acquicor concerning the current and future business prospects of Jazz; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Jazz; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

Board of Directors
Acquicor Technology Inc.
September 25, 2006

Needham & Company, LLC
In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated September 22, 2006 without material alteration or waiver thereof, that the financing for the Merger will be consummated upon the terms and subject to the conditions set forth in the financing commitments set forth in the Merger Agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Acquicor, Jazz or the contemplated benefits of the Merger. With respect to the financial forecasts for Jazz provided to us by the management of Jazz, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Jazz. We express no opinion with respect to any of such forecasts or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Acquicor as to all legal and financial reporting matters with respect to Acquicor, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Acquicor or Jazz. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to Acquicor of the consideration to be paid by Acquicor pursuant to the Merger Agreement and does not address Acquicor’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Acquicor. Our opinion does not constitute a recommendation to any stockholder of Acquicor as to how such stockholder should vote with respect to the proposed Merger.

Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Acquicor as financial advisor to render this opinion and will receive a fee for our services that is not contingent on the consummation of the Merger but the payment of which Acquicor is entitled to defer for a specified period of time. In addition, Acquicor has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our reasonable out-of-pocket expenses. We have been acting as a representative of the underwriters for the proposed initial public offering of Jazz and may in the future provide investment banking and financial advisory services to Acquicor or Jazz unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Acquicor for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Acquicor Technology Inc.
September 25, 2006

Needham & Company, LLC
This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Acquicor and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such information statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Acquicor pursuant to the Merger Agreement is fair to Acquicor from a financial point of view.

Very truly yours,

/s/ Needham & Company, LLC

Needham & Company, LLC

ACQUICOR TECHNOLOGY, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ______, 2006

The undersigned hereby appoints [_______] and [______], and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Acquicor Technology, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Acquicor Technology, Inc. to be held on [____], [____], 2006, at [______________], at [____] (Pacific Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

IF YOU DO NOT RETURN YOUR PROXY CARD WITH AN INDICATION OF HOW YOU WISH TO VOTE, THIS PROXY WILL BE VOTED “AGAINST” THE NAME CHANGE PROPOSAL, THE FIFTH ARTICLE PROPOSAL, THE WRITTEN CONSENT PROPOSAL AND THE AUTHORIZED SHARES PROPOSALS. FAILURE TO VOTE WITH RESPECT TO THE MERGER PROPOSAL, THE INCENTIVE PLAN PROPOSAL AND THE ADJOURNMENT PROPOSAL WILL HAVE NO EFFECT ON THESE PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE ON THE MERGER PROPOSAL OR IF YOU ABSTAIN FROM VOTING ON THE MERGER PROPOSAL, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ACQUICOR’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ACQUICOR CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

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MERGER PROPOSAL: To adopt the agreement and plan of merger, dated as of September 26, 2006, by and among Acquicor, Joy, Jazz and TC Group, L.L.C., as the Jazz stockholders’ representative, and to approve the merger contemplated thereby, pursuant to which acquicor will acquire Jazz for total consideration of approximately $260 million, subject to adjustment based on Jazz’s working capital and possible future contingent payments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL.

☐	FOR	☐	AGAINST	☐	ABSTAIN

If you voted “AGAINST” the merger proposal and you hold shares of Acquicor common stock issued as part of the units issued in the Acquicor initial public offering, you may exercise your conversion rights and demand that Acquicor convert your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Acquicor common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and tender your stock certificate to Acquicor. Failure to (a) vote against the adoption of the merger proposal, (b) check the following box or, alternatively, demand conversion in writing, (c) continue to hold your shares of common stock through the effective time and tender your stock certificate to Acquicor when and as requested or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.

☐	I HEREBY EXERCISE MY CONVERSION RIGHTS

NAME CHANGE PROPOSAL: To change the name of Acquicor from “Acquicor Technology Inc.” to “Jazz Technologies, Inc.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NAME CHANGE PROPOSAL.

☐	FOR	☐	AGAINST	☐	ABSTAIN

FIFTH ARTICLE PROPOSAL: To remove the Fifth Article from the certificate of incorporation, which relates to the operation of Acquicor as a blank check company prior to the consummation of a business combination.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FIFTH ARTICLE PROPOSAL

☐	FOR	☐	AGAINST	☐	ABSTAIN

WRITTEN CONSENT PROPOSAL: To restrict the Acquicor stockholders’ ability to act by written consent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE WRITTEN CONSENT PROPOSAL

☐	FOR	☐	AGAINST	☐	ABSTAIN

AUTHORIZED SHARE PROPOSAL: To increase the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AUTHORIZED SHARE PROPOSAL

☐	FOR	☐	AGAINST	☐	ABSTAIN

INCENTIVE PLAN PROPOSAL: To approve the 2006 Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCENTIVE PLAN PROPOSAL

☐	FOR	☐	AGAINST	☐	ABSTAIN

ADJOURNMENT PROPOSAL:	To authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger proposal or the certificate amendment proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADJOURNMENT PROPOSAL.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated _________________, 2006

SIGNATURE(S)
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy. Any votes received after a matter has been voted upon will not be counted.